Exhibit 10.8

EXECUTION VERSION

PLEDGE AND ADMINISTRATION AGREEMENT

Dexia SA

Dexia Crédit Local S.A.

Dexia Bank Belgium SA

Dexia FP Holdings Inc.

Financial Security Assurance Inc.

FSA Asset Management LLC

FSA Portfolio Asset Limited

FSA Capital Markets Services LLC

FSA Capital Management Services LLC

FSA Capital Markets Services (Caymans) Ltd.

The Bank of New York Mellon Trust Company, National Association

Dated as of June 30, 2009

TABLE OF CONTENTS

		PAGE

RECITALS

ARTICLE I
DEFINED TERMS; RULES OF CONSTRUCTION
Section 1.1.	Definitions	3
Section 1.2.	Rules of Construction	3
Section 1.3.	UCC Definitions	3

ARTICLE II
SECURITY INTEREST PROVISIONS; SUBORDINATION
Section 2.1.	Grant of Security Interests	4
Section 2.2.	Rights of Rehypothecation	7
Section 2.3.	Protection of Dexia Collateral, FSAM Sovereign Guarantee Collateral, FSAM Collateral, GIC Issuers Collateral, Dexia FP Collateral, FSAM PAL Collateral and FSA PAL Collateral	8
Section 2.4.	Delivery of Assets	9
Section 2.5.	Release of Security Interest	9
Section 2.6.	Changes in Locations, Name, etc.	11

ARTICLE III
REPRESENTATIONS AND WARRANTIES; COVENANTS
Section 3.1.	Representations and Warranties	12
Section 3.2.	Representations with Respect to the GIC Business	18
Section 3.3.	Representations and Warranties With Respect to the Collateral	20
Section 3.4	Affirmative Covenants of FSAM	26
Section 3.5.	Negative Covenants of FSAM	28
Section 3.6.	Affirmative Covenants of the GIC Issuers	30
Section 3.7	Negative Covenants of the GIC Issuers	32
Section 3.8.	Affirmative Covenants of FSA PAL	35
Section 3.9	Negative Covenants of FSA PAL	36
Section 3.10.	Affirmative Covenants of Dexia FP	37
Section 3.11	Negative Covenants of Dexia FP	38
Section 3.12	Covenants of the Dexia Parties	38
Section 3.13.	Affirmative Covenants of FSA	40

ARTICLE IV
GUARANTEES
Section 4.1.	Put Options	41
Section 4.2.	Sovereign Guarantees	42

ARTICLE V
EVENTS OF DEFAULT; REMEDIES
Section 5.1.	Events of Default	43
Section 5.2.	Remedies	43
Section 5.3.	Application of Funds Collected; Subordination	49
Section 5.4.	Control by the Secured Party Representative	50
Section 5.5.	Waiver of Past Defaults	51
Section 5.6	Replacement of Insurance Agreement Remedies	51

ARTICLE VI
COLLATERAL AGENT
Section 6.1.	Certain Duties and Rights of the Collateral Agent	51

Section 6.2.	Compensation and Reimbursement	54
Section 6.3.	Eligibility	54
Section 6.4.	Resignation and Removal; Appointment of Successor	55
Section 6.5.	Merger, Conversion, Consolidation or Succession to Business of Collateral Agent	55
Section 6.6.	Put Settlement Arrangements	56
Section 6.7.	Additional Duties of the Collateral Agent	56

ARTICLE VII
ADMINISTRATION
Section 7.1.	Administrative Services Agreement	56
Section 7.2.	Assignment of the Administrative Agreement	57
Section 7.3.	ALM Procedures	57
Section 7.4.	ALM Dispute Resolution	58
Section 7.5.	Post-Default Management of Assets and Liabilities	59
Section 7.6.	Indemnification	62

ARTICLE VIII
HEDGE AGREEMENTS
Section 8.1.	Balancing Hedging Arrangements	62
Section 8.2.	Collateral Posting Under Hedge Agreements	63
Section 8.3.	Certain Actions Under Hedge Agreements	63
Section 8.4.	Hedge Agreement Register	64

ARTICLE IX
GUARANTEED LIQUIDITY FACILITIES
Section 9.1.	Draw Requests	64

ARTICLE X
ACCOUNTS; REPORTING; INSPECTION RIGHTS
Section 10.1.	Establishment of Accounts	64
Section 10.2.	Dexia Collateral Account; Custody Account; Collateral Agent Cash Account; Collateral Agent Custodial Account; FSA PAL Brussels Cash Account; FSA PAL Brussels Collateral Account	66
Section 10.3.	FSAM Cash Account; FSAM Collateral Account; FSA Capital Management Collateral Account; FSA Capital Markets Collateral Account; FSA PAL Cash Account; FSA PAL Collateral Account	68
Section 10.4	Reporting Agent	70
Section 10.5.	Reporting	71
Section 10.6.	Inspection Rights	74

ARTICLE XI
PRIORITY OF PAYMENTS; CASH MANAGEMENT
Section 11.1.	Priority of Payments	74
Section 11.2.	Management of Short Term Liabilities	78

ARTICLE XII
DIRECTING PARTIES; VOTING RIGHTS
Section 12.1.	Secured Party Representative	80
Section 12.2.	Voting Rights	80
Section 12.3.	Effect of a Senior Release Date	81

ARTICLE XIII
MISCELLANEOUS PROVISIONS
Section 13.1.	Binding on Successors, Transferees and Assigns	81
Section 13.2.	Amendments; Waivers	81
Section 13.3.	Notices	81

PLEDGE AND ADMINISTRATION AGREEMENT

THIS PLEDGE AND ADMINISTRATION AGREEMENT (as further amended, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of June 30, 2009, is entered into among Dexia SA, a Belgian share company (“Dexia”), Dexia Crédit Local S.A., a French share company licensed as a bank under French law (“DCL”), Dexia Bank Belgium SA, a Belgian bank (“DBB”), Dexia FP Holdings Inc., a Delaware corporation (“Dexia FP”), Financial Security Assurance Inc., a corporation organized and existing under the laws of the State of New York (“FSA”), FSA Asset Management LLC, a Delaware limited liability company (“FSAM”), FSA Portfolio Asset Limited, a company incorporated under the laws of England and Wales (“FSA PAL”), FSA Capital Markets Services LLC, a Delaware limited liability company (“FSA Capital Markets”), FSA Capital Markets Services (Caymans) Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability (“FSA Capital Markets Cayman”), FSA Capital Management Services LLC, a Delaware limited liability company (“FSA Capital Management”), and The Bank of New York Mellon Trust Company, National Association, a national banking association, as collateral agent (the “Collateral Agent”). Capitalized terms not otherwise defined herein have the meanings specified in Appendix I.

W I T N E S S E T H:

WHEREAS, pursuant to a Purchase Agreement, dated as of November 14, 2008 (as amended, modified or otherwise supplemented from time to time, the “Purchase Agreement”), among Dexia Holdings Inc. (“DHI”), DCL, and Assured Guaranty Ltd. (“Assured”), DHI has agreed to sell and transfer to Assured all of the Shares (as defined in the Purchase Agreement) owned by DHI of Financial Security Assurance Holdings Ltd. (“FSAH”);

WHEREAS, the parties desire to amend and restate the Amended and Restated Pledge and Intercreditor Agreement dated as of February 23, 2009 (the “Existing P&I Agreement”) and wish to set forth the priorities of the Secured Parties with respect to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties in the FSAM Collateral and the circumstances that will determine the relative priorities of the Secured Parties to direct the Collateral Agent;

WHEREAS, pursuant to the Amended and Restated Insurance and Indemnity Agreement dated as of October 21, 2008, between FSA and FSAM (the “FSAM Insurance Agreement”), FSAM granted FSA a security interest (the “FSA Lien”) in all of the assets of FSAM to secure the obligations of FSAM under the FSAM Insurance Agreement, including the reimbursement of amounts paid by FSA under the Hedge Policies;

WHEREAS, pursuant to the Insurance and Indemnity Agreement dated as of October 29, 2001, between FSA and FSA Capital Management (the “FSA Capital Management Insurance Agreement”), FSA Capital Management granted FSA a security interest (the “FSA Capital Management Lien”) in all of the assets of FSA Capital Management to secure the obligations of FSA Capital Management under the FSA Capital Management Insurance Agreement, including the reimbursement of amounts paid by FSA under the relevant GIC Policies;

WHEREAS, pursuant to the Insurance and Indemnity Agreement dated as of October 29, 2001, between FSA and FSA Capital Markets (the “FSA Capital Markets Insurance Agreement”), FSA Capital Markets granted FSA a security interest (the “FSA Capital Markets Lien”) in all of the assets of FSA Capital Markets to secure the obligations of FSA Capital Markets under the FSA Capital Markets Insurance Agreement, including the reimbursement of amounts paid by FSA under the relevant GIC Policies;

WHEREAS, pursuant to the intercompany loan agreement dated as of September 25, 2006, between FSAM and FSA PAL (as amended as of June 30, 2009, and as further amended, modified or supplemented thereafter, the “FSA PAL Loan”), FSA PAL granted a security interest (the “FSA PAL Lien”) over the FSA PAL Collateral in favor of FSAM;

WHEREAS, pursuant to the Existing P&I Agreement, FSAM granted a security interest (the “First Credit Agreement Lien”) over the “collateral” as defined therein to DBB and DCL (together, the “Lenders”) in connection with their agreement to provide financing under the terms of a Revolving Credit Agreement dated June 30, 2008, among FSAM, DBB and DCL (the “First Credit Agreement”), which security interest is junior in priority to the FSA Lien;

WHEREAS, pursuant to the Existing P&I Agreement, FSAM granted a security interest (the “Second Credit Agreement Lien”) over the “collateral” as defined therein to DCL in connection with its agreement to provide financing under the terms of a Second Revolving Credit Agreement dated February 20, 2009, between FSAM and DCL (the “Second Credit Agreement”), which security interest is junior in priority to the FSA Lien and the First Credit Agreement Lien;

WHEREAS, the First Credit Agreement and the Second Credit Agreement are being amended and restated through the Amended and Restated Revolving Credit Agreement, dated as of the Closing Date, among FSAM, DCL, and DBB (the “Liquidity Facility”);

WHEREAS, pursuant to the Existing P&I Agreement, FSAM granted a security interest (the “GIC Issuers’ Lien”) over the “collateral” as defined therein to FSA Capital Markets and FSA Capital Management;

WHEREAS, FSAM, FSA, FSA PAL, DCL, DBB, FSA Capital Markets and FSA Capital Management intend to amend and restate the FSA Lien, the FSA PAL Lien, the FSA Capital Markets Lien, the FSA Capital Management Lien, the First Credit Agreement Lien, the Second Credit Agreement Lien, and the GIC Issuers’ Lien (the “Previous Liens”) with the Lien in favor of the Collateral Agent for the benefit of the Secured Parties under this Agreement;

WHEREAS, DCL and FSAM have entered into the master repurchase agreement, dated as of June 30, 2009; (the “Repurchase Facility Agreement”);

WHEREAS, pursuant to the Dexia CSAs, the Dexia Guarantors have granted a security interest over the “posted credit support” defined therein (the “Dexia CSA Collateral”) to the Collateral Agent for the benefit of FSAM to secure the obligations of the Dexia Guarantors under the Put Contracts (and which will be pledged by FSAM to the Collateral Agent for the benefit of the Secured Parties under this Agreement), and the Dexia Guarantors wish to grant a security interest in certain other collateral in favor of the Collateral Agent for the benefit of FSAM and Secured Parties;

WHEREAS, pursuant to the FSAM Belgian Pledge Agreement, FSA PAL has granted a security interest over the “collateral” defined therein (the “FSA PAL Belgian Collateral”) to the Collateral Agent for the benefit of FSAM to secure the obligations of FSA PAL under the FSA PAL Loan (and which will be pledged by FSAM to the Collateral Agent for the benefit of the Secured Parties under this Agreement), and FSA PAL wishes to grant a security interest in certain other collateral in favor of the Collateral Agent for the benefit of FSAM and Secured Parties;

WHEREAS, FSA and FSA Capital Markets Cayman have entered into an Insurance and Indemnity Agreement dated as of June 30, 2009 (the “FSA Capital Markets Cayman Insurance Agreement”).

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, each party hereto agrees as follows:

ARTICLE I

DEFINED TERMS; RULES OF CONSTRUCTION

Section 1.1             Definitions.

Capitalized terms used herein and not defined herein will have the meanings provided in Appendix I or Section 1.3, unless the context otherwise requires.

Section 1.2             Rules of Construction.

(a)           The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           Unless otherwise indicated in context, the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule” or “Appendix” will refer to an Article or Section of, or an Annex, Exhibit, Schedule or Appendix to, this Agreement.

(c)           Words of the masculine, feminine or neuter gender will mean and include the correlative words of other genders, and words importing the singular number will mean and include the plural number and vice versa.

(d)           The terms “include,” “including” and similar terms will be construed as if followed by the phrase “without limitation.”

(e)           All terms defined in this Agreement or in Appendix I will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or in connection herewith unless otherwise defined therein.

(f)            Any agreement, instrument or statute defined or referred to herein or in Appendix I or in any certificate or other document made or delivered pursuant hereto or in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

Section 1.3             UCC Definitions. When used herein and capitalized the terms “Account,” “Adverse Claim,” “Bank,” “Certificate of Title,” “Certificated Security,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Commodity Contract,” “Control,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Entitlement Order,” “Equipment,” “Financial Asset,” “Goods,” “Instruction,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Rights,” Money,” “Payment Intangible,” “Proceeds,” “Promissory Note,” “Securities Account,” “Securities Intermediary,” “Security,” “Security Entitlement,” “Supporting Obligation,” “Tangible Chattel Paper” and “Uncertificated Security” have meanings specified in Article 8 or Article 9, as applicable, of the UCC. “Letter of Credit” has the meaning specified in Section 5-102 of the UCC.

ARTICLE II

SECURITY INTEREST PROVISIONS; SUBORDINATION

Section 2.1.            Grants of Security Interests.

(a)           Dexia Guarantors’ Grants of Security Interests. Each Dexia Guarantor hereby Grants to the Collateral Agent, for the benefit and security of FSAM (which security interest is Granted by FSAM to the Collateral Agent for the benefit of the Secured Parties pursuant to clause (d)), all of its right, title and interest in, to and under the Administrative Services Agreement and the Dexia Guarantee Reimbursement Agreement to secure the Dexia Guarantors’ joint and several obligations under the Dexia Guarantees and this Agreement (the “Dexia Additional Collateral” and, together with the Dexia CSA Collateral, the “Dexia Collateral”); provided, however, that such security interest in the Dexia Additional Collateral will not extend to any right of such Dexia Guarantor constituting an Excluded Contract Right.

(b)           GIC Issuers’ Grants of Security Interests. Subject to the priorities and the exclusions, if any, specified in this Section 2.1, each of the GIC Issuers hereby Grants to the Collateral Agent, for the benefit and security of each Secured Party, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, and regardless of where located, all Accounts, Chattel Paper, Financial Assets, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Money and other Supporting Obligations, including the following:

(i)            the FSAM Collateral;

(ii)           all rights of such GIC Issuer under the relevant GIC Issuers Insurance Agreement, the Master Repurchase Agreement, this Agreement, the GIC Contracts, any other Material Agreement and any other agreement executed in connection with the foregoing to which it is a party or third-party beneficiary (including the right to the return of any posted collateral);

(iii)          with respect to FSA Capital Markets Cayman, all of its rights in the notes issued by FSA Global Funding Ltd. which it owns (the “FSA Capital Markets Cayman Notes”);

(iv)          in the case of a GIC Issuer that is the FSAM Hedging Successor, all rights of such GIC Issuer under any Hedge Agreements to which it is a party, including all of the collateral posted by the Hedge Counterparty thereunder;

(v)           all rights of such GIC Issuer in and to each FP Account and all amounts on deposit therein and all investments held through such account; and

(vi)          all distributions, revenues, products, substitutions, benefits, profits and Proceeds in whatever form, of any of the foregoing (collectively, the items of collateral listed in this clause (b), and subject to the exclusions noted below, being the “GIC Issuers Collateral”);

provided, however, that such security interest will not extend to any property or right of such GIC Issuer in the FSAM Sovereign Guarantee Collateral or any property or right constituting Excluded Contract Rights or Excluded GIC Issuer Collateral. Such Grants are made in trust to secure the payment of all amounts due on all of the indebtedness, liabilities and obligations owed from time to time by such GIC Issuer to (x) reimburse FSA for payments under the GIC Policies related to GIC Contracts which such GIC Issuer issued (including, obligations under the GIC Issuers Insurance Agreements) and (y) reimburse the Dexia Guarantors under the Dexia Guarantee Reimbursement Agreement (including all amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code and the operation of Sections 502(b) and 506(b) thereof or any analogous provisions of any similar laws) in accordance with their terms (“GIC Issuer Secured Obligations”).

(c)           FSA PAL‘s Grants of Security Interests. Subject to the priorities and the exclusions, if any, specified below in this Section 2.1, FSA PAL hereby Grants to the Collateral Agent, for the benefit and security of FSAM (which security interest is Granted by FSAM to the Collateral Agent for the benefit of the Secured Parties pursuant to clause (d)), all of its right, title and interest in, to and under (i) the FSA PAL Loan (for the avoidance of doubt, excluding all “permitted investments” (as defined in the FSA PAL Loan) that are subject to the scope of the FSAM Belgian Pledge Agreement), this Agreement and any other agreement executed in connection therewith, (ii) the FSA PAL Cash Account and FSA PAL Collateral Account and all amounts on deposit therein and all investments held through such account and (iii) all distributions, revenues, products, substitutions, benefits, profits and Proceeds in whatever form, of any of the foregoing (collectively, the items listed in this clause (c), and subject to the exclusions noted below, being the “FSA PAL Additional Collateral” and, together with the FSA PAL Belgian Collateral, the “FSA PAL Collateral”); provided, however, that such security interest will not extend to any property or right of FSA PAL constituting Excluded Contract Rights or Excluded FSAM Collateral. Such Grants are made in trust to secure the payment of all amounts due on all of the indebtedness, liabilities and obligations owed from time to time by FSA PAL under the FSA PAL Loan.

(d)           FSAM Grants of Security Interests.

(i)            Subject to any exclusions specified in this Section 2.1, FSAM hereby Grants to the Collateral Agent for the benefit and security of each GIC Issuer all of its right, title and interest in, to and under the Sovereign Guarantee (the “FSAM Sovereign Guarantee Collateral”). Such Grant is made in trust to secure the payment of all amounts due on all of the indebtedness, liabilities and obligations owed from time to time to the GIC Issuers under the Master Repurchase Agreement whether for principal, interest, fees, costs, expenses or otherwise (including all amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code and the operation of Sections 502(b) and 506(b) thereof or any analogous provisions of any similar laws) in accordance with their terms;

(ii)           FSAM hereby Grants to the Collateral Agent for the benefit of FSA and the GIC Issuers all of its right, title and interest in, to and under the certificates representing the ordinary shares of FSA PAL, including any and all management, voting, approval and other rights of FSAM under the Organizational Document of FSA PAL and the law of England and Wales (the “FSAM PAL Collateral”). Such Grant is made in trust to secure the payment of all amounts due on all of the indebtedness, liabilities and obligations owed from time to time by FSAM to FSA under the FSAM Insurance Agreement and to the GIC Issuers under the Master Repurchase Agreement whether for principal, interest, fees, costs, expenses or otherwise (including all amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code and the operation of Sections 502(b) and 506(b) thereof or any analogous provisions of any similar laws) in accordance with their terms; and

(iii)          subject to the priorities and the exclusions, if any, specified in this Section 2.1, FSAM hereby Grants to the Collateral Agent for the benefit and security of each Secured Party, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, and regardless of where located, all Accounts, Chattel Paper, Financial Assets, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Money and other Supporting Obligations including the following:

(A)          all rights of FSAM under this Agreement, the FSAM Insurance Agreement, the Master Repurchase Agreement, the Administrative Services Agreement, the FSA PAL Loan, the Guaranteed Liquidity Facilities, any other agreement executed in connection with the foregoing and any other Material Agreements to which it is a party or a third-party beneficiary (including all such collateral constituting Excluded FSAM Collateral);

(B)           all rights of FSAM under the Put Contracts (including the right to cause the exercise of a Put Option and to identify Put Settlement Assets);

(C)           all rights of FSAM in the Dexia Collateral and the FSA PAL Collateral (including, for the avoidance of doubt, any right, title and benefit of the FSAM Belgian Pledge Agreement and any other security Granted in connection therewith);

(D)          all rights of FSAM in and to each FP Account and all amounts on deposit therein and all investments held through such account;

(E)           all rights of FSAM under the Hedge Agreements, including all of the collateral posted by the Hedge Counterparties thereunder and the right to receive the return of any collateral posted by FSAM (including all such collateral constituting Excluded FSAM Collateral);

(F)           all rights of FSAM in relation to any Temporary Funding Transactions; and

(G)           all distributions, revenues, products, substitutions, benefits, profits and Proceeds, in whatever form, of any of the foregoing (collectively, the items of collateral listed in this clause (d), and subject to the exclusions noted below, being the “FSAM Collateral”);

provided, however, that such security interest will not extend to any property or right of FSAM constituting the FSAM Sovereign Guarantee Collateral, Excluded Contract Rights or Excluded FSAM Collateral. Such Grants are made in trust to secure the payment of all amounts due on all of the indebtedness, liabilities and obligations owed from time to time by FSAM to any of the Secured Parties whether for principal, interest, fees, costs, expenses or otherwise (including all amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code and the operation of Sections 502(b) and 506(b) thereof or any analogous provisions of any similar laws) in accordance with their terms (“FSAM Secured Obligations”).

(e)           Dexia FP Grant of Security Interest. Dexia FP hereby Grants to the Collateral Agent for the benefit of FSA all of its right, title and interest in, to and under its sole membership interest in HF Services LLC under the Delaware Limited Liability Company Act, 6 Del. C. § 18 101 et seq. (the “Delaware Act”), and under the “limited liability company agreement” (as such term is defined in Section 18-101(7) of the Delaware Act) of HF Services LLC, including without limitation its “limited liability company interest” (as such term is defined in Section 18-101(8) of the Delaware Act), Dexia FP’s status as a member (as such term is defined in Section 18-101(11) of the Delaware Act), the right to participate in the management of the business and affairs of HF Services LLC, and the right to elect, appoint and remove directors and officers from time to time (the “Dexia FP Collateral”). Such Grant is made in trust to secure the payment of all amounts due on all of the indebtedness, liabilities and obligations owed from time to time by FSAM and the GIC Issuers to FSA whether for principal, interest, fees, costs, expenses or otherwise (including all amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code and the operation of Sections 502(b) and 506(b) thereof or any analogous provisions of any similar laws) in accordance with their terms.

(f)            Each of the parties hereto acknowledges that the Grants of FSAM Collateral, FSA PAL Collateral and GIC Issuers Collateral hereunder amend, restate and represent a continuation of the Previous Liens.

(g)           The Collateral Agent acknowledges such Grants and agrees to act as collateral agent with respect to the Dexia Collateral, the FSA PAL Collateral, the FSAM Sovereign Guarantee Collateral, the FSAM Collateral, the Dexia FP Collateral, the FSAM PAL Collateral and the GIC Issuers Collateral as provided herein.

(h)           Notwithstanding the security interest in favor of the Collateral Agent, FSA (to the extent provided in the Put Contracts, the Sovereign Guarantee or the Guaranteed Liquidity Facilities or after a Dexia Event of Default, in each case, either directly or as representative of the Collateral Agent) shall have the right to (A) cause the exercise of a Put Option and identify Put Settlement Assets as provided in Section 4.1, (B) make, or cause to be made, claims on the Sovereign Guarantee as provided in Section 4.2, (C) request funds under the Guaranteed Liquidity Facilities as provided in Section 9.1, (D) consent to any amendment of the Sovereign Guarantee in accordance with Article 8 thereof as representative of the Collateral Agent, (E) consent, as representative of the Collateral Agent, to any amendment of the Sovereign Guarantee Reimbursement Letter Agreement and/or to any agreement to amend, modify, waive or otherwise cause the alteration of any of their rights or obligations under any of the Sovereign Guarantee Reimbursement Agreement, the Pledge Agreement (as defined in the Sovereign Guarantee Reimbursement Agreement) and/or the Organizational Documents of FSAM where such amendment, variation, waiver or alteration would result in any of the requirements set forth in the Authorization Law (as defined in the Sovereign Guarantee Reimbursement Letter Agreement) no longer being met (any such agreement, a “Proscribed Amendment”), and (F) exercise any other rights expressly given to FSA under the Put Contracts.

(i)            On or before the Closing Date, FSAM shall provide to the Collateral Agent an irrevocable power of attorney to make claims under the Sovereign Guarantee in the form of Exhibit B. The Collateral Agent hereby assigns its rights under such power of attorney to FSA as its representative to make claims under the Sovereign Guarantee and hereby agrees to execute such irrevocable power of attorney in such form.

Section 2.2.            Rights of Rehypothecation.

(a)           For the avoidance of doubt, FSAM may, subject to Section 11.2, repledge and rehypothecate FSAM Collateral (including any Dexia CSA Collateral and FSA PAL Collateral) to secure its obligations in relation to (x) the Master Repurchase Agreement, subject to the GIC Issuers being permitted to repledge or rehypothecate such FSAM Collateral only in accordance with clause (b) below, (y) the Repurchase Facility Agreement and (z) any Senior Third Party Hedge Agreement. In the event that Excluded FSAM Collateral (including any Dexia CSA Collateral and FSA PAL Collateral that is Excluded FSAM Collateral) is returned to FSAM or the related GIC Issuer, FSAM or such GIC Issuer, as applicable, will take such steps (if any) as are necessary for the release of the returned Excluded FSAM Collateral from the Lien of such GIC Holder or Unaffiliated Counterparty, as applicable, and cause such Excluded FSAM Collateral to be Delivered to the relevant Intermediary free of such Lien, whereupon it will cease to be Excluded FSAM Collateral and will be FSAM Collateral.

(b)           For the avoidance of doubt, to secure their obligations in relation to the GIC Contracts and any Hedge Agreements to which it is a party, each GIC Issuer may, subject to Section 11.2, pledge Excluded GIC Issuers Collateral as follows:

(i)            in the case of GIC Contracts, if such pledge is subject to the related GIC Holder not being permitted to repledge or rehypothecate such Excluded GIC Issuers Collateral (except that GIC Holders will have all the rights of a secured party to exercise remedies with respect to such Excluded GIC Issuers Collateral following an event of default, to the extent set forth in the related GIC Contract); and

(ii)           in the case of any Hedge Agreement to which it is a party (including any Hedge Agreements that have been assigned, transferred or novated to such GIC Issuer as the FSAM Hedging Successor or that have been entered into by the GIC Issuer after a Transition Date), to secure such Hedge Agreement.

In the event that Excluded GIC Issuers Collateral is returned to the related GIC Issuer, such GIC Issuer will take such steps (if any) as are necessary for the release of the returned Excluded GIC Issuers Collateral from the Lien of such GIC Holder or Hedge Counterparty and cause such Excluded GIC Issuers Collateral to be Delivered to the relevant Intermediary free of such Lien, whereupon it will cease to be Excluded GIC Issuers Collateral or Excluded FSAM Collateral and will be FSAM Collateral or GIC Issuers Collateral, as applicable.

(c)           For the avoidance of doubt, the GIC Issuers shall not pledge, repledge, hypothecate or rehypothecate any of its rights, title, or interest in, to or under the FSAM Sovereign Guarantee Collateral.

Section 2.3.            Protection of Dexia Collateral, FSAM Sovereign Guarantee Collateral, FSAM Collateral, GIC Issuers Collateral, Dexia FP Collateral, FSAM PAL Collateral and FSA PAL Collateral.

(a)           Each of FSAM, each GIC Issuer, each Dexia Guarantor, Dexia FP and FSA PAL (each, a “Grantor”) agrees that, from time to time, it shall promptly give, authorize, execute, deliver, file and/or record all further instruments and documents, and take all further action, that may be necessary or desirable, as requested by the Collateral Agent or that is required by applicable law, in order to create, preserve, perfect, validate and protect any Lien Granted or purported to be Granted, amended, restated or continued hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, Dexia FP Collateral or FSAM PAL Collateral, as applicable. Without limiting the generality of the foregoing, each Grantor will:

(i)            deliver and file or cause to be filed, in the appropriate offices, appropriate UCC financing statements describing the applicable Collateral, Dexia FP Collateral or FSAM PAL Collateral, and naming such Grantor as debtor and the Collateral Agent as secured party;

(ii)           from time to time authorize and, if applicable, execute such other financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, in order to perfect and preserve the Liens granted or purported to be granted hereunder; and

(iii)          promptly furnish or cause to be furnished to the Collateral Agent any information which the Collateral Agent may reasonably request concerning the applicable Collateral, Dexia FP Collateral or FSAM PAL Collateral.

Each Grantor hereby appoints the Administrator its agent and attorney-in-fact for the purpose of any action required under this Section 2.3(a) and hereby authorizes FSA to file financing statements or continuation statements or amendments thereto with respect to the Collateral. Such Grantor will promptly deliver or cause to be delivered acknowledged, file-stamped copies of each filing made pursuant to clause (i) or (ii) as applicable, to the Collateral Agent and FSA. FSA will promptly deliver or cause to be delivered an acknowledged, file-stamped copy of any such filing that it has made or caused to be made to the Collateral Agent and the related Grantor.

(b)           The interest of the Collateral Agent in (i) the FSAM Sovereign Guarantee Collateral and FSAM Collateral will be marked conspicuously on the books and records of FSAM, (ii) the GIC Issuers Collateral will be marked conspicuously on the books and records of the respective GIC Issuer, (iii) the Dexia Collateral will be marked conspicuously on the books and records of the respective Dexia Guarantor, (iv) the FSA PAL Collateral will be marked conspicuously on the books and records of FSA PAL, (v) the Dexia FP Collateral will be marked conspicuously on the books and records of Dexia FP and (vi) the FSAM PAL Collateral will be marked conspicuously on the books and records of FSAM.

(c)           Each Grantor will endorse, cause to be Delivered to the relevant Intermediary (or, in the case of the FSA Capital Markets Cayman Notes, the FSAM PAL Collateral and the Private Placement Notes, the Collateral Agent) and will pledge to the Collateral Agent hereunder each item of the Collateral, Dexia FP Collateral or FSAM PAL Collateral, as applicable, that is a security, and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent and the Intermediary.

(d)           Each Grantor shall cause, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral, Dexia FP Collateral or FSAM PAL Collateral, Granted to the Collateral Agent by it hereunder (and shall provide a copy of each such statement, with filing numbers noted thereon, to the Collateral Agent).

Section 2.4.            Delivery of Assets.

(a)           Each time that FSAM directs or causes the acquisition of any asset, FSAM shall, if such asset has not already been transferred to the FSAM Collateral Account, cause such asset to be Delivered to the FSAM Collateral Account. The security interest of the Collateral Agent in funds or other property utilized in connection with such acquisition will, immediately and without further action on the part of the Collateral Agent, be released. The Collateral Agent’s Lien will continue in such asset so acquired, including all rights of FSAM in and to any contracts related to and proceeds of such asset.

(b)           Each time a Dexia Guarantor posts Eligible Collateral under the Dexia CSAs, such Dexia Guarantor shall cause such asset to be Delivered to the Dexia Collateral Account. The security interest of the Collateral Agent will come into existence and continue with respect to such asset so posted, including all rights of such Dexia Guarantor in and to any contracts related to and proceeds of such asset. The security interest of the Collateral Agent with respect to any Dexia Collateral being released to the Dexia Guarantors in accordance with the applicable Dexia CSA will, immediately and without further action on the part of the Collateral Agent, be released from the Collateral Agent’s Lien.

(c)           If a Dexia Event of Default occurs and the Secured Party Representative so directs, each time the FSAM Successor directs or causes the acquisition of any asset, such asset will be Delivered to the Collateral Agent Custodial Account. The security interest of the Collateral Agent in funds or other property utilized in connection with such acquisition will, immediately and without further action on the part of the Collateral Agent, be released. The Collateral Agent’s Lien will nevertheless come into existence and continue in such asset so acquired, including all rights of the FSAM Successor in and to any contracts related to and proceeds of such asset.

Section 2.5.            Release of Security Interest.

(a)           Prior to a Dexia Event of Default without prior notice to the Collateral Agent, FSAM or FSA (in the case of clause (i)), and, following a Dexia Event of Default, the Secured Party Representative, will have the right at any time to withdraw or dispose of FSAM Assets that are subject to the Lien of the Collateral Agent hereunder in order to be (i) delivered as Put Settlement Assets in accordance with the Put Contracts or the Sovereign Guarantee or (ii) applied as Excluded FSAM Collateral in accordance with the definition thereof. The security interest in respect of any such FSAM Assets will automatically terminate and be released upon transfer of the relevant FSAM Assets in accordance with the terms of this Agreement without the need for further action or consent by the Collateral Agent.

(b)           Prior to a Transition Date, FSAM will have the right at any time with prior notice to the Collateral Agent to sell, transfer, participate, subparticipate or otherwise dispose of any (i) FSAM Asset (A) in connection with a Permitted Asset Sale (including the exercise by a Dexia Guarantor of a Call Option), (B) pursuant to Section 11.2(b) or (C) with the consent of FSA, or (ii) any Dexia CSA Collateral constituting FSAM Collateral (A) pursuant to Section 11.2(b) or (B) with the consent of FSA. The Collateral Agent’s Lien in respect of any such FSAM Asset or Dexia CSA Collateral will automatically terminate and be released upon transfer of such FSAM Asset or Dexia CSA Collateral against receipt of payment therefor in accordance with such notice without the need for further action or consent by the Collateral Agent.

(c)           Each instruction by FSAM to the relevant Account Bank or the Collateral Agent for the withdrawal of any FSAM Assets included in the FSAM Collateral will constitute a representation and warranty by FSAM to the Collateral Agent upon which the Collateral Agent may rely, without inquiry, that in connection with such instruction the relevant FSAM Collateral is being delivered as a Put Settlement Asset, applied as Excluded FSAM Collateral or sold to in connection with a Permitted Asset Sale (including in connection with exercise of a Call Option) or pursuant to Section 11.2(b)(i).

(d)           On the FSAM Lien Release Date (if any), the Master Repurchase Agreement will be settled and the Put Portfolio Assets, Excluded Assets, Other Assets, Sovereign Guarantee, Dexia Guaranteed Put Contract and Dexia Non-Guaranteed Put Contract will be released from the Collateral Agent’s Lien on the FSAM Collateral, Dexia Collateral and FSA PAL Collateral. The Administrator will provide a Confirmation Request with Section III completed by email to the Collateral Agent and FSA, with confirmation of receipt by telephone. If the Confirmation Request is incomplete, the Collateral Agent will promptly inform the Administrator. If the Confirmation Request is complete, the Collateral Agent shall return the executed Confirmation Request to the Administrator with a copy to FSA by 4:00 P.M. (New York time) on the same Business Day if such Confirmation Request is received by 10:00 A.M. (New York time) and by 4:00 P.M. (New York time) on the following Business Day if received after 10:00 A.M. (New York time). The Collateral Agent will promptly deliver to the Sovereign Guarantors an executed notice substantially in the form of the notice attached to the Confirmation Request. For the avoidance of doubt, the Collateral Agent’s Lien on any remaining GIC Issuers Collateral will not be released on the FSAM Lien Release Date.

(e)           Following a Dexia Event of Default, FSA, as Secured Party Representative, will have the right at any time with prior notice to the Collateral Agent and subject to Section 5.2, Section 7.5 and Section 12.1(d) hereof, to sell, transfer, participate, subparticipate or otherwise dispose of any FSAM Asset. The Collateral Agent’s Lien for the benefit of the FSAM Collateral Secured Parties in respect of any such FSAM Asset will automatically terminate and be released upon transfer of the relevant FSAM Asset against receipt of payment therefor in accordance with such notice without the need for further action or consent by the Collateral Agent.

(f)            Following any Dexia Event of Default, the GIC Issuers will, at the direction of FSA pursuant to Section 5.2(a)(i), have the right at any time to terminate all or any portion of the Master Repurchase Agreement and transfer the FSAM Assets to the Collateral Agent Custodial Account or Collateral Agent Cash Account, as applicable, if FSA has directed such action pursuant to Section 5.2(a)(i). The Collateral Agent’s Lien for the benefit of the FSAM Collateral Secured Parties in respect of such FSAM Assets will automatically terminate and be released upon such action.

(g)                                 Following a Transition Date and prior to any Dexia Event of Default, the applicable GIC Issuers or FSAM Successor will have the right at any time with prior notice to the Collateral Agent to sell, transfer, participate, subparticipate or otherwise dispose of any Permitted Investments securing the GIC Issuer Repurchase Agreement (A) pursuant to Section 11.2(b) or (B) with the consent of FSA. The Collateral Agent’s Lien in respect of any such Permitted Investments will automatically terminate and be released upon transfer of such Permitted Investments against receipt of payment therefor in accordance with such notice without the need for further action or consent by the Collateral Agent.

(h)                                 The Collateral Agent’s Lien on the Dexia FP Collateral will automatically terminate and be released upon the transfer of the membership interest in HF Services LLC (i) after a Dexia Event of Default has occurred upon the direction of FSA with notice to Collateral Agent or (ii) on or after the Senior Release Date or at any time that HF Services LLC is not acting as Administrator, at the direction of Dexia FP with notice to Collateral Agent.

(i)                                     The Collateral Agent’s Lien on the FSAM PAL Collateral will automatically terminate and be released upon the transfer of the ordinary shares of FSA PAL (i) if a Dexia Event of Default has occurred, upon the direction of FSA with notice to Collateral Agent or (ii) on or after the Senior Release Date, at the direction of FSAM with notice to Collateral Agent.

(j)                                     The Collateral Agent’s Lien on property on deposit in the FSA PAL Collateral Account and FSA PAL Cash Account will automatically terminate and be released upon the transfer of such property to the FSA PAL Brussels Collateral Account and the FSA PAL Brussels Cash Account, respectively, and the attachment thereto of FSAM’s Lien thereon pursuant to the FSAM Belgian Pledge Agreement.

Section 2.6.                                   Changes in Locations, Name, etc.

(a)                                  FSAM shall not (i) change the location of its chief executive office/chief place of business unless it is to the offices of DCL’s New York Branch, (ii) change its name (other than to remove “FSA” from its name, with respect to which name change notice has been given to the Collateral Agent and each Secured Party), identity, form of organization or corporate structure (or the equivalent) or change the location where it maintains its books and records with respect to the FSAM Sovereign Guarantee Collateral, and FSAM Collateral or (iii) reorganize or reincorporate under the laws of any other jurisdiction, unless, in each case, it (w) has given the Collateral Agent and each Secured Party at least 30 days prior written notice thereof, (x) has delivered to the Collateral Agent and each Secured Party all Uniform Commercial Code financing statements and amendments thereto as the Collateral Agent or any Secured Party requests or that are required by applicable law, (y) with respect to a change of jurisdiction, has delivered an Opinion of Counsel that such change will not adversely affect the Collateral Agent’s Lien or the interest of the Secured Parties herein and (z) has taken all other reasonable actions deemed necessary or desirable by the Collateral Agent or any Secured Party or that are required by applicable law to continue the Collateral Agent’s perfected status in the FSAM Sovereign Guarantee Collateral, FSAM PAL Collateral and FSAM Collateral with the same or better priorities.

(b)                                 No GIC Issuer shall (i) change the location of its chief executive office/chief place of business unless it is to the offices of DCL’s New York Branch, (ii) change its name (other than to remove “FSA” from its name, with respect to which name change notice has been given to the Collateral Agent and each Secured Party), identity, form of organization or corporate structure (or the equivalent) or change the location where it maintains its books and records with respect to the GIC Issuers Collateral related to such GIC Issuer or (iii) reorganize or reincorporate under the laws of any other jurisdiction, unless, in each case, it (w) has given the Collateral Agent and each Secured Party at least 30 days prior written notice thereof, (x) has delivered to the Collateral Agent and each Secured Party all Uniform Commercial Code financing statements and amendments thereto as the Collateral Agent, FSA and the

Dexia Parties request or that are required by applicable law (y) with respect to a change of jurisdiction, has delivered an Opinion of Counsel that such change will not adversely affect the Collateral Agent’s Lien or the interest of the Secured Parties therein and (z) has taken all other reasonable actions deemed necessary or desirable by the Collateral Agent and the Secured Parties or that are required by applicable law to continue the Collateral Agent’s perfected status in such GIC Issuers Collateral with the same or better priorities.

(c)                                  FSA PAL shall not (i) change the location of its chief executive office/chief place of business unless it is to the offices of DCL’s London Branch, (ii) change its name (other than to remove “FSA” from its name, with respect to which name change notice has been given to the Collateral Agent and each Secured Party), identity, form of organization or corporate structure (or the equivalent) or change the location where it maintains its books and records with respect to the FSA PAL Collateral or (iii) reorganize or reincorporate under the laws of any other jurisdiction, unless, in each case, (w) has given the Collateral Agent and each Secured Party at least 30 days prior written notice thereof, (x) has delivered to the Collateral Agent and each Secured Party all Uniform Commercial Code financing statements and amendments thereto as the Collateral Agent and each Secured Party request or that are required by applicable law and (y) with respect to a change of jurisdiction, has delivered an Opinion of Counsel that such change will not adversely affect the Collateral Agent’s Lien or the interest of the Secured Parties therein and (z) has taken all other reasonable actions deemed necessary or desirable by the Collateral Agent and the Secured Parties or that are required by applicable law to continue the Collateral Agent’s perfected status in such FSA PAL Collateral with the same or better priorities.

(d)                                 Dexia FP shall not (i) change the location of its chief executive office/chief place of business unless it is to the offices of DCL’s New York Branch, (ii) change its name, identity, form of organization or corporate structure (or the equivalent) or change the location where it maintains its books and records with respect to the Dexia FP Collateral or (iii) reorganize or reincorporate under the laws of any other jurisdiction, unless, in each case, it (w) has given the Collateral Agent and each Secured Party at least 30 days prior written notice thereof, (x) has delivered to the Collateral Agent and each Secured Party all Uniform Commercial Code financing statements and amendments thereto as the Collateral Agent or any Secured Party requests or that are required by applicable law, (y) with respect to a change of jurisdiction, has delivered an Opinion of Counsel that such change will not adversely affect the Collateral Agent’s Lien or the interest of the Secured Parties herein and (z) has taken all other reasonable actions deemed necessary or desirable by the Collateral Agent or any Secured Party or that are required by applicable law to continue the Collateral Agent’s perfected status in the Dexia FP Collateral with the same or better priorities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 3.1.                                   Representations and Warranties.

(a)                                  Each GIC Business Entity and Dexia FP represents and warrants as to itself as of the date hereof that, except as disclosed in the Disclosure Schedule:

(i)                                     Due Organization and Qualification. Such party is duly organized and validly existing under the laws of the jurisdiction of its organization, and is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the performance of its obligations under this Agreement and any other Transaction Document to which it is a party.

(ii)                                  Power and Authority. Such party has all necessary power and authority to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all its obligations hereunder and thereunder and to deliver and pledge any Collateral, Dexia FP Collateral or FSAM PAL Collateral (as applicable) as provided herein

(iii)                               Due Authorization. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is a party have been duly authorized by such party and do not require any additional approvals or consents or other action by or any notice to or filing with any Person, including any Governmental Authority.

(iv)                              Noncontravention. Neither the execution and delivery by it of this Agreement by such party and any other Transaction Document to which it is a party, the consummation of the transactions contemplated hereby or thereby nor the satisfaction of the terms and conditions of this Agreement and any other Transaction Document to which it is a party,

(A)                              conflicts with or results in any breach or violation of any provision of such party’s Organizational Documents or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to such party or any of its properties, including regulations issued by a Governmental Authority having supervisory powers over such party;

(B)                                constitutes a default by such party under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which such party is a party or by which it or any of its properties is or may be bound or affected; or

(C)                                results in or requires the creation of any Lien upon or in respect of any of such party’s assets except as contemplated in the Transaction Documents.

(v)                                 Legal Proceedings. Other than as disclosed in the Annual Report on Form 10-K for the year ended December 31, 2008, or the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed by FSAH with the SEC, there is no litigation, action, proceeding, suit or investigation by or before any Governmental Authority against or affecting such party or any of its properties or rights or any of the Collateral, Dexia FP Collateral or FSAM PAL Collateral it has Granted hereunder either pending or, to such party’s knowledge after reasonable inquiry, threatened that, if determined adversely to such party, would reasonably be likely to result in a Material Adverse Change with respect to such party.

(vi)                              Valid and Binding Obligations. This Agreement and any other Transaction Document to which it is a party, when executed and delivered by such party, will constitute the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(vii)                           Compliance With Law, Etc. No practice, procedure or policy currently employed or proposed to be employed by such party in the conduct of its business violates any law, rule, regulation, judgment, agreement, order or decree applicable to such party or by which such party or its assets may be bound, which violation would be reasonably likely to result in a Material Adverse Change with respect to such party. Such party is not in breach of or in default under any applicable law or administrative regulation of the jurisdiction of its organization, or any Governmental Authority thereof or any applicable judgment or decree or any note, resolution, certificate, agreement or other instrument to which such party is a party or is otherwise subject which, if enforced, would reasonably be likely to result in a Material Adverse Change with respect to such party.

(viii)                        No Investment Company Act Registration. Such party is not required to be registered as an “investment company” under the Investment Company Act.

(ix)                                Taxes. Such party has filed all tax returns which are required to be filed and timely paid all taxes (including stamp taxes), if applicable, including any assessments received by it, to the extent that such taxes have become due, the non-filing or non-payment of which would result in a claim against such party in excess of $10,000,000. Any taxes, fees and other governmental charges payable by such party in connection with its execution and delivery of and performance under the Transaction Documents to which it is a party have been paid or shall have been paid at or prior to the Closing Date if such taxes, fees or other governmental charges were due on or prior to the Closing Date, to the extent non-payment would result in a claim against such party in excess of $10,000,000.

(x)                                   Solvency. Such party is solvent and will not be rendered insolvent by the transactions contemplated by the Transaction Documents and, after giving effect to such transactions, such party does not believe that it has incurred, and does not intend to incur, debts beyond its ability to pay such debts as they mature. Such party does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such party or any substantial part of its assets. Such party has not charged or assigned and is not charging or assigning its interest in Collateral, Dexia FP Collateral or FSAM PAL Collateral Granted by it hereunder with any intent to hinder, delay or defraud any of such party’s creditors.

(xi)                                Transaction Documents. Each of the representations and warranties of such party contained in the Transaction Documents (other than the Insurance Agreements) is true and correct in all material respects and such party hereby makes each such representation and warranty to, and for the benefit of, FSA as if the same were set forth in full herein.

(xii)                             Employees. No such party has or has had any employees nor has or has owned, rented, leased or been in possession of any building or other real property.

(xiii)                          In the case of FSA Capital Markets and FSA Capital Management, such party is a “qualified institutional buyer” within the meaning of Rule 144A under the United States Securities Act of 1933, as amended, and a “qualified purchaser” for purposes of the Investment Company Act.

(b)                                 FSA represents and warrants as of the date hereof that, except as disclosed in the Disclosure Schedule:

(i)                                     Due Organization and Qualification. It is duly organized and validly existing under the laws of the jurisdiction of its organization, and is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the performance of its obligations under this Agreement and any other Transaction Document to which it is a party.

(ii)                                  Power and Authority. It has all necessary power and authority to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all its obligations hereunder and thereunder and to deliver and pledge any Collateral, Dexia FP Collateral or FSAM PAL Collateral (as applicable) as provided herein.

(iii)                               Due Authorization. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is a party have been duly authorized by it and do not require any additional approvals or consents or other action by or any notice to or filing with any Person, including any Governmental Authority.

(iv)                              Noncontravention. Neither the execution and delivery by it of this Agreement and any other Transaction Document to which it is a party, the consummation of the transactions contemplated hereby or thereby nor the satisfaction of the terms and conditions of this Agreement and any other Transaction Document to which it is a party,

(A)                              conflicts with or results in any breach or violation of any provision of its Organizational Documents or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to it or any of its properties, including regulations issued by a Governmental Authority having supervisory powers over it; or

(B)                                constitutes a material default by it under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which it is a party or by which it or any of its properties is or may be bound or affected.

(v)                                 Legal Proceedings. Other than as disclosed in the Annual Report on Form 10-K for the year ended December 31, 2008, or the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed by FSAH with the SEC, there is no litigation, action, proceeding, suit or investigation by or before any Governmental Authority against or affecting it or any of its properties or rights either pending or, to its knowledge after reasonable inquiry, threatened that, if determined adversely to it, would reasonably be likely to result in a Material Adverse Change with respect to it.

(vi)                              Valid and Binding Obligations. This Agreement and any other Transaction Document to which it is a party, when executed and delivered by it, will constitute the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(vii)                           Compliance With Law, Etc. It is not in breach of or in default under any applicable law or administrative regulation of the jurisdiction of its organization, or any Governmental Authority thereof or any applicable judgment or decree or any note, resolution, certificate, agreement or other instrument to which it is a party or is otherwise subject which, if enforced, would reasonably be likely to result in a Material Adverse Change with respect to it.

(viii)                        Taxes. It has filed all tax returns which are required to be filed and timely paid all taxes (including stamp taxes), if applicable, including any assessments received by it, to the extent that such taxes have become due, the non-filing or non-payment of which would result in a Material Adverse Change to it. Any taxes, fees and other governmental charges payable by it in connection with its execution and delivery of and performance under the Transaction Documents to which it is a party have been paid or shall have been paid at or prior to the Closing Date if such taxes, fees or other governmental charges were due on or prior to the Closing Date, to the extent non-payment would reasonably be likely to result in a Material Adverse Change.

(ix)                                Solvency. It does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such party or an of its assets. Such party has not charged or assigned and is not charging or assigning its interest in Collateral, Dexia FP Collateral or FSAM PAL Collateral applicable to it with any intent to hinder, delay or defraud any of such party’s creditors.

(x)                                   Financial Participant. It is a “financial participant” as defined in the United States Bankruptcy Code.

(c)                                  Each of the Dexia Guarantors represents and warrants as of the date hereof that, except as disclosed in the Disclosure Schedule:

(i)                                     Due Organization and Qualification. It is duly organized and validly existing under the laws of the jurisdiction of its organization, and is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the performance of its obligations under this Agreement and any other Transaction Document to which it is a party.

(ii)                                  Power and Authority. It has all necessary power and authority to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all its obligations hereunder and thereunder and to deliver and pledge any Collateral, Dexia FP Collateral or FSAM PAL Collateral (as applicable) as provided herein.

(iii)                               Due Authorization. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is a party have been duly authorized by it and do not require any additional approvals or consents or other action by or any notice to or filing with any Person, including any Governmental Authority.

(iv)                              Noncontravention. Neither the execution and delivery by it of this Agreement and any other Transaction Document to which it is a party, the consummation of the transactions contemplated hereby or thereby nor the satisfaction of the terms and conditions of this Agreement and any other Transaction Document to which it is a party,

(A)                         conflicts with or results in any breach or violation of any provision of its Organizational Documents or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to it or any of its properties, including regulations issued by a Governmental Authority having supervisory powers over it; or

(B)                           constitutes a material default by it under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which it is a party or by which it or any of its properties is or may be bound or affected.

(v)                                 Legal Proceedings. Other than as disclosed in the annual reports of the Dexia Guarantors with respect to fiscal year 2008 and any subsequent quarterly or semi-annual financial reports (or updates thereto) of either Dexia Guarantor prior to the date hereof, there is no litigation, action, proceeding, suit or investigation by or before any Governmental Authority against or affecting it or any of its properties or rights either pending or, to its knowledge after reasonable inquiry, threatened that, if determined adversely to it, would reasonably be likely to result in a Material Adverse Change with respect to it.

(vi)                              Valid and Binding Obligations. This Agreement and any other Transaction Document to which it is a party, when executed and delivered by it, will constitute the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(vii)                           Compliance With Law, Etc. It is not in breach of or in default under any applicable law or administrative regulation of the jurisdiction of its organization, or any Governmental Authority thereof or any applicable judgment or decree or any note, resolution, certificate, agreement or other instrument to which it is a party or is otherwise subject which, if enforced, would reasonably be likely to result in a Material Adverse Change with respect to it.

(viii)                        Taxes. It has filed all tax returns which are required to be filed and timely paid all taxes (including stamp taxes), if applicable, including any assessments received by it, to the extent that such taxes have become due, the non-filing or non-payment of which would result in a Material Adverse Change to it. Any taxes, fees and other governmental charges payable by it in connection with its execution and delivery of and performance under the Transaction Documents to which it is a party have been paid or shall have been paid at or prior to the Closing Date if such taxes, fees or other governmental charges were due on or prior to the Closing Date, to the extent non-payment would reasonably be likely to result in a Material Adverse Change.

(ix)                                Solvency. It does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a received, liquidator, conservator, trustee or similar official in respect of such party or an of its assets. Such party has not charged or assigned and is not charging or assigning its interest in Collateral, Dexia FP Collateral or FSAM PAL Collateral with any intent to hinder, delay or defraud any of such party’s creditors.

(d)                                 The Collateral Agent represents and warrants as of the date hereof that:

(i)                                     Due Organization and Qualification. It is duly organized and validly existing as a national banking association, and is duly qualified to do business and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the performance of its obligations under this Agreement and any other Transaction Document to which it is a party.

(ii)                                  Power and Authority. It has all necessary power and authority to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

(iii)                               Due Authorization. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is a party have been duly authorized by it and do not require any additional approvals or consents by or any notice to or registration or filing with any Person, including any Governmental Authority.

(iv)                              Noncontravention. Neither the execution and delivery by it of this Agreement and any other Transaction Document to which it is a party, the consummation of the transactions contemplated hereby or thereby nor the satisfaction of the terms and conditions of this Agreement and any other Transaction Document to which it is a party conflicts with or results in any breach or violation of any provision of its Organizational Documents or any law, rule, regulation, order, writ, judgment, injunction or decree currently in effect having applicability to it or any of its properties, including regulations issued by a Governmental Authority having supervisory powers over it.

(v)                                 Valid and Binding Obligations. This Agreement and any other Transaction Document to which it is a party, when executed and delivered by it, will constitute the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles of general application.

(vi)                              Eligibility. It is eligible under Section 6.3 to serve as Collateral Agent hereunder.

Section 3.2.                                   Representations with Respect to the GIC Business. The Dexia Guarantors represent and warrant that as of the date hereof:

(a)                                  Termination of Master Repurchase Agreements. Each master repurchase agreement between FSAM and Unaffiliated Counterparties, whether or not guaranteed by FSA, have been terminated on or prior to the Closing Date and any and all amounts due and payable to any counterparty thereunder have been fully paid on or prior to October 31, 2008, and the related FSA Policies (if any) have been terminated in accordance with their terms.

(b)                                 Termination of Securities Lending Facility. The Securities Lending Facility has been terminated on or prior to the Closing Date and no “loans” (as defined therein) were made thereunder and no amounts remain due and payable thereunder.

(c)                                  List of GIC Contracts. The list of GIC Contracts set forth in Annex B includes all GIC Contracts outstanding as of June 26, 2009 that produce liabilities to (x) FSA under related GIC Policies, (y) a GIC Issuer under a GIC Contract or (z) FSAM under a master repurchase agreement. All information set forth in the list of GIC Contracts with respect to any GIC Contract is true, correct, accurate and complete in all material respects as to such GIC Contract; provided that the parties hereto acknowledge and agree that no representation or warranty is made regarding the subcategories of data in Annex B for which no information is provided with respect to GIC Contracts having an unpaid principal balance of $5,000,000 or less.

(d)                                 List of FSA Policies. The list of FSA Policies set forth in Annex C includes all FSA Policies outstanding as of June 26, 2009 and identifies which of such policies constitute (i) GIC Policies related to GIC Contracts owned by Unaffiliated Parties; (ii) GIC Policies related to GIC Contracts owned by FSA Global Funding Limited; (iii) Hedge Policies related to Third Party Hedge Agreements and (iv) Secondary Policies. The list set forth in Annex C is true, correct, accurate and complete in all material respects. All FSA Policies have been terminated on or prior to the Closing Date except for the Retained FSA Policies and the parties hereto agree that any FSA Policies solely benefiting FSAM or the Dexia Guarantors that are not Retained FSA Policies have been terminated. To their knowledge, after reasonable inquiry, no financial guarantees issued by FSA or any of its Affiliates remain outstanding with respect to the GIC Business, the GIC Business Entities or any Material Agreement except Retained FSA Policies.

(e)                                  List of Hedge Agreements. The list of Hedge Agreements set forth in Annex D (i) includes all Hedge Agreements outstanding on June 26, 2009 that produce liabilities to FSA under related Hedge Policies or that produce liabilities of FSAM with respect thereto, and (ii) such list is true, correct, accurate and complete in all material respects.

(f)                                    FSAM Assets.

(i)                                     To their knowledge after reasonable inquiry, each FSAM Asset (A) is either (1) a note, (2) stock, (3) treasury stock; (4) a bond; (5) a debenture; (6) a collateral trust certificate; (7) a pre-organization certificate or subscription; (8) a transferable share; (9) a voting-trust certificate; (10) a certificate of deposit; (11) a certificate of deposit for security; (12) an investment contract or certificate of interest or participation in a profit-sharing agreement or in an oil, gas, or mineral royalty or lease, if such contract or interest is required to be the subject of a registration statement filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, or is exempt under section 3(b) of such Act from the requirement to file such a statement; (14) an interest of a limited partner in a limited partnership; (15) an other claim or interest commonly known as “security”; and (16) a certificate of interest or participation in, temporary or interim certificate for, receipt for, or warrant or right to subscribe to or purchase or sell, a security; but (B) it is not (1) currency, a check, draft, bill of exchange, or bank letter of credit; (2) a leverage transaction, as defined in section 761 of this title; (3) a commodity futures contract or forward contract; (4) an option, warrant, or right to subscribe to or purchase or sell a commodity futures contract; (5) an option to purchase or sell a commodity; (6) a contract or certificate of a kind specified in subclause (A)(12) that is not required to be the subject of a registration statement filed with the Securities and Exchange Commission and is not exempt under section 3(b) of the Securities Act of 1933 from the requirement to file such a statement; or (7) a debt or evidence of indebtedness for goods sold and delivered or services rendered.

(ii)                                  The terms of each FSAM Asset do not prohibit such FSAM Asset from being sold or transferred to one or more of the Dexia Guarantors or, other than with respect to assets owned by FSA PAL, one or more GIC Issuers and such sale or transfer would not be prohibited by any applicable law, including federal or state securities laws.

(iii)                               Each FSAM Asset has a principal balance (which in some cases accretes over time or is subject to increases or decreases based on an increase or decrease in a designated index), accrues and pays interest (other than zero coupon assets) and converts by its terms into cash within a finite period of time.

(g)                                 The reports, memoranda and data relating to the GIC Business listed in Annex L (collectively, the “Specified Diligence Items”) are true, correct, accurate and complete as of the date of each Specified Diligence Item stated therein in all material respects, subject to the qualifications set forth on Annex L.

(h)                                 The entire commitment amount under the Capital Commitment Agreement, dated November 13, 2008, between DHI, FSAH and FSAM, as amended, modified or supplemented through the date hereof, has been contributed.

(i)                                     The Dexia Guarantors have reviewed each of the UCC financing statements referenced in the lien search results attached hereto as Annex M and hereby represent that none of the Liens referenced therein are against the Collateral, the Dexia FP Collateral or the FSAM PAL Collateral, other than Previous Liens.

(j)                                     The guarantee provided by FSAH with respect to the obligations of FSA PAL under the FSA PAL Clearing and Custody Agreement has been terminated.

Section 3.3.                                   Representations and Warranties With Respect to the Collateral.

(a)                                  Each Dexia Guarantor represents, warrants and agrees on its own behalf with respect to the Dexia Collateral related to it as of the Closing Date and on any date on which Dexia Collateral is Delivered to the relevant Intermediary, and without limitation of the representations made under the Dexia CSAs, that:

(i)                                     This Agreement creates a valid and continuing security interest (as defined in the UCC) in such Dexia Collateral in favor of the Collateral Agent, which security interest is prior to all other Liens (except for any Permitted Liens), and is enforceable as such as against creditors of and purchasers from such Dexia Guarantor. The security interest of the Collateral Agent in such Dexia Collateral will, until the obligations and indebtedness secured hereunder have been Paid in Full and termination of this Agreement, be a perfected security interest in such Dexia Collateral, senior to all other security interests in such Dexia Collateral.

(ii)                                  It owns such Dexia Collateral free and clear of any Lien, claim or encumbrance of any Person and it has acquired its ownership in such Dexia Collateral in good faith without notice of any Adverse Claim, except for any Permitted Lien.

(iii)                               Other than any Permitted Lien, it has not pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed any of such Dexia Collateral. It has not authorized the filing of and is not aware of any financing statements against it that include a description of such Dexia Collateral.

(iv)                              None of the Instruments, Tangible Chattel Paper or Certificated Securities that constitute or evidence such Dexia Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, or in connection with any Permitted Lien.

(v)                                 It has received all consents and approvals required by the terms of such Dexia Collateral to the transfer to the Collateral Agent of its interest and rights in such Dexia Collateral hereunder and it has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such Dexia Collateral to the Collateral Agent.

(vi)                              It has not consented to the Intermediary’s complying with Entitlement Orders or other instructions originated by any Person other than the Collateral Agent in connection with any Securities Account or any instructions of any Person other than the Collateral Agent with respect to the disposition of funds credited to any Deposit Account. All of such Dexia Collateral consisting of Security Entitlements and Financial Assets has been credited to the Dexia Collateral Account. The Intermediary for the Dexia Collateral Account has agreed to treat all “collateral” (as defined in the related Securities Account Control Agreement) other than cash credited to the Dexia Collateral Account as Financial Assets. The Intermediary has agreed that the Dexia Collateral Account consists of a Securities Account to the extent of Financial Assets credited thereto and a Deposit Account to the extent of any cash or uninvested funds deposited therein or credited thereto. It acknowledges that the Intermediary has agreed, pursuant to the related Securities Account Control Agreement, to comply with all Entitlement Orders and other instructions originated by the Collateral Agent in relation to the Dexia Collateral Account, without its further consent and that the Dexia Collateral Account has been opened by the Intermediary outside the State of New York.

(vii)                           Its exact legal name is that indicated in the introductory statement to this Agreement and is the exact name as it appears in its organizational documents as filed with its jurisdiction of organization and on the signature page hereof, and each is an organization of the type set forth in the introductory statement and organized in the jurisdiction set forth in the introductory statement to this Agreement. It has not, during the past five years, been known by or used any other corporate or fictitious name, been a party to any merger or consolidation or changed its organizational legal entity designation or jurisdiction of organization.

(b)                                 FSAM represents, warrants and agrees as of the Closing Date and on any date on which FSAM Collateral or Excluded FSAM Collateral is Delivered to the relevant Intermediary that:

(i)                                     This Agreement creates a valid and continuing security interest (as defined in the UCC) in the FSAM Sovereign Guarantee Collateral and the FSAM Collateral in favor of the Collateral Agent, which security interest is prior to all other Liens (except for any Permitted Liens), and is enforceable as such as against creditors of and purchasers from FSAM. The security interest of the Collateral Agent in the FSAM Collateral will, until the obligations and indebtedness secured hereunder have been Paid in Full and termination of this Agreement, be a perfected security interest in the FSAM Collateral, senior to all other security interests in the FSAM Collateral, except for a Permitted Lien.

(ii)                                  It owns the FSAM Collateral free and clear of any Lien, claim or encumbrance of any Person and it has acquired its ownership in the FSAM Collateral in good faith without notice of any Adverse Claim, except for any Permitted Lien and any Previous Liens (which have been amended and restated herein).

(iii)                               Other than any Permitted Lien and any Previous Liens (which have been amended and restated herein) and other than as permitted by 2.2, it has not pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed any of the FSAM Collateral. It has not authorized the filing of and is not aware of any financing statements against it that include a description of the FSAM Collateral.

(iv)                              None of the Instruments, Chattel Paper or Certificated Securities that constitute or evidence the FSAM Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, or in connection with any Permitted Lien.

(v)                                 It has received all consents and approvals required by the terms of the FSAM Collateral to the transfer to the Collateral Agent of its interest and rights in the FSAM Collateral hereunder and it has full right to Grant a security interest in and assign and pledge all of its right, title and interest in the FSAM Collateral to the Collateral Agent.

(vi)                              Other than pursuant to the Previous Liens (which have been amended and restated herein), it has not consented to the Intermediary’s complying with Entitlement Orders or other instructions originated by any Person other than the Collateral Agent in connection with any Securities Account or any instructions of any Person other than the Collateral Agent with respect to the disposition of funds credited to any Deposit Account. All of such FSAM Collateral consisting of Security Entitlements and Financial Assets has been credited to the FSAM Collateral Account. The Intermediary for the FSAM Collateral Account has agreed to treat all “collateral” (as defined in the related Securities Account Control Agreement) other than cash credited to the FSAM Collateral Account as Financial Assets. The Intermediary has agreed that the FSAM Collateral Account consists of a Securities Account to the extent of Financial Assets credited thereto and a Deposit Account to the extent of any cash or uninvested funds deposited therein or credited thereto. It acknowledges that the Intermediary has agreed, pursuant to the related Securities Account Control Agreement, to comply with all Entitlement Orders and other instructions originated by the secured party named therein in relation to the FSAM Collateral Account, without its further consent and that the Intermediary’s jurisdiction with respect to the FSAM Collateral Account is the State of New York.

(vii)                           Its exact legal name is that indicated in the introductory statement to this Agreement and is the exact name as it appears in its organizational documents as filed with its jurisdiction of organization and on the signature page hereof, and it is an organization of the type and is organized solely in the jurisdiction set forth in the introductory statement to this Agreement. It has not, during the past five years, been known by or used any other corporate or fictitious name, been a party to any merger or consolidation or changed its organizational legal entity designation or jurisdiction of organization.

(c)                                  Each GIC Issuer represents, warrants and agrees on its own behalf with respect to the GIC Issuers Collateral as of the Closing Date and on any date on which GIC Issuers Collateral or Excluded GIC Issuers Collateral is Delivered to the relevant Intermediary that:

(i)                                     This Agreement creates a valid and continuing security interest (as defined in the UCC) in such GIC Issuers Collateral in favor of the Collateral Agent, which security interest is prior to all other Liens (except for any Permitted Liens), and is enforceable as such as against creditors of and purchasers from such GIC Issuer. The security interest of the Collateral Agent in such GIC Issuers Collateral will, until the obligations and indebtedness secured hereunder have been Paid in Full and termination of this Agreement, be a perfected security interest in such GIC Issuers Collateral senior to all other security interests in such GIC Issuers Collateral, except for any Permitted Lien.

(ii)                                  It owns such GIC Issuers Collateral free and clear of any lien, claim or encumbrance of any Person and it has acquired its ownership in such GIC Issuers Collateral in good faith without notice of any Adverse Claim, except for any Permitted Lien and any Previous Liens (which have been amended and restated herein).

(iii)                               Other than any Permitted Lien and any Previous Liens (which have been amended and restated herein), it has not pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed any of such GIC Issuers Collateral. It has not authorized the filing of and is not aware of any financing statements against it that include a description of such GIC Issuers Collateral.

(iv)                              None of the Instruments, Tangible Chattel Paper or Certificated Securities that constitute or evidence such GIC Issuers Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, or in connection with any Permitted Lien.

(v)                                 It has received all consents and approvals required by the terms of such GIC Issuers Collateral to the transfer to the Collateral Agent of its interest and rights in such GIC Issuers Collateral hereunder and it has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such GIC Issuers Collateral to the Collateral Agent.

(vi)                              Other than pursuant to the Previous Liens (which have been amended and restated herein), it has not consented to the Intermediary’s complying with Entitlement Orders or other instructions originated by any Person other than the Collateral Agent in connection with any Securities Account or any instructions of any Person other than the Collateral Agent with respect to the disposition of funds credited to any Deposit Account. All of such GIC Issuers Collateral consisting of Security Entitlements and Financial Assets has been credited to the related GIC

Issuers Collateral Account. The Intermediary for the related GIC Issuers Collateral Account has agreed to treat all “collateral” (as defined in the related Securities Account Control Agreement) other than cash credited to the related GIC Issuers Collateral Account as Financial Assets. The Intermediary has agreed that the related GIC Issuers Collateral Account consists of a Securities Account to the extent of Financial Assets credited thereto and a Deposit Account to the extent of any cash or uninvested funds deposited therein or credited thereto. It acknowledges that the Intermediary has agreed, pursuant to the related Securities Account Control Agreement, to comply with all Entitlement Orders and other instructions originated by the secured party named therein in relation to the related GIC Issuers Collateral Account, without its further consent and that the Intermediary’s jurisdiction with respect to the related GIC Issuers Collateral Account is the State of New York.

(vii)                           Its exact legal name is that indicated in the introductory statement to this Agreement and is the exact name as it appears in its organization documents as filed with its jurisdiction of organization and on the signature page hereof, and it is an organization of the type and is organized solely in the jurisdiction set forth in the introductory statement to this Agreement. It has not, during the past five years, been known by or used any other corporate or fictitious name, been a party to any merger or consolidation or changed its organizational legal entity designation or jurisdiction of organization.

(d)                                 FSA PAL represents, warrants and agrees as of the Closing Date and on any date on which FSA PAL Collateral is Delivered to the relevant Intermediary that:

(i)                                     This Agreement creates a valid and continuing security interest (as defined in the UCC) in the FSA PAL Collateral in favor of the Collateral Agent, which security interest is prior to all other Liens (except for any Permitted Liens), and is enforceable as such as against creditors of and purchasers from FSA PAL. The security interest of the Collateral Agent in the FSA PAL Collateral will, until the obligations and indebtedness secured hereunder have been Paid in Full and termination of this Agreement, be a perfected security interest in the FSA PAL Collateral senior to all other security interests in the FSA PAL Collateral, except for a Permitted Lien.

(ii)                                  It owns the FSA PAL Collateral free and clear of any Lien, claim or encumbrance of any Person and it has acquired its ownership in the FSA PAL Collateral in good faith without notice of any Adverse Claim, except for any Permitted Lien and any Previous Liens (which have been amended and restated herein).

(iii)                               Other than any Permitted Lien and any Previous Liens (which have been amended and restated herein), it has not pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed any of the FSA PAL Collateral. It has not authorized the filing of and is not aware of any financing statements against it that include a description of the FSA PAL Collateral.

(iv)                              None of the Instruments, Tangible Chattel Paper or Certificated Securities that constitute or evidence the FSA PAL Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, or in connection with any Permitted Lien.

(v)                                 It has received all consents and approvals required by the terms of the FSA PAL Collateral to the transfer to the Collateral Agent of its interest and rights in the FSA PAL Collateral hereunder and it has full right to Grant a security interest in and assign and pledge all of its right, title and interest in the FSA PAL Collateral to the Collateral Agent.

(vi)                              Its exact legal name is that indicated in the introductory statement to this Agreement and is the exact name as it appears in its organization documents as filed with its jurisdiction of organization and on the signature page hereof, and it is an organization of the type and is organized solely in the jurisdiction set forth in the introductory statement to this Agreement. It has not, during the past five years, been known by or used any other corporate or fictitious name, been a party to any merger or consolidation or changed its organizational legal entity designation or jurisdiction of organization.

(vii)                           Other than pursuant to the Previous Liens (which have been amended and restated herein), it has not consented to the Intermediary’s complying with Entitlement Orders or other instructions originated by any Person other than the Collateral Agent in connection with any Securities Account or any instructions of any Person other than the Collateral Agent or FSA with respect to the disposition of funds credited to any Deposit Account. All of such FSA PAL Collateral consisting of Security Entitlements and Financial Assets has been credited to the FSA PAL Collateral Account. The Intermediary for the FSA PAL Collateral Account has agreed to treat all “collateral” (as defined in the related Securities Account Control Agreement) other than cash credited to the FSA PAL Collateral Account as Financial Assets. The Intermediary has agreed that the FSA PAL Collateral Account consists of a Securities Account to the extent of Financial Assets credited thereto and a Deposit Account to the extent of any cash or uninvested funds deposited therein or credited thereto. It acknowledges that the Intermediary has agreed, pursuant to the related Securities Account Control Agreement, to comply with all Entitlement Orders and other instructions originated by the secured party named therein in relation to the FSA PAL Collateral Account, without its further consent and that the Intermediary’s jurisdiction with respect to the FSA PAL Collateral Account is the State of New York.

(e)                                  Dexia FP represents, warrants and agrees with respect to the Dexia FP Collateral as of the Closing Date that:

(i)                                     This Agreement creates a valid and continuing security interest (as defined in the UCC) in such Dexia FP Collateral in favor of the Collateral Agent, which security interest is prior to all other Liens.

(ii)                                  It has not pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed the Dexia FP Collateral. It has not authorized the filing of and is not aware of any financing statements against it that include a description of the Dexia FP Collateral.

(iii)                               It has received all consents and approvals required for the transfer of the Dexia FP Collateral to the Collateral Agent of its interest and rights in the Dexia FP Collateral hereunder and it has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such Dexia FP Collateral to the Collateral Agent.

(iv)                              Its exact legal name is that indicated in the introductory statement to this Agreement and is the exact name as it appears in its organizational documents as filed with its jurisdiction of organization and on the signature page hereof, and it is an organization of the type and is organized solely in the jurisdiction set forth in the introductory statement to this Agreement. It has not, since its incorporation, been known by or used any other corporate or fictitious name, been a party to any merger or consolidation or changed its organizational legal entity designation or jurisdiction of organization except that it changed its name from “FSA Financial Products Inc.” to “Dexia FP Holdings Inc.” on or before the Closing Date.

(v)                                 It acknowledges that the Dexia FP Collateral (A) is not dealt in or traded on securities exchanges or in securities markets, (B) is not investment company securities and (C)

the terms of HF Services LLC’ s Organizational Documents do not expressly provide that the Dexia FP Collateral is a security governed by Article 8 of the of the Delaware Uniform Commercial Code. It will not: (x) amend or modify HF Services LLC’s Organizational Documents, or permit any Person to amend or modify the Organizational Documents of HF Services LLC, to provide that the Dexia FP Collateral is securities governed by Article 8 of the Delaware Uniform Commercial Code or otherwise constitutes “securities” under Article 8 of the Delaware Uniform Commercial Code or (y) provide for the Dexia FP Collateral to be dealt in or traded on securities exchanges or in securities markets, in each of (A) and (B) above, without the prior written consent of FSA.

(vi)                              By virtue of the execution and delivery by it of this Agreement, upon the filing of a UCC financing statement indicating the Dexia FP Collateral in the offices of the Secretary of State of the State of Delaware (naming it as the debtor and the Collateral Agent as the secured party), the Collateral Agent will have a valid and perfected first priority security interest in the Dexia FP Collateral for the benefit of FSA under the law of any State of the United States as security for the payment and performance of all obligations of FSAM and the GIC Issuers to FSA.

(vii)                           The Dexia FP Collateral is (i) duly authorized and validly existing and (ii) not subject to any options to purchase or other similar rights or subject to any legal or contractual restriction other than those arising under the Organizational Documents of HF Services LLC, the Securities Act and this Agreement. All information set forth herein relating to Dexia FP Collateral is accurate and complete in all material respects.

(f)                                    FSAM represents, warrants and agrees with respect to the FSAM PAL Collateral as of the Closing Date that:

(i)                                     This Agreement creates a valid and continuing security interest (as defined in the UCC) in such FSAM PAL Collateral in favor of the Collateral Agent, which security interest is prior to all other Liens.

(ii)                                  It has not pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed the FSAM PAL Collateral. It has not authorized the filing of and is not aware of any financing statements against it that include a description of the FSAM PAL Collateral.

(iii)                               It has received all consents and approvals required for the transfer of the FSAM PAL Collateral to the Collateral Agent of its interest and rights in the FSAM PAL Collateral hereunder and it has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such FSAM PAL Collateral to the Collateral Agent.

(iv)                              Its exact legal name is that indicated in the introductory statement to this Agreement and is the exact name as it appears in its organization documents as filed with its jurisdiction of organization and on the signature page hereof, and it is an organization of the type and is organized solely in the jurisdiction set forth in the introductory statement to this Agreement. It has not, since its incorporation, been known by or used any other corporate or fictitious name, been a party to any merger or consolidation or changed its organizational legal entity designation or jurisdiction of organization.

(v)                                 It acknowledges that the FSAM PAL Collateral (A) is not dealt in or traded on securities exchanges or in securities markets, (B) is not investment company securities and (C) the terms of FSA PAL’s Organizational Documents do not expressly provide that the FSAM PAL

Collateral is a security governed by Article 8 of the of the Delaware Uniform Commercial Code. It will not (x) amend or modify FSA PAL Organizational Documents, or permit any Person to amend or modify the Organizational Documents of FSA PAL, to provide that the FSAM PAL Collateral is securities governed by Article 8 of the Delaware Uniform Commercial Code or otherwise constitutes “securities” under Article 8 of the Delaware Uniform Commercial Code or (y) provide for the FSAM PAL Collateral to be dealt in or traded on securities exchanges or in securities markets, in each of clauses (A) and (B) above, without the prior written consent of FSA.

(vi)                              The FSAM PAL Collateral is (i) duly authorized and validly existing and (ii) not subject to any options to purchase or other similar rights or subject to any legal or contractual restriction other than those arising under the Organizational Documents of FSA PAL, the Securities Act and this Agreement. All information set forth herein relating to FSAM PAL Collateral is accurate and complete in all material respects.

Section 3.4.                                   Affirmative Covenants of FSAM. FSAM hereby agrees that during the term of this Agreement, except as otherwise provided in the GIC Business Documents, unless each of (x) Dexia and (y) prior to the FSAM Lien Release Date, FSA, shall otherwise expressly consent in writing:

(a)                                  FSAM shall perform each of its obligations under the GIC Business Documents to which it is party and comply with all material requirements of any law, rule or regulation applicable to it, its material properties, the FSAM Sovereign Guarantee Collateral and the FSAM Collateral.

(b)                                 FSAM shall comply in all material respects with the requirements and limitations of its powers set forth in, and will observe all procedures required by, its Organizational Documents, including that it shall not amend certain sections of its Organizational Documents as provided therein. FSAM shall take all appropriate action necessary to maintain its existence and good standing under the laws of the State of Delaware.

(c)                                  FSAM shall keep or cause to be kept in reasonable detail books and records of account of FSAM’s assets and business, including books and records relating to the GIC Business Documents to which it is party, which shall be made available to FSA as described in clause (e). Such books and records of account shall include statements of account with respect to transactions involving the FSAM Sovereign Guarantee Collateral and the FSAM Collateral. The books of FSAM will be kept on an accrual basis. The fiscal year of FSAM will end on December 31 of each year.

(d)                                 Compliance Certificate. If requested by FSA, FSAM shall deliver to FSA concurrently with the delivery of any financial statements required pursuant to Section 3.12(e), a certificate signed by FSAM stating that:

(i)                                a review of the performance by each GIC Business Entity, each Dexia Guarantor and each Lender under the GIC Business Documents during such period has been made; and

(ii)                             to its knowledge, following reasonable inquiry, no Dexia Event of Default has occurred or if a Dexia Event of Default has occurred, specifying the nature thereof.

(e)                                  FSAM shall, upon the request of FSA, permit FSA or its authorized agents (x) to inspect the books and records of FSAM as they may relate to the Master Repurchase Agreement, the FSAM Sovereign Guarantee Collateral, the FSAM PAL Collateral, the FSAM Collateral and the obligations of FSAM under the GIC Business Documents and the GIC Business; (y) to discuss the affairs, finances and accounts of FSAM with the managers or authorized agents of FSAM; and (z) to discuss the affairs, finances and accounts of FSAM with FSAM’s independent accountants (if any), provided that FSAM shall have the right to be present during such discussions. Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably or unduly disrupt the business of FSAM. The books and records of FSAM shall be maintained at the address of FSAM designated herein for receipt of notices, unless FSAM shall otherwise advise the parties hereto in writing. Following any such inspection, FSAM will reasonably cooperate with FSA to provide any additional information that FSA may reasonably request.

(f)                                    FSAM shall promptly (and in any event, within five Business Days) after receiving actual notice or becoming aware of the occurrence of any of the following inform FSA in writing:

(i)                                     the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation against FSAM;

(ii)                                  the commencement of any rule making or commencement or written threat of any disciplinary proceedings or any proceedings instituted by or against FSAM in any court or before any governmental body or agency, or before any arbitration board, or the promulgation of any proceeding or any proposed or final rule which, if adversely determined, may result in a Material Adverse Change with respect to FSAM;

(iii)                               the commencement of any proceedings by or against FSAM under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for FSAM or any of its assets;

(iv)                              the receipt of notice that (A) FSAM is placed under regulatory supervision or (B) any license, permit, charter, registration or approval material to the conduct of FSAM’s business is to be, or reasonably likely to be, suspended or revoked, or (C) FSAM is to cease and desist any practice, procedure or policy employed by FSAM in the conduct of its business, and such regulatory supervision, suspension, revocation or cessation would reasonably be likely to result in a Material Adverse Change with respect to FSAM; or

(v)                                 the receipt of notice (A) of any claim or order by any taxing authority that taxes are owed by FSAM or (B) that any withholding or backup withholding taxes are to be imposed with respect to any FSAM Collateral, in each case in an amount exceeding $10,000,000.

(g)                                 FSAM shall comply with the provisions of Section 11(j) of its Organizational Document relating to “special purpose entity” restrictions.

(h)                                 FSAM shall maintain all licenses, permits, charters and registrations that are material to the conduct of its business.

(i)                                     FSAM shall apply available funds towards the purchase of the FSAM Collateral, the payment of amounts due under the Secured Obligations and towards the other sums payable by FSAM under the GIC Business Documents to which it is party and for no other purpose.

(j)                                     FSAM shall, from time to time, pay or prepay all or such portion of the Master Repurchase Agreement as required by, and in accordance with, the terms of the Master Repurchase Agreement.

(k)                                  FSAM will pay all and any stamp tax and other taxes or duties, including any interest and penalties, payable by FSAM on, or in connection with, the Retained FSA Policies and the Master Repurchase Agreement; or the GIC Business Documents to which it is a party, and FSAM will also pay all franchise taxes and all other taxes of whatever nature payable in connection with the conduct of its business, the non-payment of which would result in a Material Adverse Change with respect to FSAM.

(l)                                     FSAM shall comply in all material respects with all applicable provisions of state and federal securities laws, including blue sky laws and the Securities Act, the Exchange Act and the Investment Company Act and all rules and regulations promulgated thereunder for which non-compliance would reasonably be likely to result in a Material Adverse Change with respect to FSAM.

(m)                               FSAM will promptly exercise its rights to obtain the return of Excluded FSAM Collateral in accordance with the Master Repurchase Agreement and Third Party Hedge Agreements, as applicable.

(n)                                 FSAM will promptly, and in any event no later than six (6) months prior to the expiration of any D&O Insurance for its Independent directors, renew and prepay in advance for a minimum of three (3) years, the premium for such D&O Insurance or will provide such other protection or indemnity arrangements that are consistent with rating agency policies related to bankruptcy remote entities in securitization transactions that are rated investment grade.

The foregoing affirmative covenants will supersede and replace the affirmative covenants of FSAM set forth in the FSAM Insurance Agreement and shall be binding on the FSAM Successor and the FSAM Hedging Successor (if any) as if made by it.

Section 3.5.                                   Negative Covenants of FSAM. FSAM hereby agrees that during the term of this Agreement, except as otherwise permitted under the GIC Business Documents, unless each of (x) Dexia and (y) prior to the FSAM Lien Release Date, FSA, shall otherwise expressly consent in writing:

(a)                                  FSAM shall not amend, supplement or otherwise modify its Organizational Document (or permit any of the foregoing).

(b)                                 FSAM shall not create, incur or suffer to exist any Indebtedness other than the FSAM Secured Obligations and any Permitted Indebtedness.

(c)                                  FSAM shall not form or acquire, or cause to be formed or acquired, any Subsidiaries, other than FSA PAL.

(d)                                 FSAM shall neither repurchase any of its membership interests nor make any distributions to its members, including any distribution of dividends, except as permitted under the Priority of Payments.

(e)                                  FSAM shall not (i) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any Lien on the FSAM Sovereign Guarantee Collateral, FSAM PAL Collateral or the FSAM Collateral except for (A) Liens to which each of Dexia and FSA has consented in writing or (B) Permitted Liens, or (ii) sign or file or authorize the filing under the applicable law of any jurisdiction any notice or financing statement that names FSAM as a debtor, or sign any security agreement authorizing any secured party thereunder to file such notice or financing statement, except in each case any such instrument solely securing the rights and preserving the Lien of the Collateral Agent.

(f)                                    FSAM shall not issue any membership interests of any kind or rights, warrants or options in respect of membership interests of any kind or securities convertible into or exchangeable for membership interests of any kind except for the common membership interest previously issued to FSAH and transferred to Dexia FP.

(g)                                 FSAM shall not (i) take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights under the GIC Business Documents that are material to the rights, benefits or obligations of the Collateral Agent or any Secured Party (other than with the consent of the relevant Secured Party), (ii) waive or alter any rights with respect to the FSAM Sovereign Guarantee Collateral, FSAM PAL Collateral and the FSAM Collateral (or any agreement or instrument relating thereto); (iii) except to the extent expressly permitted hereunder with respect to a repledge, rehypothecation or use of the FSAM Collateral, take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights with respect to the FSAM Sovereign Guarantee Collateral and the FSAM Collateral; or (iv) fail to pay any tax, assessment, charge or fee with respect to the FSAM Sovereign Guarantee Collateral, the FSAM PAL Collateral and the FSAM Collateral, or fail to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the Collateral Agent’s Lien on or security interest in the FSAM Sovereign Guarantee Collateral and the FSAM Collateral or FSAM’s right, title or interest in the FSAM Sovereign Guarantee Collateral, the FSAM PAL Collateral and the FSAM Collateral.

(h)                                 FSAM shall not consolidate with or merge with or into any Person or transfer all or substantially all of its assets to any Person or liquidate or dissolve in whole or in part.

(i)                                     FSAM shall not waive, modify or amend, or consent to any waiver, modification or amendment of, any material provisions of any of the GIC Business Documents.

(j)                                     FSAM shall not

(i)                                     sell, transfer, exchange or otherwise dispose of any of its assets except as permitted under this Agreement, or engage in any business or activity other than as contemplated by this Agreement and its Organizational Document,

(ii)                                  institute against, or join any other Person in instituting against, any party hereto any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any bankruptcy or similar law, until the Senior Release Date,

(iii)                               exercise the right, if any, under or consent to any FSAM Asset to be paid other than in cash without the consent of FSA, or

(iv)                              on or after the Closing Date, acquire any assets other than Permitted Investments without the written consent of FSA.

(k)                                  FSAM shall not take or permit to be taken any action which would have the effect, directly or indirectly, of causing any amount to be deducted or withheld from any payment on the FSAM Collateral to FSAM for or on account of a tax, and will perform all its obligations under the GIC Business Documents to prevent or cure any default by, or other condition or event with respect to FSAM which would have the effect, directly or indirectly, of causing any amount to be deducted or withheld from any payment on the FSAM Collateral for or on account of a tax. FSAM shall not fail to timely pay any tax, assessment, charge or fee imposed on it or with respect to the FSAM Collateral, or fail to defend any action, if such failure to pay or defend would reasonably be expected to adversely affect the priority or enforceability of the Collateral Agent’s security interest in the FSAM Collateral created by this Agreement or FSAM’s right, title or interest in the FSAM Collateral.

(l)                                     FSAM shall not take, or permit to be taken, any action that could cause FSAM to be required to (i) register as an “investment company” under the Investment Company Act, or (ii) register any of its issued and outstanding securities under the Securities Act or any United States state securities laws.

(m)                               FSAM shall not deny that the Material Agreements to which it is a party constitute the legal, valid and binding obligations of FSAM.

(n)                                 FSAM shall not terminate, amend, modify or supplement any of the Material Agreements (other than Hedge Agreements) to which it is a party without the prior written consent of FSA, which consent will not be unreasonably withheld or delayed.

(o)                                 FSAM will not enter into any new Hedge Agreements and will not write any other new business without the consent of FSA unless the relevant Hedge Agreement or obligation is not insured or guaranteed by FSA and is entered into by the Administrator on behalf of FSAM, acting in the ordinary course of managing the existing GIC Business in accordance with the Administrative Services Agreement and the ALM Procedures. Notwithstanding the foregoing, FSAM may, without consent of FSA (unless a Dexia Event of Default has occurred and FSA has elected to become the Secured Party Representative), at the direction of Dexia terminate, replace or amend existing or enter into new transactions under existing Hedge Agreements in accordance with the ALM Procedures.

(p)                                 FSAM shall neither have any employees nor own, rent, lease or be in possession of any building or other real property.

(q)                                 FSAM shall not take any action that would cause it to be treated as (i) an association (or a publicly traded partnership) taxable as a corporation or (ii) a taxable mortgage pool.

(r)                                    FSAM will not, prior to the FSAM Lien Release Date, without the consent of FSA (i) terminate the Put Contracts or the Sovereign Guarantee or (ii) settle any litigation, action, proceeding, suit or investigation unless the costs of such settlement will be borne or funded by the Dexia Guarantors or their Affiliates (other than any of the GIC Business Entities or the Administrator).

(s)                                  FSAM will not acquire or dispose of any asset if such acquisition or disposition is for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

The foregoing negative covenants will supersede and replace the negative covenants of FSAM set forth in the FSAM Insurance Agreement and shall be binding on the FSAM Successor and the FSAM Hedging Successor (if any) as if made by it.

Section 3.6.                                   Affirmative Covenants of GIC Issuers. Each GIC Issuer hereby agrees that during the term of this Agreement, except as otherwise provided in the GIC Business Documents, unless Dexia and FSA shall otherwise expressly consent in writing:

(a)                                  Such GIC Issuer shall perform each of its obligations under the GIC Business Documents to which it is a party and comply with all material requirements of any law, rule or regulation applicable to it, its material properties and the GIC Issuers Collateral.

(b)                                 Such GIC Issuer shall comply in all material respects with the requirements and limitations of its powers set forth in, and will observe all procedures required by, its Organizational Documents, including that it shall not amend certain sections of its Organizational Documents as provided therein. Such GIC Issuer shall take all appropriate action necessary to maintain its existence and good standing under the laws of the State of Delaware or, in case of FSA Capital Markets Cayman, the laws of the Cayman Islands.

(c)                                  Such GIC Issuer shall keep or cause to be kept in reasonable detail books and records of account of such GIC Issuer’s assets and business, including books and records relating to the GIC Business Documents to which it is party, which shall be made available to FSA as described in clause (d).

Such books and records of account shall include statements of account with respect to transactions involving the GIC Issuers Collateral Granted by it. The books of such GIC Issuer shall be kept on an accrual basis. The fiscal year of each GIC Issuer will end on December 31 of each year.

(d)                                 Such GIC Issuer shall, upon the request of FSA, permit FSA or its authorized agents (x) to inspect the books and records of such GIC Issuer as they may relate to the Master Repurchase Agreement (in the case of FSA Capital Markets and FSA Capital Management), the GIC Contracts, the GIC Issuers Collateral and the obligations of such GIC Issuer under the GIC Business Documents to which it is party and the GIC Business; (y) to discuss the affairs, finances and accounts of such GIC Issuer with the managers or authorized agents of such GIC Issuer; and (z) to discuss the affairs, finances and accounts of such GIC Issuer with such GIC Issuer’s independent accountants (if any), provided that such GIC Issuer shall have the right to be present during such discussions. Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably disrupt the business of such GIC Issuer. The books and records of such GIC Issuer shall be maintained at the address of such GIC Issuer designated herein for receipt of notices, unless such GIC Issuer shall otherwise advise the parties hereto in writing. Following any such inspection, such GIC Issuer will reasonably cooperate with FSA to provide any additional information that FSA may reasonably request.

(e)                                  Such GIC Issuer shall promptly (and in any event within five Business Days) after receiving actual notice or becoming aware of the occurrence of any of the following inform FSA in writing:

(i)                                     the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation against such GIC Issuer;

(ii)                                  the commencement of any rule making or commencement or written threat of any disciplinary proceedings or any proceedings instituted by or against such GIC Issuer in any court or before any governmental body or agency, or before any arbitration board, or the promulgation of any proceeding or any proposed or final rule which, if adversely determined, may result in a Material Adverse Change with respect to such GIC Issuer;

(iii)                               the commencement of any proceedings by or against such GIC Issuer under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for such GIC Issuer or any of its assets;

(iv)                              the receipt of notice that (A) such GIC Issuer is placed under regulatory supervision, (B) any license, permit, charter, registration or approval material to the conduct of such GIC Issuer’s business is to be, or reasonably likely to be, suspended or revoked, or (C) such GIC Issuer is to cease and desist any practice, procedure or policy employed by such GIC Issuer in the conduct of its business and such regulatory supervision, suspension, revocation or cessation would reasonably be likely to result in a Material Adverse Change with respect to such GIC Issuer, or (D) such GIC Issuer is to cease and desist any practice, procedure or policy employed by such GIC Issuer in the conduct of its business; or

(v)                                 the receipt of notice (A) of any claim or order by any taxing authority that taxes are owed by such GIC Issuer or (B) that any withholding or backup withholding taxes are to be imposed with respect to any GIC Issuers Collateral, in each case in an amount exceeding $10,000,000.

(f)                                    In the case of FSA Capital Markets and FSA Capital Management, it shall comply with the provisions of Section 11(j) of its Organizational Document relating to “special purpose entity” restrictions.

(g)                                 Such GIC Issuer shall maintain all licenses, permits, charters and registrations that are material to the conduct of its business.

(h)                                 Such GIC Issuer shall apply its available funds towards the purchase of the GIC Issuers Collateral, the payment of amounts due under the related GIC Issuer Secured Obligations and towards the other sums payable by such GIC Issuer under the GIC Business Documents and for no other purpose.

(i)                                     Such GIC Issuer shall, from time to time, pay or prepay all or such portion of any GIC Contract as required by, and in accordance with, the terms of such GIC Contract.

(j)                                     Such GIC Issuer will pay all and any stamp tax and other taxes or duties, including any interest and penalties, payable by such GIC Issuer on, or in connection with, the Retained FSA Policies and the Master Repurchase Agreement; or the GIC Business Documents to which it is a party, and such GIC Issuer will also pay all franchise taxes and all other taxes of whatever nature payable in connection with the conduct of its business, the non-payment of which would result in a Material Adverse Change. with respect to such GIC Issuer

(k)                                  Such GIC Issuer shall comply in all material respects with all applicable provisions of state and federal securities laws, including blue sky laws and the Securities Act, the Exchange Act and the Investment Company Act and all rules and regulations promulgated thereunder (or, in the case of FSA Capital Markets Cayman, any equivalent laws in the Cayman Islands) for which non-compliance would reasonably be likely to result in a Material Adverse Change with respect to such GIC Issuer.

(l)                                     Such GIC Issuer will promptly exercise its rights to obtain the return of Excluded GIC Issuer Collateral in accordance with the GIC Contracts.

(m)                               In the case of FSA Capital Markets and FSA Capital Management, such GIC Issuer will promptly, and in any event no later than six (6) months prior to the expiration of any D&O Insurance for its Independent directors, renew and prepay in advance for a minimum of three (3) years, the premium for such D&O Insurance or will provide such other protection or indemnity arrangements that are consistent with rating agency policies related to bankruptcy remote entities in securitization transactions that are rated investment grade.

(n)                                 Such GIC Issuer will promptly reimburse FSA pursuant to the Priority of Payments for all claims paid by FSA under a financial guarantee of the obligations of any GIC Issuer or the FSAM Hedging Successor in respect of Hedge Agreements, entered into after the occurrence of a Dexia Event of Default.

The foregoing affirmative covenants will supersede and replace the affirmative covenants, if any, of such GIC Issuer set forth in the relevant GIC Issuers Insurance Agreements.

Section 3.7.                                   Negative Covenants of GIC Issuers. Each GIC Issuer hereby agrees that during the term of this Agreement, except as otherwise permitted under the Material Agreements, unless Dexia and FSA shall otherwise expressly consent in writing:

(a)                                  Such GIC Issuer shall not amend, supplement or otherwise modify its Organizational Document (or permit any of the foregoing).

(b)                                 Such GIC Issuer shall not create, incur or suffer to exist any Indebtedness other than the related GIC Issuer Secured Obligations, any Permitted Indebtedness and its respective GIC Contracts.

(c)                                  Such GIC Issuer shall not form or acquire, or cause to be formed or acquired, any Subsidiaries.

(d)                                 Such GIC Issuer shall neither repurchase any of its membership interests nor make any distributions to its members, including any distribution of dividends, except as permitted under the Priority of Payments.

(e)                                  Such GIC Issuer shall not (i) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any Lien on the GIC Issuers Collateral except for (A) Liens to which each of Dexia and FSA has consented in writing or (B) Permitted Liens or (ii) sign or file or authorize the filing under the applicable law of any jurisdiction any notice or financing statement that names such GIC Issuer as a debtor, or sign any security agreement authorizing any secured party thereunder to file such notice or financing statement, except in each case any such instrument solely securing the rights and preserving the Lien of the Collateral Agent.

(f)                                    Such GIC Issuer shall not issue any membership interests, ordinary shares or equity interests of any kind or rights, warrants or options in respect of membership interests, ordinary shares or equity interests of any kind or securities convertible into or exchangeable for membership interests of any kind except for the common membership interest previously issued to FSAH and transferred to Dexia FP with respect to FSA Capital Management and FSA Capital Markets.

(g)                                 Such GIC Issuer shall not (i) take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights under the GIC Business Documents that are material to the rights, benefits or obligations of the Collateral Agent or any Secured Party (other than with the consent of the relevant Secured Party), (ii) waive or alter any rights with respect to the GIC Issuers Collateral or the FSAM Sovereign Guarantee Collateral (or any agreement or instrument relating thereto); (iii) except to the extent expressly permitted hereunder with respect to repledge, rehypothecation or use of the GIC Issuers Collateral, take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights with respect to the GIC Issuers Collateral; or (iv) fail to pay any tax, assessment, charge or fee with respect to the GIC Issuers Collateral, or fail to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the Collateral Agent’s Lien on or security interest in the GIC Issuers Collateral or such GIC Issuer’s right, title or interest in the GIC Issuers Collateral.

(h)                                 Such GIC Issuer shall not consolidate with or merge with or into any Person or transfer all or substantially all of its assets to any Person or liquidate or dissolve in whole or in part.

(i)                                     Such GIC Issuer shall not waive, modify or amend, or consent to any waiver, modification or amendment of, any material provisions of any of the GIC Business Documents to which it is party.

(j)                                     Such GIC Issuer shall not

(i)                                     sell, transfer, exchange or otherwise dispose of any of its assets except as permitted under this Agreement, or engage in any business or activity other than as contemplated by this Agreement and its Organizational Document,

(ii)                                  institute against, or join any other Person in instituting against, any party hereto any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any bankruptcy or similar law, or

(iii)                               on or after the Closing Date, acquire any assets other than Permitted Investments without the written consent of FSA.

(k)                                  Such GIC Issuer shall not take or permit to be taken any action which would have the effect, directly or indirectly, of causing any amount to be deducted or withheld from any payment on the GIC Issuers Collateral to such GIC Issuer for or on account of a tax, and will perform all its obligations under the GIC Business Documents to prevent or cure any default by, or other condition or event with respect to such GIC Issuer which would have the effect, directly or indirectly, of causing any amount to be deducted or withheld from any payment on the GIC Issuers Collateral for or on account of a tax. Such GIC Issuer shall not fail to timely pay any tax, assessment, charge or fee imposed on it or with respect to the GIC Issuers Collateral, or fail to defend any action, if such failure to pay or defend would reasonably be expected to adversely affect the priority or enforceability of the Collateral Agent’s security interest in the GIC Issuers Collateral created by this Agreement or such GIC Issuer’s right, title or interest in the GIC Issuers Collateral.

(l)                                     Such GIC Issuer shall not take, or permit to be taken, any action that could cause such GIC Issuer to be required to (i) register as an “investment company” under the Investment Company Act, or (ii) register any of its issued and outstanding securities under the Securities Act or any United States state securities laws.

(m)                               Such GIC Issuer shall not deny that the Material Agreements to which it is a party constitute the legal, valid and binding obligations of such GIC Issuer.

(n)                                 Such GIC Issuer shall not terminate, amend, modify or supplement any GIC Contract except in accordance with its terms, the ALM Procedures and this Agreement or terminate, amend, modify or supplement any Material Agreements (other than Hedge Agreements) to which it is a party without the prior written consent of FSA, which consent will not be unreasonably withheld or delayed.

(o)                                 Such GIC Issuer (i) shall not enter into any new GIC Contracts and shall not write any other new business and (ii) shall not enter into any Hedge Agreements without the consent of FSA unless such Hedge Agreement is not insured or guaranteed by FSA and is entered into by the Administrator on behalf of such GIC Issuer, acting in the ordinary course of managing the existing GIC Business in accordance with the Administrative Services Agreement. Notwithstanding the foregoing, such GIC Issuer may, at the direction of FSA following a Dexia Event of Default, terminate, replace or amend, or enter into new transactions under, existing Hedge Agreements in accordance with the ALM Procedures.

(p)                                 Such GIC Issuer shall not take any action that would cause it to be treated as (i) an association (or a publicly traded partnership) taxable as a corporation or (ii) a taxable mortgage pool.

(q)                                 Such GIC Issuer shall not have any employees nor own, rent, lease or be in possession of any building or other real property.

(r)                                    Such GIC Issuer shall not prior to the Senior Release Date without the prior written consent of FSA settle any litigation, action, proceeding, suit or investigation unless the costs of such settlement will be borne or funded by the Dexia Guarantors or their Affiliates (other than any of the GIC Business Entities or the Administrator).

(s)                                  Such GIC Issuer shall not take any action to enforce its rights as a Secured Party with respect to the Sovereign Guarantee Collateral other than with the consent of FSA as representative of the Collateral Agent.

The foregoing negative covenants will supersede and replace the negative covenants, if any, of such GIC Issuer set forth in the GIC Issuers Insurance Agreements.

Section 3.8.                                   Affirmative Covenants of FSA PAL. FSA PAL hereby agrees that during the term of this Agreement, except as otherwise provided in the Material Agreements, unless Dexia and FSA shall otherwise expressly consent in writing:

(a)                                  It shall maintain its corporate existence in good standing;

(b)                                 It shall comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority;

(c)                                  It shall conduct its business and affairs such that, at all times, its center of main interests for the purposes of the EU Insolvency Regulation (EC) No. 1346/2000 of May 29, 2000 (the “Insolvency Regulation”) shall be and remain in England and Wales;

(d)                                 It shall deliver to FSA, as soon as they are available and in any event within 15 Business Days after the same are delivered to appropriate regulatory authorities, a balance sheet and a profit and loss account for each fiscal year certified by independent public accountants of recognized standing;

(e)                             It shall ensure with respect to itself that:

(i)                                     separate financial statements in relation to its financial affairs are maintained;

(ii)                                  all corporate formalities with respect to its affairs are observed;

(iii)                               separate stationary, invoices and checks are used;

(iv)                              it always holds itself out as a separate entity;

(v)                                 any known misunderstandings regarding its separate identity are corrected promptly;

(vi)                              pay its own liabilities out of its own funds;

(vii)                           not guaranty or become obligated for debts of any other person or entity or hold out its credit as being available to satisfy the obligations of others;

(viii)                        not acquire any obligations or securities of its shareholders;

(ix)                                maintain adequate capital in light of its contemplated business operations;

(x)                                   maintain at all times two Independent directors;

(f)                                    It shall conduct business in its own name;

(g)                                 It shall strictly observe and maintain separate financial records which are and will continue to be maintained to reflect its assets and liabilities which will be subject to audit by independent public accountants;

(h)                                 It shall properly reflect in its financial records all monetary transactions between it and FSAM or any other Affiliate of FSAM;

(i)                                     It shall at all times carry on and conduct its affairs in a proper and efficient manner;

(j)                                     It shall at all times keep such books of accounts as may be necessary to comply with all applicable laws and so as to enable its financial statements to be prepared and allow FSAM and FSA and any person appointed by FSAM or FSA free access to the same at all times during normal business hours and to discuss the same with its responsible officers; and

(k)                                  It shall promptly, and in any event no later than six (6) months prior to the expiration of any D&O Insurance, for its Independent directors renew and prepay in advance for a minimum of three (3) years, the premium for such D&O Insurance or provide such other protection or indemnity arrangements that are consistent with rating agency policies related to bankruptcy remote entities in securitization transactions that are rated investment grade.

The foregoing affirmative covenants will supersede and replace the affirmative covenants of FSA PAL set forth in the FSA PAL Loan.

Section 3.9.                                   Negative Covenants of FSA PAL. FSA PAL hereby agrees that during the term of this Agreement, except as otherwise permitted under the Transaction Documents and the FSA PAL Loan, unless Dexia and FSA shall otherwise expressly consent in writing:

(a)                                  It shall not incur or permit to subsist any indebtedness in respect of borrowed money whatsoever or any financial obligations other than (i) the “loans” under the FSA PAL Loan, (ii) financial obligations owed by it to BNY Mellon, as Borrower’s clearing and custody agent, pursuant to the FSA PAL Clearing and Custody Agreement, (iii) custody fees paid solely from interest proceeds on custodied assets and (iv) Permitted Indebtedness.

(b)                                 It shall not give any guarantee or indemnity in respect of any indebtedness or of any obligation of any person other than under the FSA PAL Clearing and Custody Agreement, indemnities with regard to custodial agreements and Permitted Indebtedness;

(c)                                  It shall not create or permit to subsist any mortgage, sub-mortgage, standard security, assignment, assignation, charge, sub-charge, pledge, lien (unless arising by operation of law), hypothecation, assignment by way of security or any other security interest whatsoever over any of its assets, present or future, (including any uncalled capital) other than Account Bank Liens and Permitted Liens;

(d)                                 It shall not engage in any activity whatsoever which is not incidental to or necessary in connection with any of the activities which this Agreement provide or envisage that it will engage in;

(e)                                  It shall not have any subsidiaries or any employees or own, rent, lease or be in possession of any buildings or equipment;

(f)                                    It shall not amend, supplement or otherwise modify its Organizational Documents;

(g)                                 It shall not transfer, sell, lend, part with or otherwise dispose of, or deal with, or grant any option or present or future right to acquire any Permitted Investment or any of its other assets or undertaking or any interest, estate, right, title or benefit therein other than as expressly contemplated by the this Agreement and the FSA PAL Note;

(h)                                 It shall not pay any dividend or make any other distribution to its shareholders or issue any further shares, warrants or options or securities exchangeable into shares;

(i)                                     It shall not make any loan or advance to any other person or entity, or purchase or otherwise acquire equity interests in any other entity or substantially all the assets of any other Person;

(j)                                     It shall not merge or consolidate with, or sell, assign, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to, any other Person;

(k)                                  It shall not permit any of this Agreement, the FSA PAL Loan and the Note thereto (the “FSA PAL Note”) to become invalid or ineffective, or the priority of the security interests created thereby to be reduced, amended, terminated, postponed or discharged, or permit any party to any of FSA PAL’s “permitted investments” (as defined in the FSA PAL Loan) or any other person whose obligations form part of FSA PAL’s Permitted Investments to be released from such obligations or dispose of all or any part of FSA PAL’s Permitted Investments;

(l)                                     It shall not own assets other than those representing its share capital, the funds arising from the issue of the FSA PAL Note, “permitted investments” (as defined in the FSA PAL Loan) and associated and ancillary rights and interests thereto, the benefit of this Agreement, the FSA PAL Loan and the FSA PAL Note and any other rights or interests created or acquired thereunder, as all of the same may vary from time to time;

(m)                               It shall not permit any person other than FSAM to have any equitable or beneficial interest in any of its assets or undertakings or any interest, estate, right, title, benefit therein except as otherwise provided for in this Agreement, the FSA PAL Loan and the FSA PAL Note;

(n)                                 It shall not maintain an “establishment” (as that expression is used in the Insolvency Regulation) or branch office in any jurisdiction other than England and Wales.

(o)                                 It shall not permit or consent to any of the following occurring:

(i)                                     its books and records being maintained with or co-mingled with those of any other person or entity;

(ii)                                  its bank accounts and the debts represented thereby being co-mingled with those of any other person or entity;

(iii)                               its assets or revenues being co-mingled with those of any other person or entity; or

(iv)                              its business being conducted other than in its own name; or

(p)                                 It shall not hold out its credit or assets as being available to satisfy the obligations of others.

The foregoing negative covenants will supersede and replace the negative covenants of FSA PAL set forth in the FSA PAL Loan.

Section 3.10.                             Affirmative Covenants of Dexia FP. Dexia FP hereby agrees that during the term of this Agreement, except as otherwise provided in the Transaction Documents, unless Dexia and FSA shall otherwise expressly consent in writing:

(a)                                  Dexia FP shall comply in all material respects with the requirements and limitations of its powers set forth in, and will observe all procedures required by, its Organizational Documents, including that it shall not amend certain sections of its Organizational Documents as provided therein. Dexia FP shall take all appropriate action necessary to maintain its existence and good standing under the laws of the State of Delaware.

(b)                                 Dexia FP shall comply with the provisions of Article VI of its By-Laws.

(c)                                  Dexia FP will promptly, and in any event no later than six (6) months prior to the expiration of any D&O Insurance for its Independent directors, renew and prepay in advance for a minimum of three (3) years, the premium for such D&O Insurance or provide such other protection or indemnity arrangements that are consistent with rating agency policies related to bankruptcy remote entities in securitization transactions that are rated investment grade.

Section 3.11.                             Negative Covenants of Dexia FP. Dexia FP hereby agrees that during the term of this Agreement, except as otherwise permitted under the Transaction Documents, unless Dexia and FSA shall otherwise expressly consent in writing:

(a)                                  Dexia FP shall not amend, supplement or otherwise modify its Organizational Document (or permit any of the foregoing).

(b)                                 Dexia FP shall neither repurchase any of its membership interests nor make any distributions to its members, including any distribution of dividends, except as permitted under the Priority of Payments.

(c)                                  Dexia FP shall not issue any ordinary shares, common stock or equity interests of any kind or rights, warrants or options in respect ordinary shares or equity interests of any kind or securities convertible into or exchangeable for equity interests of any kind except for the equity interests previously issued to DHI.

(d)                                 Dexia FP shall not consolidate with or merge with or into any Person or transfer all or substantially all of its assets to any Person or liquidate or dissolve in whole or in part.

(e)                                  Dexia FP shall not deny that this Agreement constitutes the legal, valid and binding obligations of Dexia FP.

Section 3.12.                             Covenants of the Dexia Parties.

(a)                                  Prior to a Dexia Event of Default, to the extent FSAM or the Administrator enters into agreements with service providers (including any Account Bank) that require future payments by FSAM and/or the Administrator and do not contain non-petition and limited recourse provisions (each, a “Non-Conforming Agreement”), DCL agrees that it will issue a Required Guarantee.

(b)                                 To the extent that any Dexia Guarantor receives notice from FSA or otherwise becomes aware of an outstanding FSA Policy that is not a Retained FSA Policy, the relevant Dexia Guarantor will give notice of such circumstance to FSA (if notice was not received from FSA) and, if a Dexia Affiliate is the beneficiary thereunder, will enter into, or cause such Dexia Affiliate to enter into, a customary termination agreement with respect to such policy and will agree (or cause the Dexia Affiliate) not to make a claim thereunder.

(c)                                  Each Dexia Guarantor shall take reasonable actions deemed necessary or desirable by the Collateral Agent or FSA or that are required by applicable law to continue the Collateral Agent’s preferred status in the Dexia Collateral with the same or with better priorities in relation to such Dexia Guarantor.

(d)                                 Each Dexia Party hereby agrees that during the term of this Agreement, such Dexia Party shall not terminate, amend, modify or supplement any of the Material Agreements to which it is a party without the prior written consent of FSA, which consent will not be unreasonably withheld or delayed.

(e)                                  The Dexia Guarantors shall cause to be furnished to FSA, unless a Senior Release Date has occurred:

(i)                                     Annual Financial Statements.

(A)                              Until such time as the aggregate outstanding principal balance of the GIC Contracts is less than $5,000,000,000, within the later of 90 days after (x) the close of each fiscal year of Dexia FP or (y) the receipt by FSAM of a request for such statements from FSA, the audited consolidated financial statements of Dexia FP as of the end of such fiscal year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, as determined by Dexia, consistently applied. The financial statement will include, in a footnote, condensed consolidating financial information for the same period for FSAM, FSA Capital Markets and FSA Capital Management.

(B)                                After the aggregate outstanding principal balance of the GIC Contracts is less than $5,000,000,000, FSAM shall furnish to FSA within the later of 90 days after (x) the close of the fiscal year of Dexia FP or (y) the receipt by FSAM of a request from FSA, the audited consolidated annual financial statements described in the preceding sentence, in each case only if (1) such audited consolidated financial statements are reasonably requested by FSA or Assured in connection with the preparation of its financial statements and (2) the reasonable costs of such audited consolidated financial statements are paid by FSA. The financial statement will include, in a footnote, condensed consolidating financial information for the same period for FSAM, FSA Capital Markets and FSA Capital Management.

(ii)                                  Unaudited Financial Statements.

(A)                              Until such time as the aggregate outstanding principal balance of the GIC Contracts is less than $5,000,000,000, within 60 days after the close of each of the first three quarters of each fiscal year of Dexia FP commencing with the quarter ending September 30, 2009, the unaudited consolidated statement of financial condition of Dexia FP, as of the end of the first three quarters of each fiscal year of Dexia FP, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, as determined by Dexia, consistently applied (subject to normal year-end adjustments).

(B)                                After the aggregate outstanding principal balance of the GIC Contracts is less than $5,000,000,000, FSAM shall furnish to FSA within 60 days after the close of each quarter of each fiscal year of Dexia FP commencing with the quarter after which the balance falls below $5,000,000,000, financial statements or internal management reports for the portion of the fiscal year then ended for the first three quarters, or for the fiscal year in the case of the fourth quarter, in each case only if (1) reasonably requested by

FSA or Assured in connection with the preparation of its financial statements and (2) such financial statements have otherwise been prepared by Dexia FP.

(iii)                               Certificate. Each delivery of any financial statements required pursuant to Section 3.12(e)(i) or (ii) will be accompanied by a certificate stating that the financial reports delivered present fairly the financial condition and results of operation of Dexia FP as of the dates and for the periods indicated in accordance with the generally identified accounting principles identified therein, consistently applied (subject to interim statements to normal year-end adjustments, if applicable).

(iv)                              FSA PAL and FSA Capital Markets Cayman.

(A)                              Annual financial reports of FSA Pal will be delivered as required by Section 3.8(d).

(B)                                Within the later of 90 days after (x) the close of each fiscal year of Dexia FP or (y) the receipt by FSAM of a request for such statements from FSA, the balance sheet of FSA Capital Markets Cayman as of the end of such fiscal year and the consolidated statements of income, changes in owners’ equity and cash flows for such fiscal year, prepared in accordance with generally accepted accounting principles, as determined by Dexia, consistently applied, only if (1) reasonably requested by FSA or Assured in connection with the preparation of its financial statements and (2) such financial statements have otherwise been prepared by FSA Capital Markets Cayman.

(C)                                Within the later of 60 days after (x) after the close of each of each quarter of each fiscal year of Dexia FP commencing with the quarter ending September 30, 2009, or (y) the receipt by FSAM of a request from FSA, the unaudited quarterly financial statements of FSA Capital Markets Cayman, in each case only if (1) reasonably requested by FSA or Assured in connection with the preparation of its financial statements and (2) such financial statements have otherwise been prepared by FSA Capital Markets Cayman

(f)                                    Prior to a Transition Date, the Dexia Guarantors shall cause the portfolio of Permitted Investments (including FSAM Assets that consist of Permitted Investments) and Dexia CSA Collateral, considered as a whole, to be reasonably diversified as to specific issuers and categories of investment.

(g)                                 If such Dexia Guarantor shall (i) change the location of its chief executive office (for purposes of the UCC), (ii) change its name, corporate form change the location where it maintains its books and records with respect to the Dexia Collateral or (iii) reorganize or reincorporate under the laws of any other jurisdiction, it shall take all other reasonable actions deemed necessary or desirable by the Collateral Agent or any Secured Party or that are required by applicable law to continue the Collateral Agent’s perfected status in the Dexia Collateral with the same or better priorities.

Section 3.13.                             Affirmative Covenants of FSA. FSA hereby agrees that after a Dexia Event of Default, FSA will use good faith, commercially reasonable efforts to (i) cause the GIC Issuers to continue to comply with GIC collateralization requirements and other requirements of the GIC Contracts that if not met or complied with could result in a default under or early termination of the GIC Contract (except where termination of the GIC Contract would meet the standards of Section 11.2(c)) and (ii) not enter into agreements with the GIC Issuer that would reduce or eliminate rights of subrogation that would be available to FSA upon payment of a claim on the relevant FSA Policy or waive, reduce, or terminate any payment obligations of the GIC Issuer or release any security therefor, in each case where such action would be inconsistent with FSA’s ordinary risk management policies that would apply if FSA were not protected against the risk of loss on such GIC Contract under the Dexia FP Guarantee and FSA’s exposure under the related FSA Policy were retained for FSA’s own account.

ARTICLE IV
GUARANTEES

Section 4.1.                                   Put Options.

(a)                                  Upon the occurrence of a Put Trigger arising from an Asset Default Trigger (unless FSAM reasonably determines that a dispute or error exists with respect to the relevant servicer information and is actively pursuing resolution of such dispute or error), FSAM shall within three Business Days after the Administrator receives information from the relevant servicer demonstrating that an Asset Default Trigger has occurred, (i) exercise a Put Option in accordance with the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, as applicable, and (ii) shall provide notice of the occurrence of such Put Trigger and the exercise of the related Put Option to the Collateral Agent, FSA and the Sovereign Guarantors.

(b)                                 If exercise of the Put Option described in clause (a) is not made by FSAM within five Business Days after the occurrence of the relevant Asset Default, the Collateral Agent shall, at the direction of the Secured Party Representative, or FSA may, as representative for the Collateral Agent, deliver the relevant Exercise Notice (with a copy to the Collateral Agent) in accordance with the terms of the relevant Put Contract.

(c)                                  Upon the occurrence of a Put Trigger arising from a Liquidity Default Trigger, Collateral Default Trigger or Bankruptcy Trigger, FSAM shall immediately upon the occurrence thereof (i) exercise the related Put Option in accordance with the Dexia Guaranteed Put Contract and the Dexia Non- Guaranteed Put Contract, as applicable, and (ii) shall provide notice of the occurrence of such Put Trigger and the exercise of the related Put Option to the Collateral Agent, FSA and the Sovereign Guarantors.

(d)                                 If exercise of the Put Option described in clause (c) is not made by FSAM immediately after the occurrence of the relevant Liquidity Default Trigger, Collateral Default Trigger or Bankruptcy Trigger, the Collateral Agent shall, at the direction of the Secured Party Representative, or FSA may, deliver the relevant Exercise Notice (with a copy to the Collateral Agent) in accordance with the terms of the relevant Put Contract.

(e)                                  The Administrator will prepare and deliver the Shortfall Information and, if required under the definition thereof, obtain written confirmation from the Collateral Agent of non-receipt of payments in the FSAM Cash Account or the Collateral Agent Cash Account, in each case in accordance with the Put Contract and the Sovereign Guarantee. For the avoidance of doubt FSA (either directly or as representative of the Collateral Agent) may prepare the Shortfall Information and obtain written confirmation from the Collateral Agent of non-receipt of payments in the FSAM Cash Account or the Collateral Agent Cash Account, specify the related Put Exercise Amounts in relation to any Liquidity Default Trigger, any Collateral Default Trigger or any Bankruptcy Trigger and may deliver the related Shortfall Information and/or an Exercise Notice as provided in the relevant Put Contract, without regard to which Person delivered the related Exercise Notice. Copies of any such notices will be provided to the Collateral Agent and, if applicable FSA, in addition to any Persons specified in the relevant Put Contract. The Collateral Agent shall not specify the related Put Exercise Amount with respect to any exercise of a Put Option except upon direction from FSA.

(f)                                    The failure of FSAM or FSA, as applicable, to make or exercise any claim or option shall not impair or prevent the making of such claim or the exercising of such option at any later date in relation to such Put Trigger, or any other Put Trigger as provided under the relevant Put Contract.

(g)                                 FSA may act directly or as the representative of the Collateral Agent to make demands and may request and dispute valuations as provided in the Put Contracts.

(h)                                 In connection with delivery of an Exercise Notice, FSAM or FSA as representative of the Collateral Agent, will deliver a Settlement Instruction (as defined in the applicable Put Settlement Procedures Agreement) to the Account Bank with a copy to the Collateral Agent.

Section 4.2.                                   Sovereign Guarantee.

(a)                                  So long as the Dexia Guaranteed Put Contract and the Sovereign Guarantee are in effect:

(i)                                     In relation to any Put Settlement Date arising from an Asset Default Trigger under the Dexia Guaranteed Put Contract, in the event that the Dexia Guarantors (i) fail to pay the relevant Shortfall Amounts, if applicable, on or after such date or (ii) fail to pay the Put Settlement Amount on the Put Settlement Date, FSAM shall promptly submit a Guarantee Call under the Sovereign Guarantee in accordance with its terms.

(ii)                                  In relation to any Put Settlement Date arising from a Liquidity Default Trigger or Collateral Default Trigger or a Bankruptcy Trigger under the Dexia Guaranteed Put Contract in the event that any Dexia Guarantor fails to pay the relevant Put Settlement Amount on the related Put Settlement Date, FSAM shall promptly submit a Guarantee Call with respect to such event under the Sovereign Guarantee in accordance with its terms.

(iii)                               If any claim described in clauses (i) or (ii) is not made by FSAM in accordance with the Sovereign Guarantee, the Collateral Agent shall, at the detailed direction of the Secured Party Representative, or FSA, as representative for the Collateral Agent, may promptly submit a Guarantee Call in accordance with the terms of the Sovereign Guarantee which shall be described in detail by the Secured Party Representative. Copies of any such claims will be provided to the Collateral Agent and, if applicable FSA, in addition to any Persons specified in the Sovereign Guarantee.

(iv)                              The failure of FSAM or FSA, as applicable, to make any claim shall not impair or prevent the making of such claim at any later date in relation to such Put Trigger, or any other Put Trigger to the extent permitted by the Put Contracts.

(v)                                 The Collateral Agent will only consent to an amendment of the Sovereign Guarantee or to a Proscribed Amendment to which FSA has directed it to consent.

(b)                            FSAM agrees to promptly repay to Dexia (as provided in Section 11.1 and the definition of Dexia Reimbursement Payments) any amounts paid by the Sovereign Guarantors under the Sovereign Guarantee in circumstances where such amounts were not due by Dexia as a Shortfall Amount or Put Settlement Amount under the Dexia Guaranteed Put Contract.

(c)                             FSAM or FSA, as applicable, will make a Guarantee Call by email or facsimile, with confirmation of receipt by the Sovereign Guarantors by email or facsimile.

ARTICLE V

EVENTS OF DEFAULT; REMEDIES

Section 5.1.                                   Events of Default.

A “Dexia Event of Default” will mean the occurrence of any of the following events:

(a)                                  the occurrence of any ISDA Event of Default under either the Dexia Guaranteed Put Contract or the Dexia Non-Guaranteed Put Contract;

(b)                                 the non-payment by any Dexia Party or any Affiliate of any required payment in accordance with the terms of any Dexia Guarantee, the Put Contracts or the Dexia GIC Indemnity (the “Dexia Payment Obligations”) where (i) the amount of such non-payment, taken together with any other outstanding and uncured failures to make payments or deliveries by any Dexia Party or any Affiliate in relation to Uncovered Dexia Payment Obligations, exceeds USD 10,000,000 (the “Default Threshold”) and (ii) such non-payment is not remedied by an Account Transfer Cure within the Cure Period following delivery of a Payment Failure Notice to the relevant addressees of such notice by FSA; provided that such amount is not a Good Faith Contested Payment or a collateral posting requirement in relation to the GIC Contracts; or

(c)                                  a Lender Bankruptcy occurs with respect to any Lender prior to such time as the Liquidity Facility is fully drawn or such Lenders commitment thereunder has been terminated in accordance with its terms, or

(d)                                 an SPV Bankruptcy occurs with respect to FSAM or any GIC Issuer which is not predominately the result of action by FSA or its Affiliates or any person acting on their behalf.

The Dexia Guarantors or FSAM will notify the Collateral Agent, the Reporting Agent and FSA within one Business Day following the occurrence of a Dexia Event of Default described in clause (a) or (b) of the definition thereof. The Dexia Guarantors or FSAM will notify the Collateral Agent, the Reporting Agent and FSA within five Business Days following the occurrence of a Dexia Event of Default described in clause (c) or (d) of the definition thereof.

Section 5.2.                                   Remedies.

(a)                                  Upon a Dexia Event of Default (subject to Section 7.5 and the further provisions of this Section 5.2 below), FSA, in its capacity as Secured Party Representative (or, after the Senior Release Date, the Dexia Guarantors), may take any or all of the following actions at any time and in any order:

(i)                                     cause the repurchase date to occur in respect of all or any part of the transactions entered into under the Master Repurchase Agreement, exercise the rights of a secured party in relation to the Collateral, and direct the Collateral Agent to exercise all rights to vote or give directions or consents as a holder of such collateral following enforcement of its security interest;

(ii)                                  terminate the Administrative Services Agreement or replace the Administrator thereunder and direct the management of the Administrator, including consenting to new Hedge Agreements by the FSAM Hedging Successor Entity, a GIC Issuer or the FSAM Successor to be entered into in accordance with the ALM Procedures;

(iii)                               with respect to the Dexia Non-Guaranteed Put Contract, designate an “early termination date,” liquidate the Dexia Collateral posted under the Dexia Non-Guaranteed Put

CSA, demand payment of any related early termination payments and exercise the rights of a secured party in relation to the Collateral posted under the Dexia Non-Guaranteed Put CSA;

(iv)                              with respect to the Dexia Guaranteed Put Contract, if the Dexia Event of Default also constitutes an ISDA Event of Default, designate an “early termination date,” liquidate the Dexia Collateral posted under the Dexia Guaranteed Put CSA, demand payment of any related early termination payments and exercise the rights of a secured party in relation to the Collateral posted under the Dexia Guaranteed Put CSA;

(v)                                 maintain any Dexia Guarantees in force, make claims in accordance with the terms of any Dexia Guarantee, any Liquidity Facility or the Sovereign Guarantee and apply any Collateral to unpaid liabilities of FSAM;

(vi)                              either (1) cause FSAM and the GIC Issuers to enter into a transfer and novation of the Master Repurchase Agreement such that an FSAM Successor shall succeed to the rights and obligations of FSAM under the Master Repurchase Agreement or (2) cause the GIC Issuers to enter into a Financed FSAM Collateral Purchase and/or a GIC Issuer Repurchase Agreement with an FSAM Successor; and/or

(vii)                           cause any FSAM Successor and/or any FSAM Hedging Successor to enter into an amendment to this Agreement in which such FSAM Successor and/or FSAM Hedging Successor shall Grant a security interest in its assets to the Collateral Agent in a manner substantially similar to the Grants provided by FSAM and the GIC Issuers in Article II.

Notwithstanding the foregoing, (x) the Collateral Agent and the Secured Party Representative shall cause all proceeds from the sale of Collateral to be deposited in the Collateral Agent Cash Account and reinvested solely in Permitted Investments, as instructed in writing by the Secured Party Representative, to be applied by the Administrator to satisfy the obligations of FSAM and the GIC Issuers, respectively, in accordance with the Priority of Payments; (y) no Person (including the Collateral Agent or the Secured Party Representative acting on its behalf) may make any claim under and enforce the Sovereign Guarantee after termination of the Dexia Guaranteed Put Contract and (z) at any time that the Subordinated Claims Payment Condition is met or would be met taking into account the liquidation proceeds from sales of Put Portfolio Assets, Excluded Assets and Other Assets effected to date (and all other cash and Permitted Investments then available to the Collateral Agent), no further liquidation of Put Portfolio Assets, Excluded Assets or Other Assets will be effected pursuant to subsection (d) or otherwise, it being understood that settlement of any pending sales is permitted and the Secured Party Representative may recommence liquidation of Put Portfolio Assets or Excluded Assets in accordance with subsection (d) at any time that the Subordinated Claims Payment Condition is not satisfied, subject to Section 11.2.

(b)                                 If a Dexia Event of Default has occurred, the Collateral Agent will, at the direction of the Secured Party Representative, exercise all rights available at law, including the rights and remedies available to a secured party under the Uniform Commercial Code in effect in any applicable jurisdiction and without limiting the generality of the foregoing, the Collateral Agent may without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law or expressly required under this Agreement) to or upon any Grantor or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or elsewhere, for cash or on credit or for future delivery without assumption of any credit risk, subject in the case of the Put Portfolio Assets, to the Liquidation Procedures set forth below.

(c)                                  With respect to a public or private disposition of the Collateral, the Secured Party Representative may take such steps as it shall determine are necessary or appropriate to conduct a disposition of Collateral. The Portfolio Manager will, or if the Portfolio Manager has not yet been retained as provided in Section 7.5 (or has not yet been replaced after a resignation or removal), a third party agent hired by the Collateral Agent at the direction of the Secured Party Representative will, serve as liquidation agent (the “Liquidation Agent”) to conduct such public or private disposition of the Collateral, provided that the Secured Party Representative may elect not to retain a Liquidation Agent if it determines such retention would impede the timing of the liquidation of the Collateral. The Secured Party Representative and other Secured Parties shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the FSAM Collateral so sold, free of any right or equity of redemption in FSAM, any Dexia Guarantor, any GIC Issuer, FSA PAL or any other Person, which right or equity is hereby waived or released so long as in the case of the Put Portfolio Assets, such sale is in material compliance with the Liquidation Procedures below and the purchaser is the highest bidder.

(d)                                 If a Portfolio Manager has not been appointed pursuant to Section 7.5 (other than pursuant to Section 7.5(c)) and subject to Section 11.2, the Secured Party Representative or Liquidation Agent, as applicable, will liquidate Collateral pursuant to this Section 5.2 in the following order: (x) first, liquidate the Excluded Assets and Other Assets (other than Permitted Investments) with the highest Mark to Market Value as of the date of the relevant bid list in priority to Excluded Assets and Other Assets (other than Permitted Investments) of lower Mark to Market Value as of such date and, then (y) liquidate the Put Portfolio Assets with the highest Mark to Market Value as of the date of the relevant bid list in priority to Put Portfolio Assets of lower Mark to Market Value as of such date, subject at all times to subclause (z) under Section 5.2(a) above. In addition, the following additional criteria will apply with respect to the Put Portfolio Assets (the “Liquidation Procedures”):

(i)                                     the Secured Party Representative or Liquidation Agent, as applicable, will use commercially reasonable efforts to identify amounts or types of Put Portfolio Assets to be sold separately (each a “Collateral Lot”) where such separate sales of Collateral Lots may increase the overall liquidation proceeds of the Put Portfolio Assets, and in any event no Collateral Lot including Put Portfolio Assets of more than $500 million in aggregate Mark to Market Value (as most recently determined prior to the date of sale) will be sold on a date that is fewer than five Business Days apart (a “Disposition Period”) from another date on which another Collateral Lot of Put Portfolio Assets is sold, unless the aggregate liquidation proceeds from such sale would be at least equal to 95% of the aggregate Mark to Market Value (as most recently determined prior to the date of sale) of the Put Portfolio Assets included in the relevant Collateral Lot;

(ii)                                  the Secured Party Representative or Liquidation Agent, as applicable, will give the Dexia Guarantors reasonable advance notice of each sale of a Collateral Lot of Put Portfolio Assets and a reasonable opportunity to identify parties who should receive the bid package in relation to any Collateral Lot, and access to any information that would be required for Dexia to communicate details of the bid package to potential bidders; provided, however, that each Dexia Guarantor hereby acknowledges and agrees that it shall have received reasonable advance notice of any sale and a reasonable opportunity to identify parties described herein to the extent such Dexia Guarantor has been given three Business Days’ advance notice of any sale (which notice period may be concurrent with a Disposition Period applicable under clause (i)).

(iii)                               the Secured Party Representative or Liquidation Agent, as applicable, will solicit a quotation in relation to each Collateral Lot of Put Portfolio Assets from at least four

Unaffiliated Eligible Bidders and two other Unaffiliated Eligible Bidders identified by the Dexia Guarantors with respect to any Collateral Lot so long as the Dexia Guarantors have provided the Secured Party Representative or the Liquidation Agent, as applicable, the names and contact details of at least two such Unaffiliated Eligible Bidders within the three Business Day period described in clause (ii), and the Dexia Guarantors (so long as the relevant Dexia Event of Default was not a Dexia Bankruptcy) shall have the right to submit a bid in relation to each Collateral Lot of Put Portfolio Assets (a “Dexia Bid”);

(iv)                              none of the Secured Party Representative, the Liquidation Agent or the Dexia Parties shall have any “last look” or similar option to match bids provided by Eligible Bidders;

(v)                                 in relation to each Collateral Lot of Put Portfolio Assets, the Secured Party Representative or Liquidation Agent, as applicable, will not sell the relevant Collateral Lot of Put Portfolio Assets unless either (A) at least two bids have been obtained from Unaffiliated Eligible Bidders for the relevant Collateral Lot of Put Portfolio Assets on the relevant date and the aggregate liquidation proceeds from such sale would be at least equal to the relevant Liquidity Percentage times the aggregate Mark to Market Value (as most recently determined prior to the date of sale) of the Put Portfolio Assets included in the relevant Collateral Lot, where “Liquidity Percentage” in relation to any Collateral Lot and any date means (1) to the extent there are four or more bids from Unaffiliated Eligible Bidders for such Collateral Lot, 80% and (2) to the extent there are two or three bids from Unaffiliated Eligible Bidders for such Collateral Lot, 90%; (B) at least one bid has been obtained from an Unaffiliated Eligible Bidder and an attempt to obtain bids for the relevant Collateral Lot has been made on three different Business Days each separated by at least two Business Days; or (C) the Dexia Bid is the highest bid.

(vi)                              the sale must occur at the highest cash bid price received for the relevant Collateral Lot of any Put Portfolio Assets, including any Dexia Bid;

(vii)                           the Put Portfolio Assets with the highest Mark to Market Value as of the date of the relevant bid list will be sold first; and

(viii)                        for the avoidance of doubt, the parties hereby acknowledge and agree that the Liquidation Procedures will (A) not apply to (x) any sale, liquidation or other disposition of Collateral other than Put Portfolio Assets or (y) any sale, liquidation or other disposition of Put Portfolio Assets conducted at the direction of the Portfolio Manager appointed pursuant to Section 7.5; and (B) will not prejudice the rights of the Secured Party Representative or the Administrator to sell or otherwise dispose of Put Portfolio Assets pursuant to Section 11.2.

(e)                                  The parties agree and acknowledge that any sale of Put Portfolio Assets in respect of which the Liquidation Agent or the Secured Party Representative, as applicable, is in material compliance with the Liquidation Procedures is commercially reasonable under the applicable UCC. The parties agree and acknowledge that any sale of (i) Put Portfolio Assets conducted at the direction of the Portfolio Manager appointed pursuant to Section 7.5 or conducted at a time when no Portfolio Manager has been appointed as a result of the procedures set forth in Section 7.5(c), (ii) Collateral other than Put Portfolio Assets or (iii) Put Portfolio Assets by the Secured Party Representative or the Liquidation Agent where the Liquidation Procedures are not required to apply is commercially reasonable under the applicable UCC in each case, to the extent (x) the Secured Party Representative or Liquidation Agent, as applicable, shall have contacted (by mail, electronic mail, facsimile or otherwise) and solicited bids from, without duplication, at least four Unaffiliated Eligible Bidders or other Persons in the business of purchasing or originating securities similar to the Collateral, (y) the Secured Party Representative or Liquidation Agent has provided the Dexia Guarantors with three Business Days’ prior notice of such sale, and (z) such sale is made at a price at least equal to the highest of such bids, including any Dexia Bid (the procedures in described in clauses (x) and (y), the “Minimum Liquidation Procedures”). The Collateral Agent and each of FSAM, each Dexia Guarantor, each GIC Issuer and FSA PAL agree to assemble the Collateral applicable to it and under its control, at the request of the Liquidation Agent or Collateral Agent, and make such Collateral available to the Liquidation Agent at places and times that the Liquidation Agent shall reasonably select.

(f)                                    The Collateral Agent shall not be liable to any other Secured Party for any action it takes or omits to take in good faith, in its capacity as Collateral Agent, that it reasonably and prudently believes to be authorized or within its rights or powers hereunder. The parties agree that alternative liquidation procedures that differ from those described in this paragraph may also be commercially reasonable under the applicable UCC.

(g)                                 No right or remedy herein conferred upon or reserved to the Collateral Agent or the Secured Party Representative is intended to be exclusive of any other right or remedy, and every right and remedy will, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

(h)                                 No delay or omission of the Collateral Agent or the Secured Party Representative to exercise any right, power or remedy accruing upon any Dexia Event of Default will impair any such right, power or remedy or constitute a waiver of any such Dexia Event of Default or an acquiescence therein. Every right, power and remedy given by this Agreement or by law to the Secured Party Representative or Collateral Agent may be exercised from time to time, and as often as may be deemed expedient, by the Secured Party Representative or Collateral Agent, as the case may be.

(i)                                     The Collateral Agent hereby expressly waives its rights to any amount fixed by law as compensation for any sale; provided that the Collateral Agent may deduct the reasonable costs, charges and expenses incurred by it in connection with such sale (including all costs of publication, Collateral assemblage costs, and Liquidation Agent and legal fees and expenses, notwithstanding the provisions of Section 6.2 hereof) in accordance with the Priority of Payments.

(j)                                     Without limitation of, and in addition to, the power of attorney contemplated by Section 2.1(i) and any other power of attorney provided to the Collateral Agent or FSA under any other Material Agreement, each Grantor hereby irrevocably constitutes and appoints the Collateral Agent, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time in their discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, following a Dexia Event of Default. Without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor and following a Dexia Event of Default, without notice to or assent by such Grantor to do the following:

(i)                                     receive, take, endorse, assign and deliver any checks, drafts, notes, acceptances, documents and other negotiable and non-negotiable instruments, documents and chattel paper taken or received by the Secured Party Representative or the Collateral Agent in connection herewith and therewith for the payment of moneys due with respect to any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Secured Party Representative or the Collateral Agent for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;

(ii)           pay or discharge taxes and Liens levied or placed on or threatened against any Collateral; and

(iii)          (A) direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct upon receipt of written instructions from the Secured Party Representative; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding with respect to any Collateral; (F) settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, give such discharges or releases as the Secured Party Representative may deem appropriate; and (G) generally, sell, transfer, pledge or assign and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the option of the Secured Party Representative and at FSAM’s expense, at any time, and from time to time, all acts and things that the Secured Party Representative deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Liens thereon; and

(iv)          execute, in connection with any sale of Collateral, any endorsements, assignments, stock powers or other instruments of conveyance or transfer with respect to such Collateral; and

(v)           at the direction of FSA, as Secured Party Representative, to enter into one or more GIC Issuer Repurchase Agreements, a Financed FSAM Collateral Purchase and/or a transfer and novation of the Master Repurchase Agreement.

Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest. No purchaser or transferee at such a sale shall be bound to ascertain the Collateral Agent’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any payment.

(k)           All rights of action and rights to assert claims upon or under this Agreement may be enforced by the Collateral Agent without the possession of any Collateral or the production thereof in any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Collateral Agent shall be brought in its name as Collateral Agent and any recovery of judgment will be held as part of the Collateral.

(l)            Each Grantor, to the extent it may lawfully do so, on behalf of itself and all who may claim through or under it, including any and all subsequent creditors, vendees, assignees and lienors, expressly waives and releases any, every and all rights to presentment, demand, protest or any notice (to the extent permitted by applicable law and except as to notices to such Grantor expressly provided for in this Agreement) of any kind in connection with this Agreement or any Collateral or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted hereunder or any other agreement or instrument, or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement or any other Secured Obligation and consents and agrees that all the Collateral may at any such sale be offered and sold as an entirety or in lots or otherwise as the Collateral

Agent may be directed by the Secured Party Representative hereunder, subject in each case to Section 7.5 and the Liquidation Procedures.

(m)          Upon a Dexia Event of Default, FSA may directly exercise all rights available to it under applicable law to enforce its security interest in the Dexia FP Collateral by giving written notice thereof to the Collateral Agent (with a copy to Dexia FP), and thereafter shall have all rights with respect to such membership interests including any and all management, voting, approval and other rights under the Organizational Documents of HF Services LLC and Delaware law. Dexia FP acknowledges and agrees that any such direction to deliver the membership interest of HF Services LLC to, or at FSA’s direction, is commercially reasonable under the applicable UCC.

(n)           Upon a Dexia Event of Default, FSA may directly exercise all rights available to it under applicable law to enforce its security interest in the FSAM PAL Collateral by giving written notice thereof to the Collateral Agent (with a copy to FSAM), and thereafter shall have all rights with respect to the FSA PAL ordinary shares including any and all management, voting, approval and other rights under the Organizational Documents of FSA PAL and the law of England and Wales. FSAM acknowledges and agrees that any such direction to deliver the ordinary shares of FSA PAL to, or at FSA’s direction, is commercially reasonable under the applicable UCC.

(o)           All the provisions of this Section 5.2 are intended to be subject to all applicable mandatory provisions of law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part or not entitled to be recorded, registered, or filed under the provisions of any applicable law. For the avoidance of doubt, the provisions of this Section 5.2 are intended only to grant rights to the Secured Party Representative (upon a Dexia Event of Default) to enforce its rights over the Collateral. They are not intended to grant any rights to the Secured Party Representative (upon a Dexia Event of Default) that would result in a change of control over FSAM. Without limitation of the foregoing, the Secured Party Representative will have no right to cause FSAM to purchase new assets, incur new liabilities, enter into any new transactions or otherwise manage the business of FSAM without the consent of Dexia and the Sovereign Guarantors. The foregoing does not limit (i) the rights of the Collateral Agent or FSA to make a “default termination draw” or a “default repo termination request” as defined in and under the Guaranteed Liquidity Facilities, (ii) the rights of the Collateral Agent and FSA to deliver Put Exercise Notices and otherwise to enforce the obligations of the Dexia Guarantors under the Put Contracts or the Sovereign Guarantors under the Sovereign Guarantee or (iii) the rights of FSA to manage the assets and liabilities of the FSAM Successor, the FSAM Hedging Successor and the GIC Issuers following a Dexia Event of Default and to take or cause to be taken any or all of the measures set forth in Section 7.5 or (iv) the other express remedies of the Secured Party Representative under this Agreement.

Section 5.3.            Application of Funds Collected; Subordination.

(a)           Any proceeds (net of any reasonable liquidation expenses) that the Collateral Agent or Secured Party Representative receives from the exercise of its rights and remedies with respect to the Collateral (including from the sale thereof) will be deposited in the Collateral Agent Cash Account and applied in accordance with the Priority of Payments.

(b)           If at any time following notice of any Dexia Event of Default any party hereto will have received any payment or distribution (whether voluntary, involuntary, through the exercise of any rights of set-off, or otherwise, and whether in cash, property or securities) in excess of the payments or distributions such party would have received through the operation of Section 5.3(a) (such excess payments or distributions being referred to as “Excess Payments”), then the relevant party shall promptly pay over such Excess Payments in the form received (duly endorsed, if necessary, to the Collateral Agent)

to the Collateral Agent, for deposit to the Collateral Agent Cash Account and distribution by the Administrator in accordance with the Priority of Payments.

(c)           The subordinations, agreements and priorities set forth in this Agreement will remain in full force and effect, regardless of whether any Person in the future seeks to rescind, amend, terminate or reform, by litigation or otherwise, its respective agreements with FSAM.

(d)           Nothing herein will impair, as between FSAM and the GIC Issuers, on the one hand, and FSA, on the other hand, the obligations of FSAM and the GIC Issuers, which are irrevocable, unconditional and absolute, to pay to FSA the amounts due under the relevant Insurance Agreements.

Section 5.4.            Control by the Secured Party Representative.

(a)           Notwithstanding any other provision of this Agreement, each Secured Party agrees (notwithstanding the rights it may have under applicable law) that after a Dexia Event of Default the Secured Party Representative shall have the sole right to cause the institution of and direct the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent and for exercising any trust, right, remedy or power conferred on the Collateral Agent herein; provided that:

(i)            such direction will not conflict with any rule of law or this Agreement; and

(ii)           the Collateral Agent may take any other action deemed proper by the Collateral Agent that is not inconsistent with any direction by the Secured Party Representative; provided, however, that, subject to Section 6.1, the Collateral Agent need not take any action that it determines might involve it in liability (unless the Collateral Agent has received satisfactory indemnity with respect to such direction).

(b)           The Secured Parties each agree that, so long as any obligations to the Secured Parties (or to the Collateral Agent, on behalf of the Secured Parties) under this Agreement remain outstanding and a Dexia Event of Default has occurred, the Secured Parties (other than FSA in its capacity as the Secured Party Representative):

(i)            will have no right to (x) direct the Collateral Agent to exercise any right, remedy or power with respect to the Collateral or (y) consent or object to the exercise by the Collateral Agent of any right, remedy or power with respect to the Collateral or to the timing or manner in which any such right is exercised or not exercised or, to the extent it may have any such right, each Secured Party (other than the Secured Party Representative) hereby irrevocably waives such right;

(ii)           will not institute any suit or other proceeding or assert in any suit, bankruptcy or similar insolvency or other proceeding any claim against the Secured Party Representative or the Collateral Agent seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and none of the Secured Party Representative, the Collateral Agent or the other Secured Parties shall be liable for, any action taken or omitted to be taken by the Secured Party Representative or the Collateral Agent with respect to the Collateral, except that such provisions shall be without prejudice to any remedies available to Dexia at law or equity for a breach of Section 5.2(c), (d) and (e) or Section 7.5;

(iii)          will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over the Collateral, attempt any action to take possession of the Collateral to the exclusion of the

Collateral Agent, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, the Collateral;

(iv)          will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any foreclosure, sale, exchange, transfer or other disposition of the Collateral by the Secured Party Representative, the Collateral Agent or the Liquidation Agent, except that such provisions shall be without prejudice to any remedies available to Dexia at law or equity for a breach of Section 5.2(c), (d) and (e) or Section 7.5; and

(v)           will not seek, and hereby waive any right, to have the Collateral marshaled upon any foreclosure or other disposition of the Collateral.

(c)           So long as any obligations to the Secured Parties (or to the Collateral Agent, on behalf of the Secured Parties) under this Agreement remain outstanding, each Secured Party agrees that it shall not, in or in connection with any bankruptcy or similar insolvency proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of the Collateral, including, with respect to the determination of any liens or claims held by the Collateral Agent (including the validity and enforceability thereof) or the value of any claims of the Collateral Agent under Section 506(a) of the Bankruptcy Code or otherwise, or file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of the Collateral, which would be inconsistent with the provisions of this Agreement.

Section 5.5.            Waiver of Past Defaults.

(a)           Prior to the time a judgment or decree for payments due has been obtained by the Collateral Agent, as provided in this Article V, FSA (or, after the Senior Release Date, the Secured Party Representative) may waive any Dexia Event of Default and its consequences by written notice to FSAM and the Collateral Agent. Unless so set forth in such written notice, waiver by FSA of a Dexia Event of Default hereunder will not constitute a waiver of any event of default under the Put Contracts.

(b)           In the case of any such waiver, FSAM, the Collateral Agent and the Secured Parties will be restored to their former positions and rights hereunder, respectively, but no such waiver will extend to any subsequent or other Dexia Event of Default or impair any right consequent thereto. The Collateral Agent will promptly forward copies of any such waiver to each Secured Party.

Section 5.6.            Replacement of Insurance Agreement Remedies.

The Dexia Events of Default and remedies set forth in this Article V will supersede and replace the “events of default” and remedies (including indemnities), if any, set forth in the Insurance Agreements.

ARTICLE VI

COLLATERAL AGENT

Section 6.1.            Certain Duties and Rights of the Collateral Agent.

(a)           The Collateral Agent hereby agrees to act as collateral agent (including as custodian and bailee with respect to Collateral, Dexia FP Collateral or FSAM PAL Collateral in its possession) for the Secured Parties with respect thereto, and accepts appointment by FSAM as its agent for purposes of the FSAM Belgian Pledge Agreement, in accordance with the terms of this Agreement and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, no implied or fiduciary duties, covenants or obligations will be read into this Agreement against the Collateral Agent and the Collateral Agent shall have no duty to take any discretionary action or exercise any discretionary powers.

(b)           No provision of this Agreement will be construed to relieve the Collateral Agent from liability for its own actions, or omissions constituting gross negligence or its own willful misconduct, except that:

(i)            the Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Secured Party Representative (as required or permitted hereunder) pursuant to Section 5.4; and

(ii)           no provision of this Agreement will require the Collateral Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, including under Article V of this Agreement, if it will have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it unless such risk or liability relates to its ordinary services (if any).

(c)           After the occurrence of a Dexia Event of Default, the Collateral Agent agrees that it shall, subject to the provisions of this Section 6.1, comply with all instructions of the Secured Party Representative, and shall assist the Secured Party Representative in pursuing all available remedies under Article V as and to the extent requested by the Secured Party Representative. Following a Transition Date, and at the direction of FSA, the Collateral Agent will enter into an amendment to this Agreement in which any FSAM Successor and/or any FSAM Hedging Successor shall Grant a security interest in its assets to the Collateral Agent in a manner substantially similar to the Grants provided by FSAM and the GIC Issuers in Article II.

(d)           The Collateral Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent (other than an Affiliate) or attorney appointed with due care by it hereunder; provided, further, that such appointment will not relieve the Collateral Agent of responsibility for performance of the obligations hereunder.

(e)           Without limiting the foregoing, and notwithstanding any provision to the contrary elsewhere, the Collateral Agent, its affiliates and their respective officers, directors, employees and agents:

(i)            shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing delivered to the Collateral Agent under or in connection with this Agreement and believed by it in good faith to be genuine and to have been signed or sent by the proper Person, and shall not be bound to make any investigation into the facts or matters stated in any notice, request, certificate, consent, statement, instrument, document or other writing; provided, that if a Confirmation Request is delivered to the Collateral Agent by the Administrator, the Collateral Agent shall be responsible to receive and examine the documentation delivered therewith to determine whether (A) such Confirmation Request is complete and (B) that each item described in such Confirmation Request is attached thereto and the Collateral Agent shall either notify the Administrator that such Confirmation Request is incomplete or that one or more items are missing or sign and return such Confirmation Request as required by this Agreement;

(ii)           may consult with legal counsel as to any provisions hereof or its duties hereunder and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel;

(iii)          shall not be deemed to have or be charged with notice or knowledge of any fact or matter unless a written notice thereof has been received by the Collateral Agent at the address and to the person designated in (or as subsequently designated pursuant to) this Agreement;

(iv)          with the exception of this Agreement, is not responsible for or chargeable with knowledge of any terms or conditions contained in any agreement referred to herein;

(v)           will have no duty to ascertain or inquire as to the performance or observance by the Grantors of any of the terms, conditions or covenants of any security agreement with the Collateral Agent or to determine the existence, validity, enforceability or perfection of any security interest granted to the Collateral Agent (or the adequacy or sufficiency of the Collateral, Dexia FP Collateral or FSAM PAL Collateral;

(vi)          may in any instance where the Collateral Agent reasonably determines in good faith that it lacks or is uncertain as to its authority to take or refrain from taking certain action, or as to the requirements of this Agreement under any circumstance before it, delay or refrain from taking action unless and until it has received instructions from the appropriate party or advice from legal counsel, as the case may be;

(vii)         shall not be liable for any error of judgment in any action taken, suffered or omitted, or for any act done or step taken, suffered or omitted, or for any mistake of fact or law, unless such action constitutes gross negligence, bad faith or willful misconduct;

(viii)        will not incur any liability by acting or not acting in reliance upon any notice, consent, certificate, direction, statement or other instrument or writing believed by it in good faith to be genuine and signed or sent by the proper party or parties;

(ix)           will not incur liability for any notice, consent, certificate, statement, wire instruction, telecopy, or other writing which is delayed, cancelled or changed without the actual knowledge of the Collateral Agent or for the failure to, or any defect in, any forwarded notice or information;

(x)            shall not incur any liability for acts or omissions of any domestic or foreign depository or book-entry system for the central handling of assets or any domestic or foreign custodian or subcustodian; and

(xi)           shall not incur any liability for any claims, losses, liabilities, damages or expenses (including attorneys’ fees and expenses) due to forces beyond the control of Collateral Agent, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, or, with respect to third party providers, communications or computer (software and hardware) services.

(f)            All funds received by the Collateral Agent under or pursuant to any provision of this Agreement (other than pursuant to Sections 5.2(i) and 6.2 hereof) shall be held for the purposes for which they were paid or are held.

Section 6.2.            Compensation and Reimbursement.

(a)           FSAM agrees, subject to the Priority of Payments:

(i)            to pay or cause to be paid to the Collateral Agent compensation relating to services rendered by it hereunder as set forth in a fee arrangement with FSAM attached as Annex G; and

(ii)           except as otherwise expressly provided herein, to reimburse the Collateral Agent (subject to any written agreement between FSAM and the Collateral Agent) in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent at the direction of or with the consent of the Secured Party Representative or otherwise as required pursuant to any provision of this Agreement (including securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel employed by the Collateral Agent pursuant to this Agreement, except any such expense, disbursement or advance as may be attributable to its gross negligence, willful misconduct or bad faith).

(b)           The Dexia Guarantors and FSAM agree, jointly and severally, subject to the Priority of Payments, to indemnify the Collateral Agent and the Reporting Agent and their respective officers, directors, employees and agents for, and to hold them harmless against, any loss, claim, damage, liability or expense (including reasonable counsel fees and expenses) incurred without gross negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this Agreement, including the costs and expenses of defending themselves against any such claim or liability in connection with the exercise or performance of any of their powers or duties hereunder. This indemnification will survive the termination of this Agreement and, if applicable, the earlier removal or resignation of the Collateral Agent or Reporting Agent, as applicable.

(c)           No claim may be made against the Collateral Agent or any of its officers, agents, directors or employees for any special, indirect, consequential or punitive damages (including but not limited to lost profits) in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, even if the Collateral Agent has been advised of such loss or damage and regardless of the form of action and parties hereto hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist.

Section 6.3.            Eligibility.

There will at all times be a Collateral Agent hereunder which will be a nationally recognized banking corporation or association or a trust company organized and doing business under the laws of the United States of America or of any state thereof, having a combined capital, surplus and undivided profits of at least $500,000,000 (or the equivalent in any other currency) Independent of FSA, Assured and Dexia. If the Collateral Agent publishes reports of condition annually, or more frequently, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation, association or trust company will be deemed to be the respective amount set forth in its most recently published report of condition. If at any time the Collateral Agent will cease to be eligible in accordance with the provisions of this Section, the Collateral Agent shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.4.            Resignation and Removal; Appointment of Successor.

(a)           No resignation or removal of the Collateral Agent will become effective until the acceptance of appointment by the successor Collateral Agent. The indemnification in favor of the Collateral Agent in Section 6.2 will survive any resignation or removal of the Collateral Agent (to the extent of any indemnified loss, liability or expense arising or incurred prior to, or arising as a result of action or omissions occurring prior to, such resignation or removal).

(b)           The Collateral Agent may resign at any time by giving written notice thereof to FSAM, the Dexia Parties and FSA.

(c)           The Collateral Agent may be removed at any time by FSAM with the prior written consent of FSA and the Dexia Parties or, at any time when a Dexia Event of Default will have occurred, by the Secured Party Representative directly, by notice delivered to the Collateral Agent, the Dexia Parties and FSAM.

(d)           If at any time (i) the Collateral Agent ceases to be eligible under Section 6.3 and fails to resign after written request therefor by FSAM (with the prior written consent of the Dexia Parties and FSA) or the Secured Party Representative (with the consent of FSA or the Dexia Guarantors, as applicable); (ii) the Collateral Agent becomes incapable of acting or will be adjudged as bankrupt or insolvent or a receiver or liquidator of the Collateral Agent or a substantial part of its property will be appointed or any public officer will take charge or control of the Collateral Agent or of a substantial part of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or (iii) if the Collateral Agent resigns, or if a vacancy occurs in the office of the Collateral Agent for any reason, then, in any such case, (A) prior to the occurrence of a Dexia Event of Default, FSAM may remove (if applicable) the Collateral Agent and, in each case shall promptly appoint a successor with the prior written consent of FSA and the Dexia Parties and (B) following the occurrence of a Dexia Event of Default, the Secured Party Representative may remove (if applicable) the Collateral Agent and, in each case, may promptly appoint a successor without the consent of the Dexia Parties so long as (x) it provides the Dexia Parties with prior notice of any proposed removal of the Collateral Agent, (y) the Secured Party Representative does not appoint as successor collateral agent any of the Persons identified on a list provided by the Dexia Parties (which list will not include more than three names) no later than the second Business Day after receipt by the Dexia Parties of such notice and (z) such successor Collateral Agent meets the eligibility criteria set forth in Section 6.3. If no successor has been so appointed and has accepted appointment in the manner hereinafter provided, the Collateral Agent may, on behalf of itself, petition any court of competent jurisdiction for the appointment of a successor.

(e)           FSAM shall give prompt notice of each resignation and each removal of the Collateral Agent and each appointment of a successor by providing written notice of such event, to each Secured Party. Each notice will include the name of the successor and the address of its principal office. If FSAM fails to provide such notice within ten days after acceptance of appointment by the successor, the successor shall cause such notice to be given at the expense of FSAM.

(f)            Any successor collateral agent shall assume the responsibilities of the Collateral Agent under each Put Settlement Procedures Agreement.

Section 6.5.            Merger, Conversion, Consolidation or Succession to Business of Collateral Agent.

Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to all or substantially all of the corporate business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder; provided such Person will be otherwise eligible and qualified under this Article VI, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 6.6.            Put Settlement Arrangements. The Collateral Agent shall enter into one or more agreements (each, a “Put Settlement Procedures Agreement”) under which it will, in connection with the exercise of a Put Option or a claim under the Sovereign Guarantee, effect (x) the transfer of FSAM Assets that are Excluded FSAM Collateral to the Dexia Guarantors under the Put Contracts or the Sovereign Guarantee (including, for the avoidance of doubt, any such FSAM Assets held by Wells Fargo as custodian for a GIC Holder), (y) the substitution of cash for such Excluded FSAM Collateral under the relevant collateral posting account and (z) deposit of any excess over the substitution amount from the Put Settlement Amount or payment under the Sovereign Guarantee, as applicable, into the FSAM Cash Account as directed by the Administrator or the Secured Party Representative.

Section 6.7.            Additional Duties of the Collateral Agent.

(a)           Upon request of the Administrator, provide confirmation as described in Sections 11.1(c) and 11.2 (e).

(b)           Upon request of the Administrator, FSAM or FSA, the Collateral Agent will verify the balance in the relevant FP Account and, if applicable, provide the confirmation of non-receipt of funds described in the definition of Shortfall Information.

(c)           Upon request of the Administrator, the Collateral Agent will, in accordance with a Confirmation Request (which contains all of the information required in Section III thereof to be completed by the Administrator), notify the Sovereign Guarantors and FSA that “the FSAM Lien Release Date” has occurred, and accordingly the restriction on optional termination of the Sovereign Guarantee set forth in Part 5 (p) of the schedule to the Dexia Guaranteed Put Contract shall no longer apply.

ARTICLE VII

ADMINISTRATION

Section 7.1.            Administrative Services Agreement.

(a)           Each GIC Business Entity, in furtherance of the covenants of this Agreement and its performance and observance of the provisions hereof, has entered into the Administrative Services Agreement to retain the Administrator to take all actions to be performed by such GIC Business Entity under this Agreement, supervise and direct the administration of the Collateral and administer the GIC Business. For the avoidance of doubt, it is understood and agreed that in no event shall the Collateral Agent have any responsibility or liability whatsoever to assume the operation of or to perform any aspect of the GIC Business.

(b)           FSA and the Dexia Parties acknowledge and agree that the Administrator will be engaged under the Administrative Services Agreement on or before the Closing Date and may resign or be replaced only upon satisfaction of all conditions set forth in the Administrative Services Agreement. The Administrative Services Agreement may be terminated only in accordance with its terms.

(c)           If the Administrative Services Agreement is terminated, each GIC Business Entity will enter into a services agreement with a new service provider in accordance with the terms of the Administrative Services Agreement. The terms of the Administrative Services Agreement made with that new service provider shall expressly provide that, notwithstanding any other provision thereof and so long as the Sovereign Guarantee is in effect, the new service provider (x) shall provide Dexia with access to such information as it may require to meet the undertakings by Dexia attached as Annex K under the Sovereign Guarantee Reimbursement Agreement, and shall provide reasonable assistance to Dexia with a view to its complying with those undertakings regardless of whether a Dexia Event of Default has occurred (other than with respect to information for which Dexia is fully capable of accessing or compiling independently notwithstanding the occurrence of a Dexia Event of Default), and (y) upon receipt of a request by Dexia or a Sovereign Guarantor explaining the relevant conflict, refrain from taking any action which would prevent Dexia from complying with such undertakings.

Section 7.2.            Assignment of the Administrative Services Agreement.

(a)           Each GIC Business Entity, in furtherance of the covenants of this Agreement and as security for the Secured Obligations and the performance and observance of the provisions hereof, hereby assigns, transfers, conveys and sets over to the Collateral Agent, for the benefit of the Secured Parties, all of its right, title and interest in, to and under the Administrative Services Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Administrator (or its successor thereunder), including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that it is or may be entitled to do thereunder; provided, however, that each GIC Business Entity may exercise any of its rights under the Administrative Services Agreement without notice to or the consent of the Collateral Agent (except as otherwise expressly required by this Agreement), so long as a Dexia Event of Default has not occurred.

(b)           The assignment made hereby is executed as collateral security, and the execution and delivery hereof will not in any way impair or diminish the obligations of each GIC Business Entity under the provisions of the Administrative Services Agreement, nor will any of the obligations contained in the Administrative Services Agreement be imposed on the Collateral Agent. Upon the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent will cease and terminate and all of the estate, right, title and interest of the Collateral Agent in, to and under the Administrative Services Agreement will revert to each GIC Business Entity and no further instrument or act will be necessary to evidence such termination and reversion.

(c)           Each GIC Business Entity represents that as of the date hereof it has not executed any other assignment of the Administrative Services Agreement.

(d)           Each GIC Business Entity agrees that this assignment is irrevocable, and that it shall not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. Each GIC Business Entity shall, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Collateral Agent may specify or as required by applicable law.

Section 7.3.            ALM Procedures.

(a)           The assets and liabilities of the GIC Business will, at all times before and after a Dexia Event of Default, be managed in accordance with the ALM Procedures. If the ALM Procedures are inconsistent with any provision of this Agreement then this Agreement (other than the ALM Procedures attached hereto) will control.

(b)           FSAM, FSA and the Dexia Guarantors agree that (i) prior to the occurrence of a Dexia Event of Default, FSAM may amend any provision of the ALM Procedures without the consent of FSA, and (ii) following a Dexia Event of Default, FSA may amend any provision of the ALM Procedures without consent of the Dexia Guarantors, in each case subject to dispute resolution as described in Section

7.4; provided that Sections 2, 3, 4.2, 4.3, 5.1, 6, 8.2, 8.3, 9 and 10 and Appendices I, II, III and VI (such provisions, the “Protected Provisions”) of the ALM Procedures may not be amended at any time without the prior written consent of FSA and the Dexia Guarantors, irrespective of whether a Dexia Event of Default has occurred; provided that the valuation procedures set forth in Appendix IV will be deemed to be amended (and no consent shall be required) to conform to any revisions made by the valuation agent from time to time to the procedures that the valuation agent generally applies to accounts maintained by it with respect to assets of the same type.

(c)           Following a Dexia Event of Default, the Dexia Guarantors will have all rights to reports and access to information to the same extent as such reports and information would have been available to FSA prior to such Dexia Event of Default.

(d)           Prior to entering into any derivative transaction in implementing a hedging strategy for the GIC Business pursuant to the ALM Procedures following a Dexia Event of Default, FSA agrees that it will provide the Dexia Guarantors with reasonable advance notice and an opportunity to introduce a bid quotation from an Unaffiliated Hedge Counterparty for the relevant transaction in order to implement its hedging strategy in a cost effective manner; provided, however, that the Dexia Guarantors hereby acknowledge and agree that it shall have received reasonable advance notice of the entrance into any derivative transaction and a reasonable opportunity to introduce a bid quotation from an Unaffiliated Hedge Counterparty to the extent the Dexia Guarantors have been given five Business days’ advance notice of the entrance into any such derivative transaction.

Section 7.4.            ALM Dispute Resolution.

(a)           A dispute resolution with an ALM Arbiter may be invoked by FSA or the Dexia Guarantors in respect of any ALM Noncompliance or any GIC Business Costs Amount Dispute. Prior to a Dexia Event of Default, FSA may notify the Dexia Guarantors, with a copy to Administrator and FSAM (or, if applicable, the FSAM Successor or the FSAM Hedging Successor), and following a Dexia Event of Default, the Dexia Guarantors may notify FSA, with a copy to the Administrator and FSAM (or, if applicable, the FSAM Successor or the FSAM Hedging Successor) that it believes ALM Noncompliance or a GIC Business Costs Amount Dispute has occurred.

(b)           In each notice invoking the dispute resolution process, the notifying party will provide a description of the ALM Procedures or a calculation of the GIC Business Costs Amount, as applicable, in reasonable detail and a copy of the ALM Procedures or Schedule B to Dexia CSA related to the Put Contracts and will propose an arbiter from the ALM Arbiter Candidate List. The Dexia Guarantors or FSA, as the party receiving such notice, will have the right to object to the proposed ALM Arbiter selection within two Business Days of notice, and upon any such objection the notifying party will within two Business Days select an alternate from the ALM Arbiter Candidate List and such alternate will serve as the ALM Arbiter unless FSA and the Dexia Guarantors agree otherwise. Any arbiter selected pursuant to this clause (b) is referred to as an “ALM Arbiter.” Upon identification of the ALM Arbiter for any dispute, the notifying party will promptly provide the information in the first sentence of this section to such ALM Arbiter.

(c)           The ALM Arbiter will determine disputes within five Business Days of its receipt of the information described in subsection (b), based on the following standard: (i) in the case of an ALM Noncompliance (Derivative), such hedging transaction was required to have been effected or not to have been terminated in order to comply with a standard of reasonable and prudent hedging activity in compliance with the ALM Procedures, (ii) in the case of ALM Noncompliance (Operational), such action did not comply with the ALM Procedures, (iii) in the case of amendments to the ALM Procedures, such amendment is not a Dexia Policy Amendment prior to a Dexia Event of Default or an Assured Risk Policy Amendment after a Dexia Event of Default and either (x) such amendment is an amendment directly or indirectly, of any Protected Provision or (y) such amended ALM Procedures do not constitute a reasonable and prudent asset and liability management policy in accordance with prevailing market standards for portfolio management activities of the same type with the same investment objectives, and (iv) in the case of a GIC Business Costs Amount Dispute, that any Administrative Expenses or any increase in the annual budget provided by the Administrator in accordance with the Administrative Services Agreement was an Unanticipated Recurring Expense (as defined in Schedule B to the Dexia CSAs) or that any savings of Administrative Expense or reduction of the annual budget provided by the Administrator in accordance with the Administrative Services Agreement was an Unanticipated Recurring Savings (as defined in Schedule B to the Dexia CSAs).

(d)           The Administrator or the notifying party will coordinate the dispute resolution process by providing parties with any requested information to which it has access, communicating any submission deadlines and forwarding any notices or requests in connection with such arbitration to appropriate parties.

(e)           The non-prevailing party as concluded by the ALM Arbiter will pay all costs, fees and expenses associated with a dispute submitted for resolution. The Dexia Guarantors and FSA hereby acknowledge and agree that the conclusions of the ALM Arbiter with respect to a dispute will be final and binding on all parties.

Section 7.5.            Post-Default Management of Assets and Liabilities.

(a)           If a Dexia Event of Default occurs and FSA elects to become the Secured Party Representative, FSA shall, as promptly as is reasonably practicable, initiate the process of appointing an Independent portfolio manager (the “Portfolio Manager”) that will supervise and direct the operations of the Administrator in managing the assets and liabilities (including any asset sales or liquidation of Collateral contemplated by Section 5.2) of the GIC Business (and for the avoidance of doubt the Administrator will act not on behalf of FSAM but on behalf of the GIC Issuers). Pending such appointment, FSA will direct the Administrator in the management of the GIC Business on behalf of the GIC Issuers in a commercially reasonable and prudent manner, subject to the Liquidation Procedures and substantially in accordance with the Investment Objectives and the ALM Procedures.

(i)            Upon giving notice pursuant to Section 12.1 (b) of its election to become the Secured Party Representative (the “Notice Date”), FSA shall use commercially reasonable efforts to (x) obtain proposals from two or more firms listed on the Portfolio Manager List (each, a “Proposal”) and (y) use reasonable efforts to cause the proposed candidates to be reasonably available for meetings with, and to respond to questions from, the Dexia Guarantors. Each Proposal shall identify the candidate for portfolio manager and include a fee proposal from the candidate for providing the services described in clause (b)(i).

(ii)           “Portfolio Manager List” means the list of portfolio managers prepared by mutual agreement of FSA and the Dexia Guarantors attached hereto as Schedule D, as the same may be amended from time to time by consent of FSA and the Dexia Guarantors. If FSA or either Dexia Guarantor provides notice to the others of a conflict of interest with any firm on the list, that firm’s name will be deemed to be removed. FSA and the Dexia Guarantors will use commercially reasonable efforts to ensure that the names of at least three firms appear on the Portfolio Manager List at all times. If no names are included on the Portfolio Manager List upon a Dexia Event of Default, FSA will provide the Dexia Guarantors a list of three Portfolio Managers and the Dexia Guarantors may remove one portfolio manager from such list within five Business Days.

(iii)          The Dexia Guarantors may provide notice to FSA within 15 days of receipt of the Proposal that it objects to the appointment of one of the two proposed candidates, in which case, the other proposed candidate, or if more than two candidates are proposed, the candidate selected by FSA, will become the Portfolio Manager.

(iv)          If FSA does not make at least two Proposals within 60 days of the Notice Date, then the Dexia Guarantors may make a Proposal to FSA, and FSA shall not unreasonably withhold or delay its consent to such Proposal.

(v)           If no Portfolio Manager has been appointed within 90 days after the Notice Date, either FSA or the Dexia Guarantors may petition any court of competent jurisdiction for the appointment of the Portfolio Manager from the Portfolio Manager List.

(b)           The Portfolio Manager will be appointed under a management agreement (the “Portfolio Management Agreement),” on customary market terms for such agreements with respect to assets of this type and subject to following additional terms:

(i)            The Portfolio Manager shall agree to perform its obligations under the Portfolio Management Agreement with reasonable care and in good faith, using its best judgment in rendering its services and a degree of skill and attention no less than that which the Portfolio Manager exercises with respect to comparable assets that it manages for itself, its Affiliates or others, and in a manner reasonably consistent with practices and procedures followed by reasonable and prudent institutional managers of assets of the nature and character of the FSAM Assets. To the extent consistent with the foregoing, the Portfolio Manager may follow its customary standards, policies and procedures in performing its duties under the Portfolio Management Agreement and hereunder.

(ii)           In performing its duties and functions hereunder, the Portfolio Manager shall act in a manner consistent with the following objectives: (A) having sufficient funds available in accordance with the Priority of Payments (1) to preserve liquidity resources and hedge interest rate and currency risk such that FSA shall not be subject to claims under any FSA Policy, (2) to repay the principal of the GIC Contracts in full on or prior to their respective maturity dates and (3) to reimburse FSA for any amounts paid on a claim under any FSA Policy and (B) to the extent consistent with the foregoing, mitigating losses on the FSAM Assets and preserving the residual value of the FSAM Assets as a whole for the benefit of the Dexia Parties. The objectives described in clauses (A) and (B) are collectively referred to as the “Investment Objectives”).

(iii)          The Portfolio Manager shall agree to comply with the ALM Procedures and shall implement (or, if applicable, assume the implementation of) the FSA Defeasance Plan that is set forth in the ALM Procedures.

(iv)          In the event the Portfolio Manager is subject to removal for cause or resigns, FSA shall have the right to replace the Portfolio Manager by repeating the procedures set forth in clause (a) above.

(v)           The Dexia Guarantors shall be party to or be a third party beneficiary of the Portfolio Management Agreement.

(c)           Notwithstanding any other provision of this Section 7.5 (x) if the expenses component of the GIC Business Costs Amount would be insufficient to pay the reasonably estimated present value of the scheduled fees of the Portfolio Manager in addition to the present value of the other expected operational expenses included in the GIC Business Costs Amount, FSA need not accept the relevant

Proposal unless the Dexia Guarantors provide additional collateral equal to the excess over the available amount of the operational expenses component of the GIC Business Costs Amount and (y) the Dexia Guarantors shall waive the retention of a Portfolio Manager if such scheduled fees of the Portfolio Manager are not acceptable to the Dexia Guarantors and, in each case, the Secured Party Representative and the Liquidation Agent shall not be required to comply with the Liquidation Procedures; provided that it complies with the Minimum Liquidation Procedures.

(d)           FSA may elect to terminate the Portfolio Management Agreement other than for cause or elect not to replace a resigning Portfolio Manager if the following conditions are satisfied:

(i)            at least one year has elapsed since the effective date of the initial Portfolio Management Agreement;

(ii)           except for FSAM Assets with a Mark to Market Value of up to $200,000,000, the only remaining FSAM Assets are cash or Permitted Investments;

(iii)          the Dexia FP Guarantee is terminated and FSA irrevocably releases and waives any and all rights it may have under such Dexia FP Guarantee; and

(iv)          the amount (if any) by which (I) the aggregate FSAM Asset Value of Permitted Investments and other FSAM Assets then held as Collateral hereunder (whether held by FSAM or the GIC Issuers or the Collateral Agent following enforcement of its security interest hereunder, and including any Permitted Investments that were initially pledged as Eligible Collateral under the Put Contracts (whether or not the Put Contracts have been terminated)) exceeds (II) the Subordinated Claims Payment Threshold has been released to the Dexia Guarantors.

(e)           The Portfolio Manager will be required to agree that (i) the Portfolio Manager will in no event fail to comply with the Minimum Liquidation Procedures and (ii) prior to entering into any derivative transaction in implementing a hedging strategy for the GIC Business, the Dexia Guarantors will be provided reasonable advance notice and an opportunity to introduce a bid quotation from an Unaffiliated Hedge Counterparty for the relevant transaction in order to implement the relevant hedging strategy in a cost effective manner; provided, however, that each Dexia Guarantor hereby acknowledges and agrees that it shall have received reasonable advance notice of the entrance into any derivative transaction and a reasonable opportunity to introduce a bid quotation from an Unaffiliated Hedge Counterparty to the extent such Dexia Guarantor has been given five Business Days’ advance notice of the entrance into any such derivative transaction.

(f)            Dexia and FSA agree, and each Administrator or Portfolio Manager shall be required to agree, that notwithstanding any Dexia Event of Default and for so long as the Sovereign Guarantee is in effect, they will not direct actions in connection with the GIC Business that would violate in any material respect the following requirements applicable to Dexia and FSAM under the Sovereign Guarantee Reimbursement Agreement:

(i)            FSAM shall neither repurchase any of its membership interests nor make any distributions to its members, including any distribution of dividends, or make any Restricted Payment.

(ii)           None of FSAM, the FSAM Successor, the FSAM Hedging Successor and the GIC Issuers shall issue new GIC Contracts (but shall be permitted to refinance or enter into amendments or modifications in relation to existing GIC Contracts (in each case without increasing the outstanding principal amount thereof or interest rate applicable thereto)) or engage in any business or activity other than the Wind Down Business. Dexia will not consent to any transfer of the GIC Contracts by the GIC Holders and will cause the GIC Issuers not to consent to any transfer of the GIC Contracts by the GIC Holders.

“Wind Down Business” means the management of the Collateral and the exercise of its rights and performance of its obligations under (i) the Master Repurchase Agreement issued or entered into by FSAM with the GIC Issuers (to the extent still outstanding) and any other Material Agreement, (ii) interest rate and currency derivatives and any other hedging transactions entered into by FSAM (prior to a Dexia Event of Default), the FSAM Hedging Successor or the FSAM Successor to hedge exposures relating to the Collateral and the GIC Contracts, (iii) other repurchase agreements, securities lending agreements or other liquidity arrangements for the purpose of enabling any GIC Issuer to satisfy its collateral posting requirements and termination and repayment requirements under GIC Contracts, (iv) financing obtained for the purpose of meeting such collateral posting requirements or otherwise for the payments described in (i) through (iii), (v) any security arrangements entered into in connection with the items described in (i) through (iv), the Guaranteed Put Contract or the Sovereign Guarantee, (vi) taking any other actions as are contemplated by the Material Agreements and comply with the restrictions on the activities of FSAM and the GIC Issuers set forth in this Agreement and (vii) amendments or modifications (provided that such amendments or modifications contribute to or are not inconsistent with the progressive winding down of FSAM’s activities and exposures) to, and agreements or transactions ancillary or incidental to, the items described in (i) through (v).

(iii)          FSAM shall not amend or modify the terms of the Put Portfolio Assets or the terms of the Guaranteed Put Contract without the consent of the Sovereign Guarantors.

(g)           FSA and the Dexia Guarantors shall, upon the request of the other party, reasonably cooperate in selecting a Portfolio Manager prior to a Dexia Event of Default, the appointment of which would be effective only upon a Dexia Event of Default and the election of FSA to be the Secured Party Representative. Either FSA or the Dexia Guarantors may provide a proposal from a candidate that appears on the Portfolio Manager Candidate List for this purpose and the other agrees to respond to such Proposal within a reasonable period of time.

Section 7.6.            Indemnification

In consideration of the Dexia Guarantors’ entering into the Dexia FP Indemnity and the terms of the Dexia FP Indemnity which supersede the indemnification obligations of FSAM and the GIC Issuers under the Insurance Agreements, FSAM and the GIC Issuers agree, jointly and severally, that in the event that a Dexia Event of Default has occurred and the Dexia Guarantors have not made a payment required to be made by the Dexia Guarantors to an Indemnified Party under the Dexia FP Indemnity (other than Good Faith Contested Payments), FSAM and the GIC Issuers will make such payment to the Indemnified Party under the terms of the Dexia FP Indemnity as if they were Indemnifying Parties thereunder.

ARTICLE VIII

HEDGE AGREEMENTS

Section 8.1.            Balancing Hedging Arrangements.

(a)           FSAM may, without the consent of FSA (unless a Dexia Event of Default has occurred and FSA has elected to become the Secured Party Representative) at the direction of Dexia terminate, replace or amend existing, or enter into, new transactions under existing Hedge Agreements in accordance with the ALM Procedures, but shall not enter into any new Hedge Agreements unless such Hedge Agreement (other than futures account agreements) is a Subordinated Third Party Hedge Agreement.

(b)           FSAM will take action to exercise its right to designate an early termination date as soon as practicable under a Hedge Agreement with regard to which an “event of default” (as defined therein) has occurred as a result of a payment failure, a failure to post required collateral or bankruptcy, except in respect of a failure to pay or post collateral where FSAM reasonably determines that a dispute exists and is actively pursuing resolution of such dispute.

(c)           The Dexia Parties and FSA will cooperate reasonably and the Dexia Parties will use commercially reasonable efforts to enter into an amendment to each Third Party Hedge Agreement in the form attached as Annex I, subject to the requirements of the Hedging Letter Agreement. Such amendment will include the issuance of a guarantee by DCL (the “Dexia Counterparty Guarantor”) of FSAM’s obligations under the Hedge Agreement in the form of Annex I, with such variations in the terms of individual amendments based on such form either (i) that do not impair in any material respect the direct or indirect benefits to FSAM and FSA of the amendment contemplated by such form or (ii) to which FSA has given its consent not to be unreasonably withheld or delayed. Each such amended Third Party Hedge Agreement is referred to as a “Subordinated Third Party Hedge Agreement.”

(d)           The Lenders agree that with respect to any Senior Third Party Hedge Agreement, one of the Lenders will comply with the requirements of the Hedging Letter Agreement.

Section 8.2.            Collateral Posting Under Hedge Agreements.

(a)           On any date FSAM shall ensure that any collateral posting requirements applicable to FSAM under the Senior Third Party Hedge Agreements which have been satisfied by posting any required collateral under such Third Party Hedge Agreements.

(b)           On any date the Dexia Guarantors shall ensure that any collateral posting requirements applicable to FSAM under the Senior Third Party Hedge Agreements have been satisfied by posting such collateral on behalf of FSAM in their capacity as guarantor of FSAM under such Third Party Hedge Agreements.

Section 8.3.            Certain Actions Under Hedge Agreements.

(a)           If a Transition Date occurs, FSA (as representative of the Collateral Agent) or the Dexia Counterparty Guarantor, if applicable, will exercise the rights set forth in the relevant Subordinated Third Party Hedge Agreements and the Dexia Hedge Agreement with DCL to (i) cause an assignment of the Subordinated Third Party Hedge Agreement to DCL such that DCL shall be responsible for the rights and obligations of FSAM under such Subordinated Third Party Hedge Agreement and FSAM shall be deemed to have entered into offsetting transactions with DCL such that FSAM may either (A) terminate one or more such transactions and/or (B) cause an assignment and novation of such transactions to an FSAM Hedging Successor and/or (ii) cause an assignment and novation of such Subordinated Third Party Hedge Agreement to an FSAM Hedging Successor.

(b)           Following (x) a Transition Date and actions contemplated by this Section 8.3, hedging transactions will be effected only by an FSAM Hedging Successor, and not by FSAM, in accordance with the ALM Procedures and (y) a Dexia Event of Default, FSA may issue financial guarantees of the obligations of the FSAM Hedging Successor under Hedge Agreements, provided that such guarantees are on customary market terms and the premium is no more than the minimum amount required by law for such guarantee to be enforceable.

Section 8.4.            Hedge Agreement Register.

FSAM shall maintain the Hedge Agreement Register in which will be recorded all outstanding Hedge Agreements (with each identified as an Asset Swap or a Liability Swap as applicable) and collateral posted thereunder. The Hedge Agreement Register will also (x) identify any Hedge Policy, (y) identify any GIC Contract related to each Liability Swap to the extent feasible, other than any basis swaps or other derivatives related to the portfolio and not to any individual GIC Contract, and (z) to the extent applicable, identify the FSAM Asset or FSAM Assets (or portions thereof) related to each Asset Swap. The Administrator is hereby initially appointed registrar for the purpose of maintaining the Hedge Agreement Register. If FSA notifies the Administrator that it believes a Hedge Policy is outstanding that is not listed on the Hedge Agreement Register, the Administrator will consult with FSA to resolve any such dispute.

ARTICLE IX

GUARANTEED LIQUIDITY FACILITIES

Section 9.1.            Draw Requests.

(a)           If the Administrator determines at or prior to 3:45 P.M. (Paris time) on any Business Day that FSAM does not have, or expects not to have, sufficient funds to pay any Senior Priority Payments or any other obligations to an Unaffiliated Party described in Section 11.1 on the following Business Day, FSAM shall promptly, and in no event later than 4:30 P.M. (Paris time) on that day (i) request a loan or transaction under the Guaranteed Liquidity Facilities in accordance with Section 11.2 and (ii) provide notice of such Liquidity Draw Request to the Collateral Agent and FSA. If the Administrator makes such determination after 3:45 P.M. (Paris time), FSAM shall promptly, and in no event later than 4:30 P.M.(Paris time) on the following Business Day make such request under the Guaranteed Liquidity Facilities in accordance with Section 11.2 and provide a copy of such request to the Collateral Agent and FSA.

(b)           In the event that FSAM has failed to make a Liquidity Draw Request under the Guaranteed Liquidity Facilities required to satisfy Sections 11.2(a)or 11.2(b), the Collateral Agent will at the direction of the Secured Party Representative, or FSA, as representative of the Collateral Agent (with a copy to the Collateral Agent), may make a Liquidity Draw Request on behalf of FSAM in accordance with the terms of the relevant Guaranteed Liquidity Facility on the following Business Day.

(c)           On the day funds are required to be paid under a Liquidity Draw Request, the Collateral Agent shall verify, as of its close of business in New York on such day, whether the requested funds have been received in the FSAM Cash Account or the Collateral Agent Cash Account. If the Collateral Agent determines, based solely upon the information provided to the Collateral Agent that such funds were not received, the Collateral Agent will notify the Administrator and FSA in writing.

ARTICLE X

ACCOUNTS; REPORTING; INSPECTION RIGHTS

Section 10.1.          Establishment of Accounts.

(a)           Each FP Account will be governed by (x) an agreement substantially in the form of Exhibit A-1 with the Intermediary of each such account, (y) in the case of accounts established by the Collateral Agent, an agreement substantially in the form of Exhibit A-2 or (z) a global custody agreement with respect to the FSA PAL Brussels Cash Account and the FSA PAL Brussels Collateral Account (each such agreement as amended, supplemented or otherwise modified, a “Securities Account Control Agreement”), which will require the relevant Intermediary to segregate and hold all assets received by it in an FP Account. The maintenance of such FP Account will be governed by the law of the jurisdiction set forth in such Securities Account Control Agreement.

(b)           Prior to the Closing Date, FSAM shall cause the Collateral Agent to establish the Custody Account, the Collateral Agent Cash Account and the Collateral Agent Custodial Account and after the Closing Date, the Collateral Agent may, and at the direction of the Secured Party Representative will, establish with an Intermediary one or more additional accounts pursuant to this Article X, each of which will be non-interest bearing segregated account and may include any number of sub-accounts, which may be held by sub-custodians for convenience in administering the Collateral (including sub-accounts for different currencies and for different assets). Each such account will be established with an Intermediary and maintained pursuant to a Securities Account Control Agreement.

Promptly following the Closing Date and in no event later than 10 Business Days thereafter, FSA PAL shall cause the establishment of the FSA PAL Brussels Cash Account and the FSA PAL Brussels Collateral Account, each of which will be non-interest bearing segregated account and may include any number of sub-accounts, which may be held by sub-custodians for convenience in administering the Collateral (including sub-accounts for different currencies and for different assets). Each such account will be established with an Intermediary with respect to the FSA PAL Belgian Collateral and maintained pursuant to a Securities Account Control Agreement. The establishment of the FSA PAL Brussels Cash Account and the FSA PAL Brussels Collateral Account, and the grant of a security interest in the related property as FSA PAL Belgian Collateral pursuant to the FSAM Belgian Pledge Agreement, shall be in substitution for the FSA PAL Cash Account and the FSA PAL Collateral Account, and the grant of a security interest in the related property as FSA PAL Collateral pursuant to Section 2.1(c).

(c)           Each Existing Account has been established as a segregated account with an Intermediary. The FSAM Cash Account and FSAM Collateral Account are maintained pursuant to a securities account control agreement dated as of July 31, 2003 (the “Existing Control Agreement”), among BNY Mellon, FSAM and FSA that among other things evidences FSA’s “Control” with respect to the Security Entitlements in the FSAM Cash Account and FSAM Collateral Account, respectively. FSAM and FSA shall, on or prior to the Closing Date, enter into a Securities Account Control Agreement with respect to the FSAM Collateral Account and the FSAM Cash Account that will supersede the Existing Control Agreement. Each other Existing Account will be subject to a Securities Account Control Agreement with the relevant Grantor. Each Existing Account will be maintained by the relevant Intermediary in the State of New York for the benefit of the Secured Parties. Existing Accounts may include sub-accounts for different currencies and for different assets.

(d)           The relevant Grantor shall cause the Intermediary (or in the case of the FSA Capital Markets Cayman Notes, the Collateral Agent) to hold any Certificated Securities and Instruments that are in physical form in accordance with its standard custodial procedures. Any custodian for such Certificated Securities and Instruments will not be an Affiliate of Dexia and must satisfy the eligibility requirements set forth in Section 6.3. Dexia CSA Collateral will be held through one or more Intermediaries outside the State of New York.

(e)           FSAM (or, following a Transition Date, the FSAM Successor) shall take all commercially reasonable efforts to cause the transfer of all Collections from each FP Account (other than the Dexia Collateral Account) at least daily to the FSAM Cash Account or the Collateral Agent Cash Account, as applicable.

(f)            FSAM (or, following a Transition Date, the FSAM Successor) will manage the FSAM Assets in accordance with the ALM Procedures, collect any proceeds of the FSAM Assets and apply Available Funds consistent with the Priority of Payments. Any proceeds received in connection with the sale of FSAM Assets will be applied pursuant to the Priority of Payments or invested solely in Permitted Investments.

(g)           Any cash on deposit in any Account shall be invested at the direction of the Administrator in Permitted Investments.

(h)           Upon establishment of the FSA PAL Brussels Cash Account and FSA PAL Brussels Collateral Account (the “Brussels Account Establishment”), FSA PAL or the Administrator will (x) immediately notify FSA (with a copy to the Collateral Agent) of the establishment of such accounts and (y) within two Business Days of the Brussels Account Establishment transfer all property from the FSA PAL Cash Account and FSA PAL Collateral Account, respectively, to such accounts (the “FSA PAL Accounts Transfer”). Upon the occurrence of a Brussels Account Failure, FSA will have the right to deliver a notice of sole control pursuant to the Securities Account Control Agreement related to the FSA PAL Cash Account and FSA PAL Collateral Account and following delivery of such notice, to cause the FSA PAL Brussels Cash Account and FSA PAL Brussels Collateral Account to be established and/or cause the transfer of all property from the FSA PAL Cash Account and FSA PAL Collateral Account, respectively, to such accounts. Following the transfer of all property from each of the FSA PAL Cash Account and the FSA PAL Collateral Account to the FSA PAL Brussels Cash Account and FSA PAL Brussels Collateral Account, respectively, the FSA PAL Cash Account and FSA PAL Collateral Account will be closed.

Section 10.2.          Dexia Collateral Account; Custody Account; Collateral Agent Cash Account; Collateral Agent Custodial Account; FSA PAL Brussels Cash Account; FSA PAL Brussels Collateral Account.

(a)           On or prior to the Closing Date, FSAM will cause the custodian under the Dexia CSAs to establish with an Intermediary a non-interest bearing segregated account pursuant to the Dexia CSAs designated as the “Dexia Collateral Account” for the benefit of the Secured Parties which may include any number of sub-accounts which may be held by sub-custodians for convenience in administering the Dexia CSA Collateral and which will be administered in accordance with the Dexia CSAs.

(i)            Deposits. Promptly upon receipt, all Dexia CSA Collateral will be deposited in the Dexia Collateral Account.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the Dexia Collateral Account will be in accordance with the provisions of this Agreement and the relevant Dexia CSA (A) to post collateral under a GIC Contract or a Hedge Agreement, (B) to sell or otherwise dispose of posted collateral or to obtain financing pursuant to a Temporary Funding Transaction, in each case, in accordance with Section 11.2 and the relevant Dexia CSA, or (C) to pay any “return amount” or “interest amount” due under, and as defined in, the relevant Dexia CSA.

(iii)          Any non-USD denominated Dexia Collateral will be held under the relevant Dexia CSA in a special designated pledged account held outside the United States, which will be considered a subaccount of the Dexia Collateral Account for purposes of this Agreement.

(b)           The “Custody Account” will be maintained to hold FSA Capital Markets Cayman Notes, the FSAM PAL Collateral and the Private Placement Notes and will be administered as follows:

(i)            Deposits. The FSA Capital Markets Cayman Notes, the FSAM PAL Collateral and the Private Placement Notes will be credited to the Custody Account.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property credited to the Custody Account will be in accordance with the provisions of this Agreement to deliver the certificates representing (A) the FSA Capital Markets Cayman Notes to the trustee or other paying agent in connection with (x) the final payment, maturity or redemption of such FSA Capital Markets Cayman Notes or (y) a sale or other disposition of such FSA Capital Markets Cayman Notes in connection with the occurrence of a Dexia Event of Default, (B) as and at the direction of the Administrator or the Secured Party Representative, the Private Placement Notes to the trustee or other paying agent in connection with (x) the final payment, maturity or redemption of such Private Placement Notes or (y) a sale or other disposition of such Private Placement Notes in connection with the occurrence of a Dexia Event of Default or a Permitted Asset Sale and (C) the FSAM PAL Collateral to FSA at FSA’s direction following the occurrence of a Dexia Event of Default or on or after the Senior Release Date, FSAM.

(c)           The “Collateral Agent Cash Account” will be administered as follows:

(i)            Deposits. On a daily basis (A) all Collections designated for deposit in the Collateral Agent Cash Account by the Administrator or Secured Party Representative, (B) any amounts transferred from the FSAM Cash Account or the FSA PAL Brussels Cash Account at the direction of the Secured Party Representative and (C) any amounts designated for deposit in such account by the Dexia Guarantors pursuant to the Hedging Letter Agreement will be deposited in the Collateral Agent Cash Account.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the Collateral Agent Cash Account will be as directed by the Secured Party Representative in accordance with the provisions of this Agreement (A) to make payments in accordance with the Priority of Payments, (B) to purchase Permitted Investments in accordance with the Priority of Payments, (C) to post collateral (by posting cash or purchasing Permitted Investments that are qualifying assets) under a GIC Contract or Senior Third Party Hedge Agreement in accordance with Section 11.2 or (D) with respect to amounts deposited into such account by the Dexia Guarantors, pursuant to the Hedging Letter Agreement, for application as designated by the Dexia Guarantors at the time of the withdrawal or for transfer to them at their request with notice to FSA that the terms of the Hedging Letter Agreement have been satisfied.

(d)           The “Collateral Agent Custodial Account” will be administered as follows:

(i)            Deposits. At the direction of the Secured Party Representative, all FSAM Assets transferred from FSAM Collateral Account, all Dexia Collateral transferred from the Dexia Collateral Account and thereafter any Permitted Investment not applied to secure any secured or collateralized GIC Contracts or Senior Third Party Hedge Agreements will be deposited in the Collateral Agent Custodial Account.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the Collateral Agent Custodial Account will be as directed by the Secured Party Representative in accordance with the provisions of this Agreement (A) to post collateral under a GIC Contract or Senior Third Party Hedge Agreement in accordance with Section 11.2, (B) to transfer Collections to the Collateral Agent Cash Account or (C) to Deliver a Permitted Investment in connection with a Permitted Asset Sale.

(e)           “FSA PAL Brussels Cash Account.”

(i)            Deposits. Following the FSA PAL Accounts Transfer, all Collections received with respect to the FSA PAL Collateral will be deposited in the FSA PAL Brussels Cash Account promptly upon receipt thereof. All property transferred from the FSA PAL Cash Account pursuant to Section 10.1(h) will be deposited in the FSA PAL Brussels Cash Account immediately upon such transfer.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the FSA PAL Brussels Cash Account will be in accordance with the provisions of this Agreement to transfer amounts due and payable under the FSA PAL Loan to the FSAM Cash Account or transfer funds to the Collateral Agent Cash Account.

(f)            “FSA PAL Brussels Collateral Account.”

(i)            Deposits. Following the FSA PAL Accounts Transfer, all sterling and other non-USD denominated FSAM Assets that cannot be held in the FSAM Collateral Account and that are not applied to secure any secured or collateralized GIC Contracts will be deposited in the FSA PAL Brussels Collateral Account promptly upon receipt thereof. All property transferred from the FSA PAL Collateral Account pursuant to Section 10.1(h) will be deposited in the FSA PAL Brussels Collateral Account immediately upon such transfer.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the FSA PAL Brussels Collateral Account will be applied in accordance with the provisions of this Agreement (A) to post collateral under a GIC Contract or a Senior Third Party Hedge Agreement in accordance with Section 11.2, (B) to transfer Collections to the FSA PAL Brussels Cash Account, the FSAM Cash Account or the Collateral Agent Cash Account, (C) to deliver Collateral in connection with a Permitted Asset Sale or (D) to deliver as a Put Settlement Asset under either Put Contract, as applicable.

Section 10.3.          FSAM Cash Account; FSAM Collateral Account; FSA Capital Management Collateral Account; FSA Capital Markets Collateral Account; FSA PAL Cash Account; FSA PAL Collateral Account.

The Existing Accounts will be administered as follows:

(a)           “FSAM Cash Account.”

(i)            Deposits. On a daily basis prior to a Transition Date (A) all Collections and (B) any amounts paid from the FSA PAL Brussels Cash Account or the FSA PAL Cash Account will be deposited in the FSAM Cash Account.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the FSAM Cash Account will be in accordance with the provisions of this Agreement (A) to make payments in accordance with the Priority of Payments, (B) to repay the Master Repurchase Agreement on an accelerated basis, (C) to purchase Permitted Investments in accordance with the Priority of Payments, or (D) to post collateral (by posting cash or purchasing qualifying assets) under a GIC Contract or Senior Third Party Hedge Agreement in accordance with Section 11.2; provided that if a Dexia Event of Default occurs, upon the direction of the Secured Party Representative, funds on deposit in the FSAM Cash Account will be transferred to the Collateral Agent Cash Account.

(b)           “FSAM Collateral Account.”

(i)            Deposits. Promptly upon receipt, all FSAM Assets (other than non-USD assets, which will be deposited in a sub-account or held in the FSA PAL Account, as applicable) not applied to secure any secured or collateralized GIC Contracts or Senior Third Party Hedge Agreements will be deposited in the FSAM Collateral Account.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the FSAM Collateral Account will be in accordance with the provisions of this Agreement (A) to post collateral under a GIC Contract or Senior Third Party Hedge Agreement in accordance with Section 11.2, (B) to transfer Collections to the FSAM Cash Account, (C) to deliver Collateral in connection with a Permitted Asset Sale or (D) to deliver as a Put Settlement Asset under either Put Contract, as applicable; provided that if a Dexia Event of Default occurs, upon the direction of the Secured Party Representative, FSAM Assets will be transferred to the Collateral Agent Custodial Account.

(c)           “FSA Capital Management Collateral Account.”

(i)            Deposits. Promptly upon receipt all funds including any Excluded GIC Issuers Collateral received by or on behalf of FSA Capital Management will be deposited in the FSA Capital Management Collateral Account.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the FSA Capital Management Collateral Account will be in accordance with the provisions of this Agreement (A) transfers pursuant to the Master Repurchase Agreement or (B) transfers to the FSAM Cash Account, FSAM Collateral Account, FSA PAL Collateral Account or FSA PAL Brussels Collateral Account.

(d)           “FSA Capital Markets Collateral Account.”

(i)            Deposits. Promptly upon receipt all funds received by or on behalf of FSA Capital Markets including (A) any Excluded GIC Issuers Collateral and (B) any collateral posted under the Hedge Agreements, will be deposited in the FSA Capital Markets Collateral Account.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the FSA Capital Markets Collateral Account will be in accordance with the provisions of this Agreement will be in accordance with the provisions of this Agreement (A) transfers pursuant to the Master Repurchase Agreement or (B) transfers to the FSAM Cash Account, FSAM Collateral Account, FSA PAL Collateral Account or FSA PAL Brussels Collateral Account.

(e)           “FSA PAL Cash Account.”

(i)            Deposits. Prior to the FSA PAL Accounts Transfer, all Collections received with respect to the FSA PAL Collateral will be deposited in the FSA PAL Cash Account promptly upon receipt thereof.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the FSA PAL Cash Account will be in accordance with the provisions of this Agreement to (A) transfer amounts due and payable under the FSA PAL Loan to the FSAM Cash Account or transfer funds to the Collateral Agent Cash Account or (B) transfer all property in the FSA PAL Cash Account to the FSA PAL Brussels Cash Account pursuant to Section 10.1(h).

(f)            “FSA PAL Collateral Account.”

(i)            Deposits. Prior to the FSA PAL Accounts Transfer, all sterling and other non-USD denominated FSAM Assets that cannot be held in the FSAM Collateral Account and that is not applied to secure any secured or collateralized GIC Contracts will be deposited in the FSA PAL Collateral Account promptly upon receipt thereof.

(ii)           Withdrawals. The only permitted withdrawal from or application of funds or property on deposit in the FSA PAL Collateral Account will applied be in accordance with the provisions of this Agreement (A) to post collateral under a GIC Contract or a Senior Third Party Hedge Agreement in accordance with Section 11.2, (B) to transfer Collections to the FSA PAL Cash Account, the FSAM Cash Account or the Collateral Agent Cash Account, (C) to deliver Collateral in connection with a Permitted Asset Sale (D) to deliver as a Put Settlement Asset under either Put Contract, as applicable or (E) transfer all property in the FSA PAL Collateral Account to the FSA PAL Brussels Collateral Account pursuant to Section 10.1(h).

Section 10.4.          Reporting Agent.

(a)           The GIC Business Entities hereby agree to maintain an agent to prepare certain reports (the “Reporting Agent”) for FSA and hereby appoint BNY Mellon as the initial Reporting Agent pursuant to the terms and conditions of the Reporting Service Agreement. The Reporting Agent may be removed by the GIC Business Entities at any time. If the Reporting Agent is unable or unwilling to act as such or is removed by the GIC Business Entities, the GIC Business Entities will promptly appoint a replacement Reporting Agent; provided that five Business Days notice will be provided to FSA, and if FSA objects to the proposed replacement, the GIC Business Entities will appoint a different replacement Reporting Agent. The resignation or removal of the Reporting Agent will not be effective without a successor having been duly appointed. The Reporting Agent will be entitled to indemnification to the extent set forth in Section 6.2(b).

(b)           The Reporting Service Agreement will require that, commencing no later than August 1, 2009, and until the Senior Release Date or, if earlier, such time as the Reporting Agent is notified by FSA that such report is no longer required, on each Business Day, the Reporting Agent shall compile and deliver to FSA and the Administrator (and to the Dexia Guarantors, FSAM, the FSAM Successor, the FSAM Hedging Successor or any GIC Issuer upon its request):

(i)            a daily report, with information from the Information Sources as of the close of business on the preceding Business Day, which report will contain the principal balance and Mark to Market Value of each FSAM Asset.

(ii)           a calculation of the amount of available cash in the FP Accounts and of the overnight Permitted Investments and an indication whether the Required Reserve is satisfied;

(iii)          cash balances as reported by the Account Banks showing the cash balances in the accounts in the most recent Information Source (which is intended to be as of close of business on the preceding Business Day).

(c)           The Reporting Service Agreement will require that, commencing no later than August 1, 2009, and until the Senior Release Date or, if earlier, such time as the Reporting Agent is notified by FSA that such report is no longer required, on the first Business Day of each calendar week, the Reporting Agent shall provide a report to FSA and the Administrator (and to the Dexia Guarantors, FSAM, the FSAM Successor, the FSAM Hedging Successor or any GIC Issuer upon its request) containing the following information as of the last Business Day of the prior calendar week.

(i)            the “collateral value” (as defined in each Put Contract) and, based on the relevant Information Source, whether such collateral value is less than the Exposure;

(ii)           whether the Subordinated Claims Payment Condition is met, setting forth. and based on, the following information for each clauses of the definition thereof:

(A)          with respect to clause (a), a statement whether the Reporting Agent has received notice of a Dexia Default or Dexia Event of Default,

(B)           with respect to clause (b), if the Reporting Agent has received a notice of a Dexia Event of Default, the calculation in reasonable detail described in clause (b) of the definition, based on data from the relevant Information Sources, and

(C)           with respect to clause (c), if the Reporting Agent has received a notice from the Administrator that the GIC Contracts have been Paid In Full.

(iii)          with respect to each FSAM Asset that is a Put Portfolio Asset (including FSAM Assets that have been posted as collateral under a Hedge Agreement of GIC Contract), (A) the principal balance and Mark to Market Value of each such FSAM Asset and (B) based upon information provided by the Administrator an indication of whether it is posted as collateral under a Hedge Agreement or GIC Contract.

(d)           The Reporting Agent has been appointed Valuation Agent under the Dexia CSAs and will perform the duties specified thereunder, subject to its receipt of the information required for calculations required thereunder from the Information Sources.

(e)           “Information Sources” means (i) the relevant Account Bank, with respect to the FSAM Assets and the collateral posting accounts held by the Account Bank for the benefit of GIC Holders, (ii) the custodian of the Dexia Collateral pursuant to the Dexia CSAs, with respect to the Dexia Collateral. (iii) The Royal Bank of Scotland plc, with respect to the FSA PAL Collateral as forwarded by the Administrator, (iv) the custodian of each collateral posting account not held by the Account Bank for the benefit of GIC Holders with respect to the securities and cash held in such accounts, and (v) the Administrator, with respect to (x) the Private Placement Notes and (y) the items described in clause (1) of the applicable definition of “Exposure,” including the principal balance of the GIC Contracts, the GIC Business Cost Amount and information related to the valuation of Hedge Agreements, and with respect to the list of the overnight Permitted Investments on any Business Day. The Administrator shall assist the Reporting Agent in obtaining data from the Information Sources.

The Administrator or FSAM will, at the request of FSA, request from either Account Bank a copy of (i) its then current valuation procedures for valuing securities held by it and/or (ii) its “Operational Procedures” (as defined in the applicable Put Settlement Procedures Agreement) and if provided, forward such procedures to FSA and to the extent that FSAM or the Administrator receives notice of any changes in any such procedures it will forward a copy of such notice to FSA.

Section 10.5.          Reporting.

(a)           On the first Business Day of each calendar week and each calendar month based on the most recent data available to it, the Administrator will provide a report to the Dexia Guarantors, the Collateral Agent and FSA (and to FSAM, the FSAM Successor, the FSAM Hedging Successor, or any GIC Issuer upon its request) setting forth the following items for the next seven calendar days and calendar month, as applicable:

(i)            anticipated cash expenditures that will come due over the next seven calendar days and calendar month, as applicable;

(ii)           a reconciliation of actual cash expenditures from the previous seven calendar days and calendar month, as applicable, to the anticipated cash expenditures for such period; and

(iii)          aggregate payments from FSAM to any single Hedge Counterparty in excess of $1 million over the course of the next seven calendar days and calendar month, as applicable.

(b)           The Administrator will provide to the ALCO on a quarterly basis, a comparison of actual cash expenditures with respect to each category of Administrative Expenses with the budget.

(c)           The Administrator will forward within two Business Days of receipt to FSA (other than reports or notices with respect to FSAM Assets for which FSA has obtained access to the relevant website) and the Dexia Parties copies of any servicer and trustee reports, or notices (in the form and format received) with respect to FSAM Assets and other information received in relation to the Dexia Guarantees, the Dexia GIC Indemnity, the Guaranteed Liquidity Facilities, this Agreement, the GIC Contracts, the Administrative Services Agreement, the Sovereign Guarantee, the Hedge Agreements, the FSA PAL Loan, the Master Repurchase Agreement, the FSAM Assets and other Collateral. With respect to such reports, notices and other information available to the Administrator through a website, the Administrator will, at the request of FSA, use reasonable efforts to assist FSA in obtaining access to such website.

(d)           Dexia shall provide daily reporting of the liquidity position of FSAM to the Sovereign Guarantors and FSA in such manner as may be agreed with the Sovereign Guarantors and FSA. Such report will include notice of any Dexia Default that has occurred prior to the date of such report.

(e)           Without limitation of the foregoing, and in addition to any other reporting obligations of FSAM or the Reporting Agent set forth herein, FSAM shall provide to Dexia and FSA, with a copy to the Sovereign Guarantors:

(i)            within 15 Business Days of the end of each month, a risk report in the form provided to the Sovereign Guarantors pursuant to the Sovereign Guarantee Reimbursement Agreement.

(ii)           within 30 days of the end of each month, updated lists of the FSAM Assets as of the end of such month, showing for each FSAM Asset (organized by Put Portfolio Asset, Excluded Asset and Other Asset) (A) its identification, (B) its Outstanding Principal Amount, (C) its most recently determined Mark to Market Value calculated with respect thereto in relation to the Dexia CSAs, (D) its current book value in the accounts of FSAM, (E) its economic value, both in an expected and stress case loss projection as determined by the Administrator based on then-current market conditions, (F) its public rating by Moody’s, S&P and Fitch, if any and (G) whether it is fully performing and, if not, the relevant details of any non-performance (based on any reports available to FSAM;

(iii)          within 15 days of the end of each month, projected economic and accreted balances of the GIC liabilities, both in an expected and stress case as determined by the Administrator based on then-current market conditions;

(iv)          within 90 days of the end of each year and 45 days of the end of each half-year, a consolidated balance sheet, profit and loss account, and cash flow statement of FSAM;

(v)           not later than 30 days before the commencement of each year, FSAM’s budget for that period;

(vi)          within 15 Business Days of the end of each month, the estimated liquidity needs of FSAM, both in an expected and stress case as determined by the Administrator based on then-current market conditions;

(vii)         statements of account with respect to transactions involving the Put Portfolio Assets, which shall be furnished to Dexia, the Sovereign Guarantors and FSA within 30 Business Days from June 30 and within 60 Business Days from December 31 each year;

(viii)        to the extent available and applicable, upon request of the Sovereign Guarantors or FSA, to the requesting party, copies of all periodic payment date reports delivered to or by the issuers of the Put Portfolio Assets, and upon the reasonable request of the Sovereign Guarantors or FSA, to the requesting party such other data in relation to the Put Portfolio Assets which is made available to the holders of such Put Portfolio Asset from time to time;

(ix)           upon reasonable notice, any other information reasonably requested by the Sovereign Guarantors or FSA, to the requesting party in particular as it may relate to the GIC Business, including the amounts of the sums owed by the Sovereign Guarantors under the Sovereign Guarantee and any other information reasonably required or appropriate in connection with for the performance or implementation of the Sovereign Guarantee or otherwise related to the GIC Business.

(x)            on or prior to the fifth Business Day prior to each January 31 and July 31 (a “Semi-Annual Reporting Date”) (A) a calculation of the average aggregate Outstanding Principal Amount of the FSAM Assets (decreased for any Principal Shortfall Amounts) in relation to which a Put Settlement Date has not yet occurred over the period from and including the preceding December 31 or June 30, respectively (or in the case of the first such period, the date of issuance of the Sovereign Guarantee) to, but excluding, the June 30 or December 31, as applicable and plus (B) a calculation of the average aggregate outstanding principal amount of the GIC Contracts over the period from and including the preceding June 30 or December 31, as applicable (or in the case of the first such period, the date of issuance of the Sovereign Guarantee) to, but excluding the December 31 or June 30, as applicable, immediately preceding the relevant Semi-Annual Reporting Date (or in the case of the last such period, the last day of such period).

All information contemplated by this Section 10.5(e) shall be provided to such address and notice details as the Sovereign Guarantors and FSA provide from time to time for purposes of this provision; provided, that each such report may be provided by making it electronically available through the Administrator’s “website” so long as the Administrator has provided the designated recipient with prior written instructions (delivered by email or facsimile to such recipient) with directions for accessing such website. So long as the Dexia Guarantors are the Secured Party Representative, Dexia shall be solely responsible for providing a copy to the Sovereign Guarantors of the information contemplated by this Section 10.5(e). If the Dexia Guarantors are not the Secured Party Representative and the Sovereign Guarantors give notice to the Secured Party Representative that Dexia and/or FSAM have failed to deliver one or more items of information required by this Section 10.5(e), the Secured Party Representative shall direct the Administrator to prepare such information (with any costs associated therewith to be included as an Administrative Expense) and to provide such information to the Sovereign Guarantors.

(f)            Promptly upon becoming aware of a Dexia Default, the Administrator will give notice to the Reporting Agent, the Collateral Agent, the Dexia Guarantors and FSA.

Section 10.6.          Inspection Rights.

(a)           Each of FSAM, FSA, the Sovereign Guarantors, the Dexia Parties, the FSAM Successor, the FSAM Hedging Successor and Assured (collectively, each, an “Inspecting Party”) shall have the right to inspect the books and records of the Collateral Agent related to this Agreement and the other Material Agreements to which it is a party at any time during normal business hours (but no more than once during any 12-month period) upon reasonable advance notice and without undue and unreasonable disruption of its normal business activities.

(b)           The Inspecting Parties will have the right (x) to inspect the books and records of the Administrator related to the GIC Business and the Material Agreements at any time during normal business hours upon reasonable advance notice, and (y) to consult with the officers, employers, directors and managers of the Administrator and FSAM, as applicable, related to the GIC Business to discuss the GIC Business, the management and collections of the assets related thereto and any necessary revisions to the ALM Procedures at any time during normal business hours upon reasonable advance notice. Dexia and the Administrator shall use reasonable best efforts to cooperate with FSA, the Sovereign Guarantors and Assured in connection with any such consultation or inspection of books and records by them.

(c)           Each Inspecting Party shall be entitled to permit the Rating Agencies and any of its applicable regulators to inspect such books and records and to consult with officers, employers and managers of the Administrator. In connection with any such inspection, FSAM will provide any additional information as such Inspecting Party may reasonably request in connection with its inspection rights.

ARTICLE XI

PRIORITY OF PAYMENTS; CASH MANAGEMENT

Section 11.1.          Priority of Payments.

(a)           FSAM shall apply Available Funds (including any proceeds of FSAM Assets that may be sold by FSAM from time to time and any payments received by FSAM under the Dexia Guaranteed Put Contract, the Dexia Non-Guaranteed Put Contract, the Sovereign Guarantee or any other Collections) in accordance with the Priority of Payments. Any Available Funds not otherwise allocated pursuant to such Priority of Payments will be reinvested in Permitted Investments, pursuant to the ALM Procedures.

(b)           On each Business Day, the Administrator will cause Available Funds to be applied as follows (the “Priority of Payments”):

(i)            First, to pay the following amounts (collectively, the “Senior Priority Payments”), it being acknowledged and agreed that no individual Senior Priority Payment will have priority over any other Senior Priority Payment:

(A)          to pay Administrative Expenses then due; provided, that such payments (together with any payments previously made pursuant to this clause during the calendar year) shall not exceed the Annual Expense Cap;

(B)           to pay unpaid interest in respect of FSA GIC Contracts (through payment of any unpaid price differential under the Master Repurchase Agreement and/or GIC Issuer Repurchase Agreement, as applicable, in relation to any prior payment date in an amount equal to any unpaid interest payable in respect of FSA GIC Contracts on such date), with such payments being made directly to the GIC Holder of the related GIC Contract;

(C)           to pay any current interest in respect of FSA GIC Contracts (through payment of any price differential under the Master Repurchase Agreement and/or GIC Issuer Repurchase Agreement, as applicable, in relation to any prior payment date in an amount equal to any current interest payable in respect of FSA GIC Contracts on such date), with such payments being made directly to the GIC Holder of the related GIC Contract;

(D)          to pay principal in respect of FSA GIC Contracts (through payment of repurchase price and other amounts in respect of the Master Repurchase Agreement and/or GIC Issuer Repurchase Agreement, as applicable, in connection with FSA GIC Contract withdrawals or terminations then due (for the avoidance of doubt, without regard to whether a termination has occurred automatically, at the option of the holder of the FSA GIC Contract, or through a negotiated process pursuant to Section 11.2(c) and in accordance with the ALM Procedures)), which for the avoidance of doubt will include any termination costs payable by a GIC Issuer in connection with any such GIC Contract termination, with such payments being made directly to the GIC Holder of the related GIC Contract;

(E)           to pay futures variation margin amounts due for exchange traded futures contracts;

(F)           to pay current net payments (including any termination payments and collateral posting requirements) owed to Unaffiliated Counterparties under the Senior Third Party Hedge Agreements;

(G)           following a Dexia Event of Default, to pay Hedge Counterparties periodic payments and amounts paid in consideration of the initial value of new Hedge Agreements and/or derivatives transactions thereunder in accordance with the ALM Procedures, and to pay any accrued Portfolio Manager fees and expenses payable under the Portfolio Management Agreement;

(H)          to pay to the Dexia Guarantors, Dexia Reimbursement Payments;

(I)            to reimburse FSA for any unreimbursed claims it has paid under any FSA Policies related to the GIC Business and to pay any other amounts owed to FSA under the Insurance Agreements;

(J)            to the extent collateral was not posted as required under an FSA GIC Contract, unless in its discretion, the Administrator has determined in accordance with Section 11.2(c) that failure to do so would not result in a Net Loss, an amount required to satisfy any such posting requirement which has not been satisfied, either by posting cash or buying Permitted Investments eligible to be posted under such FSA GIC Contract;

(K)          to the extent FSAM is required to post collateral in relation to a Senior Third Party Hedge Agreement and such requirement has not been satisfied, an amount equal to any such posting requirement which has not been satisfied;

(L)           to repay amounts advanced by an Account Bank under its securities, banking and clearing arrangements with FSAM and the GIC Issuers, together with any accrued interest due thereon (which would include any amount then due with respect to such Account Bank’s “daylight overdraft” arrangement); and

(M)         to reserve an amount of immediately available funds that, together with overnight Permitted Investments is not less than the Required Reserve;

(ii)           Second, to pay any other Administrative Expenses then due and payable;

(iii)          Third, prior to any Dexia Event of Default, to reserve an amount determined by the Administrator to be reserved in excess of the Required Reserve in consideration of possible liquidity needs for the following two Business Days;

(iv)          Fourth, to the extent not otherwise provided for above, to pay any Permitted Indebtedness to an Unaffiliated Party;

(v)           Fifth, following a Dexia Event of Default, to pay to FSA any indemnities (other than Good Faith Contested Payments) payable by FSAM or any GIC Issuer pursuant to Section 7.6;

(vi)          Sixth, if the Subordinated Claims Payment Condition is met, to pay current swap payments and any termination payments owed under any Subordinated Third Party Hedge Agreement,

(vii)         Seventh, if the Subordinated Claims Payment Condition is met, current swap payments and any termination payments owed under Dexia Hedge Agreements;

(viii)        Eighth, if the Subordinated Claims Payment Condition is met, the lesser of (I) 50% of the amount of remaining Available Funds and (II) the amount required to pay amounts due, or which are capable of being optionally prepaid, (without regard to whether any applicable notice period required in connection with any such prepayment has been complied with), to the applicable Dexia Parties in relation to the Guaranteed Liquidity Facilities in the following order of priority: (A) interest and fees, and then (B) principal or repurchase price until all principal or repurchase price has been paid in full; and then (C) any Additional Costs (as defined in the Guaranteed Liquidity Facility) to the extent such Additional Costs were taken into consideration on the preceding “weekly assessment point” (as defined in the Guaranteed Liquidity Facilities);

(ix)           Ninth, if the Subordinated Claims Payment Condition is met, to pay any taxes incurred in relation to the GIC Business, including any taxes imposed on DHI or any DHI Affiliate with respect to the GIC Business and any withholding tax, capital charges and other similar charges;

(x)            Tenth, if an Early Termination Date was designated in relation to either of the Put Contracts following a Dexia Event of Default and the Subordinated Claims Payment Condition is met, to pay to the Dexia Guarantors (or if the Master Repurchase Agreement has been terminated early and the GIC Issuers have retained the corresponding Additional Securities Collateral upon such termination, to pay to FSAM for payment to the Dexia Guarantors), an amount equal to the Mark to Market Value of the Additional Securities Collateral under the relevant Put Contract (s) as of the date such Early Termination Date was designated.

(xi)           Eleventh, if the Subordinated Claims Payment Condition is met, to pay the following amounts, it being acknowledged and agreed that no such individual payment will have priority over any other payment:

(A)          to the Dexia Guarantors an amount equal to any reimbursements due and payable under the Dexia Guarantee Reimbursement Agreement;

(B)           to pay required principal and other amounts in respect of Dexia Only GIC Contracts withdrawals or terminations then due (for the avoidance of doubt, without regard to whether a termination has occurred automatically, at the option of the holder of the Dexia Only GIC Contract, through a negotiated process in accordance with the ALM Procedures, or otherwise) in relation to the Master Repurchase Agreement, which for the avoidance of doubt will include any termination costs payable by a GIC Issuer in connection with any such GIC termination;

(C)           to reimburse the Dexia Counterparty Guarantors for any novation fees, termination payments or similar amounts paid by them to Unaffiliated Counterparties in respect of Third Party Hedge Agreements;

(D)          to the extent not otherwise provided for above, to pay any Permitted Indebtedness to any Affiliate of any Dexia Party; and

(E)           to pay any Covered Persons Indemnification Payments;

(xii)          Twelfth, if the Subordinated Claims Payment Condition is met, if the relevant date is a quarterly payment date for the Dexia Guarantee Fee due under the Dexia Guaranteed Put Contract, Dexia Non-Guaranteed Put Contract and the Dexia FP Guarantee, to pay to the Dexia Guarantors any accrued and unpaid Dexia Guarantee Fee;

(xiii)         Thirteenth, if the Subordinated Claims Payment Condition is met, to pay amounts due, or which are capable of being optionally prepaid, to the applicable Dexia Parties in relation to the Guaranteed Liquidity Facilities and which have not been paid under Eighth above;

(xiv)        Fourteenth, to be invested in Permitted Investments (with maturities determined in accordance with the ALM Procedures), or after the Senior Release Date, towards payment to the equity holders of FSAM;

provided, however, that no payments may be made pursuant to clauses Sixth through Thirteenth above if after giving effect to any such payment, the Dexia Guarantors would be required to transfer a Delivery Amount (assuming for this purpose that the “threshold” and “minimum transfer amount” as defined in the applicable Dexia CSA is zero) under either of the Dexia Guaranteed Put CSA or the Dexia Non-Guaranteed Put CSA (based on the then current Mark to Market Value of any Put Portfolio Asset, Excluded Asset, Other Asset and Dexia Collateral).

(c)           The Administrator will obtain either (x) confirmation from the Collateral Agent through a Confirmation Request (with Section I completed) or (y) consent of FSA prior to any single payment or transfer prior to the Senior Release Date in an amount equal to $100 million or more, or in the case of a payment to any Dexia Party, in an amount equal to $50 million or more, in each case, other than in respect of (A) a termination payment or collateral posting (either by posting cash or purchasing qualifying assets) with respect to a Senior Third Party Hedge Agreement or a GIC Contract or a withdrawal under a GIC Contract, (B) an overnight investment that constitutes a Permitted Investment, or (C) a repurchase or principal payment under the Guaranteed Liquidity Facilities.

The Administrator will provide such Confirmation Request by email to the Collateral Agent (with a copy to FSA), receipt of which will be confirmed by the Administrator by telephone. The Collateral Agent shall provide notice to the Administrator if the Confirmation Request is incomplete or will provide confirmation by returning Section I of the Confirmation Request to the Administrator (with a copy to FSA) by 4:00 P.M. (New York time) of the same Business Day if such Confirmation Request has been received by 10:00 A.M. (New York time) and by 4:00 P.M. (New York time) on the following Business Day if received after 10:00 A.M. (New York time).

(d)           In the event that on any Business Day there are insufficient amounts available to fully fund all the Senior Priority Payments, FSAM shall apply a portion or all of the Required Reserve to pay any Senior Priority Payments due on such Business Day in accordance with Section 11.1(a).

Section 11.2.          Management of Short Term Liabilities.

(a)           FSAM shall take, or cause to be taken, actions to generate cash or liquid assets with the intent that Available Funds on each Business Day will be sufficient to fund in full all Senior Priority Payments due on such Business Day.

(b)           On the first Business Day of each calendar week, FSAM will evaluate the balance of Available Funds at the opening of business on such day, the scheduled or expected payments to be received over the next seven calendar days and, with respect to collateral posting requirements, the amount of qualifying assets otherwise available to satisfy such posting requirements and compare such required amount to the scheduled or expected Senior Priority Payments required to be paid during the next seven calendar days.

To the extent the expected cash balance for any Business Day during the next seven calendar days would not be sufficient to pay each days’ Senior Priority Payments (including required collateral postings as described in Section 11.1(b)(i)(J)) during such period, FSAM will take actions,

(i)            in case of requirements for cash other than for collateral postings, to generate cash for availability on the relevant day or days in the amount of such shortage related to payments in the following order of priority:

(A)          First, by making a draw under the Guaranteed Liquidity Facilities to the extent of any remaining availability thereunder;

(B)           Second, by selling Permitted Investments that are not Put Portfolio Assets, which sales will not require the prior consent of FSA;

(C)           Third, by selling Dexia CSA Collateral or financing Dexia CSA Collateral in connection with a Temporary Funding Transaction;

(D)          Fourth, by selling Excluded Assets and/or Other Assets, with such assets being identified for sale based on their most recently determined market price (expressed as a percentage of par) and with FSAM using commercially reasonable efforts to sell the assets with the highest market prices first, which sales will not require the prior consent of FSA; and

(E)           Fifth, by selling Put Portfolio Assets, with such assets being identified for sale based on their most recently determined market price and with FSAM using commercially reasonable efforts to sell the assets with the highest market prices first; provided that the prior consent of FSA and Dexia (so long as no Dexia Event of Default will have occurred) will be required with respect to the sale of any Put Portfolio Assets other than a Permitted Asset Sale (including in connection with the exercise of a Call Option); and

(ii)           in the case of requirements for qualifying assets to satisfy a collateral posting requirement, to generate qualifying assets on the relevant day or days in the amount of such shortage related to payments in the following order of priority:

(A)          First, direct a transfer of Eligible Collateral from the Dexia Collateral Account to the relevant collateral posting account for the GIC Contract or Senior Third Party Hedge Agreement if such Eligible Collateral would be eligible to meet the relevant collateral posting requirement; and

(B)           Second, transfer under the Repurchase Facility Agreement collateral owned by FSAM that is not eligible to meet the related posting obligations in the amount of such unsatisfied posting requirement (with the securities identified for transfer under the Repurchase Facility Agreement being selected in accordance with the priority described in clauses Fourth and Fifth in clause (i) and the identification priority described in Section 3(b)(iv) of the Repurchase Facility Agreement);

(C)           Third, make a Liquidity Draw Request under the Liquidity Facility to the extent of any remaining availability thereunder to generate funds for cash collateral posting;

(D)          Fourth, take one of the actions specified in accordance with clauses Third through Fifth of clause (i) above.

For the avoidance of doubt, no assets may be sold pursuant to clause (i)(C) to the extent that FSAM owns Permitted Investments that are not Put Portfolio Assets that could be sold pursuant to clause (i)(B).

(c)           FSAM, with notice to FSA (or after a Dexia Event of Default, the FSAM Successor at FSA’s direction and with notice to the Dexia Guarantors), in its discretion, may elect in accordance with the ALM Procedures not to post collateral to a GIC Holder if it has determined that failing to do so may result in acceleration of the principal due under the related GIC Contract and such acceleration would not result in a Net Loss.

(d)           Prior to a Dexia Event of Default, to the extent that an optional termination of a GIC Contract requires a termination payment in an amount in excess of the unpaid principal balance of such GIC Contract, plus accrued interest thereon, plus any cash payments actually received by FSAM from the termination of any related Hedge Agreement, the Dexia Guarantors, in their capacity as guarantors of the obligations of the GIC Issuers under the GIC Contracts and the payment obligations of FSAM under Third Party Hedge Agreements, will deposit an amount equal to such excess into the FSAM Cash Account within two (2) Business Days following such termination.

(e)           On any date on which FSA is not the Secured Party Representative, the Administrator will obtain either confirmation from the Collateral Agent through a Confirmation Request (with Section II completed) or consent of FSA prior to a sale of an FSAM Asset with a principal balance equal to $100 million or more to which FSA has not consented. The Administrator will provide such Confirmation Request (containing supporting evidence) by email to the Collateral Agent (with a copy to FSA) receipt of which will be confirmed by the Administrator by telephone. The Collateral Agent shall provide notice to the Administrator if the Conformation Request is incomplete or confirmation by returning Section II of the Confirmation Request to the Administrator with a copy to FSA by 4:00 P.M. (New York time) of the same Business Day if such Confirmation Request has been received by 10:00 A.M. (New York time) and by 4:00 P.M. (New York time) on the following Business Day if received after 10:00 A.M. (New York time).

ARTICLE XII

DIRECTING PARTIES; VOTING RIGHTS

Section 12.1.          Secured Party Representative.

(a)           Prior to any Dexia Event of Default, the Dexia Guarantors, in their capacity as Secured Party Representative and on behalf of the Sovereign Guarantors, shall direct the day to day operations of the GIC Business Entities and the Administrator and shall direct in accordance with the ALM Procedures the management of the assets and liabilities of the GIC Business Entities and the Administrator, including cash management, asset and liability management and other normal day to day operations of the GIC Issuers, FSA PAL and the Administrator.

(b)           If a Dexia Event of Default has occurred, FSA may elect (with a copy to the Dexia Guarantors) to become the Secured Party Representative, accelerate the Master Repurchase Agreement and enforce its rights over the Collateral, Dexia FP Collateral or FSAM PAL Collateral, assume control over the Administrator and direct the activities of the GIC Business Entities through the Administrator and exercise any other rights and remedies as set forth in Section 5.2, subject to Sections 5.4 and 7.5. Upon notice to the Collateral Agent of such election, the Collateral Agent shall follow solely the instructions of FSA with respect to the exercise of such rights.

(c)           Each Dexia Guarantor may pledge or assign its rights as Secured Party Representative to the Sovereign Guarantors.

(d)           Notwithstanding any other provision thereof and so long as the Sovereign Guarantee is in effect, the Secured Party Representative shall (x) (1) not take any action to restrict the Administrator in any respect from providing Dexia with access to such information as it may require to meet the undertakings by Dexia under the sections of the Sovereign Guarantee Reimbursement Agreement attached as Annex K and providing reasonable assistance to Dexia with a view to its complying with those undertakings regardless of whether a Dexia Event of Default has occurred (other than with respect to information for which Dexia is fully capable of accessing or compiling independently notwithstanding the occurrence of a Dexia Event of Default) and (2) in the event the Administrator fails to provide such access or reasonable assistance, and upon request by Dexia and at Dexia’s expense, take all reasonable steps to exercise any applicable rights of the Secured Party Representative to cause the Administrator to provide such access and reasonable assistance and (y) upon receipt of a request by Dexia or a Sovereign Guarantor explaining the relevant conflict, refrain from taking any action which would prevent Dexia from complying with such undertakings.

Section 12.2.          Voting Rights.

For so long as the Dexia Guarantors are the Secured Party Representative and the Sovereign Guarantee is in effect, the Dexia Guarantors agree to exercise any Voting Rights in relation to the Put Portfolio Assets only taking into account the interests of the Sovereign Guarantors in relation to the Sovereign Guarantee. On and after the occurrence of a Dexia Event of Default and the election of FSA to become the Secured Party Representative, so long as the Sovereign Guarantee is no longer in effect or an early termination date has been designated under the Dexia Guaranteed Put Contract, the Collateral Agent shall follow solely the instructions of FSA with respect to the exercise of such Voting Rights until the Senior Release Date. For so long as the Sovereign Guarantee is in effect, FSA (if it is the Secured Party Representative) agrees to exercise any such Voting Rights related to the Put Portfolio Assets taking into account in good faith the interests of the Sovereign Guarantors as guarantors under the Sovereign Guarantee in relation to such exercise.

Section 12.3.          Effect of a Senior Release Date. Upon the occurrence of a Senior Release Date, all rights of FSA under this Agreement will terminate and any rights of FSA to take any action will be deemed to be rights of action of the Dexia Parties.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1.          Binding on Successors, Transferees and Assigns.

(a)           This Agreement and any interest or obligation in or under this Agreement may be transferred by FSA to any of its successors, transferees or assignees in connection with any consolidation, amalgamation, merger, transfer of all or substantially all its assets or liabilities, or any other type of corporate reorganization, where such successor or assign succeeds to FSA’s obligations under the Retained FSA Policies; provided, that the prior written consent of Dexia will be required for any other assignment or transfer of this Agreement or any interest or obligation in or under this Agreement by FSA.

(b)           This Agreement and any interest or obligation in or under this Agreement will be binding on any successor, transferee or assignee of any Dexia Party in connection with any consolidation, merger, transfer of all or substantially all its assets or liabilities, or any other type of corporate reorganization of such Dexia Party; provided that the prior written consent of FSA will be required if the Remedies Nonimpairment Condition is not satisfied.

(c)           Any purported transfer that is not in compliance with this Section 13.1 will be void ab initio.

Section 13.2.          Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Any purported amendment or waiver that is not in compliance with this Section 13.2 will be void ab initio. With respect to efforts to obtain a rating from any Rating Agency for the GIC Issuers or FSAM, the parties agree that they will use reasonable efforts to cooperate with one another in negotiating with the Rating Agencies any amendments to this Agreement required to obtain such ratings and FSA agrees that it will not unreasonably withhold consent to any such amendment. The Dexia Parties and FSA agree to reasonably cooperate to amend this Agreement to incorporate new or revised criteria of the Rating Agencies, which amendments are required to maintain the ratings of FSA or any of the Dexia Parties, so long as such amendments would not result in significant increased costs or other adverse effect on any Dexia Parties (in the case of amendments requested by FSA) or FSA (in the case of amendments requested by any of the Dexia Parties).

Section 13.3.          Notices. All notices and other communications provided for hereunder will be in writing (including facsimile communication) and mailed or telecopied or delivered by electronic transmission or delivered to it at the address and in the manner set forth in Schedule A. The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by designated persons by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that there shall be delivered to the Collateral Agent an incumbency certificate listing such designated persons, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. If the Collateral Agent receives e-mail or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent’s understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction.

The parties hereto agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, including without limitation the risk of the Collateral Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 13.4.          No Waiver; Remedies. No failure on the part of a party to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13.5.          Captions. Section captions used in this Agreement are for convenience of reference only, and will not affect the construction of this Agreement.

Section 13.6.          Severability. Wherever possible each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 13.7.          Entire Agreement, etc. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 13.8.          Governing Law. THIS AGREEMENT (OTHER THAN ANNEX K) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND THE MANDATORY CHOICE OF LAW RULES CONTAINED IN THE UCC. For the avoidance of doubt, Annex K will be governed by Belgian law. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any U.S. federal or state court in The City of New York for the purpose of any suit, action, proceeding or judgment arising out of or relating to this Agreement. Each of the parties hereto hereby consents to the laying of venue in any such suit, action or proceeding in New York County, New York, and hereby irrevocably waives any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees not to plead or claim the same. Notwithstanding the foregoing, nothing contained in this Agreement shall limit or affect the rights of any party hereto to exercise remedies under this Agreement or any of the other Transaction Documents, or to enforce any judgment with respect thereto, in any jurisdiction or venue. Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, with respect to (i) any of Dexia FP, FSA, FSAM, FSA Capital Markets, FSA Capital Management and the Collateral Agent, at its respective address designated pursuant to Section 13.3 and (ii) with respect to the Dexia Parties, FSA PAL and FSA Capital Markets Cayman, each such party hereby appoints HF Services LLC (the “Process Agent”), with an office on the date hereof at 445 Park Avenue, 5th Floor, New York, New York 10022 United States, as their agent to receive, on behalf of each such party and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to Dexia, DBB, DCL, FSA PAL and FSA Capital Markets Cayman in care of the Process Agent at the Process Agent’s above address, and each of Dexia, DBB, DCL, FSA PAL and FSA Capital Markets Cayman hereby authorizes and directs the Process Agent to accept such service on its behalf. Dexia, DBB, DCL, FSA PAL and FSA Capital Markets Cayman may appoint a replacement Process Agent with an office in the State of New York by notice to FSA.

Section 13.9.          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION.

Section 13.10         Sovereign Immunity. To the extent that Dexia, DCL, DBB, FSA PAL, FSA Capital Markets Cayman, or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, Dexia, DCL, DBB, FSA PAL, FSA Capital Markets Cayman and each other party hereto hereby irrevocably and unconditionally waive, and agree not to plead or claim, to the fullest extent permitted by applicable law, any such immunity and consent to such relief and enforcement.

Section 13.11.        Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which will be deemed to be an original and all of which will constitute together but one and the same agreement.

Section 13.12.        Third Party Beneficiaries.

(a)           Nothing in this Agreement will confer any right, remedy or claim, express or implied, upon any Person other than the parties hereto (other than the Sovereign Guarantors and Assured which will be third party beneficiaries of this Agreement), and all the terms, covenants, conditions, promises and agreements contained herein will be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns.

(b)           The parties acknowledge and agree that (i)(A) the Sovereign Guarantors are express third party beneficiaries of Sections 7.1, 10.5, 10.6 and 12.1, and (B) Assured is an express third party beneficiary of Section 10.6, in each case, with the right to enforce any rights or remedies thereunder to the same extent as if they were parties to this Agreement, and (ii) that any Dexia Party will have the right on behalf of the Sovereign Guarantors to enforce any rights or remedies of the Sovereign Guarantors as third party beneficiaries under this Agreement. Such right of enforcement by the Dexia Parties in (ii) shall be without prejudice to and not in limitation of the rights of the Sovereign Guarantors to enforce such rights and remedies directly.

Section 13.13.        Limited Recourse.

Notwithstanding any other provision of this Agreement, the obligations of each GIC Business Entity secured hereby are limited recourse obligations of such GIC Business Entity payable solely from the proceeds of the Collateral Granted hereunder by such GIC Business Entity available under and applied in accordance with the Priority of Payments. Upon application of such Collateral and the proceeds thereof available to satisfy the Secured Obligations, the Secured Parties will not be entitled to take any further steps against such GIC Business Entity to recover any sums due and shall not constitute a claim against such GIC Business Entity to the extent of any insufficiency. No recourse shall be had for the payment of any amounts owing in respect of the Secured Obligations against any officer, director, employee, stockholder, member or incorporator of the Lenders, the Dexia Parties, the Collateral Agent, or the GIC Business Entities. This provision shall survive the termination of this Agreement for any reason.

Section 13.14.        Non-Petition.

Each party to this Agreement agrees that it will not, prior to the Senior Release Date, acquiesce, petition or otherwise institute against, or join any other person instituting against, any GIC Business Entity or any of their respective properties any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy, or similar law, including without limitation proceedings seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any GIC Business Entity or any substantial part of their property; provided, that this provision shall not restrict or prohibit the Dexia Parties from joining any such proceedings which shall have already commenced under applicable laws and not in violation of this provision. This provision shall survive the termination of this Agreement for any reason.

Section 13.15.        Stamp Taxes.

All stamp taxes imposed in connection with the execution of the GIC Business Documents to be executed in relation to the Closing Date shall be split equally between Dexia and FSA (or, in each case, an applicable Affiliate).

IN WITNESS WHEREOF, the parties have caused this Pledge and Administration Agreement to be duly executed and delivered by its officer thereunto as of the date first written above.

DEXIA SA	FINANCIAL SECURITY ASSURANCE INC.

By:	By:
Title:	Title:

DEXIA CRÉDIT LOCAL S.A.	FSA ASSET MANAGEMENT LLC

By:	By:
Title:	Title:

DEXIA BANK BELGIUM SA	FSA CAPITAL MARKETS SERVICES LLC

By:	By:
Title:	Title:

DEXIA FP HOLDINGS INC.	FSA CAPITAL MANAGEMENT SERVICES LLC

By:	By:
Title:	Title:

FSA CAPITAL MARKETS SERVICES (CAYMANS) LTD.	Executed as a DEED by FSA PORTFOLIO ASSET LIMITED acting by EDSEL LANGLEY,

By:
Title:	a director, in the presence of:

Name:
Address:
THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:
Title:

APPENDIX I

DEFINITIONS

“Account Bank” means BNY Mellon or, with respect to the Dexia Collateral Account, Wells Fargo.

“Account Bank Lien” means any Lien for the benefit of the Account Bank in its capacity as securities intermediary (as defined in the UCC) as required or permitted under the UCC, under the GIC Business Clearing and Custody Agreements, the Debenture dated August 21, 2006, between FSA PAL and the Account Bank or under any Securities Account Control Agreement.

“Account Transfer Cure” means the payment by any Dexia Party or any Affiliate to the FSAM Cash Account such that on the date of (and after giving effect to) such payment, the outstanding amount of the relevant non-payment, taken together with any other outstanding and uncured failures to make payments or deliveries by any Dexia Party or any Affiliate in relation to Uncovered Dexia Payment Obligations, no longer exceeds the Default Threshold.

“Additional Securities Collateral” means the Dexia CSA Collateral from time to time under the Put Contracts which is correspondingly pledged by FSAM from time to time as additional collateral securing the Master Repurchase Agreement.

“Administrative Expenses” means amounts due or accrued with respect to (i) the Collateral Agent and Reporting Agent (including in respect of any indemnity obligations); (ii) the Intermediary under each Securities Account Control Agreements (including in respect of any indemnity obligations) and the custodian under the Dexia CSA’s; (iii) each of the Rating Agencies for surveillance fees and other fees and expenses in connection with any rating of FSAM and the GIC Issuers or any credit estimates, including any fee or expense of the Rating Agencies in connection with the preparation, review and execution of any amendment or other modification to any Material Agreements; (iv) direct and indirect investment-related expenses incurred in connection with management the GIC Business, including brokerage commissions, clearing and settlement charges, custodial fees, other fees and expenses relating to acquiring, disposing and holding investments; (v) pricing services engaged by or on behalf of FSAM to provide valuations for the FSAM Assets; (vi) independent accountants, agents, tax advisors and counsel of FSAM and the GIC Issuers for fees (including retainers) and expenses; (vii) allocated portions of lease payments, software expenses (including software providers and software consultants), and payments for office furnishings, materials, and supplies and other overhead expenses; (viii) costs of maintaining the GIC Business Entities in good standing, including payments to or on behalf of any directors and officers (including D&O insurance premiums for the Independent directors of each GIC Business Entity) and any annual government fees and franchise taxes; (ix) insurance and indemnification expenses (other than Covered Persons Indemnification Payments); (x) any fees payable to or expenses incurred by the Administrator on behalf of or for the benefit of the GIC Business Entities that are reasonably related to the performance of its duties under this Agreement and the Administrative Services Agreement; and (xi) any other costs and expenses in the following categories: (A) compensation related expenses; (B) direct expenses (e.g., underwriting and rating expense, reasonable travel and entertainment, premises and equipment, professional fees, taxes, licenses and fees, and operating (e.g., telephone supplies)), and (C) indirect expenses (e.g., corporate research, systems, support and facilities, human resources, corporate training, and services provided to and paid for by any GIC Business Entity under any transition services agreement unless otherwise set forth therein); provided that any taxes that are allocated pursuant to the FP Business Tax Sharing Agreement dated as of June 30, 2009, by and among DHI, Dexia FP, HF Services LLC, FSAM, FSA Capital Markets and FSA Capital Management or are payable under Section 11.1(b)(ix) shall not be considered Administrative Expenses.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Closing Date, among FSAM, the GIC Issuers, FSA PAL, FSA, the Dexia Guarantors and the

Administrator or a substantially similar agreement entered into with a replacement or successor administrator in accordance with the terms thereof.

“Administrator” means HF Services LLC, a Delaware limited liability company in its capacity as administrator under the Administrative Services Agreement, unless a successor Person shall have become the Administrator pursuant to the Administrative Services Agreement, and thereafter “Administrator” shall mean such successor Person, as notified to the Collateral Agent and the Intermediary.

“Affiliate” or “Affiliated” means with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, controlled by, or under common control with, such Person or (ii) any other Person who is a director, officer or employee of (a) such Person, or (b) any such other Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that no entity that is controlled by Maples Finance Limited shall be deemed to be an Affiliate of FSA Capital Markets Cayman solely by virtue thereof.

“ALM Arbiter” has the meaning specified in Section 7.4.

“ALM Arbiter Candidate List” means the list of dealers designated by the Dexia Guarantors and FSA as candidates for selection as ALM Arbiter, as set forth in Schedule C, as the same may be amended from time to time by the written agreement of the Dexia Guarantors and FSA.

“ALM Noncompliance” means any ALM Noncompliance (Derivative) or ALM Noncompliance (Operational).

“ALM Noncompliance (Derivative)” means in relation to any interest rate, currency or other derivative transaction (whether such transaction would be classified as an Asset Swap or a Liability Swap), (i) the party invoking dispute resolution has provided notice to the other party that it believes such transaction was required to have been effected or not to have been terminated, as applicable, in order to comply with a standard of reasonable and prudent hedging activity of the GIC Business in compliance with the ALM Procedures and (ii) FSAM (or, if applicable, the FSAM Successor or the FSAM Hedging Successor) has not within five (5) Business Days after such notice effected such transaction in order to implement corrective action in compliance with the ALM Procedures.

“ALM Noncompliance (Operational)” means (i) the party invoking dispute resolution has provided notice to the other party that it believes that FSAM (or, if applicable, the FSAM Successor or the FSAM Hedging Successor) has failed to comply with the ALM Procedures or the ALM Procedures have been amended or modified (other than, (x) in the case of an amendment when Dexia is the Secured Party Representative, a Dexia Policy Amendment, and (y) in the case of an amendment when FSA is the Secured Party Representative, an Assured Risk Policy Amendment) such that the amended ALM Procedures do not constitute a reasonable and prudent asset and liability management policy in accordance with prevailing market standards for portfolio management activities of the same type with the same investment objectives, (ii) the prior written consent of the notifying party was not obtained in respect of the relevant noncompliance, amendment or modification and (iii) FSAM (or, if applicable, the FSAM Successor or the FSAM Hedging Successor) has failed to remedy the relevant noncompliance or rescind the relevant amendment or modification to the ALM Procedures within five (5) Business Days after such notice.

“ALM Procedures” means the guidelines set forth in Annex E, as the same may be amended from time to time in accordance with Section 7.3(b).

“Annual Expense Cap” means the limit on Administrative Expenses that may be paid as Senior Priority Payments in any calendar year as determined by the Administrator, which will be equal to the budget expenses for the current calendar year as set forth in the budget as of the date of determination specified by the Administrator pursuant to Section 7 of the Administrative Services Agreement.

“Asset Default” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Asset Default Trigger” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Asset Swap” means each Hedge Agreement identified as an “Asset Swap” on the Hedge Agreement Register.

“Assured” has the meaning specified in the recitals.

“Assured Risk Policy Amendment” means an amendment or modification to the ALM Procedures that conforms such ALM Procedures to generally applicable risk management policies within the Assured group.

“Available Funds” means any amounts on deposit in the FSAM Cash Account, the Collateral Agent Cash Account, the FSA PAL Cash Account, the FSA PAL Brussels Cash Account and any other account that is established pursuant to Article X following a Transition Date.

“Bankruptcy Trigger” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“BNY Mellon” means The Bank of New York Mellon (f/k/a The Bank of New York) or any successor thereto.

“Brussels Account Establishment” has the meaning specified in Section 10.1(h).

“Brussels Account Failure” means (i) the failure of the Administrator and FSA PAL to transfer all property from the FSA PAL Cash Account and FSA PAL Collateral Account to the FSA PAL Brussels Cash Account and FSA PAL Brussels Cash Account, respectively, within two Business Days of the Brussels Account Establishment or (ii) the Brussels Account Establishment has not occurred on or before the 10th Business Day after the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York, New York (and, with respect to (a) the Collateral Agent’s duties or obligations, the city in which the principal office of the Collateral Agent is located, which will initially be Houston, Texas (b) the Sovereign Guarantee or any notice, obligation or action with respect thereto, Brussels, Belgium and Paris, France and (c) with respect to any Transaction Document other than this Agreement in which “business day” is defined, as defined therein) are authorized or obligated by law or executive order to be closed.

“Call Option” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Certificated Security” has the meaning specified in Article 8 of the UCC.

“Clearing Corporation” means any entity included within the meaning of “clearing corporation” under the UCC.

“Clearing Corporation Security” means an asset that is a Financial Asset that is registered in the name of a Clearing Corporation or the nominee of such Clearing Corporation and, if a Certificated Security, is in either case held in the custody of such Clearing Corporation.

“Closing Date” means June 30, 2009.

“Collateral” means, collectively, the FSAM Sovereign Guarantee Collateral, the FSAM Collateral, the Dexia Collateral, the GIC Issuers Collateral and the FSA PAL Collateral.

“Collateral Agent” has the meaning specified in the recitals.

“Collateral Agent Cash Account” means the account maintained pursuant to Section 10.1(a) and described in Section 10.2(c).

“Collateral Agent Custodial Account” means the account maintained pursuant to Section 10.1(a) and described in Section 10.2(d).

“Collateral Lot” has the meaning specified in Section 5.2(d)(i).

“Collateral Posting Lien” means, in the event that the Master Repurchase Agreement is recharacterized as secured financings, the Lien for the benefit of FSA Capital Management and/or FSA Capital Markets pursuant to a pledge or advance of FSAM Collateral by FSAM for the purpose of enabling FSA Capital Management and FSA Capital Markets to satisfy their respective collateral posting requirements under the GIC Contracts.

“Collateral Value” has the meaning defined in the Dexia Guaranteed Put CSA and the Dexia Non-Guaranteed Put CSA, respectively.

“Collections” means all income received in respect of the Collateral, including (a) all payments received in relation to the FSAM Assets or other assets constituting Collateral (other than the Dexia CSA Collateral) from time to time (inclusive of daily repayment of overnight funds), (b) all payments received by FSAM under the Dexia Guarantees or Sovereign Guarantee, (c) payments received by FSAM, the FSAM Hedging Successor or the FSAM Successor from time to time under the Hedge Agreements, (d) all amounts received under the FSA PAL Loan, (e) all payments received under the Guaranteed Liquidity Facilities, (f) all amounts received by the GIC Issuers, whether as return of excess amounts distributed to the GIC Issuers to fulfill their respective payment or posting obligations, and (g) any other amounts received by FSAM, the GIC Issuers, the FSAM Hedging Successor or the FSAM Successor and not specifically required to be deposited into an FP Account other than the FSAM Cash Account, FSA PAL Brussels Cash Account, FSA PAL Cash Account, Collateral Agent Cash Account and the Dexia Collateral Account.

“Confirmation Request” means any request for Collateral Agent confirmation substantially in the form of Annex O.

“Covered Persons Indemnification Payments” means any indemnification payments subject to the Covered Persons Guarantee dated as of June 30, 2009 issued by DCL and any other similar guarantee for Persons situated similarly to the beneficiaries thereto.

“CSA Collateralized Liabilities” means on any date of determination:

(A)          the aggregate GIC Redemption Balance of the FSA GIC Contracts as of such date, plus

(B)                                the GIC Business Costs Amount most recently calculated on or prior to such date, plus

(C)           the excess if any of (I) the aggregate sum of the FSAM Exposure to each of its Hedge Counterparties as of such date over (II) the aggregate of the Collateral Values for the related Hedge Agreements; plus

(D)          the aggregate of all the FSAM Asset Swap Costs and all the FSAM Liability Swap Costs, in each case in relation to Third Party Hedge Agreements other than Third Party Hedge Agreements which are Qualifying Hedge Agreements on such date; plus

(E)           to the extent that (x) the “Credit Support Amount” applicable to FSAM (or the FSAM Hedging Successor) in relation to any Third Party Hedge Agreement that is not a Qualifying Hedge Agreement as of such date, plus or minus any “unpaid amounts” that are outstanding between the parties exceeds (y) the amount determined in relation to such Third Party Hedge Agreement under (D), the aggregate of such excess of (x) over (y) in relation to all such Third Party Hedge Agreements; plus

(F)           the ALM Noncompliance Amount (if any) (in relation to any ALM Noncompliance arising prior to the date on which a Dexia Event of Default has occurred); plus

(G)           the Lien Creditor Amount (if any) in relation to the then-current FSAM Assets.

Capitalized terms used in the definition of “CSA Collateralized Liabilities” shall have the meanings assigned in the Dexia Guaranteed Put Contract.

“Cure Period” means five Business Days following receipt of a Payment Failure Notice (or, in the case of any nonpayment resulting from an administrative or operational error or omission or a force majeure, eight Business Days following the relevant Dexia Party’s receipt of notice of such Payment Failure Notice, provided, however, that a Dexia Party has provided notice to FSA no later than the third Business Day after receipt of such Payment Failure Notice that such non-payment has occurred due to administrative or operational error or omission or a force majeure).

“Custody Account” means the account maintained pursuant to the Section 10.1(a) and described in Section 10.2(b).

“D&O Insurance” means directors and officers insurance with a financially sound and reputable insurer.

“DBB” has the meaning specified in the recitals.

“DCL” has the meaning specified in the recitals.

“Defaulted Asset” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Default Threshold” has the meaning specified in Section 5.1.

“Delaware Act” has the meaning specified in Section 2.1(e).

“Deliver” or “Delivered” means the taking of the following steps:

(i)            in the case of each Certificated Security or Instrument (other than a Clearing Corporation Security), (A) causing the delivery of such Certificated Security or Instrument to the Intermediary registered in the name of the Intermediary or its affiliated nominee or endorsed to the Intermediary or in blank, (B) causing the Intermediary to continuously identify on its books and records that such Certificated Security or Instrument is credited to the relevant Account and (C) causing the Intermediary to maintain continuous possession of such Certificated Security or Instrument;

(ii)           in the case of each Uncertificated Security (other than a Clearing Corporation Security), (A) causing such Uncertificated Security to be continuously registered on the books of the obligor thereof to the Intermediary and (B) causing the Intermediary to continuously identify on its books and records that such Uncertificated Security is credited to the relevant Account;

(iii)          in the case of each Clearing Corporation Security, causing (A) the relevant Clearing Corporation to continuously credit such Clearing Corporation Security to the securities account of the Intermediary at such Clearing Corporation and (B) the Intermediary to continuously identify on its books and records that such Clearing Corporation Security is credited to the relevant Account;

(iv)          in the case of any Financial Asset that is maintained in book-entry form on the records of an FRB, causing (A) the continuous crediting of such Financial Asset to a securities account of the Intermediary at any FRB and (B) the Intermediary to continuously identify on its books and records that such Financial Asset is credited to the relevant Account;

(v)           in the case of Money, causing the deposit of such Money with the Intermediary and causing the Intermediary to continuously identify on its books and records that such Money is credited to the relevant Account;

(vi)          in the case of each Financial Asset not covered by the foregoing clauses (i) through (v), causing the transfer of such Financial Asset to the Intermediary in accordance with applicable law and regulation and causing the Intermediary to continuously credit such Financial Asset to the relevant Account; and

(vii)         in all cases, the filing of an appropriate Financing Statement in the appropriate filing office in accordance with the Uniform Commercial Code as in effect in any relevant jurisdiction.

“Delivery Amount” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Dexia” has the meaning specified in the recitals.

“Dexia Additional Collateral” has the meaning specified in Section 2.1(a).

“Dexia Bid” has the meaning specified in Section 5.2(d)(iii).

“Dexia Collateral” has the meaning specified in Section 2.1(a).

“Dexia Collateral Account” means the account maintained pursuant to Section 10.1(a) and described in Section 10.2(a).

“Dexia CSA Collateral” has the meaning specified in the recitals.

“Dexia CSAs” means the Dexia Guaranteed Put CSA and the Dexia Non-Guaranteed Put CSA.

“Dexia Counterparty Guarantor” has the meaning specified in Section 8.1(c).

“Dexia Default” means the occurrence of an event that with the passage of time or the delivery of notice will constitute a Dexia Event of Default.

“Dexia Event of Default” has the meaning specified in Section 5.1.

“Dexia FP” has the meaning specified in the recitals.

“Dexia FP Collateral” has the meaning specified in Section 2.1(e).

“Dexia FP Guarantee” means the Guaranty dated as of the Closing Date issued by the Dexia Guarantors to FSA.

“Dexia GIC Indemnity” means the Indemnification Agreement (GIC Business) dated as of the Closing Date.

“Dexia Guarantee Fee” means the sum of (x) the periodic guarantee premium with respect to the Dexia Guarantees as set forth in the Dexia Guarantee Reimbursement Agreement and (y) the periodic Put Premium Amount as defined in the Put Contracts.

“Dexia Guarantee Reimbursement Agreement” means the Dexia FP Reimbursement Agreement dated as of the Closing Date.

“Dexia Guaranteed Put Contract” means the securities option contract between the Dexia Guarantors and FSAM pursuant to a 1992 ISDA Master Agreement (Multicurrency—Cross Border), including the schedule thereto and credit support annex thereto and the confirmation thereto dated as of the Closing Date, and designated as the Dexia Guaranteed Put Contract.

“Dexia Guaranteed Put CSA” means the credit support annex entered into between FSAM and the Dexia Guarantors in connection with the Dexia Guaranteed Put Contract.

“Dexia Guarantees” means the Dexia Guaranteed Put Contract, the Dexia Non-Guaranteed Put Contract, the Dexia FP Guarantee and any Required Guarantees.

“Dexia Guarantor” means each of DCL and Dexia, acting in its capacity as counterparty under the Put Contracts or guarantor under the Dexia FP Guarantee or, in the case of the Required Guarantees, DCL.

“Dexia Hedge Agreements” means the Hedge Agreements between FSAM, the FSAM Hedging Successor or the FSAM Successor and DCL or an Affiliate thereof as the Hedge Counterparty.

“Dexia Non-Guaranteed Put Contract” means the securities option contract between the Dexia Guarantors and FSAM pursuant to a 1992 ISDA Master Agreement (Multicurrency—Cross Border), including the schedule thereto and credit support annex thereto and the confirmation thereto dated as of the Closing Date, and designated as the Dexia Non-Guaranteed Put Contract.

“Dexia Non-Guaranteed Put CSA” means the credit support annex entered into between FSAM and the Dexia Guarantors in connection with the Dexia Non-Guaranteed Put Contract.

“Dexia Only GIC Contract” means each GIC Contract in relation to which (a) the related GIC Policy has been terminated and released and which is guaranteed only by one or more of the Dexia Guarantors, and (b) the related GIC Holder has agreed in writing that (i) it has no recourse to the assets of the related GIC Issuer on such GIC Contract and has agreed to pursue remedies solely against the applicable Dexia Guarantor and (ii) it will not petition for any insolvency proceedings in relation to the related GIC Issuer.

“Dexia Parties” means the Dexia Guarantors and DBB.

“Dexia Payment Obligations” has the meaning specified in Section 5.1.

“Dexia Policy Amendment” means an amendment or modification to the ALM Procedures that conforms such ALM Procedures to generally applicable risk management policies within the Dexia group.

“Dexia Reimbursement Payments” means (a) reimbursement to the Dexia Guarantors of any amounts paid by the Sovereign Guarantors under the Sovereign Guarantee in circumstances where such amounts were not due by Dexia as a Shortfall Amount or Put Settlement Amount under the Dexia Guaranteed Put Contract, (b) reimbursement to the Dexia Guarantors of any amounts paid under a Guaranteed Liquidity Facility in excess of amounts needed to meet Senior Priority Payments then payable on the day that such amounts were paid under the Guaranteed Liquidity Facilities and on the day that such Dexia Senior Payment is proposed to be made, (c) the amounts paid by the Dexia Guarantors in respect of a termination of a GIC Contract following a Dexia Event of Default where such termination would result in a Net Loss and (d) the amount paid by the Dexia Guarantors in excess of the par amount (plus accrued interest) of any GIC Contract that was terminated after a Dexia Event of Default for which termination, prior written approval of the Dexia Guarantors was not obtained.

“DHI” has the meaning specified in the recitals.

“Disclosure CD” means the computer disc on which certain Annexes to this Agreement will be delivered on the Closing Date.

“Disclosure Schedule” means Schedule B.

“Dollars” or “$”or “USD” means freely transferable lawful money of the United States of America.

“Eligible Bidders” means dealers or other industry participants who regularly make a market in or purchase for investment FSAM Assets included in the relevant Collateral Lot, and in the relevant amounts to be included for sale in such Collateral Lot.

“Eligible Collateral” has the meaning specified in the applicable Dexia CSA.

“Excess Payments” has the meaning specified in Section 5.3(b).

“Excluded Assets” means each asset identified on Annex A.

“Excluded Contract Rights” means any rights of a Grantor arising under any contract, lease, instrument, license or other document (in each case, other than securities or other financial assets) to the extent that and only for so long as the Grant of a security interest therein would (x) constitute a violation or abandonment of, or render unenforceable, a valid and enforceable restriction in respect of such rights in favor of a third party by contract or under any law, regulation, permit, order or decree of any Governmental Authority (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty), or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided, however, that this limitation shall not affect, limit, restrict or impair the Grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral, as applicable, to the extent that an otherwise applicable prohibition or restriction on such Grant is rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity and provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other documents shall immediately cease to be an Excluded Contract Right, and any security interest that would otherwise be Granted herein shall attach immediately to such contract, lease, instrument, license or other document, or to the extent severable, to any portion thereof that does not result in any of the conditions in (x) or (y) above.

“Excluded FSAM Collateral” means any FSAM Collateral specifically Granted or posted by FSAM or the FSAM Hedging Successor to secure its payment obligations under (x) any Senior Third Party Hedge Agreements or (y) the Master Repurchase Agreement, to the extent that such FSAM Collateral shall also constitute Excluded GIC Issuers Collateral. For the avoidance of doubt, Excluded FSAM Collateral does not include, and the security interest in favor of the Collateral Agent will extend to, all rights of FSAM, FSAM Successor or the FSAM Hedging Successor to repurchase or to receive the return of FSAM Collateral (or equivalent securities or payments) under the Senior Third Party Hedge Agreements or Master Repurchase Agreement, as the case may be.

“Excluded GIC Issuers Collateral” means any GIC Issuers Collateral specifically Granted or posted by a GIC Issuer to secure its payment obligations under any GIC Contract or, upon the occurrence of a Transition Date, any Senior Third Party Hedge Agreement, to the extent that the existence of the Lien of the Collateral Agent in relation to such GIC Issuers Collateral would be deemed to contradict any representation of title made in connection with such grant or sale; subject to the related GIC Holder or Hedge Counterparty, as applicable, not being permitted to repledge or rehypothecate such Excluded GIC Issuers Collateral (except that GIC Holders and Hedge Counterparties will have all the rights of a secured party to exercise remedies with respect to such Excluded GIC Issuers Collateral following an event of default under and to the extent set forth in the related GIC Contract or Hedge Agreement). For the avoidance of doubt, Excluded GIC Issuers Collateral does not include, and the security interest in favor of the Collateral Agent will extend to, all rights of the GIC Issuer to repurchase or to receive the return of GIC Issuers Collateral under any GIC Contract.

“Existing Account” means any of the FSAM Cash Account, the FSAM Collateral Account, the FSA PAL Cash Account, the FSA PAL Collateral Account, the FSA Capital Management Collateral Account and the FSA Capital Markets Collateral Account.

“Existing Control Agreement” has the meaning specified in Section 10.1(c).

“Existing P&I Agreement” has the meaning specified in the recitals.

“Exposure” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Financed FSAM Collateral Purchase” means the purchase from the GIC Issuers, as counterparties to the Master Repurchase Agreement, of any Purchased Securities under the Master Repurchase Agreement that have been retained by the GIC Issuers pursuant to an exercise of creditors’ remedies in relation to such Master Repurchase Agreement following a Dexia Event of Default, at the repurchase price determined in accordance with the terms of the Master Repurchase Agreement.

“Financial Asset” has the meaning specified in Article 8 of the UCC.

“First Credit Agreement” has the meaning specified in the recitals.

“First Credit Agreement Lien” has the meaning specified in the recitals.

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“FP Account” means any of the Dexia Collateral Account, the Custody Account, the Collateral Agent Cash Account, the Collateral Agent Custodial Account, the FSA PAL Brussels Cash Account, the FSA PAL Brussels Collateral Account, the Existing Accounts or other account established in accordance with Section 10.1.

“FRB” means any Federal Reserve Bank.

“FSA” has the meaning specified in the recitals.

“FSA Capital Management” has the meaning specified in the recitals.

“FSA Capital Management Collateral Account” means the account maintained pursuant to Section 10.1(c) and described in Section 10.3(c).

“FSA Capital Management Insurance Agreement” has the meaning specified in the recitals.

“FSA Capital Management Lien” has the meaning specified in the recitals.

“FSA Capital Markets” has the meaning specified in the recitals.

“FSA Capital Markets Cayman” has the meaning specified in the recitals.

“FSA Capital Markets Cayman Insurance Agreement” has the meaning specified in the recitals.

“FSA Capital Markets Cayman Notes” has the meaning specified in Section 2.1(b)(3).

“FSA Capital Markets Collateral Account” means the account maintained pursuant to Section 10.1(c) and described in Section 10.3(d).

“FSA Capital Markets Insurance Agreement” has the meaning specified in the recitals.

“FSA Capital Markets Lien” has the meaning specified in the recitals.

“FSA GIC Contract” means each GIC Contract covered by a Retained FSA Policy.

“FSA Defeasance Plan” has the meaning specified in the ALM Procedures.

“FSA Lien” has the meaning specified in the recitals.

“FSA PAL” has the meaning specified in the recitals.

“FSA PAL Accounts Transfer” has the meaning specified in Section 10.1(h).

“FSA PAL Additional Collateral” has the meaning specified in Section 2.1(c).

“FSA PAL Belgian Collateral” has the meaning specified in the recitals.

“FSA PAL Brussels Cash Account” means the account maintained pursuant to Section 10.1(b) and described in Section 10.2(e).

“FSA PAL Brussels Collateral Account” means the account maintained pursuant to Section 10.1(b) and described in Section 10.2(f).

“FSA PAL Cash Account” means the account maintained pursuant to Section 10.1(c) and described in Section 10.3(e).

“FSA PAL Collateral Account” means the account maintained pursuant to Section 10.1(c) and described in Section 10.3(f).

“FSA PAL Clearing and Custody Agreement” means the agreement entered into by FSA PAL with BNY Mellon.

“FSA PAL Collateral” has the meaning specified in Section 2.1(c).

“FSA PAL Lien” has the meaning specified in the recitals.

“FSA PAL Loan” means the intercompany loan agreement between FSAM and FSA PAL.

“FSA PAL Note” has the meaning specified in Section 3.9(k).

“FSA Policy” means any financial guaranty insurance policy issued by FSA with respect to the GIC Business, excluding any Secondary Policies.

“FSAH” has the meaning specified in the recitals.

“FSAM” has the meaning specified in the recitals.

“FSAM Assets” means, as of any date of determination, the Put Portfolio Assets, the Excluded Assets, and the Other Assets owned by FSAM on such date.

“FSAM Asset Value” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“FSAM Belgian Pledge Agreement” means the FSAM Pledge Agreement, dated as of the Closing Date, among FSA PAL, FSAM and the Collateral Agent.

“FSAM Cash Account” means the account maintained pursuant to Section 10.1(c) and described in Section 10.3(a).

“FSAM Collateral” has the meaning specified in Section 2.1(d).

“FSAM Collateral Account” means the account maintained pursuant to Section 10.1(c) and described in Section 10.3(b).

“FSAM Collateral Secured Parties” means FSA, the Dexia Guarantors, the Lenders and the GIC Issuers.

“FSAM Hedging Successor” has the meaning specified in the definition of FSAM Lien Release Date.

“FSAM Insurance Agreement” has the meaning specified in the recitals.

“FSAM Lien Release Date” means a date on which all of the following conditions have been satisfied:

(a)           FSAM has redeemed or, if requested by FSA, effected a transfer and novation of the Master Repurchase Agreement to the FSAM Successor, such that the GIC Issuers or the relevant FSAM Successor hold (or have pledged as Additional Securities Collateral to secure such Master Repurchase

Agreement) an amount of cash or Permitted Investments having an FSAM Asset Value equal to the CSA Collateralized Liabilities plus 25% of the GIC Business Costs Amount immediately prior to such date.

(b)           The Permitted Investments described in clause (a) have been pledged by the GIC Issuers under this Agreement to secure the obligations of the GIC Issuers to (x) FSA under the GIC Issuers Insurance Agreements and (y) the Dexia Guarantors under the Dexia Guarantee Reimbursement Agreement (subject to the rights of the GIC Issuers to repledge or rehypothecate such Permitted Investments to secure the GIC Contracts).

(c)           The Rating Agencies have confirmed that the obligations of the GIC Issuers, after giving effect to the redemption and/or transfer and novation of the Master Repurchase Agreement described in clause (a) and the termination of the Guaranteed Liquidity Facilities, will be rated at least “Aa2” by Moody’s, at least “AA” by S&P and at least “AA” by Fitch.

(d)           The Rating Agencies have confirmed that the redemption and/or transfer and novation of the Master Repurchase Agreement and the release of the FSAM Collateral as described in clause (a) will not cause the rating of FSA to be downgraded, qualified or withdrawn.

(e)           Any FSA Policies outstanding in relation to Hedge Agreements (which, for the avoidance of doubt, shall be identified in the Hedge Agreement Register maintained by the Administrator) have been released by the Hedge Counterparties to such Hedge Agreements.

(f)            The Liability Swaps outstanding immediately prior to such date have been assigned and/or novated by FSAM to the FSAM Successor or another special purpose direct or indirect subsidiary of DCL if so requested by FSA (either, an “FSAM Hedging Successor”), in accordance with the terms of the amendment provisions described in Section 8.3, or in the case of DCL and DBB, in accordance with the terms of their respective Hedge Agreements, and DCL has confirmed in writing that (x) DCL’s guarantee of the obligations of FSAM under each such Hedge Agreement and (y) DCL’s collateral posting obligations to the relevant Hedge Counterparties on behalf of such FSAM Hedging Successor will be transferred to such FSAM Hedging Successor.

“FSAM PAL Collateral” has the meaning specified in Section 2.1(d).

“FSAM Successor” means (i) one of the GIC Issuers or (ii) another special purpose limited liability company organized by the Secured Party Representative (and which may be an Affiliate of the Secured Party Representative) in the same jurisdiction and under a limited liability company agreement having provisions and restrictions the same as those applicable to the GIC Issuers, in each case where such entity either (x) succeeds to the rights and obligations of FSAM under the Master Repurchase Agreement and under this Agreement in relation to the Master Repurchase Agreement in connection with an FSAM Lien Release Date or Dexia Event of Default or (y) if the Master Repurchase Agreement has been terminated in whole or in part, enters into a Financed FSAM Collateral Purchase and GIC Issuer Repurchase Agreement in relation to the relevant Purchased Securities under the Master Repurchase Agreement that are retained by the GIC Issuers.

“FSAM Secured Obligations” has the meaning specified in Section 2.1(d)(iii).

“FSAM Sovereign Guarantee Collateral” has the meaning specified in Section 2.1(d)(i).

“General Intangibles” means all “general intangibles” and all “payment intangibles,” each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorization (in each case, regardless of whether characterized as general intangibles under the UCC).

“GIC Business” means investment, reinvestment and management of the proceeds of GIC Contracts and the assets and liabilities of the GIC Business Entities, including by entering into related cash and securities transactions, for the purpose of paying to GIC Holders permitted withdrawal amounts from time to time and retaining all or a portion of the returns earned on invested amounts, and managing the credit, liquidity and other financial risks related to such business, and all activities reasonably incidental thereto including, but not limited to, the corporate, operational and administrative activities of the GIC Business Entities, and other activities pursuant to the Material Agreements.

“GIC Business Costs Amount” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“GIC Business Clearing and Custody Agreements” means the Securities Clearing Agreement dated as of August 8, 2001 between FSAM and BNY Mellon, the Global Clearing and Custody Agreement dated as of October 15, 2004 between FSAM and BNY Mellon, the Securities Clearing Agreement dated as of August 8, 2001 between FSA Capital Markets and BNY Mellon, the Securities Clearing Agreement dated as of August 8, 2001 between FSA Capital Management and BNY Mellon, the Global Clearing and Custody Agreement dated as of October 15, 2004 between FSA Capital Management and BNY Mellon and the FSA PAL Clearing and Custody Agreement.

“GIC Business Costs Amount Dispute” means in relation to the calculation of the GIC Business Costs Amount pursuant to the Dexia CSAs, the party invoking dispute resolution has provided notice to the other party that it believes any Administrative Expenses or any increase in the annual budget provided by the Administrator in accordance with the Administrative Services Agreement was or was not an Unanticipated Recurring Expense (as defined in Schedule B to the Dexia CSAs) or that any savings of Administrative Expense or reduction of the annual budget provided by the Administrator in accordance with the Administrative Services Agreement was or was not an Unanticipated Recurring Savings (as defined in Schedule B to the Dexia CSAs).

“GIC Business Documents” means with respect to each of FSAM and the GIC Issuers, the Material Agreements to which it is a party.

“GIC Business Entity” means each of FSAM, FSA PAL, each GIC Issuer, any FSAM Successor and any FSAM Hedging Successor.

“GIC Collateral” means, with respect to any GIC Contract, the collateral (if any) posted thereunder by the respective GIC Issuer.

“GIC Contract” means each guaranteed investment contract issued by a GIC Issuer.

“GIC Holder” means the counterparty to a GIC Issuer with respect to a GIC Contract.

“GIC Holder Lien” means any Lien for the benefit of a GIC Holder pursuant to a pledge by a GIC Issuer to secure its obligations under GIC contracts.

“GIC Interest Hedge Reserve” means any amounts actually received by FSAM or the FSAM Hedging Successor, as applicable, in consideration for the termination of any Liability Swap, to the extent that the Administrator reasonably demonstrates that an FSA GIC Contract for which interest rate exposure was hedged by such Liability Swap is still outstanding.

“GIC Issuer Repurchase Agreement” means a repurchase agreement between (i) the GIC Issuers (or if one of the GIC Issuers is the FSAM Successor, the GIC Issuer which is not the FSAM Successor) and (ii) the FSAM Successor, which repurchase agreement becomes effective where the Master Repurchase

Agreement is terminated and the FSAM Successor has entered into a Financed FSAM Collateral Purchase.

“GIC Issuer Secured Obligations” has the meaning specified in Section 2.1(b).

“GIC Issuers” means FSA Capital Markets, FSA Capital Management and FSA Capital Markets Cayman.

“GIC Issuers Collateral” has the meaning specified in Section 2.1(b).

“GIC Issuers Collateral Account” means each of the FSA Capital Management Collateral Account and the FSA Capital Services Collateral Account.

“GIC Issuers Collateral Secured Parties” means FSA, the Dexia Guarantors and, if applicable after termination of the Master Repurchase Agreement, the Lenders.

“GIC Issuers Insurance Agreements” means the FSA Capital Management Insurance Agreement, the FSA Capital Markets Insurance Agreement and the FSA Capital Markets Caymans Insurance Agreement.

“GIC Issuers Lien” has the meaning specified in the recitals.

“GIC Policies” means the FSA Policies insuring the obligations of the GIC Issuers under the GIC Contracts.

“Good Faith Contested Payment” means a payment (i) which is not an amount required to be paid under the terms of any of the Guaranteed Liquidity Facilities, any GIC Contract, any Hedge Agreement or any Dexia Guarantee (or a reimbursement payment to FSA arising from FSA’s payment of such amount under any Retained FSA Policy), (ii) for which Dexia or its affiliates are contesting their liability in good faith by means of litigation or by cooperation in any formal or informal dispute resolution process, and (iii) for which Dexia has paid any uncontested amounts.

“Governmental Authority” means any applicable federal, state, local or foreign court, including the Cayman Islands, or governmental department, commission, board, bureau, agency, authority, central bank, instrumentality or regulatory or supervisory body.

“Grant” means, as to any asset or property, to mortgage, pledge, assign, charge and grant a security interest in such asset or property. A Grant of the Dexia Collateral, the FSAM Sovereign Guarantee Collateral, the FSAM Collateral, FSAM PAL Collateral, Dexia FP Collateral, FSA PAL Collateral or GIC Issuers Collateral or any assigned document, instrument or agreement will include all rights, powers and options (but none of the obligations, except to the extent required by law), of the Granting party thereunder or, with respect thereto, including the immediate and continuing right to claim, collect, receive and give receipt for all moneys payable thereunder and all income, proceeds, products, rents and profits thereof, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the Granting party or otherwise, and generally to do and receive anything which the Granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Grantors” has the meaning specified in Section 2.3(a).

“Guarantee Call” has the meaning specified in the Sovereign Guarantee.

“Guaranteed Liquidity Facilities” means the Liquidity Facility and the Repurchase Facility Agreement, each in the form identified to the Sovereign Guarantors and FSA on the Closing Date and any additional liquidity facilities between FSAM and either DCL or DBB in one or more amounts entered into from time to time after the Closing Date, that are in substantially the same form as the Liquidity Facility or the Repurchase Facility Agreement and that are entered into for the purpose of providing liquidity to meet FSAM’s payment obligations (including obligations to meet collateral posting requirements under the GIC Contracts) under the Master Repurchase Agreement.

“Hedge Agreement Register” means (a) on the Closing Date, Annex D and (b) following the Closing Date, the Hedge Agreement Register maintained by FSAM in accordance with the ALM Procedures.

“Hedge Agreements” means all outstanding interest rate, currency and asset swaps, options, caps and other derivative or hedge agreements hedging exposures relating to the FSAM Assets and the Master Repurchase Agreement, whether existing on the Closing Date or entered into after the Closing Date in accordance with the ALM Procedures, including any futures account agreement and repurchase agreements but excluding the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract.

“Hedge Counterparty” means, with respect to any Hedge Agreement, FSAM’s counterparty thereunder.

“Hedge Policies” means the outstanding FSA Policies in relation to the Hedge Agreements.

“Hedging Letter Agreement” means a letter agreement dated of even date herewith between the Dexia Guarantors and FSA.

“Indebtedness” means, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (c) obligations issued for or liabilities incurred on the account of such Person; (d) obligations or liabilities of such Person arising under acceptance facilities; (e) obligations of such Person under any guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (f) obligations secured by any Lien on property or assets of such Person, whether or not the obligations have been assumed by such Person; or (g) obligations of such Person under any interest rate or currency exchange agreement.

“Independent” means as to any of Assured, FSA and any Dexia Party, any other Person (including any successor collateral agent or, in the case of an accountant, or lawyer, a firm of accountants or lawyers and any member thereof) who at the time of determination (i) does not have and is not committed to acquire any material direct or indirect financial interest in such party or in any Affiliate of such party, and (ii) is not connected with such party as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions.

“Information Source” has the meaning specified in Section 10.4(e).

“Initial Event of Default Period” means the period from the date any Dexia Event of Default occurs until the 60th day after FSA elects to become the Secured Party Representative.

“Insolvency Regulation” has the meaning specified in Section 3.8(c).

“Inspecting Party” has the meaning specified in Section 10.6(a).

“Instrument” has the meaning specified in Article 9 of the UCC.

“Insurance Agreements” means the FSAM Insurance Agreement, and the GIC Issuers Insurance Agreements.

“Intermediary” means any entity maintaining an FP Account pursuant to a Securities Account Control Agreement.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“Investment Objectives” has the meaning specified in Section 7.5(b)(ii).

“ISDA Event of Default” means an “event of default” as to which Dexia or DCL is the defaulting party, for purposes of the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Lender Bankruptcy” means, with respect to any Lender, a “Bankruptcy” as defined in Section 5(a)(vii) of the 1992 ISDA Master Agreement, amended by deleting the reference to “30 days” in subsection(4)(B) and replacing it with “60 days.”

“Lenders” means DCL and DBB.

“Leveraged Tax Lease Business” has the meaning specified in Section 6.13(d)(i)(B) of the Purchase Agreement.

“Liability Swap” means each Hedge Agreement identified as a “Liability Swap” on the Hedge Agreement Register.

“Lien” means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property.

“Liquidation Agent” has the meaning specified in Section 5.2(c).

“Liquidation Procedures” has the meaning specified in Section 5.2(d).

“Liquidity and Collateral Trigger Expiration Date” means October 31, 2011.

“Liquidity Default Trigger” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Liquidity Draw Request” means either a request for a “loan” as defined in the Liquidity Facility or a “repurchase transaction request” as defined in the Repurchase Facility Agreement.

“Liquidity Facility” has the meaning specified in the recitals.

“Liquidity Percentage” has the meaning specified in Section 5.2(d)(v).

“Mark to Market Value” with respect to each Put Portfolio Asset, Excluded Asset, Other Asset and Dexia CSA Collateral the Indicative Market Value or other base market value of the relevant asset (and not the FSAM Asset Value derived from application of the relevant haircut percentage) determined by the Valuation Agent as of the most recent Valuation Date, without giving effect to any guarantee provided by a Dexia Guarantor, as determined in accordance with the valuation procedures set forth in the related Dexia CSA.

“Master Repurchase Agreement” means the Amended and Restated Master Repurchase Agreement dated as of the Closing Date, amending and restating the master repurchase agreement dated as of October 29, 2001, between FSAM and FSA Capital Management, the master repurchase agreement dated as of October 29, 2001, between FSAM and FSA Capital Markets, the Master Note (Series A) of FSAM, dated as of October 29, 2001, issued to FSA Capital Management and the Master Note (Series B) of FSAM, dated October 29, 2001, issued to FSA Capital Markets.

“Material Adverse Change” means, with respect to any Person and as of any date of determination, a material adverse change in (i) the business, financial condition, results of operations or property of such Person, (ii) with respect to FSAM, (a) the FSAM Collateral, (b) the security interest of the Collateral Agent in the FSAM Collateral, (c) the ability of the Collateral Agent to liquidate, or foreclose against, the FSAM Collateral, (d) the ability of FSAM to perform its obligations under any of the Material Agreements to which it is a party, or (e) the practical realization by the Secured Parties of any of the benefits or security afforded or intended to be afforded under any of the Material Agreements, in each case as of such date, (iii) with respect to each GIC Issuer, (a) the related GIC Issuers Collateral, (b) the security interest of the Collateral Agent in such GIC Issuers Collateral, (c) the ability of the Collateral Agent to liquidate, or foreclose against, such GIC Issuers Collateral, (d) the ability of such GIC Issuer to perform its obligations under any of the Material Agreements to which it is a party, or (e) the practical realization by the Secured Parties of any of the benefits or security afforded or intended to be afforded under any of the Material Agreements, in each case as of such date, or (iv) with respect to each Dexia Guarantor, (a) the related Dexia Collateral, (b) the security interest of the Collateral Agent in such Dexia Collateral, (c) the ability of the Collateral Agent to liquidate, or foreclose against, such Dexia Collateral, (d) the ability of such Dexia Guarantor to perform its obligations under any of the Material Agreements to which it is a party, or (e) the practical realization by the Secured Parties of any of the benefits or security afforded or intended to be afforded under any of the Material Agreements, in each case as of such date.

“Material Agreements” means the Transaction Documents, the Hedge Agreements, the FSA PAL Loan, the GIC Business Clearing and Custody Agreements and the Principia License.

“Medium-Term Note Business” has the meaning specified in Section 6.13(d)(i)(A) of the Purchase Agreement.

“Minimum Liquidation Procedures” has the meaning specified in Section 5.2(e).

“Moody’s” means Moody’s Investors Service or any successor thereto.

“MPAA Account” means any account on the Euroclear System established with Euroclear Bank NV/SA in accordance with Euroclear’s Multi Pledgor Pledged Account Terms and Conditions.

“Net Loss” means a “net loss” as described in Section 8.2 of the ALM Procedures.

“Non-Conforming Agreement” has the meaning specified in Section 3.12.

“Notice Date” has the meaning specified in Section 7.5(a).

“Opinion of Counsel” means a written opinion addressed to the requesting party, in form and substance reasonably satisfactory to such party, of an Independent attorney at law, who is reasonably experienced and knowledgeable in the subject matter of the opinion in question and admitted to practice (or a law firm with one or more partners admitted to practice) in a state of the United States or the District of Columbia (or foreign jurisdiction, in the case of an opinion relating to the laws of a foreign jurisdiction) the laws of which state or other jurisdiction govern the subject matter in respect of which the opinion is being solicited (provided, that if the State of Delaware has such jurisdiction, such attorney may be admitted to practice in any state of the United States or the District of Columbia).

“Organizational Document” means with respect to (a)  any limited liability company, its limited liability company agreement and certificate of formation, (b) Dexia FP, its certificate of incorporation and by-laws, (c) any company incorporated under the laws of the Cayman Islands or England and Wales, its Memorandum and Articles of Association, certificate of incorporation and, if applicable, its declaration of trust and (d) each Dexia Guarantor, its Articles of Association.

“Other Assets” has the meaning specified in the Dexia Non-Guaranteed Put Contract.

“Outstanding Principal Amount” has the meaning specified in the Dexia Guaranteed Put Contract or Dexia Non-Guaranteed Put Contract, respectively.

“Paid In Full” means final payment of all outstanding amounts has been made, the relevant Dexia Party has given notice to FSA that it believes the relevant amount is Paid in Full and requesting that FSA either confirm such circumstance or provide the Opinion of Counsel referred to below, and one of the following additional conditions is satisfied: (a) FSA does not provide notice within 10 days that it intends to obtain an Opinion of Counsel addressed to the Dexia Parties in the applicable jurisdiction that a preference, suspect or hardening period is reasonably likely to apply to such payment, (b) FSA fails to deliver any such Opinion of Counsel within 20 days of FSA’s notice or such Opinion of Counsel does not conclude that a preference, suspect or hardening period is reasonably likely to apply to such payment or (c) the lesser of (i) the relevant preference, suspect or hardening period identified in such Opinion of Counsel has expired or (ii) one year has elapsed, in each case from the date of the relevant final payment.

“Payment Failure Notice” means a notice of nonpayment in the form attached as Annex H.

“Permitted Asset Sale” means (a) any sale pursuant to the exercise of a Call Option, (b) any sale to an Unaffiliated Party so long as the Delivery Amount (assuming for this purpose that the “threshold” and “minimum transfer amount” (each as defined in the applicable Dexia CSA) is zero) under either Put Contract after giving effect to such sale and (c) any sale pursuant to Section 11.2(b)(i); provided, however, that for so long as the Sovereign Guarantee is outstanding, no Put Portfolio Asset may be sold in a Permitted Asset Sale for less than its Put Settlement Amount without the consent of FSA; provided, further, that after a Dexia Event of Default, any sale at the direction of FSA in accordance with this Agreement will be considered a Permitted Asset Sale. On any date on which FSA is not the Secured Party Representative, any sale of FSAM Assets with a principal balance in excess of $100 million will require confirmation pursuant to Section 11.2(e).

“Permitted Indebtedness” means indebtedness, liability or obligation not insured or guaranteed by FSA, (including the Master Repurchase Agreement and any GIC Issuer Repurchase Agreement), the documentation for which contains customary limited recourse and non- petition provisions and that is entered into in the ordinary course of managing the existing business of FSAM and the GIC Issuers, as applicable, and in accordance with the ALM Procedures and any Administrative Expenses.

“Permitted Investments” has the meaning specified in the ALM Procedures.

“Permitted Lien” means (i) any Collateral Posting Lien, (ii) any Account Bank Lien, (iii) any GIC Holder Lien, (iv) any Lien Granted under this Agreement, (v) the Lien created under the FSAM Belgian Pledge Agreement and (vi) any Lien created as a result of a repledge, rehypothecation or use permitted under Section 2.2.

“Person” means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, limited liability company, business or owner trust, partnership or other organization or entity (whether governmental or private).

“Portfolio Management Agreement” has the meaning specified in Section 7.5(b).

“Portfolio Manager” has the meaning specified in Section 7.5(a).

“Portfolio Manager List” has the meaning specified in Section 7.5(a).

“Potential Jurisdiction” has the meaning specified in the definition of Remedies Nonimpairment Condition.

“Previous Liens” has the meaning specified in the recitals.

“Principal Shortfall Amount” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Principia” means Principia Analytic System.

“Principia License” means the license granted by Principia Partners LLC to the Administrator pursuant to the Principia Analytic System Master Software Site License Agreement under which the Administrator has rights to use Principia.

“Priority of Payments” has the meaning specified in Section 11.1(b).

“Private Placement Notes” means the promissory notes listed on Annex N.

“Process Agent” has the meaning specified in Section 13.8.

“Proposal” has the meaning specified in Section 7.5(a).

“Proscribed Amendment” has the meaning specified in Section 2.1(h).

“Protected Provisions” has the meaning specified in Section 7.3(b).

“Purchase Agreement” has the meaning specified in the recitals.

“Put Contract” means the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract.

“Put Option” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Put Portfolio Asset” means each asset identified on Annex A.

“Put Settlement Amount” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Put Settlement Assets” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Put Settlement Date” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Put Settlement Procedures Agreement” has the meaning specified in Section 6.6.

“Put Trigger” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Rating Agencies” means Moody’s, S&P and Fitch.

“Remedies Nonimpairment Condition” means, in respect of any Dexia Party, either that:

(i)            in connection with the relevant consolidation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (a “Corporate Reorganization”) (A) the jurisdiction of organization of such Dexia Party (or if a successor entity to such Dexia Party is applicable in connection with such Corporate Reorganization (a “Successor Entity”), the jurisdiction of such Successor Entity) is the same as the jurisdiction of such Dexia Party immediately prior to such Corporate Reorganization and (B) in the case of DCL or DBB if a Successor Entity is applicable, the Successor Entity is a regulated financial institution; or

(ii)           in connection with the relevant Corporate Reorganization the jurisdiction of organization of such Dexia Party (or if a Successor Entity is applicable, the Successor Entity), is not the same as the jurisdiction of such Dexia Party immediately prior to such Corporate Reorganization but

(A)          (I)            such jurisdiction is France or Belgium or

(II)         such jurisdiction is an Eligible European Union State, Japan, Australia, New Zealand or Canada (a “Potential Jurisdiction”), and if FSA objects to location of such Dexia Party (or if a Successor Entity is applicable, such Successor Entity) in such Potential Jurisdiction and requests appointment of a Legal Arbiter (as described in the definition of Legal Arbiter) within five Business Days after receiving notice from a Dexia Party, a Legal Arbiter concludes that the laws of the relevant Potential Jurisdiction, in relation to the risks associated with a bankruptcy or insolvency of such Dexia Party or the applicable Successor Entity as to (x) substantive consolidation law with respect to any of the GIC Entities in the case of any of the Liquidity Facilities, the Secured Derivative Agreements, the Dexia GIC Indemnity or the Dexia FP Guarantee and (y) the enforcement of creditor’s rights, netting, collateral and preference avoidance protection for derivative contracts in the case of the Secured Derivative Agreements, afford FSA (whether directly or indirectly as third party beneficiary or as secured party) at least as favorable protection overall as do the laws in the jurisdiction of organization of such Dexia Party immediately prior to such Corporate Reorganization; and

(B)           in the case of DCL or DBB if a Successor Entity is applicable, the Successor Entity is a regulated financial institution; or

(iii)          in the case of (A) the Guaranteed Put Contract, the Non-Guaranteed Put Contract and the Liquidity Facilities, the FSAM Lien Release Date has occurred or (B) any other agreement or instrument, the Senior Release Date has occurred.

If the Remedies Nonimpairment Condition has been previously satisfied in connection with any Corporate Reorganization with respect to which a Successor Entity is applicable, the reference to such Dexia Party above shall be deemed to refer to the relevant Successor Entity.

Solely for purposes of the definition of Remedies Nonimpairment Condition:

“Eligible European Union State” means each of (i) Austria, Denmark, Finland, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom and (ii) any other country in the European Union that has a rating assigned to its external indebtedness of at least “Aa2” by Moody’s and “AA” by S&P, respectively, and for which derivatives netting and collateral opinions rendered to ISDA are available on the ISDA website.

“GIC Entities” means FSAM, the GIC Issuers, DHI, the Administrator, Dexia FP Holdings Inc. and FSA PAL.

“Legal Arbiter” means an internationally recognized law firm or practitioner with expertise in matters of creditors’ rights and insolvency in the relevant Potential Jurisdiction (“Eligible Expert”), which is Independent of both FSA and Dexia. The Legal Arbiter shall be jointly appointed by FSA and Dexia; provided, however, that (1) in the event FSA and Dexia do not agree as to such joint appointment within eight Business Days from the FSA notice of objection referred to in (A) (II) above, each shall nominate an Eligible Expert and the two Eligible Experts shall themselves appoint the Legal Arbiter and (2) the Legal Arbiter shall be required to reach its conclusion within ten Business Days and if no such conclusion has been delivered, a replacement Legal Arbiter may be appointed by the relevant Dexia Party acting alone. The determination of the Legal Arbiter shall be final and binding on all parties.

“Secured Derivative Agreements” means the Guaranteed Put Contract and the Non-Guaranteed Put Contract, the Dexia Hedge Agreement between DCL and FSAM and Third Party Hedge Amendments.

“Specified Diligence Items” has the meaning specified in Section 3.2(g).

“Replacement Portfolio” means the cash and Permitted Investments (a) described in clause (a) of the definition of FSAM Lien Release Date or (b) owned by FSAM or the FSAM Successor following implementation of the FSA Defeasance Plan.

“Reporting Agent” has the meaning specified in Section 10.4(a).

“Reporting Service Agreement” means the service agreement dated as of June 30, 2009 between FSAM and the Reporting Agent.

“Repurchase Facility Agreement” has the meaning specified in the recitals.

“Required Guarantee” means any guarantee, substantially in the form of Annex J, issued by DCL with respect to payment obligations of FSAM, the GIC Issuers or the Administrator for the benefit of (a) Hedge Counterparties in connection with Subordinated Third Party Hedge Agreements, (b) BNY Mellon with respect to the GIC Business Clearing and Custody Agreements, and (c) service providers (including other Account Banks) to the Administrator, FSAM, the FSAM Successor or the FSAM Hedging Successor.

“Required Reserve” means, with respect to any date of determination, the lesser of: (i) 2% of the aggregate principal balance of all remaining GIC Contracts on such date and (ii) $200,000,000, provided that in no event will the Required Reserve be less than $35,000,000. In the event that there is less than $500,000,000 of remaining available amount under the Liquidity Facility, then (i) above will equal the sum of 2% of the aggregate principal balance of all remaining GIC Contracts on such date and the aggregate amount of all Senior Priority Payments individually in excess of $1,000,000 expected to become due in the next seven calendar days.

“Restricted Payment” has the meaning specified in the Sovereign Guarantee Reimbursement Agreement.

“Retained FSA Policy” means all policies that produce liabilities to FSA related to the GIC Business, the GIC Business Entities or any Material Agreements, including (a) all GIC Policies related to GIC Contracts owned by (i) Unaffiliated Parties or (ii) FSA Global Funding Limited; (b) all Hedge Policies related to Third Party Hedge Agreements and (c) Secondary Policies.

“S&P” means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Credit Agreement” has the meaning specified in the recitals.

“Second Credit Agreement Lien” has the meaning specified in the recitals.

“Secondary Policies” means the financial guaranty insurance policies issued by FSA and listed in Annex F.

“Secured Obligations” means the FSAM Secured Obligations and the GIC Issuer Secured Obligations.

“Secured Party Representative” means (a) prior to an election by FSA to become the Secured Party Representative following the occurrence of a Dexia Event of Default, the Dexia Guarantors, each on its own behalf and on behalf of the Sovereign Guarantors (provided that if (x) a Dexia Event of Default has occurred and (y) the Dexia Guarantors have requested FSA waive such Dexia Event of Default, the Dexia Guarantors will obtain the consent of FSA prior to exercising its rights as Secured Party Representative until the 10th Business Day after such Dexia Event of Default (or, if earlier, the date on which FSA waives or declines to waive such Dexia Event of Default); (b) following the occurrence of a Dexia Event of Default, FSA upon notice to the Collateral Agent and the Dexia Guarantors that it is electing to act as Secured Party Representative; and (c) following the Senior Release Date, the Dexia Guarantors. For the avoidance of doubt, upon the occurrence of a Dexia Event of Default, the Dexia Guarantors may not waive a Dexia Event of Default or (unless FSA in its sole discretion has waived such Dexia Event of Default in writing) exercise any other rights or remedies of the Secured Party Representative under Article V unless the Senior Release Date has occurred, and the Sovereign Guarantors may not at any time be the Secured Party Representative.

“Secured Parties” means with respect to (a) the FSAM Sovereign Guarantee Collateral, the GIC Issuers, (b) the FSAM Collateral, FSA, the Dexia Guarantors, the Lenders and the GIC Issuers, (c) the GIC Issuers Collateral, FSA and the Dexia Guarantors, (d) the Dexia Collateral, FSAM, (e) the FSA PAL Collateral, FSAM, (f) the Dexia FP Collateral, FSA and (g) the FSAM PAL Collateral, FSA.

“Securities Account Control Agreement” has the meaning specified in Section 10.1(a).

“Securities Lending Facility” means the Global Master Securities Lending Agreement between DCL and FSAM dated as of November 13, 2008.

“Semi-Annual Reporting Date” has the meaning specified in Section 10.5(e)(x).

“Senior Priority Payments” has the meaning specified in Section 11.1(b).

“Senior Release Date” means the date on which all of the GIC Contracts and Senior Third Party Hedge Agreements have been Paid In Full or terminated and all payments due and owing to FSA have been Paid In Full.

“Senior Third Party Hedge Agreement” means any Third Party Hedge Agreement (i) entered into after a Dexia Event of Default, (ii) that is subject to an FSA Policy, (iii) transactions under futures account agreements or (iv) any other Third Party Hedge Agreement that is not a Subordinated Third Party Hedge Agreement.

“Shortfall Amounts” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Shortfall Information” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Sovereign Guarantee” means the guarantee issued by the Sovereign Guarantors under which the Sovereign Guarantors will guarantee the performance by Dexia of its joint and several obligations under the Dexia Guaranteed Put Contract.

“Sovereign Guarantee Reimbursement Agreement” means the Reimbursement Agreement among the Sovereign Guarantors and the Dexia Guarantors dated as of the Closing Date relating to the payment of a guarantee fee and the reimbursement of the Sovereign Guarantors for any payments made under the Sovereign Guarantee.

“Sovereign Guarantee Reimbursement Letter Agreement” means the letter agreement, dated as of the Closing Date, between Dexia and FSAM related to certain requirements and limitations regarding amendment, modification, supplement or termination of certain provisions of, and attached as an exhibit to, the Sovereign Guarantee Reimbursement Agreement.

“Sovereign Guarantee Unenforceability Date” has the meaning specified in the Dexia Guaranteed Put Contract.

“Sovereign Guarantors” means the Belgian State and the French State.

“SPV Bankruptcy” means a “Bankruptcy” as defined in Section 5(a)(vii) of the 1992 ISDA Master Agreement, amended as follows: (w) by deleting clause (2); (x) by deleting in clause (6) the words “seeks or” and the words “administrator,” and “trustee, custodian”; (y) by deleting clause (7); and (z) by deleting clause (9) (and conforming the cross-reference in clause (8)).

“Subordinated Claims Payment Condition” means, as of any date of determination and any payment, a condition satisfied if (and after giving effect to the relevant payment would be):

(a)             no Dexia Default has occurred and is continuing and no Dexia Event of Default has occurred;

(b)             a Dexia Event of Default has occurred and the aggregate FSAM Asset Value of Permitted Investments then held as Collateral hereunder (whether held by FSAM, the FSAM Successor, the FSAM Hedging Successor or the GIC Issuers or the Collateral Agent following enforcement of its security interest hereunder, and including any Permitted Investments that were initially pledged as Eligible Collateral under the Put Contracts (whether or not the Put Contracts have been terminated)) exceeds the Subordinated Claims Payment Threshold; or

(c)             the Senior Release Date has occurred;

provided that the Subordinated Claims Payment Condition will not be considered to have been satisfied if (x) the Dexia Guarantors are the Secured Party Representative and FSAM has failed to comply with Section 11.1(c) or Section 11.2(e), until the next Valuation Date (as defined in the Dexia CSAs) has occurred following such failure to comply with Section 11.1(c) or Section 11.2(e) and the Dexia Guarantors have satisfied the collateral posting requirement under the Dexia CSAs with respect to that Valuation Date; or (y) the Required Reserve is not fully funded.

“Subordinated Claims Payment Threshold” means, as of any date of determination, the sum of (w) the CSA Collateralized Liabilities plus 25% of the GIC Business Costs Amount, (x) any GIC Interest Hedge Reserve, (y) if such date of determination is within the Initial Event of Default Period, $500 million and (z) if on the last date of the Initial Event of Default Period a decision of the ALM Arbiter is pending with respect to any ALM Noncompliance (Derivative) and the ALM Arbiter subsequently renders a decision adverse to FSA, until one month after the date of the such decision, the lesser of (i) 150% of the proceeds of the termination of any derivative transaction required as a result of such decision that has not been used to enter into a replacement derivative transaction in accordance with such decision and the ALM Procedures and (ii) $500 million.

“Subordinated Third Party Hedge Agreement” has the meaning specified in Section 8.1(c).

“Subsidiary” of any specified Person means any other Person directly or indirectly controlled by such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing.

“Temporary Funding Transaction” means a repurchase transaction of a term of one week or less with an Eligible Dealer as defined under the applicable Dexia CSA, under which the Collateral Agent or FSA acting as Secured Party Representative sells Eligible Collateral held under such Dexia CSA and agrees to repurchase such Eligible Collateral at the end of such term, the proceeds of which transaction are used to satisfy a scheduled or expected Senior Priority Payment identified in accordance with the provisions Section 11.2 at or prior to the relevant Payment Failure Notice.

“Third Party Hedge Agreements” means the Hedge Agreements that are not Dexia Hedge Agreements.

“Transaction Documents” means this Agreement, the Guaranteed Liquidity Facilities, the Dexia Guarantees, the Sovereign Guarantee, the Sovereign Guarantee Reimbursement Letter Agreement, the Master Repurchase Agreement, the Insurance Agreements, the Dexia Guarantee Reimbursement Agreement, the Administrative Services Agreement, the Dexia GIC Indemnity, each Securities Account Control Agreement, the FSAM Belgian Pledge Agreement and the Hedging Letter Agreement.

“Transition Date” means the earlier of the occurrence of (i) a Dexia Event of Default and election by FSA to become the Secured Party Representative, and (ii) the FSAM Lien Release Date.

“UCC” or “Uniform Commercial Code” means, unless otherwise specified, the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unaffiliated Counterparties” means Hedge Counterparties that are not Affiliates of any Dexia Party.

“Unaffiliated Eligible Bidders” means Eligible Bidder that are not Affiliates of any Dexia Party or of FSA.

“Unaffiliated Parties” means Persons that are not Affiliates of any Dexia Party.

“Uncertificated Security” has the meaning specified in Article 8 of the UCC.

“Uncovered Dexia Payment Obligations” means a payment failed to be made (including a payment for the value of any failed delivery of Eligible Collateral), either (a) under the Dexia FP Guarantee or the Dexia GIC Indemnity other than a Good Faith Contested Payment, (b) under the Dexia Non-Guaranteed Put Contract or (c) under the Guaranteed Liquidity Facilities or the Dexia Guaranteed Put Contract where (x) the relevant payment amount (including a payment for the value of any failed delivery of Eligible Collateral) cannot be claimed from the Sovereign Guarantors under the Sovereign Guarantee, (y) the Sovereign Guarantors have failed to perform their payment obligations in relation thereto in a timely manner pursuant to the terms of the Sovereign Guarantee or (z) a Sovereign Guarantee Unenforceability Date has occurred.

“Valuation Agent” has the meaning specified in the Dexia Guaranteed Put Contract and the Dexia Non-Guaranteed Put Contract, respectively.

“Voting Rights” means any request, demand, instruction, authorization, direction, notice, consent, waiver or similar action.

“Wells Fargo” means Wells Fargo Bank, National Association or any successor thereto as custodian for a collateral posting account under the Put Contracts or custodian of a GIC Holder.

“Wind Down Business” has the meaning specified in Section 7.5(f).

EXHIBIT A-1
Form of Securities Account Control Agreement

FORM OF SECURITIES ACCOUNT CONTROL AGREEMENT

This Securities Account Control Agreement, dated as of [                 ], 2009 (this “Agreement”) among [             ] (the “Debtor”), The Bank of New York Mellon Trust Company, National Association, as collateral agent (the “Collateral Agent”), [                    ], as intermediary (the “Intermediary”) and Financial Security Assurance Inc. Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Administration Agreement dated as of June 30, 2009, as amended, between, inter alia, the Debtor and the Collateral Agent (the “Security Agreement”). All references herein to the “UCC” shall mean, the Uniform Commercial Code as in effect in the State of New York.

Section 1.               Definitions. Whenever used in this Agreement, the following words shall have the meanings set forth below:

(a)           “Account or “Accounts” means the accounts established and maintained by Intermediary hereunder in the name of the Debtor (as the same may be redesignated, renumbered or otherwise modified) and pledged to the Collateral Agent (which accounts are designated in Exhibit A hereto, setting forth the name and account number of each Account). Each Account shall be deemed to consist of a “securities account” (within the meaning of Section 8-501(a) of the UCC) for purposes of the UCC with respect to any investment property or other financial asset credited to or carried in such Account and a “deposit account” (within the meaning of Section 9-102 of the UCC) for purposes of the UCC with respect to any uninvested funds deposited in or credited thereto.

(b)           “Authorized Person” means any person, whether or not an officer or employee of the Collateral Agent or the Debtor, duly authorized by the Collateral Agent or the Debtor, respectively, to give Oral Instructions and/or Written Instructions on behalf of the Collateral Agent or the Debtor, respectively, and listed on Schedule I hereto or designated in a Certificate of Authorized Persons which contains a specimen signature of such person.

(c)           “Collateral” means each item of property (whether investment property, financial asset, security, instrument, cash proceeds or uninvested funds) which may serve as collateral pledged by the Debtor pursuant to the Security Agreement and credited or proposed to be credited to an Account.

(d)           “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.

(e)           “Notice of Sole Control” has the meaning specified in Section 10.

(f)            “Oral Instructions” means verbal instructions received by the Intermediary.

(g)           “Written Instructions” means written communications received by the Intermediary via S.W.I.F.T., tested telex, letter, facsimile transmission, electronic mail or other method or system specified by the Intermediary as available for use in connection with this Agreement.

The terms “bank,” “cash proceeds,” “deposit account,” “financial asset,” “investment property,” “proceeds,” “security,” “security account,” “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 or 9, as applicable, of the UCC.

Section 2.               Operation of the Account(s). Each Account is and will be maintained by Intermediary as a “securities account” with respect to securities and other financial assets deposited or credited thereto and a “deposit account” with a bank with respect to uninvested funds deposited or credited to such Account. The Intermediary agrees, subject to the terms of this Agreement (including without limitation, Sections 3, 4 and 9 hereof) to treat the Debtor as the party entitled to exercise the rights that comprise any financial asset credited to an Account and as the “customer” (as such term is defined in Section 4-104 of the UCC) of the Intermediary with respect to the receipt and disposition of uninvested funds deposited thereto.

Section 3.               “Financial Assets” Election. The Intermediary hereby agrees that each item of Collateral credited to any Account (excluding uninvested funds) shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

Section 4.               Entitlement Orders. If at any time the Intermediary shall receive an “entitlement order” (within the meaning of Section 8-102(a)(8) of the UCC) or instructions with respect to the disposition of funds originated by the Collateral Agent and relating to any Account, the Intermediary shall comply with such entitlement order and/or instructions without further consent by the Debtor or any other person.

Section 5.               Advance of Funds: Subordination of Lien: Waiver of Set-Off.

(a)           If any advance of funds is made by the Intermediary to purchase, or to make payment on or against delivery of any investment property to be held as Collateral in any Account, the Intermediary shall have a continuing security interest in and right of set-off against such investment property and the proceeds thereof, until such time as the Intermediary is repaid the amount of such advance.

(b)           The Collateral Agent acknowledges and agrees that its security interest in the Collateral and other items deposited to any Account is subordinate to the Intermediary’s security interest and right of set-off in such Collateral and other items granted pursuant to Section 5(a) hereof and the [Securities Clearing Agreement (GSCS), dated as of August 8, 2001, and the Global Clearing and Custody Agreement, dated as of October 15, 2004 (collectively, the “BONY Clearing Agreement”), each between the Debtor and the Intermediary and in the Security Agreement, dated as of August 8, 2001 (the “BONY Security Agreement”), between the Debtor and the Intermediary.](1) [Securities Clearing Agreement (GSCS), dated as of August 8, 2001 (the “BONY Clearing Agreement”), between the Debtor and the Intermediary and in the Security Agreement, dated as of August 8, 2001 (the “BONY Security Agreement”), between the Debtor and the Intermediary.](2) [Global Clearing and Custody Agreement dated as of August 21, 2006 (the “BONY Clearing Agreement”), between the Debtor and the Intermediary and in the Debenture, dated as of August 21, 2006 (the “BONY Security Agreement”), between the Debtor and the Intermediary.](3)

(c)           (i) Except as provided in Section 5(b) above, in the event that the Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Account or any security entitlement credited thereto, the Intermediary hereby agrees that such security interest shall

(1) To be included in the FSAM and FSA Capital Management Securities Account Control Agreements.

(2) To be included in the FSA Capital Markets Securities Account Control Agreement.

(3) To be included in the FSA PAL Securities Account Control Agreement.

be subordinate to the security interest of the Collateral Agent; and (ii) the Collateral and other items deposited to such Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent, except as provided in Section 5(b) above.

Section 6.               Choice of Law. Both this Agreement and each Account shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of Articles 8 and 9 of the UCC, New York shall be deemed to be the Intermediary’s “jurisdiction” and the establishment and maintenance of any Account (as well as the financial assets credited thereto or carried therein and any uninvested funds deposited therein or credited thereto,) shall be governed by the laws of the State of New York.

Section 7.               Conflict with other Agreements. Except for the BONY Clearing Agreement, the BONY Security Agreement, the Security Agreement and this Agreement, there are no other agreements entered into between the Intermediary and the Debtor with respect to any Account. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. [For the avoidance of doubt, the parties hereto agree that this Agreement supersedes the Existing Control Agreement.]

Section 8.               Notice of Adverse Claims. Except for the claims and interest of the Collateral Agent and of the Debtor in each Account and any financial assets credited thereto or carried therein, and for the claims and interest of the Intermediary in such Account as set forth in the BONY Clearing Agreement, the BONY Security Agreement and Section 5(a) hereof, the Intermediary does not have actual knowledge, as of the date hereof, of any claim to, or interest in, such Account or in any financial asset credited thereto. Upon receipt of written notice of any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Account or in any financial asset carried therein, the Intermediary will use reasonable efforts to notify the Collateral Agent, the Debtor and FSA thereof as promptly as reasonably practicable.

Section 9.               Maintenance of Account. The Collateral Agent and the Debtor hereby authorize the Intermediary to utilize Depositories to the extent possible in connection with its performance hereunder. Collateral held by the Intermediary in a Depository will be held subject to the rules, terms and conditions of such Depository. Where Collateral is held in a Depository, the Intermediary shall identify on its records as belonging to the Debtor and pledged to the Collateral Agent a quantity of securities as part of a fungible bulk of securities held in the Intermediary’s account at such Depository. Securities deposited in a Depository will be represented in accounts which include only assets held by the Intermediary for its customers.

Section 10.             Notice of Sole Control. Subject to Intermediary’s rights pursuant to the BONY Clearing Agreement, the BONY Security Agreement and Section 5(a) hereof, until the Intermediary receives a Notice of Sole Control in the form of Exhibit B, the Intermediary is authorized to act upon Oral Instructions or Written Instructions, including entitlement orders, from either the Collateral Agent or the Debtor. If at any time the Collateral Agent delivers to the Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit B hereto, the Intermediary agrees that after receipt of such notice, it will comply only with entitlement orders or instructions originated by the Collateral Agent and will cease to comply with any entitlement orders or instructions originated by the Debtor or any other party.

Section 11.             Voting Rights; Disposition. Until such time as the Intermediary receives a Notice of Sole Control pursuant to Section 10 hereof, the Debtor shall direct the Intermediary with respect to the voting of and the sale, pledge, transfer or other disposition of any Collateral credited to any Account.

Section 12.             Statements and Confirmations. The Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning any Account and/or any Collateral credited thereto simultaneously to the Debtor and to the Collateral Agent at the respective addresses set forth in Section 23 of this Agreement.

Section 13.             Definitive Securities. The Intermediary shall take possession of Collateral credited to any Account that is a definitive security at a secure facility at one of its offices in New York City, shall ensure that each such definitive security is accompanied by an endorsement or power in blank or in the name of the Intermediary and shall identify such definitive security on its books and records as belonging to the Debtor, subject to the security interest of the Collateral Agent and shall credit an Account with such security.

Section 14.             Payment of Proceeds. Subject to Intermediary’s rights pursuant to the BONY Clearing Agreement, the BONY Security Agreement and Section 5(a) hereof, the Intermediary shall credit to each Account all proceeds received by it with respect to the Collateral held in such Account.

Section 15.             Representations, Warranties and Covenants of the Intermediary. The Intermediary hereby makes the following representations, warranties and covenants:

(a)           Each Account has been established as set forth in Section 2 above and each Account will be maintained in the manner set forth herein until termination of this Agreement. The Intermediary shall not change the name of any Account without the prior written consent of the Collateral Agent.

(b)           This Agreement is the valid and legally binding obligation of the Intermediary.

(c)           Except for the BONY Clearing Agreement, the BONY Security Agreement and this Agreement: (i) the Intermediary has not entered into, and until the termination of this Agreement will not enter into, any agreement with any party not a party to this Agreement relating to any of any Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such person, and (ii) the Intermediary has not entered into any other agreement with the Debtor or the Collateral Agent purporting to limit or condition the obligation of the Intermediary to comply with entitlement orders as set forth herein.

Section 16.             Standard of Care: Indemnification.

(a)           Except as otherwise expressly provided herein, the Intermediary shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ fees (“Losses”) incurred by or asserted against the Debtor or the Collateral Agent, except those Losses arising out of the negligence or willful misconduct of the Intermediary. The Intermediary shall have no liability whatsoever for any Losses sustained or incurred by reason of any action or inaction of any Depository, it being understood that with respect to any such Losses, the Intermediary shall take appropriate action to recover such Losses from such Depository, and the Intermediary’s sole responsibility and liability to the Debtor and the Collateral Agent in respect thereof shall be limited to any amounts so recovered from any such Depository (exclusive of reasonable costs and expenses incurred by the Intermediary in connection with taking such action). In no event shall the Intermediary be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

(b)           Without limiting the generality of the foregoing, the Intermediary shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by the Debtor, the Collateral Agent or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid securities, or securities which otherwise are not freely transferable or deliverable without encumbrance in any relevant market.

(c)           The Debtor agrees, subject to the Priority of Payments set forth in the Security Agreement, to indemnify the Intermediary and hold the Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against the Intermediary by reason of or as a result of any action or inaction, or arising out of the Intermediary’s performance hereunder, including reasonable fees and expenses of counsel incurred by the Intermediary in a successful defense of claims by the Debtor or the Collateral Agent; provided that the Debtor and the Collateral Agent shall not indemnify the Intermediary for those Losses arising out of the Intermediary’s negligence or willful misconduct. This indemnity shall be a continuing obligation of the Debtor and its successors and assigns, notwithstanding the termination of this Agreement.

(d)           The Debtor and the Collateral Agent hereby agree that, notwithstanding references to the Security Agreement in this Agreement, the Intermediary has no interest in, and no duty, responsibility or obligation with respect to, the Security Agreement under this Agreement (including without limitation, no duty, responsibility or obligation to monitor the Debtor’s or the Collateral Agent’s compliance with the Security Agreement or to know the terms of the Security Agreement except for the Priority of Payments as defined therein).

(e)           The Intermediary may, with respect to questions of law, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

(f)            The Intermediary shall be under no obligation to take action to collect any amount payable on any Collateral in default, or if payment is refused after due demand and presentment.

Section 17.             Fees and Expenses. The Debtor agrees to pay to the Intermediary the fees, if any, as may be agreed upon from time to time, in accordance with the Priority of Payments set forth in the Security Agreement. To the extent the Debtor and the Intermediary so agree, the Debtor shall also reimburse the Intermediary for (i) all costs associated with transfers of Collateral to the Intermediary and records kept in connection with this Agreement and (ii) out-of- pocket expenses which are a normal incident of the services provided hereunder.

Section 18.             Effectiveness of Instructions; Reliance: Risk Acknowledgements; Additional Terms. Subject to the terms below, the Intermediary shall be entitled to rely upon any Written Instructions or Oral Instructions actually received by the Intermediary and reasonably believed by the Intermediary to be duly authorized and delivered. The Collateral Agent and the Debtor each agrees (i) to forward to the Intermediary Written Instructions confirming its Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Intermediary, and (ii) the fact that such confirming Written Instructions are not received or that contrary Written Instructions are received by the Intermediary shall in no way affect the validity or enforceability of transactions authorized and effected by the Intermediary pursuant to its Oral Instructions.

(b)           If the Intermediary receives Written Instructions which appear on their face to have been transmitted via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Collateral Agent and the Debtor each understands and agrees that the Intermediary cannot determine the identity of the actual sender of such Written Instructions and that the Intermediary shall conclusively presume that such Written Instructions have been sent by an Authorized Person. The Collateral Agent and the Debtor shall be responsible for ensuring that only its Authorized Persons transmit such Written Instructions to the Intermediary and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.

(c)           The Collateral Agent and the Debtor each acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to the Intermediary and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by it. The Collateral Agent and the Debtor each agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(d)           [If the Collateral Agent or the Debtor elects to transmit Written Instructions through an on-line communication system offered by the Intermediary, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I.] If the Collateral Agent or the Debtor elects (with the Intermediary’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, it agrees that the Intermediary shall not be responsible or liable for the reliability or availability of any such service.

Section 19.             Account Disclosure. The Intermediary is authorized to supply any information regarding any Account which is required by any law or governmental regulation now or hereafter in effect.

Section 20.             Force Majeure. The Intermediary shall not be responsible or liable for any claims, losses, liabilities, damages or expenses (including attorneys’ fees and expenses) due to forces beyond the control of the Intermediary, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, or, with respect to third party providers, communications or computer (software and hardware) services.

Section 21.             Pricing Services. The Intermediary may, as an accommodation, provide pricing or other information services to the Debtor and/or the Collateral Agent in connection with this Agreement. The Intermediary may utilize any vendor (including securities brokers and dealers) believed by it to be reliable to provide such information. Under no circumstances shall the Intermediary be liable for any loss, damage or expense suffered or incurred by the Debtor or the Collateral Agent as a result of errors or omissions with respect to any pricing or other information utilized by the Intermediary hereunder.

Section 22.             No Implied Duties. The Intermediary shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and/or the Security Agreement, and no covenant or obligation shall be implied against the Intermediary in connection with this Agreement.

Section 23.             Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to (a) the Debtor, the Collateral Agent, or FSA: at its respective address set forth in the Security Agreement and (b) to the Intermediary at:

[		]
[		]
Attention:	[	]
Telephone:	[	]
Facsimile:	[	]

Any party may change his address for notices in the manner set forth above.

Section 24.             Termination. This Agreement shall terminate upon (a) the Intermediary’s receipt of Written Instructions from the Collateral Agent expressly stating that the Collateral Agent no longer claims any security interest in any Account and the Collateral credited thereto and the Intermediary’s subsequent transfer of any such Collateral from each Account pursuant to the Debtor’s Written Instructions, (b) transfer of each Account and the Collateral to the Collateral Agent subsequent to the Intermediary’s receipt of a Notice of Sole Control, or (c) by any party upon not less than ninety (90) days prior written notice of termination to the other parties, provided that termination pursuant to (c) above shall not affect or terminate the Collateral Agent’s security interest in any Account or the Collateral. Upon termination pursuant to (c) above, the Intermediary shall follow such reasonable Written Instructions of the Collateral Agent concerning the transfer of any Collateral. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

Section 25.             No Duty of Oversight. The Intermediary is not at any time under any duty to monitor the value of the Collateral credited to any Account or whether the Collateral is of a type required to be held in any Account, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of any Collateral.

Section 26.             Certificates of Authorized Persons. The Collateral Agent and the Debtor agree to furnish to the Intermediary a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, the Intermediary shall be fully protected in acting upon Written Instructions of such present Authorized Persons.

Section 27.             Cumulative Rights; No Waiver. Each and every right granted to the Intermediary hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Intermediary to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Intermediary of any right preclude any other future exercise thereof or the exercise of any other right.

Section 28.             Severability; Amendments: Assignment. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto. Any amendment or modification of this Agreement not in compliance with this Section 28 shall be void ab initio. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.

Section 29.             Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any U.S. federal or state court in The City of New York for the purpose of any suit, action, proceeding or judgment arising out of or relating to this Agreement. Each of the parties hereto hereby consents to the laying of venue in any such suit, action or proceeding in New York County,

New York, and hereby irrevocably waives any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees not to plead or claim the same. Notwithstanding the foregoing, nothing contained in this Agreement shall limit or affect the rights of any party hereto to judgment with respect thereto, in any jurisdiction or venue. Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, to any party hereto, at its respective address designated pursuant to Section 23.

Section 30.             Waiver of Jury Trial. EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION.

Section 31.             No Third Party Beneficiaries. In performing hereunder, the Intermediary is acting solely on behalf of the Collateral Agent and the Debtor and no contractual or service relationship shall be deemed to be established hereby between the Intermediary and any other person other than FSA.

Section 32.             Limited Recourse. Notwithstanding any other provision of this Agreement or any other agreement to which the Debtor and the Intermediary are parties, the obligations of the Debtor hereunder and under the Security Agreement are limited recourse obligations payable solely from the proceeds of the Collateral granted under the Security Agreement available under and applied in accordance with the Priority of Payments. Upon application of such Collateral granted under the Security Agreement and the proceeds thereof available to satisfy the obligations of the Debtor in accordance with the terms of the Security Agreement, the Intermediary will not be entitled to take any further steps against the Debtor to recover any sums due to it under any agreement and shall not constitute a claim against the Debtor to the extent of any insufficiency. No recourse will be had for the payment of any amounts owing in respect of any obligation of the Debtor, to the Intermediary against any officer, director, employee, stockholder, member or incorporator of the Debtor. This provision shall survive the termination of this Agreement for any reason.

Section 33.             Non-Petition. The Intermediary agrees that it will not, prior to the date that is six months (or such longer preference period as may be in effect at such time) after the date on which all amounts owing by the Debtor to the Intermediary under any agreement (including the BONY Clearing Agreement and/or the BONY Security Agreement) have been paid in full, acquiesce, petition or otherwise institute against, or join any other person instituting against, the Debtor or any of its respective properties any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy, or similar law, including without limitation proceedings seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Debtor or any substantial part of their property. This provision shall survive the termination of this Agreement for any reason.

Section 34.             Headings. Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation.

Section 35.             Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

IN WITNESS WHEREOF, we have set our hands to this SECURITIES ACCOUNT CONTROL AGREEMENT as of the date first written above.

[DEBTOR]

By:
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY MELLON, NATIONAL ASSOCIATION as Collateral Agent

By:
Name:
Title:

[ ], as Intermediary

By:
Name:
Title:

FINANCIAL SECURITY ASSURANCE INC.

By:
Name:
Title:

EXHIBIT A

Account Name	Account Number
[FSA Capital Management Collateral Account]
[FSA Capital Markets Collateral Account]
[FSAM Cash Account]
[FSAM Collateral Account]
[Dexia Collateral Account]

EXHIBIT B

[Letterhead of the Collateral Agent]

[Date]

[                      ]

[Insert Address]

Re: Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement, dated as of [              ], 2009 among [Debtor], us and you (a copy of which is attached) (the “Agreement”) we hereby give you notice, subject to your rights as set forth in the Agreement, of our sole control over the account designated as the [         ] (account # [           ]) (the “Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to [Debtor].

Very truly yours,

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

cc: [Debtor]

SCHEDULE I

Name	Title	Specimen Signature

[APPENDIX I]

[ELECTRONIC SERVICES TERMS AND CONDITIONS]

[1.                                   License; Use. (a) This Appendix I shall govern Customer’s use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates (“BNYM”) may provide to Customer, such as The Bank of New York Mellon Inform TM and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to Customer in connection therewith (collectively, the “Electronic Services”). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to Customer’s use of the Electronic Services, the terms of this Appendix I shall control.

(b) BNYM grants to Customer a personal, nontransferable and nonexclusive license to use the Electronic Services to which Customer subscribes solely for the purpose of transmitting instructions and information (“Written Instructions”), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Customer’s relationship with BNYM. Customer shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to Customer with respect to the Electronic Services. Customer acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof. Customer further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers. Customer shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall Customer attempt to decompile, reverse engineer or modify the Electronic Services. Customer may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM’s prior written consent. Customer may not remove any statutory copyright notice or other notice included in the Electronic Services. Customer shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM’s request.

(c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties (“Third Party Data”), such as pricing data and indicative data, and services supplied by third parties (“Third Party Services”) such as analytic and accounting services. Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but are provided without any independent investigation by BNYM. BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current. Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for Customer’s internal use, and may not be reused, disseminated or redistributed in any form. Customer shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier. Third Party Data and Third Party Services should not be used in making any investment decision. BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES. BNYM’s suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.

(d) Customer understands and agrees that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties. BNYM make no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites. All such links to third party Internet sites are provided solely as a convenience to Customer and Customer accesses and uses such sites at its own risk. A link in the Electronic Services to a third party site does not constitute BNYM’s endorsement, authorisation or sponsorship of such site or any products and services available from such site.

2.                                       Equipment. Customer shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

3.                                       Proprietary Information. The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to Customer (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of BNYM or its suppliers. However, for the avoidance of doubt, reports generated by Customer containing information relating to its account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term “Information.” Customer shall keep the Information confidential by using the same care and discretion that Customer uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the licenses granted herein for any reason, Customer shall return to BNYM any and all copies of the Information which are in its possession or under its control (except that Customer may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix). The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4.                                       Modifications. BNYM reserves the right to modify the Electronic Services from time to time. Customer agrees not to modify or attempt to modify the Electronic Services without BNYM’s prior written consent. Customer acknowledges that any modifications to the Electronic Services, whether by Customer or BNYM and whether with or without BNYM’s consent, shall become the property of BNYM.

5.                                       NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY. BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER ACKNOWLEDGES THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED “AS IS.” TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT

SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH CUSTOMER MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

6.                                       Security; Reliance; Unauthorized Use; Funds Transfers. BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and Customer agrees to comply with the security procedures. Customer understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. Customer will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality. Upon termination of Customer’s use of the Electronic Services, Customer shall return to BNYM any security devices (e.g., token cards) provided by BNYM. BNYM is hereby irrevocably authorized to comply with and rely upon on Written Instructions and other communications, whether or not authorized, received by it through the Electronic Services. Customer acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by Customer arising from or in connection with the use of the Electronic Services or BNYM’s reliance upon and compliance with Written Instructions and other communications received through the Electronic Services. With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer. It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

7.                                       Acknowledgments. BNYM shall acknowledge through the Electronic Services its receipt of each Written Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Written Instruction and Customer may not claim that such Written Instruction was received by BNYM. BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNYM to act upon, or in accordance with such instructions or communications.

8.                                       Viruses. Customer agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

9.                                       Encryption. Customer acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data. Customer agrees that BNYM may deactivate any encryption features at any time, without notice or liability to Customer, for the purpose of maintaining, repairing or troubleshooting its systems.

10.                                 On-Line Inquiry and Modification of Records. In connection with Customer’s use of the Electronic Services, BNYM may, at Customer’s request, permit Customer to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM’s systems, including, but not limited to, change of address information. To the extent that Customer is granted such access, Customer agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney’s fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by Customer.

11.                                 Agents. Customer may, on advance written notice to the BNYM, permit its agents and contractors (“Agents”) to access and use the Electronic Services on Customer’s behalf, except that the BNYM reserves the right to prohibit Customer’s use of any particular Agent for any reason. Customer shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and Customer shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of Customer. Each submission of a Written Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Customer that the Agent continues to be duly authorized by the Customer to so act on its behalf and the BNYM may rely on the representations and warranties made herein in complying with such Written Instruction or communication. Any Written Instruction or other communication through the Electronic Services by an Agent shall be deemed that of Customer, and Customer shall be bound thereby whether or not authorized. Customer may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on Customer’s behalf. Upon cessation of any such Agent’s services, Customer shall promptly terminate such Agent’s access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.]

EXHIBIT A-2

Form of Account Agreement

FORM OF ACCOUNT AGREEMENT

This Account Agreement, dated as of [                     ] (this “Agreement”) among FSA Asset Management (the “Grantor”), The Bank of New York Mellon Trust Company, National Association, as collateral agent (the “Collateral Agent”), The Bank of New York Mellon Trust Company, National Association, as intermediary (the “Intermediary”) and Financial Security Assurance Inc. (“FSA”)

The Intermediary, the Collateral Agent and the Grantor hereby agree as follows:

Section 1.                                            (a) Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Administration Agreement dated as of June 30, 2009, as amended, between, inter alia, the Grantor and the Collateral Agent (the “Security Agreement”), or if not defined therein, as defined in the UCC. All references herein to the “UCC” shall mean, the Uniform Commercial Code as in effect in the State of New York.

(b)                                 “Collateral” means each item of property (whether investment property, financial asset, security, instrument, cash proceeds or uninvested funds) which may serve as collateral pledged by the Grantor pursuant to the Security Agreement and credited or proposed to be credited to an Account.

(c)                                  The terms “bank,” “cash proceeds,” “deposit account,” “financial asset,” “investment property,” “proceeds,” “security,” “security account,” “security entitlement” and “Securities intermediary” shall have the meanings set forth in Articles 8 or 9, as applicable, of the UCC.

Section 2.                                            The Intermediary is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established securities accounts in the name of the Collateral Agent for the benefit of the Secured Parties under the Security Agreement which accounts are designated as set forth in Exhibit A (the “Accounts”).

Section 3.                                            The Intermediary qualifies as (i) a “securities intermediary” as defined in Article 8 of the UCC and will maintain the Accounts as “securities accounts” (within the meaning of Section 8-501(a) of the UCC), with respect to any investment property or other financial asset credited to or carried in any Account and (ii) a “bank” as defined in Article 8 of the UCC and will maintain the Accounts “deposit accounts” (within the meaning of Section 9-102 of the UCC) with respect to any uninvested funds deposited in or credited thereto.

Section 4.                                            The Collateral Agent and the Intermediary agree that:

(a)                                  (i) the Intermediary will treat the Collateral Agent as (x) the “entitlement holder” within the meaning of the UCC, entitled to exercise the rights that comprise the financial assets credited to the Accounts, and (y) its “customer” within the meaning of the UCC, entitled to give instruction with respect to the receipt and disposition of uninvested funds deposited thereto, (ii) the Intermediary will act only on entitlement orders or other instructions with respect to the Accounts originated by the Collateral Agent and no other Person, (iii) the Intermediary will treat all property (other than cash) credited to any Account as a “financial asset” for purposes of Article 8 of the UCC and (iv) as of the date hereof, no officer or employee of the Intermediary responsible for administering the Account has actual knowledge of any adverse claim with respect to any “financial asset” or cash credited to any Account; and

(b)                                 the Intermediary agrees that any security interest in or lien on, or right of set-off with respect to any of the Account that Securities Intermediary may now or in the future may have is hereby subordinated to the security interest of the Collateral Agent, except to the extent of (i) any advances that Intermediary may from time to time make to, or for the benefit of, Collateral Agent or Grantor solely for purposes of clearing or settling purchases or sales of securities held or to be held in the Accounts, and (ii) any fees, charges, expenses and other amounts not described in Section 11 below owed to Intermediary and incurred in connection with the performance of its duties hereunder for which Intermediary shall have a prior claim to the Account.

Section 5.                                            Except as set forth in Section 4(b), in the event that the Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Account or any security entitlement credited thereto, the Intermediary hereby agrees that (i) such security interest shall be subordinate to the security interest of the Collateral Agent; and (ii) the Collateral and other items deposited to such Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent.

Section 6.                                            Any Person into which the Intermediary may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Intermediary shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Intermediary, shall be the successor of the Intermediary hereunder; provided such Person shall be otherwise qualified and eligible under this Agreement, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 7.                                            Both this Agreement and each Account shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of Articles 8 and 9 of the UCC, New York shall be deemed to be the Intermediary’s “jurisdiction” and the establishment and maintenance of any Account (as well as the financial assets credited thereto or carried therein and any uninvested funds deposited therein or credited thereto,) shall be governed by the laws of the State of New York.

Section 8.                                            Except for the Security Agreement and this Agreement, there are no other agreements entered into between the Intermediary and the Grantor with respect to any Account. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail.

Section 9.                                            Except for the claims and interest of the Collateral Agent and of the Grantor in each Account and any financial assets credited thereto or carried therein, the Intermediary does not have actual knowledge, as of the date hereof, of any claim to, or interest in, such Account or in any financial asset credited thereto. Upon receipt of written notice of any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Account or in any financial asset carried therein, the Intermediary will use reasonable efforts to notify the Collateral Agent, the Grantor and FSA thereof as promptly as reasonably practicable.

Section 10.                                      The Intermediary will promptly send copies of all statements confirmations and other correspondence concerning any Account and/or any Collateral credited thereto simultaneously to the Grantor and to the Collateral Agent at the respective addresses set forth in Section 20 of this Agreement.

Section 11.                                      The Intermediary shall take possession of Collateral credited to any Account that is a definitive security at a secure facility at one of its offices in New York City, shall ensure that each such definitive security is accompanied by an endorsement or power in blank or in the name of the

Intermediary and shall identify such definitive security on its books and records as belonging to the Grantor, subject to the security interest of the Collateral Agent and shall credit an Account with such security.

Section 12.                                      The Intermediary shall credit to each Account all proceeds received by it with respect to the Collateral held in such Account.

Section 13.                                      The Intermediary hereby makes the following representations, warranties and covenants:

(a)                                  Each Account has been established as set forth in this Agreement and each Account will be maintained in the manner set forth herein until termination of this Agreement. The Intermediary shall not change the name of any Account without the prior written consent of the Collateral Agent.

(b)                                 This Agreement is the valid and legally binding obligation of the Intermediary.

(c)                                  Except for this Agreement: (i) the Intermediary has not entered into, and until the termination of this Agreement will not enter into, any agreement with any party not a party to this Agreement relating to any of any Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such person, and (ii) the Intermediary has not entered into any other agreement with the Grantor or the Collateral Agent purporting to limit or condition the obligation of the Intermediary to comply with entitlement orders as set forth herein.

Section 14.                                      The Grantor and the Collateral Agent hereby agree that:

(a)                                  Except as otherwise expressly provided herein, the Intermediary shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ fees (“Losses”) incurred by or asserted against the Grantor or the Collateral Agent, except those Losses arising out of the gross negligence or willful misconduct of the Intermediary. In no event shall the Intermediary be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

(b)                                 Without limiting the generality of the foregoing, the Intermediary shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by the Grantor, the Collateral Agent or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid securities, or securities which otherwise are not freely transferable or deliverable without encumbrance in any relevant market.

(c)                                  The Grantor agrees, subject to the Priority of Payments set forth in the Security Agreement, to indemnify the Intermediary and hold the Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against the Intermediary by reason of or as a result of any action or inaction, or arising out of the Intermediary’s performance hereunder, including reasonable fees and expenses of counsel incurred by the Intermediary in a successful defense of claims by the Grantor or the Collateral Agent; provided that the Grantor or the Collateral Agent shall not indemnify the Intermediary for those Losses arising out of the Intermediary’s gross negligence or willful misconduct. This indemnity shall be a continuing obligation of the Grantor and its successors and assigns, notwithstanding the termination of this Agreement.

(d)                                 The Grantor and the Collateral Agent hereby agree that, notwithstanding references to the Security Agreement in this Agreement, the Intermediary has no interest in, and no duty, responsibility or obligation with respect to, the Security Agreement under this Agreement (including without limitation, no duty, responsibility or obligation to monitor the Grantor’s or the Collateral Agent’s compliance with the Security Agreement or to know the terms of the Security Agreement except for the Priority of Payments as defined therein).

(e)                                  The Intermediary may, with respect to questions of law, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

(f)                                    The Intermediary shall be under no obligation to take action to collect any amount payable on any Collateral in default, or if payment is refused after due demand and presentment.

Section 15.                                      The Grantor agrees to pay to the Intermediary the fees, if any, as may be agreed upon from time to time, in accordance with the Priority of Payments set forth in the Security Agreement. To the extent the Grantor and the Intermediary so agree, the Debtor shall also reimburse the Intermediary for (i) all costs associated with transfers of Collateral to the Intermediary and records kept in connection with this Agreement and (ii) out-of- pocket expenses which are a normal incident of the services provided hereunder.

Section 16.                                      (a) The Intermediary may, but is not required to, rely upon and comply with instructions and directions sent by email or facsimile, (or any other reasonable means of communication) by persons believed by the Intermediary in good faith to be authorized to provide such instructions or direction; provided, however, that the Intermediary may require such additional evidence, confirmation or certification from any such party or parties as the Intermediary, in its reasonable discretion, deems necessary or advisable before acting or refraining from acting upon any such instruction or direction.

(b)                                 The Intermediary agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided, however, that any Person providing such instructions or directions shall provide to the Intermediary an incumbency certificate listing such designated persons, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. If such Person elects to give the Intermediary email or facsimile instructions (or instructions by a similar electronic method) and the Intermediary in its discretion elects to act upon such instructions, the Intermediary’s understanding of such instructions shall be deemed controlling. The Intermediary shall not be liable for any losses, costs or expenses arising directly or indirectly from the Intermediary’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. Each Person providing instructions or directions to the Intermeidary hereunder agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Intermediary, including without limitation the risk of the Intermediary acting, in good faith, on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 17.                                      The Intermediary is authorized to supply any information regarding any Account which is required by any law or governmental regulation now or hereafter in effect.

Section 18.                                      The Intermediary shall not be responsible or liable for any claims, losses, liabilities, damages or expenses (including attorneys’ fees and expenses) due to forces beyond the control of the Intermediary, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, or, with respect to third party providers, communications or computer (software and hardware) services.

Section 19.                                      The Intermediary shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and/or the Security Agreement, and no covenant or obligation shall be implied against the Intermediary in connection with this Agreement.

Section 20.                                      Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below:

the Grantor, the Collateral Agent or FSA: at its respective address set forth in the Pledge and Administration Agreement;

Intermediary: at the address of the Collateral Agent set forth in the Pledge and Administration Agreement.

Any party may change his address for notices in the manner set forth above.

Section 21.                                      This Agreement shall terminate (a) upon the Intermediary’s receipt of written instructions from the Collateral Agent expressly stating that the Collateral Agent no longer claims any security interest in any Account and the Collateral credited thereto and the Intermediary’s subsequent transfer of any such Collateral from each Account pursuant to the Collateral Agent’s written instructions or (b) by any party upon not less than ninety (90) days prior written notice of termination to the other parties, provided that termination pursuant to (b) above shall not affect or terminate the Collateral Agent’s security interest in any Account or the Collateral. Upon termination pursuant to (b) above, the Intermediary shall follow such reasonable written instruction of the Collateral Agent concerning the transfer of any Collateral. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

Section 22.                                      The Intermediary is not at any time under any duty to monitor the value of the Collateral credited to any Account or whether the Collateral is of a type required to be held in any Account, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of any Collateral.

Section 23.                                      Each and every right granted to the Intermediary hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Intermediary to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Intermediary of any right preclude any other future exercise thereof or the exercise of any other right

Section 24.                                      In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto. Any amendment or modification of this Agreement not in compliance with this Section 24 shall be void ab initio. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.

Section 25.                                      Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any U.S. federal or state court in The City of New York for the purpose of any suit, action, proceeding or judgment arising out of or relating to this Agreement. Each of the parties hereto hereby consents to the laying of venue in any such suit, action or proceeding in New York County, New York, and hereby irrevocably waives any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees not to plead or claim the same. Notwithstanding the foregoing, nothing contained in this Agreement shall limit or affect the rights of any party hereto to judgment with respect thereto, in any jurisdiction or venue. Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, to any party hereto, at its respective address designated pursuant to Section 20 above.

Section 26.                                      EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION.

Section 27.                                      In performing hereunder, the Intermediary is acting solely on behalf of the Collateral Agent and the Grantor and no contractual or service relationship shall be deemed to be established hereby between the Intermediary and any other person other than FSA.

Section 28.                                      Notwithstanding any other provision of this Agreement or any other agreement to which the Grantor and the Intermediary are parties, the obligations of the Grantor hereunder and under the Security Agreement are limited recourse obligations payable solely from the proceeds of the Collateral granted under the Security Agreement available under and applied in accordance with the Priority of Payments. Upon application of such Collateral granted under the Security Agreement and the proceeds thereof available to satisfy the obligations of the Grantor in accordance with the terms of the Security Agreement, the Intermediary will not be entitled to take any further steps against the Grantor to recover any sums due to it under any agreement and shall not constitute a claim against the Grantor to the extent of any insufficiency. No recourse will be had for the payment of any amounts owing in respect of any obligation of the Grantor, to the Intermediary against any officer, director, employee, stockholder, member or incorporator of the Grantor. This provision shall survive the termination of this Agreement for any reason.

Section 29.                                      The Intermediary agrees that it will not, prior to the date that is six months (or such longer preference period as may be in effect at such time) after the date on which all amounts owing by the Grantor to the Intermediary under any agreement have been paid in full, acquiesce, petition or otherwise institute against, or join any other person instituting against, the Grantor or any of its respective properties any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy, or similar law, including without limitation proceedings seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Grantor or any substantial part of their property. This provision shall survive the termination of this Agreement for any reason

Section 30.                                      This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

IN WITNESS WHEREOF, we have set our hands to this ACCOUNT AGREEMENT as of the date first written above.

FSA ASSET MANAGEMENT LLC, as Grantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Intermediary

By:
Name:
Title:

FINANCIAL SECURITY ASSURANCE INC.

By:
Name:
Title:

EXHIBIT A

Account Name	Account Number
Custodial Account	[ ]
Collateral Agent Cash Account	[ ]
Collateral Agent Custody Account	[ ]

EXHIBIT B
Form of Power of Attorney

Capitalized terms not otherwise defined herein have the meanings specified in the Pledge and Administration Agreement (as amended, modified or supplemented from time to time, the “Pledge and Administration Agreement”), dated as of June 30, 2009, entered into among Dexia SA, Dexia Crédit Local S.A., Dexia Bank Belgium SA, Dexia FP Holdings Inc., Financial Security Assurance Inc. (“FSA”), FSA Asset Management LLC (“FSAM”), Dexia FP Holdings Inc., FSA Portfolio Asset Limited, FSA Capital Markets Services LLC, FSA Capital Markets Services (Caymans) Ltd., FSA Capital Management Services LLC and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent (the “Collateral Agent”).

This Power of Attorney is provided pursuant to Section 2.1(i) of the Pledge and Administration Agreement.

FSAM hereby constitutes and appoints the Collateral Agent as its true and lawful attorney-in-fact and agent, to make claims under the Sovereign Guarantee in accordance with Section 4.2 of the Pledge and Administration Agreement. The undersigned hereby grants unto said attorneys-in-fact and agents full power and authority to make such claims, as FSAM might or could do if personally present by one of its officers, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

The rights under this Power of Attorney may be delegated and assigned by the holder hereof at any time, and the Collateral Agent hereby delegates and assigns all its rights hereunder to FSA as its representative.

This Power of Attorney and its delegation and assignment is effective as of the date hereof, is coupled with an interest, is not limited in time and may not be revoked.

IN WITNESS WHEREOF, this Power of Attorney was duly executed and delivered on this [ ]th day of [             ].

FSA ASSET MANAGEMENT LLC	THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION

By:
Title:	By:
Title:

ANNEX E

ALM GUIDELINES AND PROCEDURES

Table of Contents:

1	Scope	2
2	Strategy and Objectives	4
3	ALCO	5
4	Authorized Products and Permitted Investments	5
4.1	Hedging Portfolio	5
	4.1.1 Hedge Register	6
4.2	Asset Portfolio	6
4.3	GIC Portfolio	6
5	Market Risk Management	6
5.1	Interest Rate Risk	6
5.2	Currency Risk	10
5.3	Inflation Risk	10
5.4	Credit Spread Risk	10
5.5	Construction/Acquisition Fund Flex Risk	11
5.6	Debt Service Reserve Fund Risk	12
6	Liquidity Risk Management	13
6.1	GAP Ratio; Minimum Cash Level	13
6.2	Scenario Analysis	14
6.3	Collateral Posting Requirements upon Downgrade	15
7	Swap Counterparty Credit Risk Management	15
7.1	Existing Swap Counterparty Exposure	15
7.2	Potential Swap Counterparty Exposure	16
7.3	New Swap Counterparty Exposure	16
8	Terminations and Other Actions Relating to GICs	16
8.1	Terminations Following Downgrade Events	16
8.2	Negotiated Terminations Not Due to Downgrade Event	17
8.3	Collateral Maintenance Requirements	17
9	Post Dexia Event of Default	18
10	Reports	18

Appendices and Exhibits

Appendix I —	ALCO Charter
Appendix II —	Permitted Investments
Exhibit A —	Approved Bank Deposit Counterparties
Appendix III —	Certain Definitions
Appendix IV —	Cash Flow Scenario Analysis Assumptions
Appendix V —	Process and Procedures for Re-projection of Cash Flows
Appendix VI —	Post Dexia Event of Default
Exhibit A —	FSA Defeasance Plan

1         Scope

This document sets forth the Asset and Liability Management (“ALM”) guidelines and procedures (“ALM Procedures”) for the guaranteed investment contract (“GIC”) business of FSAM, FSA PAL and the GIC Issuers.  Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Pledge and Administration Agreement, dated as of July 1, 2009, among Dexia SA, Dexia Crédit Local S.A., Dexia Bank Belgium SA, Dexia FP Holdings Inc., Financial Security Assurance Inc., FSA Asset Management LLC, FSA Portfolio Asset Limited, FSA Capital Markets Services LLC, FSA Capital Management Services LLC, FSA Capital Markets Services (Caymans) Ltd. and The Bank of New York Mellon Trust Company, National Association, as amended, modified or supplemented from time to time (the “Pledge and Administration Agreement”).

The GIC Business consisted of the issuance of GICs, on either an unsecured or secured basis, by the GIC Issuers, and, in the case of GICs issued by FSA Capital Management and FSA Capital Markets, the simultaneous onlending of the proceeds of such GICs, on precisely matching terms and conditions, to FSAM, for investment, either directly or, in the case of certain non-USD investments, through FSAM’s direct wholly-owned subsidiary, FSA PAL (FSA PAL, together with FSAM and the GIC Issuers, collectively, the “GIC Companies”).(1)  FSAM is also the entity through which all hedging operations and other financial transactions (such as, for example, liquidity borrowings) relating to the GIC Business have been conducted and will be conducted prior to the Transition Date.  Following the Transition Date, the hedging activity is expected to be conducted through the FSAM Hedging Successor, and upon direction from FSA as Secured Party Representative if a Dexia Event of Default has occurred. The payment obligations of the GIC Issuers under their respective GICs (other than any Dexia Only GIC Contracts), as well as FSAM’s payment obligations under its Senior Third Party Hedge Agreements, if any, are all guaranteed by FSA.  FSA previously was an Affiliate of the GIC Companies.  Immediately following the Closing Date, it will be an indirect subsidiary of Assured.

As noted above, FSA PAL is a direct wholly-owned subsidiary of FSAM, and each of the other GIC Companies, except for FSA Capital Markets Cayman,(2) is a direct wholly-owned subsidiary of Dexia FP Holdings Inc., a Delaware corporation (“Dexia FP”).  Dexia FP, in turn, is a direct wholly-owned subsidiary of Dexia Holdings, Inc., a Delaware corporation (“DHI”), which, in turn, is 90%-owned by DCL, and 10%-owned by Dexia.  DCL is a direct wholly-owned subsidiary of Dexia.

The GIC Business is managed for the GIC Companies by the Administrator pursuant to an Administrative Services Agreement.  Initially, HF Services LLC, a bankruptcy-remote Delaware limited liability company and direct wholly-owned subsidiary of Dexia FP (“HF Services”) will act as administrator and manage the GIC Business pursuant to that certain Administrative Services Agreement, dated as of July 1, 2009, by and among the GIC Companies, Dexia, FSA and HF Services.  The Administrative Services Agreement provides, among other things, that, in managing the GIC Business, the Administrator will be governed by these ALM Procedures and decisions of the ALCO (as defined below).

For purposes of this document, ALM is the management of the structural risks embedded in the GIC Business.  These structural risks can result from changes in interest rates, currency exchange rates, inflation, credit spreads, liquidity requirements and counterparty risk.  The GIC Business is also exposed to credit risk but, given that all such credit risk, except for the Excluded Assets and Other Assets, representing approximately USD 4.5 Bn of

(1) The proceeds of GICs issued by the third GIC Issuer, FSA Capital Markets Cayman — only two of which, having an aggregate outstanding principal balance of USD 25MM, remain outstanding — were onlent to another affiliate of FSA, FSA Global, which, in turn, purchased matching GICs from one of the other two GIC Issuers, which then, in turn, onlent the proceeds of those GICs to FSAM as described in text above.

(2) FSA Capital Markets Cayman is wholly-owned by a Cayman Islands charitable trust.

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low credit risk assets, is being shifted to Dexia and/or DCL, backed by the French and Belgian States, the ALCO does not expect to actively manage this risk.

The original goal of the GIC Business was to earn a net interest margin (“NIM”) and therefore the GIC Companies did not intend to take any interest rate, currency or inflation risks.  The GIC Business is now in “run-off.”  Therefore, the Transaction Documents contemplate that:

•      No new GICs will be written.

•      No active management of the asset portfolio will be undertaken —

•      assets guaranteed by the Belgian and French governments will be sold solely in limited circumstances set forth in the Pledge and Administration Agreement (including, in certain circumstances, with the consent of FSA), given that such guarantees generally are effective only for so long as the guaranteed assets remain on FSAM’s balance sheet;

•      the Excluded Assets and Other Assets may only be sold to the extent permitted by the Pledge and Administration Agreement; and

•      to the extent that free cash flow is generated, the funds can be re-invested only in “Permitted Investments” as and to the extent specified in Appendix II (including, among other things, subject to certain concentration limits set forth therein).

•      An active management of the Hedge Agreements will be required to ensure that the desired low risk profile of the GIC Business is maintained.

The breach of any tests or limits set forth herein shall be reported to the ALCO as provided herein, which shall decide on the appropriate course of action to remediate such breach.  In addition, the consequences of any such breach (if any) shall be as set forth in the Pledge and Administration Agreement.

Sources of risks:

Interest Rate Risk is the risk to earnings or economic value arising from the movement of interest rates.  It arises from differences between the timing of rate changes and the timing of cash flows (“repricing risk”); from changing rate relationships among yield curves (“basis risk”); from changing relationships across the spectrum of maturities (“yield curve risk”); and from interest-rate-related options embedded in financial instruments (“option risk”).

Currency (or FX) Risk is the potential that movements in currency exchange rates may adversely affect the value of a financial instrument or portfolio.  FX risk can result when assets or liabilities are non-USD denominated such that a rise or fall in FX rates can affect their market values.

Inflation Risk is the potential that changes in relevant inflation rates could adversely affect the value of “inflation-linked” assets and liabilities such that a rise or fall in such inflation rates can cause a mismatch of the portfolio.

Prior to FSA becoming the Secured Party Representative following a Dexia Event of Default and implementation of the FSA Defeasance Plan (as defined herein), substantially all interest rate, currency and inflation risk will be hedged which can be implemented by swapping both assets and liabilities to USD floating rate or otherwise entering into other types of hedges to minimize these risks.

Liquidity Risk can result from:

•      unexpected changes in the cash flows of assets and/or liabilities, including early withdrawals from and early terminations, of GICs,

•      change of mark-to-market on the Senior Third Party Hedge Agreements, which can lead to collateral posting requirements for FSAM or the FSAM Hedging Successor,

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•      collateralization/termination requirements tied to ratings of the GIC guarantors/issuers,

•      change of the market values of assets used to collateralize existing GIC contracts, and

•      collateral assets becoming ineligible as collateral due to ratings downgrades.

Prior to FSA becoming the Secured Party Representative following a Dexia Event of Default and implementation of the FSA Defeasance Plan, liquidity risk will be managed through scenario analysis, stress testing and the monitoring of short-, medium- and long-term liquidity needs.

Credit Spread Risk can result from unexpected changes in the credit spreads of assets and/or liabilities despite unchanged credit ratings, hence not related to credit events (downgrades, defaults).

As noted above, the original goal of the GIC Business was to earn a NIM, in part through exposure to credit spread risk.  As it issued its GICs, it purchased investments, “locking in” positive NIMs.  As the GIC Business is now in “run-off”, it is to be expected that credit spread risk will gradually diminish over time and no new exposure will be taken (other than possibly in the event of either (i) a credit rating downgrade leading to the purchase of additional Permitted Investments for the purpose of posting collateral to various GICs, (ii) a need to reinvest excess proceeds from maturing assets at a time when such proceeds cannot be returned to Dexia due to the failure of the Subordinated Claims Payment Condition to be satisfied at the time), and/or (iii) upon a Dexia Event of Default.

The Administrator is directly responsible for the oversight of ALM, including the analysis of and the reporting on the different risks.  It is the responsibility of the Administrator to ensure that any transactions entered into by any of the GIC Companies are in compliance with the ALM Procedures.

The Administrator performs these duties under the auspices of the ALCO (see Section 3 below).  This document is intended to provide an overview of the ALM framework applicable to the GIC Business.

The objective of this document, which describes various limits and processes applied in managing the structural risks embedded in the GIC Business, is to monitor and steer the hedging and other ALM activities of the GIC Business within authorized risk limits (to the extent such limits are established and applicable) and business objectives in line with risk governance standards and principles as set forth by the ALCO.

2         Strategy and Objectives

Subject to other applicable constraints, the Administrator is in charge of the supervision of the GIC Companies’ balance sheet.  As such, it has the responsibility to analyze, assess and oversee the management of the structural interest rate, currency exchange rate, inflation rate and credit spread risk imbalances, as well as the liquidity needs, generated by the balance sheet.

The Administrator will pursue an ALM focusing on value preservation and mitigation of revenue volatility.  The mission is to manage, to its best ability and within predefined limits (to the extent such limits are established and applicable), interest rate, currency exchange rate, inflation rate and credit spread risk exposure and volatility generated by cash flows (partly estimated through behavioral models).  The Administrator must fully support the outcome of the models employed and act accordingly.

The Administrator operates within an ALM driven environment retaining sensitivity measures as principal risk measurement tools (full revaluation expressed in sensitivity terms).  Global and partial risk sensitivities per time bucket are the principal risk indicators on which the ALCO manages the risk exposure of the GIC Companies.

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Otherwise, as detailed below, the market risks generated by the GIC Business are principally measured by using the following indicators:

•      Global sensitivity and partial sensitivity of net present value (“NPV”) by maturity bucket

•      Convexity

•      Liquidity ratios

•      Stress testing for both cash flow and collateral posting requirements upon downgrade

The Administrator will assess, monitor and manage these risks using the tests, limits and procedures described herein and manage the portfolio of Hedge Agreements in order to achieve the objective of maintaining a low risk profile, focusing on preserving value of the GIC Business and maximum risk mitigation.  The Administrator will cause FSAM (or following the Transition Date and direction from FSA, the FSAM Hedging Successor) to terminate existing Hedge Agreements and/or enter into new Hedge Agreements in order to achieve the objectives described above.

3         ALCO

An asset and liability management committee (the “ALCO”) will be established in accordance with the ALCO Charter attached hereto as Appendix I.  The ALCO will continue in existence until the GICs and all amounts due and payable to FSA under the Transaction Documents have been Paid In Full.  Upon the Transition Date, the ALCO may be transferred from FSAM to the FSAM Hedging Successor, at the direction of FSA where a Dexia Event of Default has occurred.

4         Authorized Products and Permitted Investments

4.1      Hedging Portfolio

The following types of hedging instruments are approved for use:

Product	Market	Underlying	Valuation

Eurodollar futures	CBOT	3-month Libor	Principia
U.S. Treasury futures	CBOT	2, 5 & 10 yr U.S. Treasuries	Principia
Interest rate swaps	OTC		Principia
Swaptions / Cancelable swaps (LONG only)	OTC	Interest rate swaps	Principia
Caps / Floors (LONG only)	OTC		Principia
Cross-currency swaps	OTC		Principia
Inflation swaps	OTC	U.K. RPI	Principia
Basis swaps	OTC	1-month / 3-month Libor	Principia

Prior to a Dexia Event of Default, new products may be approved by Dexia for use by the GIC Business in accordance with Dexia’s new products approval procedures, so long as HF Services is the Administrator.  As the GIC Business is in “run-off,” the development and use of new products for use in connection with the GIC Business is not expected and must be approved by the ALCO.  Following a Dexia Event of Default or the appointment of a new Administrator, new products will only be used by the Administrator with the approval of the ALCO and, if applicable, the Portfolio Manager.

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4.1.1       Hedge Agreement Register

In Annex D to the Pledge and Administration Agreement, all derivative transactions under Hedge Agreements as of the Closing Date are categorized as either Asset Swaps or Liability Swaps.  Following the Closing Date, the Administrator shall, consistent with the current procedures of the GIC Business, categorize all hedges (i) converting the cash flows of specific assets (whether to hedge against interest rate, currency and/or inflation risk) or (ii) hedging the mark-to-market on the asset portfolio as “Asset Swaps”, and all other hedges on the Hedge Agreement Register as “Liability Swaps”.

4.2       Asset Portfolio

The GIC Business may only acquire “Permitted Investments” as and to the extent specified in Appendix II (including, among other things, subject to certain concentration limits set forth therein).

4.3       GIC Portfolio

The GIC Business will not issue any new GICs.

5         Market Risk Management

5.1       Interest Rate Risk

The objective of managing the interest rate risk generated by the GIC Business is to hedge its fixed rate assets or liabilities (to the extent they are not natural floaters) to eliminate substantially all interest rate risk.  The principal risk in this hedging is that the actual cash flows from these fixed rate assets or liabilities deviate from the projections of such cash flows in place at the time the hedges are initiated or subsequently amended.

Sensitivity – This risk is monitored – separately for each currency in which any assets, liabilities or hedges of the GIC Business are denominated (currently, USD, GBP, EUR and SGD) – by (i) the calculation of a “PV01” (change in aggregate NPV for all such assets, liabilities and hedges denominated in a given currency resulting from a parallel upward move of 1 bp across the entire yield curve for such currency) and “convexity” (change in duration for all fixed rate assets, liabilities and hedges of the GIC Business denominated in such currency resulting from a parallel upward or downward move of 100 bps across the entire yield curve for such currency – a second order effect), and (ii) the performance of scenario analyses showing changes in aggregate NPV for all assets, liabilities and hedges of the GIC Business resulting from assumed steepening or flattening of the yield curve around 2-, 5- and 10-year “pivot” points of the relevant yield curve, as described in more detail below.  See the definitions for “PV01” and “convexity” in Appendix III.

Parallel Shifts in Interest Rates:

PV01:                     PV01 for all assets, liabilities and hedges of the GIC Business shall be measured, separately for each currency, on a net aggregate basis, as well as at each of the following points on the yield curve:

1 week	1 year	10 years
1 month	2 years	15 years
2 months	3 years	20 years
3 months	4 years	25 years
6 months	5 years	30 years
9 months	7 years	40 years

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The applicable net aggregate PV01 limits (expressed in USD) at any time shall be dependent upon (i) the currency and (ii) in the case of USD, the outstanding GIC balance at such time, as follows:

Currency:	Aggregate Net PV01 Limit (in USD)

USD:

Outstanding GIC Balance:

Equal to or greater than 10Bn	150,000
Less than 10Bn but equal to or greater than 5Bn	100,000
Less than 5Bn	75,000

Non-USD Currencies:

GBP:	200,000
EUR:	1,000
SGD:	1,000

In addition, all non-USD portfolios must be substantially cash-flow matched (i.e., gaps of no greater than 5 Business Days).(3)  Following a Dexia Event of Default and for purposes of making the PV01 calculations, it will be assumed that short term Treasury bills will be rolled into similar short term Treasury bills at their maturity.

Remedies:             The Administrator will, at or prior to the next regularly scheduled ALCO meeting, notify the ALCO of any breach of any aggregate net PV01 limit since the date of the last regularly scheduled ALCO meeting and develop and implement a strategy to remedy such breach (to the extent not already remedied), taking into consideration the directions, recommendations and/or suggestions of the ALCO and the Strategy and Objectives described in Section 2.

Convexity:             Net convexity of all assets, liabilities and hedges of the GIC Business shall be measured separately for each currency, on a net aggregate basis, for parallel interest rate movements of +/- 100 bps across the entire yield curve for such currency.

The applicable aggregate net convexity limits (expressed in USD) at any time (being the amount that the aggregate net convexity shall not be less than) shall be dependent upon the currency, as follows:

Currency:	Aggregate Net Convexity Limit (in USD)

USD:	(10,000,000)
GBP:	(5,000,000)
EUR:	(1,000,000)
SGD:	(1,000,000)

(3) Currently all the GBP assets or liabilities are swapped back to USD and all the GBP cash flows are substantially matched.  Due to the fact that the assets and liabilities are discounted at swap rates plus a credit spread, while the related hedges are discounted at swap rates without any credit spread, the PV01’s of the assets or liabilities do not cancel exactly those of their associated swaps, even though they are substantially cash flow matched.  The relatively higher PV01 limit for GBP reflects this difference in measurement.

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Following a Dexia Event of Default and for purposes of making the convexity calculations, it will be assumed that short term Treasury bills will be rolled into similar short term Treasury bills at their maturity.

Remedies:             The Administrator will, at or prior to the next regularly scheduled ALCO meeting, notify the ALCO of any breach of any aggregate net convexity limit since the date of the last regularly scheduled ALCO meeting and develop and implement a strategy to remedy such breach (to the extent not already remedied), taking into consideration the directions, recommendations and/or suggestions of the ALCO and the Strategy and Objectives described in Section 2.

Global

Sensitivity:            The USD PV01 and convexity limits, for each currency separately and for all currencies on a combined basis, will be converted for Dexia reporting purposes into a global sensitivity limit for a 100bp change in interest rates (i.e., the sum of (i) the applicable PV01 limit * 100 plus (ii) the absolute value of the applicable convexity limit), expressed in EUR based on a conservative EUR/USD exchange rate (currently set at 1.25) that will only be reviewed in case of exchange rate fluctuations of more than 0.25.  Thus, for example, the current USD global sensitivity limit for USD-denominated assets, liabilities and hedges of USD 25MM/100bps (as shown in the table below) currently amounts to EUR 20MM/100bps.

Based on the foregoing (and given that the outstanding GIC balance currently exceeds USD 10 Bn), the applicable global sensitivity limits for each currency separately, and on a combined basis for all currencies, are currently as follows (provided that, from and after the time that FSA shall have elected to become the Secured Party Representative following the occurrence of a Dexia Event of Default, only the Global Sensitivity Limit expressed in USD shall be applicable):

Currency:	Global Sensitivity Limit (in USD)	Global Sensitivity Limit (in EUR)

USD:	25,000,000	20,000,000
GBP:	25,000,000	20,000,000
EUR:	1,100,000	880,000
SGD:	1,100,000	880,000
Combined:	52,200,000	41,760,000

Remedies:             The Administrator will, at or prior to the next regularly scheduled ALCO meeting, notify the ALCO of any breach of any global sensitivity limit and develop and implement a strategy to remedy such breach (to the extent not already remedied), taking into consideration the directions, recommendations and/or suggestions of the ALCO and the Strategy and Objectives described in Section 2.

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Frequency of Measurement:

PV01:	Daily

Convexity:	Monthly

Global Sensitivity:	Monthly

Yield Curve Steepening and Flattening:

Scenario analyses will be performed showing the effects on aggregate net present value of the assets, liabilities and hedges of the GIC Business due to possible steepening and flattening of the yield curve around 2-, 5- and 10-year “pivot” points as follows:

Yield Curve Steepening:

2-Year Pivot Point:  1-week rate will be reduced by 100 bps (or, if less, the amount required to reduce the 1-week rate to 0%) to obtain a new 1-week rate.  All rates between the 1-week and 2-year rates will be linearly interpolated (using the adjusted 1-week rate).  Each rate for a point equal to or longer than the 10-year rate will be increased by 100 bps.  All rates between the 2-year and 10-year rates will be linearly interpolated (using the adjusted 10-year rate).

5-Year Pivot Point:  1-week rate will be reduced by 100 bps (or, if less, the amount required to reduce the 1-week rate to 0%) to obtain a new 1-week rate.  All rates between the 1-week and 5-year rates will be linearly interpolated (using the adjusted 1-week rate).  Each rate for a point equal to or longer than the 10-year rate will be increased by 100 bps.  All rates between the 5-year and 10-year rates will be linearly interpolated (using the adjusted 10-year rate).

10-Year Pivot Point:  1-week rate will be reduced by 100 bps (or, if less, the amount required to reduce the 1-week rate to 0%) to obtain a new 1-week rate.  All rates between the 1-week and 10-year rates will be linearly interpolated (using the adjusted 1-week rate).  Each rate for a point equal to or longer than the 20-year rate will be increased by 100 bps.  All rates between the 10-year and 20-year rates will be linearly interpolated (using the adjusted 20-year rate).

Yield Curve Flattening:

2-Year Pivot Point:  1-week rate will be increased by 100 bps to obtain a new 1-week rate.  All rates between the 1-week and 2-year rates will be linearly interpolated (using the adjusted 1-week rate).  Each rate for a point equal to or longer than the 10-year rate will be decreased by 100 bps (or, if less, the amount required to reduce such rate(s) to 0%).  All rates between the 2-year and 10-year rates will be linearly interpolated (using the adjusted 10-year rate).

5-Year Pivot Point:  1-week rate will be increased by 100 bps to obtain a new 1-week rate.  All rates between the 1-week and 5-year rates will be linearly interpolated (using the adjusted 1-week rate).  Each rate for a point equal to or longer than the 10-year rate will be decreased by 100 bps (or, if less, the amount required to reduce such rate(s) to 0%).  All rates between the 5-year and 10-year rates will be linearly interpolated (using the adjusted 10-year rate).

10-Year Pivot Point:  1-week rate will be increased by 100 bps to obtain a new 1-week rate.  All rates between the 1-week and 10-year rates will be linearly interpolated (using the adjusted 1-week rate).  Each rate for a point equal to or longer than the 20-year rate will be decreased by 100 bps (or, if less, the amount required to reduce such rate(s) to 0%).  All rates between the 10-year and 20-year rates will be linearly interpolated (using the adjusted 20-year rate).

Frequeny of Measurement:   Monthly

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VaR — This risk is monitored by the calculation of an interest rate value-at-risk, or “VaR”, as follows.

Measurement:	99%, 10-day, VaR (as defined in Appendix III)

Frequency of Measurement:	Quarterly

Process:

After conducting such analyses, the Administrator will, at or prior to the next regularly scheduled ALCO meeting, notify the ALCO of any significant impact on the aggregate net present value of the assets and any trends that may cause a significant increase in the VaR and develop and implement a strategy to lessen such impact and/or minimize the effect of any such trends taking into consideration the directions, recommendations and/or suggestions of the ALCO and the Strategy and Objectives described in Section 2; provided, however, that following a Dexia Event of Default, any such strategy will be developed taking into consideration the FSA Defeasance Plan described in Appendix VI and the Administrator will have no obligation to implement all or any portion of any such strategy that is in conflict with the FSA Defeasance Plan.

5.2       Currency Risk

The objective of the GIC Business is not to take foreign currency exchange, or “FX”, risk.  All foreign currency denominated assets or liabilities are swapped back to USD via cross-currency swaps at the time of initiation.

Measurement:	Scenario analyses shall be performed showing the result of a 10% change in the value of non-USD currency versus the USD

Frequency of Measurement:	Monthly

Process:

After conducting such analyses, the Administrator will, at or prior to the next regularly scheduled ALCO meeting, notify the ALCO of any material increase in the FX risk of the GIC Business, or any significant trends affecting such risk, and develop and implement a strategy to minimize or hedge such risk and/or minimize the effect of any such trends taking into consideration the directions, recommendations and/or suggestions of the ALCO and the Strategy and Objectives described in Section 2 and the objective of the GIC Business not to take FX risk as described above.

5.3       Inflation Risk

The objective of the GIC Business is not to take inflation rate risk.  All inflation-linked assets or liabilities are swapped back to USD via inflation-linked swaps at the time of initiation.

Measurement:	Scenario analyses shall be performed showing the result of a 100bp increase in the applicable inflation rate

Frequency of Measurement:	Monthly

5.4       Credit Spread Risk

The objective of the GIC Business is to “buy and hold” and therefore not to hedge the credit spread risk in its assets or liabilities.  The credit spread risks are nevertheless monitored through sensitivity and VaR measurement, mark-to-market and the calculation of an implied credit spread/yield.  Accordingly, the risk management focus on these “buy and hold” positions will be on the follow-up of the credit profile for consideration of the possible sale of credit-deteriorated assets.  Following a Dexia Event of Default, the

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Administrator will implement the FSA Defeasance Plan in accordance with Appendix VI and have no obligation to continue to monitor credit spread risks as described in this section.

Sensitivity — This risk is monitored by the calculation of “Spread 01” (change in the net present of the assets and liabilities of the GIC Business resulting from widening of credit spreads by 1 bp), with separate calculations for the asset and liability sides of the balance sheet.

Measurement:	Spread 01

Frequency of Measurement:	Monthly

VaR — This risk is monitored by the calculation of a credit spread VaR, as follows:

Measurement:	99%, 10-day, VaR (as defined in Appendix III)

Frequency of Measurement:	Quarterly

Note:      No credit spread VaR will be calculated for assets that have been reclassified in Loans and Receivables, as from time to time notified by Dexia to the ALCO, and thus will be accounted for on an accrual (rather than a mark-to-market) basis on FSAM’s (and its parents’) financial statements.

Mark-to-Market — This risk is monitored by the periodic valuation of the assets, as follows:

Measurement:

The assets of the GIC Business will periodically be valued in accordance with the terms and conditions of the Dexia CSAs (as defined in the Pledge and Administration Agreement).  The Administrator will, at or prior to each ALCO meeting, report the results of the most recent such valuation(s) since the date of its last such report.

Frequency of Measurement:	Bi-Weekly

Process:

The Administrator will, at or prior to the next regularly scheduled ALCO meeting, notify the ALCO of any significant increase in the credit spread VaR and any trends that may cause a significant increase in the credit spread VaR and develop and implement a strategy to hedge and/or minimize the effect of any such increase and/or trends, taking into consideration the directions, recommendations and/or suggestions of the ALCO and the Strategy and Objectives described in Section 2.

5.5       Construction/Acquisition Fund Flex Risk

Construction and acquisition fund GICs generally represent the investment of municipal bond proceeds pending their use by the issuer to pay the construction or acquisition costs of one or more specified projects.  Most of these GICs are fixed rate and therefore hedged (mostly using, given their short-term nature, Eurodollar futures).  The effectiveness of any such hedge is dependent on the accuracy of the draw projections.  To the extent that actual draws deviate from those initially expected, such deviations require adjustments to the associated hedges, which may entail an economic cost.  The option to draw under these GICs is not, however, an “economic” option (i.e., it is not correlated to interest rates) — such draws can only be made for construction purposes.

Initially, Liability Swaps were put on for each construction/acquisition fund GIC based on a projection of construction draws at the time of the GIC’s issuance.  Such projections will be periodically reviewed and adjusted by the Administrator, along with the related hedges, as appropriate.  These hedge adjustments will affect the profit and loss, or “P/L”, associated with the GIC as follows:

•	If GIC draws slower than expected and interest rates rise	=	positive

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•	If GIC draws slower than expected and interest rates fall	=	negative
•	If GIC draws faster than expected and interest rates rise	=	negative
•	If GIC draws faster than expected and interest rates fall	=	positive

The strategy to manage this risk is:

1)             Diversification — This reduces risk in the uncertainty of draws and the associated hedge adjustment costs since draws under each construction/acquisition fund GIC relate to different projects and are therefore uncorrelated.

2)             Hedge tail risk — In aggregate, the construction/acquisition fund GIC portfolio has generally drawn slower than expected.  This poses a major risk in lower interest rate environments.  Receiver swaptions or interest rate floors can be used to reduce this tail risk.

Process:

The projected construction/acquisition fund GIC draw schedules will be reviewed regularly and re-projected as needed.  These re-projections will be based on comparisons between each GIC’s projected versus actual draw experience and, in some cases, reports on the progress of the project obtained from transaction participants or other available sources.  Decisions on re-projections will be made at the ALCO meeting, and macro hedge decisions will be discussed based upon the overall construction/acquisition fund GIC portfolio re-projection.

Frequency:

Monthly

5.6       Debt Service Reserve Fund Risk

Most debt service reserve fund (“DSRF”) GICs, which are used to cover debt service shortfalls on the underlying municipal bonds, are fixed rate and therefore hedged (mostly using, given their long-term nature, interest rate swaps).  Most such debt service shortfall draws will occur after public signs of deterioration in the underlying issuer’s creditworthiness.  In addition, in some cases, DSRF GICs can be terminated upon a refunding of the underlying bond issue.

Generally, any draw under a DSRF GIC will necessitate the unwinding of the associated hedge.  Therefore, the P/L impact of such a draw will be dependent upon both the size of the draw and the direction of any change in interest rates since the GIC was initiated, with draws in higher interest rate environments generating negative P/L impacts and draws in lower interest rate environments resulting in positive P/L impacts.  Generally, DSRF GIC terminations relating to the refunding of the underlying bonds will occur in lower interest rate environments, generating positive P/L.  Any macro hedging for the risk of debt service shortfall draws (which can occur in either a higher or lower interest rate environment) will be subject to ALCO review and approval.

Process:

The credit ratings assigned to the underlying bond issue are monitored regularly to provide early warning of any credit deterioration and possible debt service shortfall draws.  If the underlying issue rating is at or below the lower of BBB+/Baa1 or the equivalent internal Dexia rating, the DSRF GIC will be reviewed for the possibility of draws and the relevant hedge/liquidity profile will be discussed at the ALCO meeting, where a decision will be made on the appropriate hedge activity, if any.

Frequency:

Quarterly or as needed

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6      Liquidity Risk Management

The principles in liquidity risk management are based on applying stress scenarios by analyzing the cash flows of various components in the asset and liability portfolios.  These scenarios measure the ability to meet draw requirements under the GICs over various time horizons.  These include short-term periods (1 day to 1 week) and medium-term periods (1 month to 1 year).  Each period is monitored based on a liquidity ratio calculated using the calculation methods described below.

Daily reporting of one-month liquidity projections will be provided to the ALCO and to Dexia (with copies to FSA).

For horizons extending more than 1 year, stress scenarios will be run regularly and will be monitored.

Liquidity lines are not to be used to create balance sheet leverage.

6.1       GAP Ratio; Minimum Cash Level

GAP Ratio — The “GAP ratio” measures the ability to cover cash flow shortfalls resulting from the mismatch between asset and liability cash flows.  Thus, for purposes of calculating the GAP ratios, “GAP” is defined as follows:

Note that, by definition, a negative GAP means sufficient cash and a positive GAP means a cash shortfall.

The “GAP ratio” is then calculated as follows:

where “Liquidity Reserves” includes only committed liquidity lines and unencumbered Permitted Investments (if any).

Minimum Cash Position — With respect to any date of determination, the minimum cash position (being the “Required Reserve” as defined in the Pledge and Administration Agreement) will equal the lesser of: (i) the sum of (x) 2% of the aggregate principal balance of all remaining GICs on such date and (y) if (and only if) there is less than USD 500MM of remaining available amount under the Guaranteed Liquidity Facilities on such date, the aggregate amount of all Senior Priority Payments individually in excess of USD 1MM expected to become due in the next seven calendar days; and (ii) USD 200MM, provided that in no event will such minimum amount be less than USD 35MM.

Limits:

GAP Ratio:           Not less than 105% for each of the following periods:

•      1 day

•      2 days

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•      1 week

•      2 weeks (to be added post-closing)

•      1 month

•      3 months

•      6 months

•      1 year

Remedies:

If the GAP ratio falls below 105% for any of the measurement periods, the Administrator will notify the ALCO and, if such condition is expected to persist for not less than three (3) Business Days, appropriate action will be taken to increase available liquidity, such as through effecting an increase in the Guaranteed Liquidity Facilities and/or the sale of assets as and to the extent otherwise permitted.

Frequency:

The above GAP ratios for, and cash held by, the GIC Business will be determined by the Administrator and reported daily to the ALCO, Dexia and FSA.

6.2       Scenario Analysis

Scenario analysis of cash flows plays an important part in the management of the liquidity risk of the GIC Business.  Cash flows under various assumptions for assets and liabilities will be reviewed and generated regularly.  The following describes various scenarios and review frequency.

Assets:

All assets that are prepayable or extendable will be reviewed regularly by the Administrator.  Both expected and stress scenarios will be generated by applying different prepayment, default rate and recovery assumptions.  Such assumptions are set forth in Appendix IV.

Frequency:

RMBS:                                   Monthly

Other assets:                         Quarterly

Liabilities:

All liabilities that can deviate from their projections will be reviewed regularly by the Administrator.  Both expected and stress scenarios will be generated applying different draw assumptions.  Such assumptions are set forth in Appendix IV.

Frequency:

Construction/acquisition fund GICs:                Monthly

CDO GICs:                                                             Monthly

Other GICs:                                                            As needed

Process:

See Appendix V for a description of the processes and procedures applied for the re-projection of asset and liability cash flows.

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6.3       Collateral Posting Requirements upon Downgrade

In the event that FSA (or, if the GIC Issuers obtain their own credit ratings, both FSA and the relevant GIC Issuer) is (or are) downgraded by any of the rating agencies, a number of GICs will be affected — particularly in the case of a downgrade by Moody’s to below Aa3 or by S&P to below AA-.  Generally, depending on the specific GIC, the GIC Business would have the option either to post collateral (or, in the case of already secured GICs, post additional collateral) or assign the GIC to another provider/guarantor having the minimum specified ratings, failing either of which the GIC would either automatically terminate or become subject to termination at the option of the holder.  Again, depending upon the terms of the particular GIC, any such termination could either be at par, at “market” (as defined in the particular GIC) or at the greater of par or such “market”.  In any case, the ability to post any such collateral depends on the ratings and the market values of the assets in the GIC Business investment portfolio at the time, including the Dexia CSA Collateral.

Process:

The GICs’ requirements upon downgrade have been captured and the ability to meet such requirements will be monitored through a report which summarizes the amount of GICs affected at different levels of downgrade and the types of collateral then eligible to be posted, as well as the available sources of any additional collateral that might then be required.  The reports will be discussed at ALCO meetings.

Frequency:

Monthly

7      Swap Counterparty Credit Risk Management

7.1       Existing Swap Counterparty Exposure

To hedge interest rate, currency and inflation risks, FSAM (or following the Transition Date and direction from FSA, the FSAM Hedging Successor) enters into various over-the-counter, or “OTC”, derivatives transactions with various counterparties.  If the derivatives exposure to a counterparty is “in the money”, FSAM or the FSAM Hedging Successor, as applicable, is exposed to the creditworthiness of the counterparty, who may be required to post collateral to FSAM or the FSAM Hedging Successor, as applicable.  Conversely, if the derivatives exposure to a counterparty is “out of money”, the counterparty is exposed to the creditworthiness of FSAM or the FSAM Hedging Successor, as applicable, and FSAM or the FSAM Hedging Successor, as applicable, if such Hedge Agreement is a Senior Third Party Hedge Agreement, may be required to post collateral to the counterparty.

Process:

The derivatives exposure to each existing counterparty, the credit rating of each counterparty and the threshold to collateralize under the ISDA Credit Support Annex with each counterparty will be captured. The collateral required to be posted will be posted by FSAM or the FSAM Hedging Successor, as applicable, under any Senior Third Party Hedge Agreement or requested from the counterparty under any Hedge Agreement, as the case may be.

Frequency:

Daily

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7.2       Potential Swap Counterparty Exposure

Under various interest rate/currency/inflation scenarios, FSAM or the FSAM Hedging Successor, as applicable, might have to post collateral (or additional collateral) to various derivatives counterparties or FSAM or the FSAM Hedging Successor may be exposed to additional credit exposure to a counterparty.  Scenario analyses will be performed, by stressing interest rates, currency exchange rates, and inflation rates.  Results of the analyses, as well as possible risk mitigation measures, will be discussed at ALCO meetings.

Frequency:

Monthly

7.3       New Swap Counterparty Exposure

Any new derivatives counterparty will be approved by the ALCO and, prior to a Dexia Event of Default, be subject to the process and approval guidelines set by Dexia (including the establishment of appropriate credit exposure limits).

8      Terminations and Other Actions Relating to GICs

8.1       Terminations Following Downgrade Events

GICs with downgrade triggers have specific provisions that apply upon the occurrence of a credit rating downgrade event thereunder.  Depending on the level of the downgrade event, the GIC Business will either have an opportunity to cure (such as by posting collateral) or the GIC may terminate or be subject to termination at the option of the holder if such downgrade is not timely cured.  The time periods for posting collateral and terminations following a downgrade event vary by GIC, but in general the time periods are not lengthy and can be as short as 2 Business Days.

Given such factors, all decisions regarding whether or not to post collateral or to terminate GICs for which a downgrade event has occurred, and any market breakage calculations that may be required as a result of any such termination, shall require the approval of one of the two most senior officers of the Administrator, and shall not require further approval from the board of directors of any of the GIC Companies, from the ALCO, or from Dexia, FSA, Assured or any of their respective Affiliates.  The factors that will be taken into consideration in making those decisions shall include the following:

•      The then available liquidity resources of the GIC Business;

•      The economic impact of any GIC termination, including termination of any related hedges (and/or entering into offsetting transactions with respect to such hedges); and

•      The availability of eligible collateral for posting, whether from the GIC Business’s existing investment portfolio, through securities exchange facilities available to the GIC Business, or via market purchases with funds available in accordance with the Priority of Payments on or before the due date for the payment thereof.

It has been determined that, as a general matter, termination of secured municipal GICs, virtually all of which are collateralized by Treasuries or Agencies, would be most beneficial (insofar as the collateral thereby released would be eligible for posting under almost all other GICs), and termination of so-called “sticky” GICs (where asset backed securities, or “ABS”, rated AAA at the time of posting remains eligible as collateral even if such securities are subsequently downgraded) would be least beneficial, as that collateral (if in fact downgraded) would not be eligible collateral under any other GICs.

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8.2       Negotiated Terminations Not Due to Downgrade Event

The negotiated termination of any GIC for which no credit rating downgrade condition has occurred, including termination of any related hedges (and/or entering into offsetting transactions with respect to such hedges), shall be subject to the following:

•      All such negotiated terminations will require the approval of one of the two most senior officers of the Administrator, who will take into account the factors listed in Section 8.1 above;

•      In addition, any negotiated termination which would result in a Net Loss (as described below) will also require the prior approval of the ALCO.  For this purpose, a “Net Loss” would occur if the amount payable to the holder of the GIC upon termination (excluding any accrued but unpaid interest), as agreed by the parties, plus the NPV of any related hedges, if “out-of-the-money” to FSAM (or minus the NPV of any related hedges, if “in-the-money” to FSAM), would exceed the outstanding principal amount of the GIC; and

•      In addition, at any time the remaining commitment under the Guaranteed Liquidity Facilities is USD 1 Bn or less, any negotiated termination of a GIC having an outstanding principal balance in excess of USD 25MM shall require the prior approval of the ALCO.

As noted in Section 8.1, it has been determined that, as a general matter, termination of secured municipal GICs, virtually all of which are collateralized by Treasuries or Agencies, would be most beneficial (insofar as the collateral thereby released would be eligible for posting under almost all other GICs), and termination of so-called “sticky” GICs (where ABS rated AAA at the time of posting remains eligible as collateral even if such securities are subsequently downgraded) would be least beneficial, as that collateral (if in fact downgraded) would not be eligible collateral under any other GICs.

8.3       Collateral Maintenance Requirements

Collateralized GICs (whether in the form of collateralized investment agreements or master repurchase agreements) typically include a covenant to maintain the required level of collateral, determined as set forth in the collateralized GIC.  The market value of collateral pledged to a collateralized GIC, however, is subject to change and may decline below the required level of collateral.  If the required level of collateral is not maintained (typically after notice and an opportunity to cure), the GIC holder will usually have the right to terminate the GIC.  The GIC Business intends, as a business practice, to take actions necessary to maintain the required level of collateral; however, the relevant GIC Issuer has the right and power under these ALM Procedures not to take such collateral maintenance actions, subject to the following:

•      All such decisions will require the approval of one of the two most senior officers of the Administrator, who will take into account the factors listed in Section 8.1 above;

•      In addition, any failure to maintain collateral that could give rise to a GIC termination which would result in a Net Loss (determined as described in Section 8.2 above) will also require the prior approval of the ALCO; and

•      In addition, at any time the remaining commitment under the Guaranteed Liquidity Facilities is USD 1 Bn or less, any failure to maintain collateral that could give rise to the termination of a GIC having an outstanding principal balance in excess of USD 25MM shall require the prior approval of the ALCO.

For the avoidance of doubt, any failure by a GIC Issuer to maintain the required level of collateral under a collateralized GIC due to a decline in market value that results in a GIC termination because the GIC Issuer was unable to pledge on a timely basis eligible collateral under such GIC sufficient to satisfy the collateral requirement, despite its commercially reasonable efforts to do so following notice of such deficiency, shall not constitute non-compliance with these ALM Procedures.

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9      Post Dexia Event of Default

From and after the time that FSA shall have elected to become the Secured Party Representative following the occurrence of a Dexia Event of Default, the provisions set forth in Appendix VI shall become applicable, it being understood, however, that all other provisions of these ALM Procedures, except to the extent inconsistent with the provisions set forth in Appendix VI or except as specifically set forth herein, shall also remain in full force and effect.

10   Reports

The Administrator will produce the reports described below and distribute such reports to the addressees and in the frequency provided in the following table:

Description	Frequency	Distribution

Cash and liquidity line draw requirements on a daily basis for next two months	Daily/Monthly	Daily: Operations, Management Monthly: ALCO

Liquidity report showing liquidity GAP ratios and reserves	Daily/Monthly	Daily: Operations, Management, Dexia, FSA Monthly: ALCO

Derivative exposures and sensitivities to counterparties; includes swaps, swaptions and caps/floors	Daily/Monthly	Daily: Operations, Management Monthly: ALCO (including stress scenario)

Hedge report	Daily/Monthly	Daily: Operations, Management Monthly: ALCO

Monthly risk report, compiled from various reports, summarizing, among other things, the activities, asset and liability portfolios, market risk, liquidity position, downgrade analysis and swap counterparty exposures (for both the GIC and non-GIC Businesses within the Dexia FP Group)

	Monthly	ALCO

ALM Guideline compliance report	Monthly	ALCO

Liquidity projections under different scenarios	Monthly	ALCO, Dexia

Collateral needs upon downgrade	Monthly	ALCO, Dexia

Hedge effectiveness test results	Monthly	Accounting

Summary of construction/acquisition fund GIC flex	Monthly	Internally

Dexia-required reporting (Interest rate sensitivity and VaR; credit spread sensitivity and VaR; valuation report: book value, market value, official (OCI)	Quarterly	Dexia Market Risk Management, ALCO

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reserves, local GAAP, annexes IFRS; scenario analysis; convexity; interest rate GaPs), commencing on the date mutually agreed by Dexia and the Administrator

Comparison of the amounts allocated towards Administrative Expenses versus the established budget	Quarterly	ALCO

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Appendix I

ALCO CHARTER

This Asset and Liability Committee (ALCO) Charter (this “Charter”) governs the operation of the Asset and Liability Management Committee (the “ALCO”).  The ALCO shall review the adequacy of this Charter at least annually and recommend any proposed changes to Dexia and FSA.

Membership of ALCO

The ALCO shall be composed of five (5) members, as follows:

Prior to a Dexia Event of Default:

•                  One member shall be either the chief executive officer or chief financial officer of the Administrator

•                  One member shall be the director of market risk management for the Administrator

•                  Two members shall be designated by Dexia

•                  One member shall be designated by FSA

Upon and after a Dexia Event of Default:

•                  One member shall be either the chief executive officer or chief financial officer of the Administrator

•                  One member shall be the director of market risk management for the Administrator

•                  One member shall be designated by Dexia

•                  Two members shall be designated by FSA

The chief executive officer or chief financial officer of the Administrator, and the director of market risk management of the Administrator, shall be referred to as the “Administrator Members”.  The member(s) appointed by Dexia shall be referred to as the “Dexia Member(s)”.  The member(s) appointed by FSA shall be referred to as the “FSA Member(s)”.  The Administrator Members shall be officers and/or employees of the Administrator and shall receive no additional remuneration for their services on the ALCO.  The Dexia Member(s) and the FSA Member(s) shall be remunerated for their services on the ALCO, if at all, solely by Dexia or FSA, or an Affiliate thereof, as applicable.

Members of the ALCO shall be appointed and replaced in accordance with the above.  Upon and after FSA becoming Secured Party Representative following a Dexia Event of Default, one Dexia Member shall immediately resign as a member of the ALCO, and a designee of FSA, as the second FSA Member shall be seated as a member of the ALCO with immediate effect and shall have full voting and other rights of members of the ALCO.  The chairman of the ALCO (the “Chairman”) shall be appointed by a majority of the ALCO members.  The Chairman of the ALCO shall be reappointed upon the seating of the second FSA Member as a member of the ALCO following FSA becoming Secured Party Representative following a Dexia Event of Default.  Members of the ALCO shall serve until their removal by the entity entitled to designate them as a member, as described above, and their successors are duly appointed.

All ALCO members shall be sufficiently familiar with ALM concepts and issues, including the ALM Procedures, as to make the judgments required of the ALCO. Topics of frequent discussion in the ALCO include:

•                  GIC Business risk profile;

•                  Interest rate, credit, FX, inflation and liquidity risk;

•                  Risk management;

•                  Economic cycle;

•                  Hedging of risk;

•                  Interest rate yield curve; and

•                  Macro-economic market conditions.

Meetings and Voting

The ALCO shall meet bi-weekly, unless the ALCO unanimously decides to meet less frequently (but in no event less frequently than monthly), and shall otherwise meet at the call of the Chairman upon the reasonable request of any member.  The ALCO may request any officer or employee of the Administrator to attend a meeting of the ALCO or to meet with any members of, or any consultant to, the ALCO.  In addition and prior to a Dexia Event of Default, no less frequently than quarterly, the Chairman shall invite the Dexia chief financial officer and chief risk officer to attend an ALCO meeting (it being understood, however, that such persons shall not be considered members of the ALCO).  Notice of meetings designating the time and place proposed for such meeting, together with distribution of materials, shall be provided by the Chairman to each other member of the ALCO no later than the second Business Day prior to such meeting.

Each member of the ALCO shall have one vote.  A Quorum of members must be present at each meeting in order to make decisions of the ALCO.  A “Quorum” shall at all times consist of 3 members of the ALCO, including (i) prior to FSA becoming Secured Party Representative following a Dexia Event of Default, (w) at least one of the Administrator Members, (x) at least one of the Dexia Members, (y) at least one member who is a representative of the Dexia risk management function (who may be either the director of market risk management for the Administrator or one of the Dexia Members) and (z) at least one member who is a representative of (1) DCL and/or DCL, New York Branch, or (2) the Dexia balance sheet management function (it being understood that any single member may satisfy more than one of the foregoing requirements), and (ii) upon and following FSA becoming Secured Party Representative following a Dexia Event of Default, (x) the director of market risk management for the Administrator and (y) the two FSA Members.  Any member may elect to participate in any meeting by teleconference and/or to designate a proxy to attend any meeting in his/her place, and in either case, such member shall be deemed to be present for all purposes hereunder.  Assuming a Quorum is present at a meeting, a vote of the majority of the members present at such meeting is sufficient for authorizing an action of the ALCO.  In the event that a Quorum is not present at any properly noticed meeting, the members present may elect to proceed with the meeting for informational purposes (though not take any binding actions) or adjourn the meeting.

The ALCO will cause to be kept adequate minutes of all its proceedings which will be provided to the ALCO at its next regularly scheduled meeting. The ALCO members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.  The ALCO shall otherwise be governed by the same rules regarding meetings (including meetings by conference video or telephone or similar communications equipment), action without meetings, notice and waiver of notice, as would be applicable to the board of directors of FSA Capital Management.  The ALCO is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the organizational documents of any of the GIC Issuers, (c) the ALM Procedures or (d) the Pledge and Administration Agreement.

Purposes of the ALCO

“Asset and Liability Management” is the process of actively managing the risk inherent in the GIC Business’s balance sheet, primarily the GIC Business’s derivatives portfolio, in a manner consistent with the GIC Business’s goals for maintaining a low risk profile and preserving value.  The ALCO shall ensure that the GIC Business focuses on maximum risk mitigation and minimum earnings volatility.

Responsibilities and Processes

The primary responsibility of the ALCO shall be to manage the financial risks (interest rate, credit, FX, inflation and liquidity risk) associated with the GIC Business’s assets, liabilities and derivatives portfolios, and the obligations of FSAM or the FSAM Successor, as applicable, under the Senior Priority Payments.  The ALCO’s process for managing financial risk shall be based upon the following:

•                  Minimizing the GIC Business’s exposure to risk

•                  Establishing appropriate risk parameters

•                  Monitoring risks on an ongoing basis

The ALCO recognizes that risk management is a dynamic process based in part on the judgments and perceptions of its members, which may vary significantly. The ALCO shall therefore consider appropriate industry standards, best practices, peer comparisons, and the views of reputable outside resources in its risk management process.  The ALCO, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances.

Appendix II

PERMITTED INVESTMENTS

The following limits shall apply to all investments purchased after the effective date of these ALM Procedures (it being understood, for the avoidance of doubt, that such limits shall not be applicable to any investments owned as of the effective date of these ALM Procedures):

1.              Cash Equivalent Investments:

a.               Bank Deposits (“BD”) — BD counterparties will constitute the currently approved counterparty list (see attached Exhibit A).  The Bank of New York is the overnight sweep account with an investment limit (in addition to its limit as an approved BD counterparty) of USD 150MM.

b.              Reverse Repurchase Agreements (“Reverse Repos”) — Contingent upon further approval of the ALCO for specific counterparties.  The term limit is 1 week with a maximum counterparty exposure of USD 250MM and with inclusion of customary haircuts and collateral posing obligations acceptable to the ALCO.  U.S. Treasuries and U.S. Agencies are acceptable collateral with a maximum maturity of 10 years.

2.              U.S. Treasury bills, notes and bonds:  Unlimited investment amount and unlimited term

3.              U.S. Securities backed by the full faith and credit of the U.S. Government:

a.               GNMAs (inclusive of pass-throughs and CMOs):  Investment amount limit of USD 2,000MM or, if less, 25% of “total assets” (i.e., including assets owned as of the effective date of these ALM Procedures) by invested dollars and WAL limit of 12 years

b.              Small Business Administration (“SBA”):  Investment amount limit of USD 250MM or, if less, 10% of total assets by invested dollars and WAL limit of 12 years

c.               Agency for International Development (“AID”):  Investment amount limit of USD 250MM or, if less, 10% of total assets by invested dollars and WAL limit of 15 years

d.              Other:  For each other class of U.S. securities backed by the full faith and credit of the U.S. Government, investment amount limit of USD 250MM or, if less, 10% of total assets by invested dollars and WAL limit of 5 years

4.              Bonds guaranteed under the FDIC’s Temporary Liquidity Guarantee Program (maturity limit not later than the termination of the program):  Investment amount limit (measured in the aggregate for all such bonds under the program) of USD 1,000MM or, if less, 20% of total assets by invested dollars and maturity limit as established by the program (as of the effective date of these ALM Procedures, approximately 3.5 years)

5.              RMBS issued or guaranteed by FNMA or FHLMC (inclusive of pass-throughs and CMOs):  Investment amount limit (per entity) of USD 2,000MM or, if less, 25% of total assets by invested dollars and WAL limit of 12 years; provided that, prior to the occurrence of a Dexia Event of Default, no such securities may be purchased without the prior approval of Dexia in each instance

6.              Securities issued on a full recourse basis by the States of France, Belgium, Germany, the United Kingdom or the Netherlands:  Investment amount limit (per sovereign) of USD 1,000MM or, if less, 25% of total assets by invested dollars and maturity limit of 30 years

7.              Securities guaranteed (but not issued) on a full recourse basis by the States of France, Belgium, Germany, the United Kingdom or the Netherlands:  Investment amount limit (per sovereign) of USD 250MM or, if less, 10% of total assets by invested dollars and maturity limit of 10 years

•                  Notwithstanding the foregoing, (x) the aggregate principal balance of the securities issued or guaranteed by the States of France or Belgium may not exceed USD 1,250 MM in the aggregate, and (y) securities issued or guaranteed by any State listed in clause 6 and 7 that does not have a long term rating of at least “AA” or its equivalent by each Rating Agency are not Permitted Investments.

•                  Notwithstanding any other provision contained in this Appendix II, no asset shall be acquired (even if it would otherwise constitute a Permitted Investment) if to do so (taking into account any associated Hedge Agreement that would be acquired in connection therewith) would cause any of the limits set forth in these ALM Procedures, including, but without limitation, any PV01 limits, to be violated.

•                  The above investments will either be natural floating rate securities or fixed rate with time certain amortization schedules that can be hedged back to floating rate.  Fixed rate bonds with make whole provisions are acceptable investments.  In addition, securities may be denominated in USD, Euros or Sterling and, if denominated in Euros or Sterling, shall be swapped back to USD (or used to offset liabilities denominated in the same non-USD currency).  Any investment limits for non-USD transactions will be based on the FX rate as of the trade date.

•                  Investment limits for bonds with a principal balance and accrue interest are based on economic balance (i.e., par * purchase price); investment limits for zero coupon bonds are based on face (i.e., amount due at maturity)

•                  All investments must be Fed and/or ECB eligible as a strict condition

•                  All junior and mezzanine debentures and structures are strictly prohibited.

•                  The WAL of any Permitted Investment proposed to be acquired needs to be reasonably aligned with the expected WAL of the liabilities.

•                  The above investment criteria apply at the time of purchase.  Any violations will be remedied through a resale of such security (and the assignment of a collateral value of zero for purposes of collateral postings for purposes of the Dexia CSAs for so long as such security continues to be held).

The following terms used above in this Appendix II shall have the following meanings:

“CMO”:	Collateralized mortgage obligation.
“ECB”:	European Central Bank.
“FDIC”:	Federal Deposit Insurance Corporation.
“Fed”:	Federal Reserve System.
“FHLMC”:	Federal Home Loan Mortgage Corporation.
“FNMA”:	Federal National Mortgage Association.
“GNMA”:	Governmental National Mortgage Association.
“RMBS”:	Residential mortgage backed securities.
“WAL”:	Weighted average life.

Exhibit A to

Appendix II

Approved Bank Deposit Counterparties

Each of the following institutions is currently approved as a Bank Deposit counterparty with an investment limit of USD 100MM and a maturity limit of 1 week; provided that such institution has, at the time of the making of such deposit, minimum short-term and long-term ratings of (i) P-1 and Aa3 from Moody’s; (ii) A-1+ and AA- from S&P; and (iii) if rated by Fitch, F1 and AA- from Fitch:

Abbey National Treasury Services PLC

Banco Bilbao Vizcaya Argentaria, S.A.

Bank of New York

Bank of Nova Scotia

BNP Paribas

Branch Banking & Trust

Credit Agricole

HSBC Bank plc

JPMorgan Chase Bank

Nordea Bank Finland Plc

Rabobank Nederland

Svenska Handelsbanken AB

U.S. Bank N.A.

Wells Fargo Bank NA

Appendix III

CERTAIN DEFINITIONS

“PV01”:

Measures change in the net present value of a financial instrument if rates move up by one basis point across the entire yield curve.  In the case of PV01 for a specific time bucket, it measures the change in net present value of a financial instrument if the rate moves up by 1 basis point only for that time maturity bucket while the rest of the rates at other time buckets remain the same.

Interest rate curves are generated from market observable Libor/swap rates and are generated automatically in Principia.

“Convexity”:

NPV change (+/-100 bps) — net aggregate PV01 * 100 bps

“99%, 10-day, VaR”:

Value-at-Risk (VaR) is defined as the maximum potential loss in the value of a portfolio of financial instruments with a given probability over a certain horizon (the holding period).  The 99%, 10-day VaR is a measure of the potential loss that can be experienced with a 99% confidence level and for a holding period of 10 business days.

Interest Rate VaR

Interest rate risk is measured through a parametric VaR approach.

A parametric model assumes a parametric probability distribution of the risk factor returns, e.g. often a normal distribution is assumed.  The idea behind parametric methods is to approximate the return function in order to obtain an analytical formula for VaR, based on standard mathematical properties.

The VaR calculation has the following form:

where  represents the variance-covariance matrix of the risk factors and  is the vector of exposures of this portfolio on these risk factors (that is, the sensitivity for interest rates risk on the different interest rate curves buckets).  The c term is equal to the corresponding %-percentile of the one-dimension standard normal distribution multiplied by . This term stands for the scaling of a 1-day horizon to a 10-day horizon.

Credit Spread VaR

Credit spread risk is measured through a parametric VaR approach using sensitivities.  This Credit Spread VaR measures the specific credit spread risk at a constant credit rating for trading and AFS positions.

Historical data for each credit spread bucket is used to estimate the volatility for each risk factor.  These estimations are used to calculate a VaR (%-percentile) based on the same parametric estimates as in the interest rate VaR.

Each position is mapped to a bucket based on its credit rating and its sector.  The credit spread volatility is estimated using historical data for each credit spread bucket based on historically observed credit spread movements.  The impact on the position’s value is calculated by using the exposure’s credit spread delta.  The result for each position is totaled to derive the portfolio impact and the desired VaR.

Appendix IV

CASH FLOW SCENARIO ANALYSIS ASSUMPTIONS

Base Scenario:

See descriptions and assumptions in Appendix V — PROCESS AND PROCEDURES FOR RE-PROJECTION OF CASH FLOWS

Stress Scenarios:

Assets:

RMBS assets are assumed to prepay 20% and 40% slower in each payment period (monthly) than projected in the base scenario.

GICs:

For CLO/CDO GICs, FSA’s worst cohort default rates are applied to each corporate CDO deal assuming a 50% recovery for loans (CLO) and a 30% recovery for bonds (senior unsecured).

Appendix V

PROCESS AND PROCEDURES FOR RE-PROJECTION OF CASH FLOWS

Overview:

This Appendix defines the current process and procedures for reviewing and adjusting asset prepayment and GIC flex speeds.  Such process and procedures may be adjusted from time to time by decision of the ALCO.

Background:

For hedging and liquidity projection purposes, asset prepayment and GIC flex speeds need to be properly modeled and reflected in Principia.

Process:

Once each month (typically at the end of the month for assets since most of the payments are received on or about the 25th of the month), the Administrator will develop reports detailing the assets and GICs that are subject to prepayment/flex risks.  The payment histories and current projections are reviewed for speed changes to the asset and GIC schedules.

The following shows the specific processes that are performed to determine and implement speed changes for asset and GIC schedules:

Monthly Schedule Re-projection Process — Assets:

I.       Operations

a.               Track actual payments for comparison to expected ones.

b.              Resolve discrepancies by comparing to Bloomberg factors and contacting the counterparty if necessary or appropriate.

c.               Update Principia balances as applicable to reflect the correct factors.

d.              Provide a spreadsheet showing all actual vs. expected payments to Risk Management.

e.               No re-projection of prepayment occurs at this stage other than adjusting the current schedules proportionately to reflect the actual vs. expected payment differences; Discount Margin(4) recalculations are automatic as part of this ratio-stripping program

II.      Risk Management

f.                 Run program that shows all Principia deals and their related schedules to ensure they are correct (if we own multiple positions of the same deal tranche they share a schedule, etc.).

g.              Run program to populate spreadsheet with the latest Principia deal information for ABS and mortgage backed securities, or “MBS” deals (current balance, seasoning, average life and prepayment speed description).

h.              Operations data showing actual vs. expected payments is added for each deal

i.                  Any new deals that were settled since the prior month are added to the spreadsheet library of prepayment speeds for each deal that interfaces with Intex to produce schedules.

(4) NOTE: Should this be a defined term?

j.                  Creates a summary of each deal in a spreadsheet with current balance, seasoning, average life, expected vs. actual payments, current principal or no current principal, current prepayment speed description, historical Intex constant prepayment rate, or “CPR,” data, and sector-vintage.  Every MBS deal is reviewed each month (filters identifying only certain deals for review are no longer applicable).

k.               Review and modify prepayment assumptions in the above spreadsheet.  Speed changes are identified in a specific column.  The 3-month average actual CPR data is generated (by the Front Office) for each deal and is further split into constant default rate, or “CDR,” and variable prepayment rate, or “VPR,” categories.  The new prepayment speed is determined by the following formula:  (((3-month average actual VPR) + (3-month average actual CDR * recovery rate)) divided by (3-month average projected CPR))) times current prepayment curve

Recovery Rates to be applied to CDR data are updated on a quarterly basis and currently equal:

Type	Recovery Rate

Subprime	50%
Alt-A and Prime	65%
Option ARM	65%
HELOC	0%
Second Lien	0%

It should be noted that certain FNMA and FHLMC originated RE-REMIC securities do not have CPR data available.  For those deals, the weighted average CPR data for the underlying deals is used and the new speed calculated using the formula.  Additionally, there are auto loan deals run at ABS speeds that are adjusted to 3-month average ABS speeds.  All NIM deals are re-projected using the 3-month average factor changes as CPR data is not applicable.

III.     Risk Management

l.                  Implements the speed changes by making changes to the prepayment speed library.

m.            Runs program that interfaces with Intex program to produce schedules for upload into Principia.

n.              Reviews diagnostics for each deal that show the change to average life resulting from the current schedule run as compared to previous schedule.  Any unexpected differences are investigated and resolved.

IV.    Operations

o.              Uploads files with new amortization schedules.  The upload program automatically calculates new Discount Margins for all premium and discount assets to reflect the new deal spread implied by the schedule change.  Reviews the diagnostics that show NPV and spread changes that result from the new schedule upload.  Any large differences are reported to Risk Management for investigation.  The diagnostics also indicate if any deal schedules failed to run due to system error.

V.      Risk Management

p.              Creates a file with updates to the prepayment speed descriptions.

q.              Reviews a sample of premium and discount assets each month to verify that the automatically calculated new Discount Margin and deal spread tag programs are working properly.

VI.    Front Office

r.                 Creates 2 files (deal level and summarized by sector-vintage) that show projected vs. actual CPR (broken down by CDR and VPR where available) for MBS that illustrate the impact of the current month’s speed changes by showing what the projected CPR’s would have been for 1 month, 3 months, and 6 months historically if the current speeds were used.  The deal level projected vs. actual CPR data is used by Risk Management to calculate the following month’s projections (using the formula in k.).  The data is then summarized by sector-vintage buckets (for instance, HEL_NON_AGENCY 2007) for comparison to the actual CPR’s for the same historical periods.

VII.   Risk Management

s.               Summarizes the actual vs. projected payments by sector-vintage to show the effectiveness of the prior month’s schedule re-projections.  The results are then analyzed to identify additional process improvements.

Monthly Schedule Re-projection Process — GICs:

I.                                         Operations

t.                 Track actual deposits and draws for comparison to projected ones.

u.              Update Principia balances to reflect actual payment activity.

v.              No re-projection of prepayments occurs at this stage other than adjusting the current schedules proportionately to reflect the actual vs. expected payment differences; Discount Margin recalculations are automatic as part of this ratio-stripping program.

II.                                     Risk Management

w.            Creates monthly Principia-generated “Flex Report for Construction Funds” with the actual historical and current projected balances compared to the original projected balances.  The Flex Report also summarizes the Discount Margin change history and realized historical spreads as well as GIC fixed rate buckets in comparison to current Libor swap rates (higher or lower than current market).

III.                                 Risk Management, Front Office, Operations

x.                Risk Management, Front Office, and Operations review the Flex Report balance history and current projections relative to original projections and determine whether the current schedule projections should be sped up or slowed down (may include a call to the GIC investor by Operations).

y.              Other GIC types, such as Float Fund GICs (Front Office) and CDO GICs (Risk Management) are reviewed for possible speed changes on a periodic basis

•                  ABS CDO GICs:

For the ABS CDO GICs, 10 of the ABS CDO transactions in our GIC portfolio, representing approximately 65% of the outstanding notional amount, are modeled in Intex.  We applied subprime and Alt-A default and severity curves to the respective portions of the underlying assets consistent with the average rates used in our impairment analysis.  For the subprime assets, the CDR plateau was 28.84% which remained constant for 21 months followed by a 12 month linear decline to 7.21%.  For the Alt-A assets, a CDR plateau of 19.62% was used for the first 21 months followed by a 12 month linear decline to 4.91%.  Severities for subprime are assumed to increase from 50% to 60% over the first 15 months after which they remained constant at 60% for the remaining life.  For the Alt-A assets, severities were assumed to increase from 40% to 50% over the first 15 months after which they remained constant at 50% for the remaining life.  Prepayments were assumed to be 5%

for the first 21 months followed by a 12 month linear ramp up to 15% after which the rate remained constant at 15% for the remaining life.  For the transactions that we were unable to model, the average of the modeled schedules was used to project the GIC balance.

•                  CDO/CLO GICs:

We use Moody’s average historical default rates, applied to the underlying collateral of each CDO/CLO deal.  The loss severity is 50% for loans and 70% for senior unsecured bonds.  The Moody’s historical default rates are rating dependent.

z.                Recommends speed changes by creating new amortization schedules for upload and creates “Discount Margin Change Form” showing the resulting spread change (to be signed by Front Office, Operations, Risk Management and FP management).

IV.                                Risk Management

aa.         Reviews all proposed schedule changes by Front Office prior to upload by Operations

V.                                    Operations

bb.       Uploads files with new amortization schedules and runs program to calculate new Discount Margins for the GICS to reflect the new deal spread created by the schedule change (reflects economics of the GIC and its hedge due to adjustment to its hedge position as a result of speed changes).

cc.         Informs Risk Management of any additional changes made to proposed schedule changes due to unexpected events (draws or deposits that were not foreseen at time of schedule creation).

dd.       Delivers the Discount Margin Change Forms for all GICs with schedule changes to Risk Management for review.

VI.                                Risk Management

ee.         Reviews changes to schedules and Discount Margins for reasonableness and calculation accuracy and signs off on the changes.

Appendix VI

POST DEXIA EVENT OF DEFAULT

In the event that FSA shall ever elect to become the Secured Party Representative following the occurrence of a Dexia Event of Default, commencing at the time of such election FSA shall, and shall cause the Administrator to, implement diligently and in good faith the “FSA Defeasance Plan”, attached as Exhibit A hereto, as soon as reasonably practicable in accordance with Article V of the Pledge and Administration Agreement.  For the avoidance of doubt, in the event that any provision set forth in this Appendix VI (including, without limitation, in Exhibit A hereto) shall be inconsistent with any provision set forth in the Pledge and Administration Agreement, the inconsistent provision set forth in the Pledge and Administration Agreement shall prevail.

In particular, FSA shall, and shall cause the Administrator to, consistent with the FSA Defeasance Plan:

(i)                                     Match unhedged long-dated fixed rate assets (consisting solely of Permitted Investments, Put Portfolio Assets and a de minimis amount of other assets) to all unhedged long-dated fixed rate liabilities.

(ii)                                  Assess the risk of rising rates for all liability hedges and/or early termination of any GICs and, based upon such assessment, devise and implement a strategy to hedge such risk consistent with the Strategy and Objectives described in Section 2, including through the purchase of one or more swaptions or caps; provided that the particular term and structure of such strategy will be subject to approval by the ALCO (subject, for the avoidance of doubt, to Dexia’s rights provided in the Pledge and Administration Agreement).

(iii)                               Continue to observe all limits set forth in Section 5 (“Market Risk Management”), including, but without limitation, the PV01 limits set forth therein.  This can be achieved by matching some or all of the fixed rate liabilities with fixed rate assets (consisting solely of Permitted Investments, except as set forth in clause (i) above) and/or swapping some or all fixed rate liabilities and assets to floating rate.

(iv)                              Continue to observe all limits set forth in Section 6 (“Liquidity Risk Management”).

For the avoidance of doubt, as provided in Section 9, all provisions set forth in these ALM Procedures shall continue to be fully applicable except to the extent inconsistent with any provision set forth in this Appendix VI (including Exhibit A hereto) or except as otherwise specifically set forth in the ALM Procedures.

Exhibit A to

Appendix VI

FSA Defeasance Plan

The FSA Defeasance Plan will use the following resources which are expected to be available:

•                  Dexia CSA Collateral, including the GIC Business Costs Amount and other amounts posted with respect to its Hedge Agreements.

•                  FSAM Assets and Sovereign Guarantee — the assets would at the point of a Dexia Event of Default be put (or held until they may be put) to Dexia, guaranteed by the Sovereign Guarantors (prior to the Liquidity and Collateral Trigger Expiration Date or the Sovereign Guarantee Unenforceability Date) or, other than with respect to any Permitted Investments, liquidated (on or after the Liquidity and Collateral Trigger Expiration Date or the Sovereign Guarantee Unenforceability Date).

•                  Shares of HF Services — FSA may direct HF Services, such that existing employees and systems may be the same as those which had been in existence prior to the Dexia Event of Default, although FSA may replace HF Services as the Administrator.

•                  Asset / Liability Swaps — The GIC Business will benefit from any collateral that has been posted by the counterparties to FSAM or the FSAM Hedging Successor, as applicable.

•                  GICs — the GICs are expected to amortize down to approximately $6 billion over the next two years, and the GICs with highest maturity variability (the CDO GICs) are Libor based and therefore there are no fixed to floating swaps with respect to such GICs.  FSA intends to invest in Treasury Bills for this portion of the book.

•                  Options — the ability to purchase swaptions and caps to hedge or minimize the risk of rising interest rates and early termination or acceleration of all or any portion of the long-dated fixed rate GICs.

Since it is uncertain what the conditions will be at the time that FSA becomes the Secured Party Representative, the tactics to achieve the low risk portfolio will change depending on the relevant circumstances.  The key factors in this determination are as follows:

•                  Composition of GIC Portfolio — Over time, fixed rate GICs will comprise an increasing percentage of the remaining portfolio.  The long-dated GICs are mainly for Municipal Debt Service Reserve funds ($2.2 billion) with a WAL of approximately 15 years.  The other fixed rate GICs are shorter dated construction funds (1.5 WAL) and capitalized interest funds (2.0 WAL).  The CDO GICs, as previously mentioned, are expected to mature quickly and are floating rate.

•                  Interest rates — FSA will consider swap spreads, interest rates and the shape of the forward curve and will consider the costs of any swaptions or cap purchases that would be necessary or appropriate to reduce the risk to the GIC Business of rate increases.

The FSA Defeasance Plan will address the following risks:

•                  Market price volatility of the Permitted Investments — Permitted Investments are specified investments that are marked to market on a weekly basis and are valued with conservative advance rates.  FSA will direct the Administrator to minimize the market risk associated with the mismatch of assets and liabilities through cashflow matching, either directly or synthetically, of assets and liabilities.

•                  Interest rate swap / collateral posting— A rising interest rate environment could expose the FSAM Hedging Successor to posting requirements with respect to interest rate swaps entered into to hedge long-dated fixed rate GICs, to the extent such swaps are Senior Third Party Hedge Agreements.  FSA will direct the Administrator to assess the existing Senior Third Party Hedge Agreements and endeavor to match the total notional of any that are asset swaps with a similar quantum of liability swaps.  This will minimize any need for sourcing funds of FSAM or the FSAM Hedging Successor to post as collateral under the Senior Third Party Hedge Agreements as net flows should be zero.  The negative MTM on the liability swaps that are Senior Third Party Hedge Agreements will be mitigated by re-hypothecated collateral posted to the FSAM Hedging Successor from the asset swaps that are Senior Third Party Hedge Agreements which will have a largely offsetting positive MTM.

•                  Fixed Rate GIC liability acceleration — GIC acceleration could arise due to either an FSA downgrade or other factors (Muni-bond default or refinancing).  FSA will direct the Administrator to assess the appropriateness of purchasing swaptions and/or caps that will offset the asset value loss that would be realized should GICs accelerate in light of prevailing interest rates, the shape of the forward curve and swap spreads.